Exhibit 2.1
ACQUISITION AGREEMENT
between
IMATION CORP.
and
TDK CORPORATION
made as of
April 19, 2007

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

i

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

v

ACQUISITION AGREEMENT
     This ACQUISITION AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of April, 2007, by and between IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Imation”), and TDK CORPORATION, a corporation organized under the laws of Japan (“TDK”).
Recitals
     WHEREAS, TDK and its subsidiaries are currently engaged in the business of the design, development, marketing, distribution, sale, service and support of certain Removable Recording Media Products, Accessory Products and Ancillary Products, each as defined below.
     WHEREAS, TDK and certain of its Subsidiaries desire to sell, and Imation and certain of its Subsidiaries desire to buy, substantially all of the assets and business of TDK and such Subsidiaries primarily related to the sales, service and support of such products under certain trademarks of TDK, including the capital stock of such Subsidiaries, upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
I. Purchase of Acquired Assets and Closing
     1.1 Purchase and Sale of Acquired Assets. At the Closing and on the terms and subject to the conditions set forth in this Agreement, TDK shall sell, and shall cause the other Selling Entities to sell, to Imation and the other Acquiring Entities, and Imation shall purchase, and shall cause the other Acquiring Entities to purchase, from TDK and the other Selling Entities, all right, title and interest of the Selling Entities in and to:
     (a) the issued and outstanding equity interests of each of the Acquired Entities (the “Acquired Shares”); and
     (b) either directly or through the transfer of the Acquired Shares, all of the following assets primarily related to or primarily used in the Business, to the extent of the Relevant Entities’ interests therein (such assets, together with the Acquired Shares, the “Acquired Assets”):
     (i) the warehouse and repackaging facility owned by TDK Electronics Corporation located at Anaheim, California, including all buildings, structures, improvements and fixtures appertaining thereto (the “Anaheim Facility”);
     (ii) leasehold interests in all of the real property leased or occupied by any of the Relevant Entities pursuant to a lease, as set forth on Schedule 2.8, together with any of the Relevant Entities’ rights to improvements and fixtures thereon;

     (iii) all personal property, including machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, and vehicles and other items of tangible personal property (other than the Inventories) owned or leased by any of the Relevant Entities (the “Tangible Personal Property”);
     (iv) any express or implied warranty by the manufacturers, sellers or lessors of any item of Tangible Personal Property or component part thereof, rights of return, rebate rights or over-payment recovery rights of any of the Relevant Entities relating to these items, to the extent transferable without the consent of any third Person or as to which a Consent has been obtained pursuant to Section 1.10;
     (v) all accounts and notes receivable, factored receivables, checks, negotiable instruments and chattel papers from customers of any of the Relevant Entities or earned in respect of Subject Products or Ancillary Products shipped or provided by any of the Relevant Entities;
     (vi) all inventories, wherever located, of Subject Products and Ancillary Products, including all finished goods, work in process, spare parts, packaging, and other materials and supplies not including any ordered items not yet accounted for as inventory on TDK’s financial statements (the “Inventories”);
     (vii) any express or implied warranty by the manufacturers or sellers of any item of the Inventories, as well as rights of return, rebate rights, over-payment recovery rights and other similar rights of any of the Relevant Entities with respect thereto, to the extent transferable without the consent of any third Person or as to which a Consent has been obtained pursuant to Section 1.10;
     (viii) all rights of any of the Relevant Entities with respect to deposits, prepaid expenses, claims for refunds and rights to offset, other than any such rights arising out of the prior payment of Taxes, and any interest payable to any of the Relevant Entities with respect thereto;
     (ix) all Contracts of any of the Relevant Entities or of which any of the Relevant Entities is a third party beneficiary, including all warranty rights of any of the Relevant Entities relating to any Subject Products or Ancillary Products sold or shipped by any of the Relevant Entities prior to Closing, including, for the avoidance of doubt, the Contract entitled Joint Venture Agreement, dated March 27, 1979, by and between TDK Electronics Co., Ltd., and Toyoda Tsusho Kaisha, Ltd., Convoy International Pty. Limited, and Malcolm Buchanan Goldfinch (the “Acquired Contracts”);
     (x) all Governmental Authorizations (including the Governmental Authorizations listed on Schedule 2.16(b)) held by any of the Relevant Entities and primarily related to the Business and all pending applications of any of the Relevant Entities for or renewals of any such Governmental Authorizations, in each case to the extent transferable without the consent of any third Person or as to which a Consent has been obtained pursuant to Section 1.10;

     (xi) all written materials, data and records primarily related to or primarily used in the Business, including (1) client, customer, prospect, supplier, dealer and distributor lists and records, (2) information regarding referral sources, (3) product catalogs and brochures, (4) sales and marketing, advertising and promotional materials, (5) marketing research and reports, (6) equipment logs, (7) service, warranty and claim records, (8) records relating to the Inventories, (9) maintenance records and other documents relating to the real property and the Tangible Personal Property, (10) purchase orders and invoices, (11) sales orders and sales order log books, (12) material safety data sheets, (13) price lists, (14) quotations and bids, (15) operating guides and manuals, (16) correspondence, and (17) books, records, journals and ledgers;
     (xii) all Owned Intellectual Property Rights, including all such items listed on Schedule 2.12(a)(i), together with all rights of any of the Relevant Entities to institute or maintain any action to protect the same and recover damages for any infringement thereof;
     (xiii) all Licensed-In Intellectual Property Rights for the use of Software (other than Software that is incorporated in any Licensed Products) used by any of the Relevant Entities in the conduct of the Business as of the Closing, including all such items listed on Schedule 2.12(a)(iii), in each case to the extent transferable without the consent of any third Person or as to which a Consent has been obtained pursuant to Section 1.11;
     (xiv) all Licensed-In Intellectual Property Rights embodied in Software that is incorporated in any Licensed Products that are marketed or distributed by the Relevant Entities as of Closing, including all such items listed on Schedule 2.12(a)(iii), together with all rights of any of the Relevant Entities to institute or maintain any action to protect the same and recover damages for any infringement thereof;
     (xv) all Licensed-In Intellectual Property Rights other than those relating to Software, including all such items listed on Schedule 2.12(a)(ii), together with all rights of any of the Relevant Entities to institute or maintain any action to protect the same and recover damages for any infringement thereof (such Intellectual Property Rights, together with the Intellectual Property Rights described in Sections 1.1(b)(xii), 1.1(b)(xiii), and 1.1(b)(xiv), the “Acquired Intellectual Property”);
     (xvi) (i) the going concern value of the Business, (ii) goodwill associated with the Business, except to the extent embodied in any trademark, and (iii) directory and other listings, facsimile names, telephone and facsimile numbers and addresses of the Business, and any rights that any of the Relevant Entities may have to institute or maintain any action to protect the same and recover damages for any misappropriation or misuse thereof;

     (xvii) all insurance proceeds received or receivable from insurance policies providing coverage for the Acquired Assets or the Acquired Entities in connection with the damage or complete destruction of any of the Acquired Assets after the date hereof and prior to the Closing that would have been included in the Acquired Assets but for such damage or complete destruction
     (xviii) all the issued patents listed on Schedule 1.1(b)(xviii); and
     (xix) all rights, claims, choses-in-action, rights-in-action, rights to tender, and other similar claims of any of the Relevant Entities primarily related to the Business or the Acquired Assets, whether choate or inchoate, known or unknown, contingent or otherwise.
     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of the Relevant Entities (the “Excluded Assets”) are not part of the sale and purchase contemplated by this Agreement and are excluded from the Acquired Assets:
     (a) all rights of any of the Selling Entities under this Agreement and any other agreement that a Selling Entity, on the one hand, and an Acquiring Entity, on the other hand, entered into on or after the date of this Agreement;
     (b) all assets of the Relevant Entities that are not primarily related to or primarily used in the Business, including for the avoidance of doubt (i) all assets used in the research, development, design and manufacturing of Removable Recording Media Products regardless of how marketed or sold and (ii) all assets primarily related to or primarily used in the sale of Removable Recording Media Products on an OEM basis (i.e., to third party resellers that sell such products under brands other than the TDK Brand);
     (c) all real property, other than the Anaheim Facility, owned by the Relevant Entities, wherever located, including all buildings, structures, improvements and fixtures thereon;
     (d) all records of each of the Selling Entities (i) relating to its organization, maintenance and existence as a corporation, including its (1) memorandum and articles of association, (2) registrations or qualifications to conduct business, (3) taxpayer and other identification numbers, (4) minute books, (5) share register, (6) tax records and (7) corporate seal, or (ii) that are not primarily related to or primarily used in the Business;
     (e) all records relating to current or former personnel of the Selling Entities who are not Active Employees;
     (f) all records that the Selling Entities are required by Law to retain in their possession (provided, that copies of any such records primarily related to the Business that are not “Excluded Assets” by reason of another provision of this

Section 1.2 shall, to the extent permitted by Law, be provided to Imation at the Closing);
     (g) all Governmental Authorizations and pending applications or renewals of Governmental Authorizations that are nonassignable in accordance with their terms;
     (h) subject to Section 1.1(b)(xvii) and except as set forth on Schedule 1.2(h), all insurance policies of the Selling Entities and all rights and proceeds thereunder;
     (i) all rights relating to Tax prepayments and claims for Tax refunds;
     (j) subject to the Trademark License Agreement, all right, title and interest in and to the name “TDK” and all derivations thereof;
     (k) the assets listed on Schedule 1.2(k);
     (l) any assets of the Acquired Entities not primarily related to or primarily used or held for use in the Business (which shall be distributed to TDK or another Selling Entity through a dividend in kind or otherwise disposed of pursuant to Section 4.10);
     (m) all Intellectual Property Rights other than (i) such Subject Intellectual Property Rights that are either Owned Intellectual Property Rights or Licensed-in Intellectual Property Rights and (ii) the patents listed on Schedule 1.1(b)(xviii);
     (n) the Contract entitled **;
     (o) any Contracts with, or for the sale of products or services to or for the benefit of, purchasers in Iran, Iraq, North Korea, Syria or Zimbabwe; and
     (p) except as provided in Section 1.1(b)(xix), all rights, claims, choses-in-action, rights-in-action, rights to tender, rights to insurance proceeds and other similar claims.
     1.3 Assumed Liabilities. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Acquiring Entities shall assume, either directly or through the purchase of the Acquired Shares, and the Acquiring Entities and the Acquired Entities shall thereafter pay, discharge and perform in accordance with their terms, all Liabilities of the Relevant Entities, to the extent relating to the Acquired Assets or primarily related to the Business, as the same shall exist on the Closing Date (the “Assumed Liabilities”). Without limiting the generality of the foregoing, the following shall be included among the Assumed Liabilities:

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     (a) all Liabilities arising under any of the Acquired Contracts;
     (b) all accounts payable that relate primarily to the Acquired Assets or to the Business;
     (c) all Liabilities with respect to any return, warranty or similar claim or obligation relating to products of the Business that were designed, manufactured or sold on or prior to the Closing Date or that are held in the Inventories as of the Closing Date; and
     (d) any other Liabilities reflected in the Closing Date Balance Sheet or set forth on Schedule 1.3(d).
     1.4 Excluded Liabilities. None of the Acquiring Entities shall, either directly or through the purchase of the Acquired Shares, assume or have any obligation to pay, discharge or perform any Liability of the Relevant Entities other than the Assumed Liabilities. Subject to the provisions of Section 1.3 above, the following Liabilities of the Relevant Entities (the “Excluded Liabilities”) are not part of the sale and purchase contemplated by this Agreement, are excluded from the Assumed Liabilities and shall be retained or assumed by the Selling Entities and be the sole responsibility of the Selling Entities following the Closing:
     (a) any Liability of any of the Relevant Entities arising out of or relating to the Excluded Assets;
     (b) any Indebtedness of any of the Relevant Entities;
     (c) any Liability for (i) Taxes which shall have resulted from their operation of the Business or ownership of any of the Acquired Assets prior to the Closing and (ii) any income, profits, capital gains or other similar Tax liability which shall arise as a result of the sale of the Acquired Assets pursuant to this Agreement;
     (d) any Liability to distribute to the Selling Entities’ respective shareholders, or otherwise apply, all or any part of the Purchase Price;
     (e) any Liability of any of the Relevant Entities to indemnify any officer, director, employee or agent of any of the Relevant Entities with respect to any events occurring prior to Closing, or to reimburse or advance expenses in connection therewith;
     (f) any Liability arising out of any Litigation pending as of the Closing; and
     (g) any Liability under this Agreement, the Ancillary Agreements or any other Contract between any of the Selling Entities and any of the Acquiring Entities.

     1.5 Purchase Price.
     (a) The aggregate consideration for the Acquired Assets (the “Purchase Price”) shall be (i) $300,000,000, (ii) plus the amount, if any, by which the Closing Date Working Capital Amount (as defined in Section 1.7(a)) exceeds $97,000,000 (the “Target Working Capital Amount”) or minus the amount, if any, by which the Closing Date Working Capital Amount is less than the Target Working Capital Amount, (iii) plus the Earnout Amount (as defined in Section 1.8, (iv) plus the assumption by Imation of the Assumed Liabilities pursuant to the Assignment and Assumption Agreement.
     (b) The Acquiring Entities will pay the portion of the Purchase Price described in clause (i) of Section 1.5(a) (the “Initial Purchase Price”) by issuing to TDK a number (the “Imation Share Number”) of shares of the common stock of Imation, par value $.01 per share (the “Imation Shares”), that shall be determined by dividing the Initial Purchase Price by $40.47 per share (the “Base Share Price”), subject to adjustment in accordance with Section 1.7 and to the following provisions:
     (i) On the date that is four (4) Business Days prior to the scheduled Closing Date as determined pursuant to Section 1.6 (the “Price Confirmation Date”), Imation shall provide written notice to TDK (the “Price Notice”) in the form of Schedule 1.5(b) setting forth the average of the closing sale prices for Imation Shares on the New York Stock Exchange, Inc. Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition) (the “WSJ”), or, if not reported thereby, as reported by any other authoritative source) on the ten (10) Trading Days ending on (and including) the Business Day immediately preceding the Price Confirmation Date (the “Average Share Price”). If the Average Share Price is no greater than one hundred thirteen percent (113%) and no less than eighty-seven percent (87%) of the Base Share Price, the Imation Share Number shall be determined as provided above and the Closing shall proceed as scheduled.
     (ii) In the event that the Average Share Price exceeds one hundred thirteen percent (113%) of the Base Share Price, Imation shall also set forth in the Price Notice the Ceiling Share Number (as defined below), the scheduled Closing shall be postponed until the tenth (10th) Business Day after the Price Confirmation Date, and:
     (A) TDK may, in its sole discretion, deliver written notice to Imation on or before the fifth (5th) Business Day after the Price Confirmation Date (a “TDK Election Notice”) of its election to:
     (1) receive from Imation at Closing, in lieu of the Imation Share Number, a number of Imation Shares (the “Ceiling Share Number”) calculated by dividing (i) one hundred thirteen percent (113%) of the Initial Purchase Price by (ii) the Average Share Price; or

     (2) negotiate with Imation with respect to such lesser number of Imation Shares to be issued to TDK as the parties may agree in good faith, in which case the scheduled Closing shall be further delayed until a date mutually agreed by the parties; and
     (3) the Imation Share Number shall be the number of Imation Shares determined pursuant to clause (1) or (2) hereof, as the case may be; but
     (B) if TDK does not elect to receive the Ceiling Share Number pursuant to subsection (b)(ii)(A)(1) or negotiate a different adjustment to the number of Imation Shares to be issued to TDK pursuant to subsection (b)(ii)(A)(2), or TDK elects to negotiate with Imation pursuant to subsection (b)(ii)(A)(2) but the parties fail to reach an agreement through good faith negotiations on such other adjustment within twenty (20) Business Days after the delivery by TDK of a TDK Election Notice, then either party may, in its sole discretion, terminate this Agreement by providing written notice of such election to the other party.
     (iii) In the event that the Average Share Price is less than eighty-seven percent (87%) of the Base Share Price, Imation shall also set forth in the Price Notice the Floor Share Number (as defined below), the scheduled Closing shall be postponed until the tenth (10th) Business Day after the Price Confirmation Date, and:
     (A) Imation may, in its sole discretion, deliver written notice to TDK on or before the fifth (5th) Business Day after the Price Confirmation date (the “Imation Election Notice”) of its election to:
     (1) issue to TDK, in lieu of the Imation Share Number, a number of Imation Shares (the “Floor Share Number”) calculated by dividing (i) eighty-seven percent (87%) of the Initial Purchase Price by (ii) the Average Share Price, or
     (2) negotiate with TDK with respect to such greater number of Imation Shares to be issued to TDK as the parties may agree in good faith, in which case the scheduled Closing shall be further delayed until a date mutually agreed by the parties; and
     (3) the Imation Share Number shall be the number of Imation Shares determined pursuant to clause (1) or (2) hereof, as the case may be; but
     (B) if Imation does not elect to issue the Floor Share Number pursuant to subsection (b)(iii)(A)(1) or negotiate a different adjustment to the number of Imation Shares to be issued to TDK pursuant to subsection (b)(iii)(A)(2), or Imation elects to negotiate with TDK pursuant to subsection (b)(iii)(A)(2) but the parties fail to reach an agreement through good faith negotiations on such other adjustment within twenty (20) Business Days after the delivery by Imation of an

Imation Election Notice, then either party may, in its sole discretion, terminate this Agreement by providing written notice of such election to the other party.
     (iv) If the Imation Share Number as determined pursuant to the foregoing provisions of this Section 1.5(b) (the “Provisional Imation Share Number”) would exceed that number of Imation Shares that would be equal to nineteen and nine/tenths percent (19.9%) of the number of Imation Shares issued and outstanding immediately prior to the Closing (the “Maximum Imation Share Number”), then notwithstanding the other provisions hereof the Imation Share Number shall be equal to the Maximum Imation Share Number and Imation shall (A) issue to TDK at Closing the Maximum Imation Share Number of Imation Shares and (B) pay to TDK cash in an amount in Dollars determined by multiplying the Initial Purchase Price by a fraction (X) the numerator of which shall be the difference between the Provisional Imation Share Number and the Maximum Imation Share Number and (Y) the denominator of which shall be the Provisional Imation Share Number (the “Cash Supplement”).
     (v) If the Provisional Imation Share Number would exceed that number of Imation Shares that would be equal to twenty percent (20%) of the number of Imation Shares issued and outstanding immediately after the Closing (the “Threshold Share Number”), then that portion of the Cash Supplement to be paid to TDK pursuant to Section 1.5(b)(iv) above that shall be equal to (i) (A) the Provisional Imation Share Number minus (B) the Threshold Share Number multiplied by (ii) the Average Share Price, shall be paid to TDK in the form of a promissory note in substantially the form of attached Exhibit B (the “Promissory Note”).
     1.6 The Closing.
     (a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, AIG Building, 11th Floor, 1-3, Marunouchi 1-chome, Chiyoda-ku, Tokyo, Japan 100-0005, on either June 30 or July 31, 2007, as agreed by the parties after signing, or on the first date thereafter as of which all the conditions set forth in Article VII shall have been satisfied or validly waived or at such other place or on such other date as may be mutually agreed by Imation and TDK, in which case Closing Date means the date so agreed, and the Closing shall be effective upon the completion of the transfer of Imation Shares contemplated by Section 1.6(b)(ii)(C). Subject to the provisions of Section 9.1(e), the failure of the Closing to occur shall not ipso facto result in termination of this Agreement and shall not relieve any party of any obligation under this Agreement. The date and time of the Closing are referred to herein as the “Closing Date”.
     (b) Subject to the conditions set forth in this Agreement, on the Closing Date:
     (i) TDK shall deliver to Imation:

     (A) a certificate of an appropriate officer of TDK dated the Closing Date stating that the conditions set forth in Sections 8.1(a) and 8.1(d) have been satisfied;
     (B) an updated Disclosure Schedule, prepared as though this Agreement had been dated as of the Closing Date, a good faith draft of which shall have been submitted to Imation no later than ten (10) Business Days prior to the Closing Date;
     (C) the text of the resolutions adopted by the board of directors of TDK authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of TDK;
     (D) each Ancillary Agreement to which any of the Relevant Entities is a party, duly executed by each of such Relevant Entities;
     (E) all Required Consents, duly executed by all appropriate parties;
     (F) certificates representing all of the Acquired Shares duly endorsed for transfer or accompanied by duly executed stock powers or other analogous transfer instruments or documentation, in each case in a manner reasonably acceptable to Imation, with requisite stock or share transfer stamps, if any, attached;
     (G) the minute books, stock or equity records, corporate seal and other materials related to the corporate administration of the Acquired Entities, to the extent that the same are not in the physical possession of the Acquired Entities as of Closing;
     (H) evidence reasonably satisfactory to Imation of the completion of such corporate formalities on the parts of the Acquired Entities as may be required to effect the transfer of the Acquired Shares on the stock or share transfer registers or analogous records of each of them, respectively, to such of the Acquiring Entities as Imation and TDK shall have agreed at least ten (10) Business Days prior to the Closing;
     (I) resignations in writing, effective as of the Closing Date, of each of the Acquired Entities’ directors as Imation shall have specified at least ten (10) Business Days prior to the Closing;
     (J) bills of sale for the Acquired Assets that are Tangible Personal Property, substantially in the form of attached Exhibit C with such variations as may be required to conform to requirements of applicable Law, duly executed by the appropriate Selling Entities in favor of one or more of the Acquiring Entities as Imation and TDK shall have agreed at least ten (10) Business Days prior to the Closing;
     (K) assignments of the Acquired Assets that are intangible rights and property, including Contracts but excluding Intellectual Property Rights,

substantially in the form of attached Exhibit D with such variations as may be required to conform to requirements of applicable Law, duly executed by the appropriate Selling Entities in favor of one or more of the Acquiring Entities as Imation and TDK shall have agreed at least ten (10) Business Days prior to the Closing, each of which assignments shall also contain the assumption of the related Assumed Liabilities (the “Assignment and Assumption Agreements”);
     (L) assignments of the Acquired Assets that are Intellectual Property Rights, substantially in the form of attached Exhibit E with such variations as may be required to conform to requirements of applicable Law, duly executed by the appropriate Selling Entities in favor of one or more of the Acquiring Entities, together with such other agreements, instruments, certificates and other documents as shall be necessary or appropriate to assign to the Acquiring Entities rights and interests that collectively comprise all rights and interests of the Selling Entities in such Acquired Intellectual Property, in each case as Imation and TDK shall have reasonably agreed at least ten (10) Business Days prior to the Closing;
     (M) except as provided in subparagraphs (R) and (S) below, appropriate instruments of transfer for any Acquired Assets subject to certificate of title, duly executed by the appropriate Selling Entities in favor of one or more of the Acquiring Entities as Imation and TDK shall have agreed at least ten (10) Business Days prior to the Closing;
     (N) any other instruments of transfer reasonably requested by Imation at least twenty (20) Business Days prior to the Closing, duly executed by the appropriate Selling Entities as so requested;
     (O) as applicable, evidence of payment or cancellation of any and all Indebtedness of the Acquired Entities;
     (P) duly executed copies of all agreements, instruments, certificates and other documents necessary or appropriate, in the reasonable opinion of Imation’s counsel, to release any Encumbrances other than Permitted Encumbrances against the Acquired Assets and the assets of any of the Acquired Entities;
     (Q) FIRPTA certificates in the form of Exhibit F, duly executed by each of the Selling Entities, for purposes of satisfying Imation’s obligations under Treasury Regulations Section 1.1445-2.
     (R) a duly executed and acknowledged deed in the form of attached Exhibit G (the “Deed”); and
     (S) a properly executed California Form 593-C.
     (ii) Imation shall deliver to TDK:

     (A) a certificate of an appropriate officer of Imation dated the Closing Date stating that the conditions set forth in Sections 8.2(a) and 8.2(d) have been satisfied;
     (B) the texts of the resolutions adopted by the board of directors of Imation authorizing the execution, delivery and performance of this Agreement, certified by an appropriate officer of Imation;
     (C) the Imation Share Number of Imation Shares by electronic transfer to securities accounts designated by TDK at least ten (10) Business Days in advance of the Closing;
     (D) the Cash Supplement, if any, by wire transfer of immediately available funds to a bank account designated by TDK at least ten (10) Business Days in advance of the Closing;
     (E) the Promissory Note, if required, duly executed by Imation in favor of TDK; and
     (F) each of the Ancillary Agreements to which any Acquiring Entity is a party, duly executed by each Acquiring Entity that is a party thereto.
     (c) All actions to be taken in connection with consummation of the transactions contemplated by this Agreement and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, as well as any opinions of counsel that the parties agree to exchange at Closing, shall be in form and substance reasonably satisfactory to Imation and TDK, respectively.
     (d) All items delivered by the parties at the Closing shall be deemed to have been delivered simultaneously, and no items shall be deemed delivered or waived until all have been delivered.
     (e) The Confidentiality Agreement shall terminate effective as of the time that the Closing becomes effective as provided in Section 1.6(a).
     1.7 Post-Closing Adjustment to Purchase Price.
     (a) Imation shall prepare and deliver to TDK within ninety (90) days after the Closing Date a consolidated balance sheet (the “Closing Date Balance Sheet”) for the Business as of the close of business on the Closing Date, denominated in Japanese yen converted from other currencies using the average of the currency exchange rates reported by the WSJ, or, if not reported thereby, as reported by any other authoritative source, on each of the thirty (30) Trading Days preceding the Closing Date, prepared on a pro forma basis without giving effect to the transactions contemplated by this Agreement but after the elimination of any Excluded Assets and any Excluded Liabilities and otherwise in accordance with US GAAP applied on a basis consistent with the preparation of the TDK Financial Statements. The Closing Date Balance Sheet shall include a determination of the Closing Date Working Capital Amount.

“Closing Date Working Capital Amount” means the Working Capital Amount as determined in accordance with US GAAP, consistent with TDK’s past practices, reflected on the Closing Date Balance Sheet in Japanese yen and as converted into Dollars using the average of the currency exchange rates reported by the WSJ, or, if not reported thereby, as reported by any other authoritative source, on each of the thirty (30) Trading Days preceding the Closing Date. In connection with the preparation of the Closing Date Balance Sheet, it is expected that Imation’s independent accountants will, within two (2) days prior to and four (4) days after the Closing, take a physical inventory of all product stocks other than those on consignment, which inventory TDK’s independent accountants shall be permitted to observe. Subject to TDK’s compliance with the standard “hold harmless” requirements of Imation’s accountants, Imation shall make the workpapers and back-up materials used in preparing the Closing Date Balance Sheet available to TDK and its accountants and other representatives at reasonable times and upon reasonable notice in connection with (i) the review by TDK of the Closing Date Balance Sheet and (ii) the resolution by Imation and TDK of any objections to the Closing Date Balance Sheet.
     (b) If TDK has any objections to the Closing Date Balance Sheet or the Closing Date Working Capital Amount, TDK shall deliver a written statement describing in reasonable detail such objections to Imation within sixty (60) days after receiving the Closing Date Balance Sheet. Imation and TDK shall attempt in good faith to resolve any such objections. If Imation and TDK do not reach a resolution of all objections within thirty (30) days after Imation has received the statement of objections, they shall submit the issues to Deloitte Touche Tohmatsu (the “Independent Accountants”) for resolution. The Independent Accountants shall be directed to determine, in accordance with US GAAP applied on a basis consistent with the preparation of the TDK Financial Statements, the amounts to be included in the Closing Date Balance Sheet and the Closing Date Working Capital Amount. The parties shall provide to the Independent Accountants, within twenty (20) Business Days after its retention, a definitive statement of the position of each party with respect to each unresolved objection and shall advise the Independent Accountants that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Imation shall provide the Independent Accountants access to the books, records and, subject to compliance with the standard “hold harmless” requirements of Imation’s accountants, the work papers of Imation’s accountants. The parties shall request the Independent Accountants to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection together with its calculation of the Closing Date Working Capital Amount and the Excess Working Capital Amount or the Working Capital Shortfall Amount, as the case may be, based on its resolution of the parties’ objections (the “Independent Accountant’s Determination”) within thirty (30) days. The Independent Accountant’s Determination shall be set forth in writing and shall be conclusive and binding upon the parties.

     (c) If Imation and TDK submit any unresolved objections to the Independent Accountants for resolution as provided in Section 1.7(b), (i) each of the parties shall bear its own costs and expenses and (ii) the fees and expenses of the Independent Accountants shall be borne equally by the parties.
     (d) Within seven (7) days after the date on which the Closing Date Working Capital Amount shall have been finally determined pursuant to this Section 1.7:
     (i) If the Closing Date Working Capital Amount exceeds the Estimated Closing Date Working Capital Amount (the amount of such excess, the “Excess Working Capital Amount”), Imation shall pay to TDK an amount equal to the Excess Working Capital Amount; and
     (ii) If the Closing Date Working Capital Amount is less than the Estimated Closing Date Working Capital Amount (the amount of such shortfall, the “Working Capital Shortfall Amount”), TDK shall pay to Imation an amount equal to the Working Capital Shortfall Amount.
     (e) All payments to be made to Imation or TDK pursuant to Section 1.7(d) shall be made by wire transfer of immediately available funds denominated in Dollars to the account designated by Imation or TDK, as applicable, and all such payments shall include simple interest thereon at a rate equal to one percent (1.00%) over the London Interbank Offered Rate (LIBOR) for ninety (90) day Dollar deposits, accruing from the Closing Date to the date of payment.
     1.8 Earnout.
     (a) The amount of the earnout (the “Earnout Amount”) shall be based on the Gross Margin (as defined below, the “Gross Margin”) of the Business, calculated for the twelve (12)-month periods ending on each of December 31, 2008 (the “FY08 Gross Margin”), December 31, 2009 (the “FY09 Gross Margin”) and December 31, 2010 (the “FY10 Gross Margin”). The Earnout Amount shall have a cumulative maximum amount of $70,000,000 and shall be determined and paid as follows:
     (i) in the event that the sum of the FY08 Gross Margin and the FY09 Gross Margin (the “Two-Year Cumulative Gross Margin”) shall exceed $235,000,000 (the “First Earnout Threshold”), Imation shall pay to TDK a first tranche of the Earnout Amount (the “First Earnout Tranche”), which shall be payable on or before the last Business Day in the month of March, 2010 in an amount equal to $10,000,000 plus the amount by which the Two-Year Cumulative Gross Margin exceeds the First Earnout Threshold, up to a maximum total for the First Earnout Tranche of $40,000,000; and
     (ii) in the event that the sum of the FY08 Gross Margin, the FY09 Gross Margin and the FY10 Gross Margin (the “Three-Year Cumulative Gross Margin”) shall exceed $375,000,000 (the “Second Earnout Threshold”), Imation shall pay to TDK a second tranche of the Earnout Amount (the “Second Earnout Tranche”),

which shall be payable on or before the last Business Day in the month of March, 2011 in the fixed amount of $30,000,000, regardless of the amount of the First Earnout Tranche, if any.
     (b) For purposes of this Section 1.8, “Gross Margin” shall mean the amount of Imation’s gross revenues recognized for the relevant periods from the sale of products bearing the TDK Brand, net of all discounts, rebates and returns, less the cost of goods sold with respect to such products, in each case as determined in accordance with US GAAP applied in a manner consistent with Imation’s accounting practices and policies in effect for the relevant periods.
     (c) Imation shall provide to TDK, no later than March 31 of each year beginning with 2009 and ending with 2011, a report setting forth the amounts of the FY08 Gross Margin, the FY09 Gross Margin and the FY10 Gross Margin, respectively, as determined by Imation and explaining in reasonable detail the way in which such determination was made (including a breakdown of the sales of, and details of the cost allocations to, specific products bearing the TDK Brand), together with payment of any amounts then due under this Section 1.8, which payments shall be made by wire transfer of immediately available funds to the account designated by TDK. TDK shall have the right, at any time within ninety (90) days after its receipt of the report, to cause TDK’s independent accounting firm to conduct a review of the books and records of Imation to the extent necessary for the verification of those amounts, and Imation shall provide access for such accountants to the relevant books and records at reasonable times and upon reasonable notice.
     (d) For the avoidance of doubt, following the Closing, Imation shall not be obligated to operate the Business in a manner intended to achieve or maximize the Earnout Amount, but shall operate the Business in good faith, in the best interests of its stockholders, disregarding the achievement or anticipated amount of the Earnout Amount.
     (e) Upon the consummation of any transaction constituting a Change of Control with respect to Imation:
     (i) prior to January 1, 2010, the cumulative maximum Earnout Amount of $70,000,000 shall become and be due and payable to TDK, and shall be paid promptly, and in any event within ten (10) Business Days after consummation of the transaction constituting such Change of Control, to TDK by wire transfer of immediately available funds; and
     (ii) prior to January 1, 2011, the Second Earnout Tranche of $30,000,000, plus the amount of any sums remaining due and payable in respect of the First Earnout Tranche, shall become and be forthwith due and payable to TDK, and shall be promptly paid to TDK by wire transfer of immediately available funds.
     1.9 Legends and Transfer of Imation Shares. Each certificate representing Imation Shares will be imprinted with a legend substantially in the following form:

The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be transferred without registration or an exemption therefor.
Subject to the provisions of the Investor Rights Agreement, if, as and whenever TDK intends to transfer any of the Imation Shares, otherwise than pursuant to an registration statement filed in compliance with the Securities Act, it first must furnish Imation with a written opinion reasonably satisfactory to Imation in form and substance from counsel reasonably satisfactory to Imation to the effect that TDK may transfer such Imation Shares without registration under the Securities Act. In the event that TDK should transfer any of its shares to an Affiliate, it shall cause the Affiliate to comply with this Section 1.9.
     1.10 Consents. TDK will use its reasonable best efforts to obtain, prior to Closing, all Consents required for the transfer of the Acquired Assets. In the event that any Required Consent has not been obtained as of the Closing and that Imation, in its sole discretion, elects to waive the closing condition set forth in Section 8.1(d), then, notwithstanding anything to the contrary contained in Section 1.1, Section 1.3 or elsewhere in this Agreement:
     (a) with respect to any Acquired Contract, Governmental Authorization or other item included in the Acquired Assets with respect to which such Required Consent is not obtained (each, a “Restricted Asset”), Imation may elect to either:
     (i) exclude such Restricted Asset from the Acquired Assets, in which event, unless and until the applicable Required Consent is obtained after the Closing, neither this Agreement nor any instrument delivered at the Closing shall constitute an assignment or transfer of such Restricted Asset or any interest arising thereunder or resulting therefrom; or
     (ii) accept the assignment or transfer of such Restricted Asset notwithstanding the failure to obtain the applicable Required Consent, in which event such Restricted Asset shall be treated, for purposes of the determination of the Purchase Price, as if it had been transferred and assigned to Imation;
     (b) with respect to any Restricted Asset that Imation has elected to exclude from the Acquired Assets pursuant to Section 1.10(a)(i), if the applicable Required Consent is obtained following the Closing Date, such Restricted Asset shall immediately be deemed to be included in the Acquired Assets, and an appropriate instrument of transfer substantially in the form that would have been used to convey such Restricted Asset pursuant to Section 1.7(b) had such Restricted Asset been acquired by Imation at the Closing and a copy of the Required Consent shall be promptly executed and delivered by and to the appropriate Persons;
     (c) with respect to any Restricted Asset that Imation has elected to have transferred and assigned pursuant to Section 1.10(a)(ii), if the applicable Required Consent is subsequently obtained, a copy of such Required Consent shall be delivered to Imation and any instrument delivered at the Closing shall constitute an assignment or transfer of such Restricted Asset and all interests arising thereunder or resulting therefrom in their entirety; and
     (d) regardless of which election Imation makes pursuant to Section 1.10(a), TDK shall, for a period of up to six (6) months after the Closing, at Imation’s request, use its reasonable best efforts to obtain any unobtained Required Consents as soon as reasonably practicable following Closing.
     1.11 Proration of Certain Items. Except as provided in this Section 1.11, all property and ad valorem Taxes, leasehold rentals and other customarily proratable items relating to the Acquired Assets payable prior to or subsequent to the Closing Date and relating to a period of time both prior to and subsequent to the Closing Date shall be prorated as of the Closing between Imation and TDK, and the prorated portion due from the Relevant Entities, to the extent not previously paid, shall be reflected on the Closing Date Balance Sheet. If the actual amount of any such item is not known as of the Closing Date, such proration shall be based on the previous year’s assessment of such item and the parties shall adjust such proration and pay any underpayment or reimburse for any overpayment within thirty (30) days after the actual amount becomes known.
     1.12 Allocation. Imation and TDK have agreed that the Purchase Price shall be allocated among the Acquired Assets and all other capitalized costs as set forth in Exhibit H, unless the parties agree otherwise prior to Closing. The parties shall each, and shall cause each of their respective Affiliates to, report, act and file Returns (including Internal Revenue Service Form 8594 and any amendments thereto) in accordance with Exhibit H, although, for the avoidance of doubt, where such Exhibit refers to the relative value of shares and other consideration to be provided at Closing, TDK’s only obligation will be to report the actual values as received.
     1.13 Further Assurances. On and after the Closing Date, each of Imation and TDK shall take, or shall cause the appropriate Person to take, all appropriate action and execute any documents, instruments or conveyances of any kind that may be reasonably requested by the other party to carry out the purposes and intents of this Agreement.
II. Representations and Warranties of TDK
     TDK represents and warrants to Imation that, except as described in the Disclosure Schedule:
     2.1 Incorporation; Power and Authority.
     (a) TDK is a legal entity duly organized and validly existing under the laws of Japan, and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. TDK has all necessary corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or is contemplated to be a party and to consummate the transactions contemplated by this Agreement and by such Ancillary Agreements.
     (b) Each of the Relevant Entities other than TDK is a legal entity duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization, and has all necessary corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Each of the Relevant Entities other than TDK has all necessary corporate power and authority to execute, deliver and perform the Ancillary Agreements to which it is or is contemplated to be a party and to consummate the transactions contemplated by this Agreement and by such Ancillary Agreements.
     (c) With regard to the Business, each of the Relevant Entities is duly qualified to do business as a foreign corporation in each jurisdiction in which the nature of its business or its ownership of property requires it to be so qualified. Schedule 2.1(c) lists as to each of the Relevant Entities the jurisdiction of its organization, its form as a legal entity, and each jurisdiction in which such Relevant Entity engages in the Business through a registered branch or representative office. Each of the Relevant Entities is in full compliance with all provisions of its Organizational Documents, except as would not have any material consequence.
     2.2 Valid and Binding Agreement. The execution, delivery and performance by TDK of this Agreement, and the execution and delivery by each of the Selling Entities of each of the Ancillary Agreements to which each of them is or is contemplated to be a party, respectively, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by TDK and constitutes the valid and binding obligation of TDK, enforceable in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which any of the Selling Entities is or is contemplated to be a party, when executed and delivered by such Selling Entities, respectively, shall constitute the valid and binding obligation of the Selling Entities, enforceable against them in accordance with its terms, subject to the Remedies Exception.
     2.3 No Breach; Consents. The execution, delivery and performance by TDK of this Agreement, and the execution, delivery and performance by each of the Selling Entities of the Ancillary Agreements to which each of them is or is contemplated to be a party, respectively, will not: (a) contravene any provision of the Organizational Documents of any of the Relevant Entities; (b) violate or conflict with any Law or Governmental Order or Governmental Authorization; (c) conflict with, result in any material breach under (or constitute an event that would, with the passage of time or the giving of notice or both, constitute a material default under or result in a material violation of), result in the termination, suspension, or acceleration of payment (or any right to terminate) under any Contract that is binding upon any of the Relevant Entities or any Governmental Authorization that is held by any of the Relevant Entities; (d) result in the creation of a material Encumbrance upon any Acquired Entity or Acquired Assets; or (e) require any Governmental Authorization other than those that may be required pursuant to any Competition Laws (provided, however, that no representation or warranty is made as to whether existing Governmental Authorizations relevant to the Business will continue to be available to Imation after Closing).
     2.4 Subsidiaries. Schedule 2.4 lists the number of authorized shares and the number of issued and outstanding shares of each of the Acquired Entities, all which (except as set forth in such schedule) are owned, of record and beneficially, by TDK or another of the Selling Entities, free and clear of any Encumbrance. All issued and outstanding equity interests of each of the

Acquired Entities are duly authorized, validly issued, fully paid and nonassessable, free of preemptive rights or any other similar third party right, free and clear of all Encumbrances, and in certificated form. There is no option, warrant, call, subscription, convertible security, right (including preemptive rights) or Contract of any character to which any of the Acquired Entities is a party or by which it is bound obligating any of the Acquired Entities to issue, exchange, transfer, sell, repurchase, redeem or otherwise acquire any equity interest in any of the Acquired Entities or obligating any of the Acquired Entities to grant, extend, accelerate the vesting of or enter into any such option, warrant, call, subscription, convertible security, right or Contract. At Closing (upon payment of the Purchase Price), Imation will obtain good and valid title to the Acquired Shares, of record and beneficially, free and clear of any Encumbrance.
     2.5 Financial Statements and Absence of Undisclosed Liabilities.
     (a) The audited consolidated financial statements of TDK and its consolidated Subsidiaries for the fiscal years ending March 31, 2005 and March 31, 2006 and attached as Schedule 2.5(a) (the “TDK Financial Statements”) have been prepared in accordance with US GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly in all material respects the financial position, results of operations and cash flows of TDK and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated.
     (b) The audited financial statements of each Acquired Entity (other than TDK Online Services Corporation (“TOSC”)) for the fiscal years ending March 31, 2005 and March 31, 2006 and attached as Schedules 2.5(b)(i) through 2.5(b)(v) (together with the TDK Financial Statements, the “Financial Statements”) have been prepared in accordance with applicable Local GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly in all material respects the financial position, results of operations and cash flows of each Acquired Entity at the respective dates and for the respective periods indicated. For TOSC, the unaudited income statements for the fiscal years ending March 31, 2005 and March 31, 2006, and balance sheet as of March 31, 2006, are attached as Schedule 2.5(b)(vi).
     (c) Statements of Business Income & Expenses (“Statements of I&E”). The Statements of I&E for the Business for the fiscal year ended March 31, 2006 and the nine (9) months ended December 31, 2006, as set forth in Schedule 2.5(c), have been prepared in accordance with applicable Local GAAP, applied on a basis consistent with past financial periods, and fairly represent in all material respects the results of the Business for such periods based upon the principles, assumptions and methodologies, and subject to the exceptions and limitations, set forth in Schedule 2.5(c).
     (d) Statements of Certain Assets and Liabilities. The Statements of Certain Assets and Liabilities (the “Latest SCA&L”), as set forth in Schedule 2.5(d), have been prepared in accordance with applicable Local GAAP, applied on a basis consistent with past financial periods, and fairly represent in all material respects the assets and liabilities of the Business described therein as of March 31, 2006 and December 31, 2006, based on the principles, assumptions and methodologies, and subject to the exceptions and limitations, set forth in Schedule 2.5(d).
     (e) Except as reflected or expressly reserved against in the Latest SCA&L, none of the Relevant Entities has any Liability relating to the Business that would be required to be reflected or reserved against in accordance with the policies applicable thereto, except a Liability that has arisen after the date of the Latest SCA&L in the Ordinary Course of Business.
     2.6 Books and Records. The books of account of TDK and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether TDK or any of its Subsidiaries is subject to that section). Each transaction relating to the Business is properly and accurately recorded on the books and records of the Relevant Entities, and each document upon which entries in such books and records are based is complete and accurate in all material respects. TDK maintains a system of internal controls that complies with the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether TDK or any of its Subsidiaries is subject to that section). The minute books and stock or equity records of the Acquired Entities, all of which have been made available to Imation, are complete and correct in all material respects. The minute books of the Relevant Entities contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, or the boards of directors or other governing bodies of the Relevant Entities, that are material to the operation of the Business as a whole. At the Closing, all books and records of the Acquired Entities will be in the possession of the respective Acquired Entities.
     2.7 Absence of Certain Developments. Since the Last Fiscal Year End, there has not been any Material Adverse Change and that the following statements are true, solely insofar as they relate primarily to the Business, or to assets or liabilities primarily related to the Business:
     (a) none of the Relevant Entities has sold, leased, licensed, transferred or assigned any of material assets, tangible or intangible, other than in the Ordinary Course of Business;
     (b) none of the Relevant Entities has entered into any Contract (or series of related Contracts with the same party) (i) contemplating purchases or sales of products or services in excess of $1,000,000, or the equivalent thereof in other currencies, per annum or (ii) relating to the purchase or sale of products or services outside the Ordinary Course of Business;
     (c) no party, including any of the Relevant Entities, has accelerated, suspended, terminated, or canceled, or modified outside the Ordinary Course of Business (except to the extent disclosed herein), any Contract to which any of the Relevant Entities is a party or by which any of them is bound that would have been a Material Contract at the time of any such action;

     (d) no material Encumbrance other than a Permitted Encumbrance has been imposed on any assets of any of the Relevant Entities;
     (e) none of the Relevant Entities has made any capital expenditure (or series of related capital expenditures) involving more than $250,000 or the equivalent thereof in other currencies (for the avoidance of doubt, excluding capital expenditures for research and development or manufacturing);
     (f) none of the Relevant Entities has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $500,000 or the equivalent thereof in other currencies, or acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any Person;
     (g) none of the Relevant Entities has issued any note, bond or other debt security in respect of Indebtedness, or created, incurred, assumed or guaranteed any Indebtedness, including advances under existing credit facilities, or Capital Lease, in either case either involving more than $100,000, or the equivalent thereof in other currencies, individually or $250,000, or the equivalent thereof in other currencies, in the aggregate, that will remain outstanding as of the Closing, other than individual advances under credit lines the Contracts governing which are listed in Schedule 2.13;
     (h) except as contemplated by this Agreement, none of the Relevant Entities has delayed, postponed or accelerated the payment of accounts payable or other Liability or the receipt of any accounts receivable, in each case outside of the Ordinary Course of Business;
     (i) none of the Relevant Entities has canceled, compromised, waived or released in writing any right or claim (or series of related rights or claims) involving more than $250,000, or the equivalent thereof in other currencies;
     (j) except in the Ordinary Course of Business, none of the Relevant Entities has granted any material license or sublicense of any rights under or with respect to any Owned Intellectual Property Rights or Licensed-In Intellectual Property Rights;
     (k) there has been no change made or authorized in the Organizational Documents of any of the Acquired Entities;
     (l) none of the Relevant Entities has experienced any material damage, destruction or loss (whether or not covered by insurance) to any of the Acquired Assets; provided, however, that this representation and warranty shall be deemed to be true and correct as of Closing to the extent that any such material damage, destruction or loss is fully covered by insurance;
     (m) none of the Relevant Entities has offered, entered into or terminated any employment Contract providing for the payment of base annual compensation in excess of $200,000 or the equivalent thereof in other currencies, to any Active

Employee, director of an Acquired Entity or consultant to the Business, or any collective bargaining agreement or similar arrangement regardless of amount, in each case whether written or oral, or modified or committed in any way to modify the terms of any such existing Contract;
     (n) none of the Relevant Entities has granted any increase in the base compensation or made any other change in employment terms of any Active Employee, director of any Acquired Entity or consultant to the Business, other than in the Ordinary Course of Business;
     (o) none of the Relevant Entities has adopted, amended, modified or terminated any Plan that is subject to ERISA or any other material Plan (or taken any such action with respect to any such Plan) which would result in any additional Assumed Liability with respect to any Plan or Active Employee;
     (p) none of the Relevant Entities has made any change in accounting principles or practices from those utilized in the preparation of the Financial Statements; and
     (q) none of the Relevant Entities has committed to take any of the actions described in this Section 2.7.
     2.8 Property.
     (a) As of Closing, none of the Acquired Entities will own any real property.
     (b) TDK Electronics Corporation owns good and marketable title to the Anaheim Facility, free and clear of all Encumbrances except for Permitted Encumbrances and Encumbrances listed on Schedule 2.8 and in the title report attached thereto.
     (c) The real property leases listed in Schedule 2.8 (the “Real Property Leases”) constitute all of the leases with respect to premises at which the Business is conducted by the Relevant Entities as of the date hereof (together with the Anaheim Facility, the “Business Premises”), all such Real Property Leases are in full force and effect, and one of the Relevant Entities holds a valid and existing leasehold interest thereunder for the term indicated in Schedule 2.8. None of the Relevant Entities is in default under any of the Real Property Leases and, to the Knowledge of TDK, there is no condition that with the passage of time would constitute a default by a Relevant Entity thereunder. No Real Property Lease is subject to any Encumbrance entered into by any Relevant Entity that would entitle a third party to interfere with or disturb use or enjoyment of the premises subject thereto, during the term thereof, or the exercise by the lessee of its rights under such lease, in each case for so long as the relevant Real Property Lease remains in effect, without default by the lessee thereunder.

     (d) To the Knowledge of TDK, none of the Relevant Entities is in material violation of any applicable zoning ordinance or other Law relating to the Relevant Entities’ use, occupancy or possession of any Business Premises, and none of them has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any Business Premises.
     (e) To the Knowledge of TDK, there are no improvements made or contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges specifically with respect to any of the Business Premises (as opposed to more broadly applicable Taxes or assessments), and there are no such present assessments, special assessments, special Taxes or charges.
     (f) Each of the Relevant Entities has good and marketable title to, or a valid leasehold interest in, improvements, building systems, machinery, equipment and other tangible assets used by it, located on its Business Premises or otherwise shown in the Latest SCA&L or acquired after the date thereof, free and clear of all material Encumbrances other than Permitted Encumbrances, except for assets disposed of in the Ordinary Course of Business since the date of the Latest SCA&L.
     (g) To the Knowledge of TDK, the buildings, improvements, building systems, material items of machinery and equipment, that are owned or leased and used by the Relevant Entities in the conduct of the Business are usable in the Ordinary Course of Business.
     (h) The fixed asset listing attached as Schedule 2.8 includes all tangible personal property of any Relevant Entity used primarily in the Business as of March 31, 2007, in each case having an individual book value in excess of $15,000.
     (i) Subject to the receipt by the Acquiring Entities of such services and benefits as the parties agree shall be provided pursuant to the Transition Services Agreements and other Ancillary Agreements, and with the exception of any Contracts as to which consent is not obtained notwithstanding TDK’s compliance with the terms of Section 1.10, and except with respect to intellectual property rights which are addressed solely in Section 2.12(a), upon Closing the Acquiring Entities will own and have the right to use (or, in the case of leased or licensed interests, have the right to use) such assets, without contravention of the terms and conditions of any of such assets (or, with respect to assets or services provided under the Transition Services Agreements, the right to use assets or obtain services on the terms and subject to the conditions thereof) as are necessary to enable the Acquiring Entities and the Acquired Entities to conduct the Business in all material respects as it is conducted as of the date hereof and immediately prior to the Closing, in compliance in all material respects with all applicable Laws, Governmental Authorizations and Contracts applicable to the Business.
     2.9 Accounts Receivable. Except as disclosed on Schedule 2.9, all accounts receivable of the Relevant Entities relating to the Business are reflected properly on their respective books of account, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and are subject to no setoff or counterclaim and are collectible, in the aggregate, subject only to the accounts receivable reserves shown on the face of the Latest SCA&L as adjusted on the books of the Relevant Entities for the passage of time through the Closing Date in the Ordinary Course of Business.
     2.10 Inventory. TDK’s policies with respect to the treatment of inventories of supplies and finished goods relating to the Business are attached hereto as Schedule 2.10. In accordance with TDK’s policies, such inventories are of a quantity and quality usable in the Ordinary Course of Business and are not slow-moving. Based on TDK’s policies, such inventories are not obsolete, damaged or defective, and are merchantable and fit for their particular use, subject only to any reserve for inventory in the Latest SCA&L as adjusted in the books of account of the Relevant Entities for the passage of time through the Closing Date in the Ordinary Course of Business. The Relevant Entities have on hand or have ordered and expect timely delivery of such quantities of supplies and finished goods as are, in the judgment of the Relevant Entities, based on past experience with the Business, reasonably required (and are not in excess) to fill current orders on hand relating to the Business in a timely manner and to maintain the shipment of products at their anticipated level of operations.
     2.11 Tax Matters.
     (a) Each of the Relevant Entities has (i) timely filed (or has had timely filed on its behalf) each material Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, all of which were correctly completed in all material respects and accurately reflected any material liabilities for Taxes of the Relevant Entities and any Tax Affiliates covered by such Returns, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established in the books of account of the Relevant Entities, in accordance with US GAAP (or the generally accepted accounting principles in the jurisdiction applicable to each of the Relevant Entities) and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof.
     (b) There are no Encumbrances for Taxes upon any assets of any of the Acquired Entities, except Encumbrances for Taxes not yet due.
     (c) None of the Acquired Entities has requested any extension of time within which to file any Return, which Return has not since been filed.
     (d) Except as set forth in Schedule 2.11(d), no deficiency for any Taxes has been proposed, asserted or assessed against any of the Relevant Entities that has not been resolved and paid in full, other than any deficiencies proposed, asserted or assessed against TDK that do not relate to the Business. Any deficiencies described in Schedule 2.11(d) that have not been resolved are being contested in good faith. No waiver, extension or comparable consent given by any of the Relevant Entities regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no material Tax audit or other administrative proceeding or court proceeding, dispute or enquiry with regard to any Taxes or any Return for any Tax year subsequent to the year ended March 31, 2001, nor is any such material Tax audit or other proceeding, dispute or enquiry pending, nor has there been any notice to any of the Relevant Entities by any Governmental Entity regarding any such material Tax, audit or other proceeding or dispute or, to the Knowledge of TDK, is any such material Tax audit or other proceeding or dispute threatened with regard to any Taxes or Returns. None of the Relevant Entities has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.
     (e) To the Knowledge of TDK, no material additional Taxes will be assessed against any of the Relevant Entities for any Tax period or portion thereof ending on or prior to the Closing Date and, to the Knowledge of TDK, there are no material unresolved questions, claims or disputes concerning the liability for Taxes of any of the Relevant Entities that would exceed by a material amount the estimated reserves (including reserves for deferred Tax liabilities) established on its books of account.
     (f) Schedule 2.11(f) lists all income or franchise Tax Returns under any national, federal, provincial state or local jurisdiction filed by or with respect to any of the Acquired Entities for taxable periods ended on or after March 31, 1999, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit.
     (g) None of the Acquired Entities has received notice from a taxing authority in any jurisdiction where it does not file a Return that it is or may be subject to taxation by that jurisdiction.
     (h) No property of any of the Acquired Entities is (i) property that such Acquired Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.
     (i) None of the Acquired Entities is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code, or an analogous provision of Law by reason of a voluntary change in accounting method or otherwise, and no Governmental Entity has proposed any such adjustment or change in accounting method.
     (j) All transactions of any of the Acquired Entities that could give rise to an underpayment of tax were reported in a manner for which there is substantial authority or were adequately disclosed on the Returns if and as required by applicable Law.

     (k) None of the Acquired Entities is a party to any Tax allocation or sharing agreement that will be in effect on or after the Closing Date.
     (l) Except as set forth in Schedule 2.11(l), none of the Acquired Entities has ever been a member of an affiliated, combined or unitary group for purposes of Taxes, nor do any of them have any Liability for the Taxes of any Person.
     (m) None of the Acquired Entities constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Acquired Shares.
     (n) None of the Acquired Entities has engaged in any transaction that is subject to disclosure under current or former Treasury Regulations Sections 1.6011-4 or 1.6011-4T, as applicable.
     (o) All documents (other than those which have ceased to have any legal effect) to which any of the Acquired Entities is a party that are dependent for their enforcement upon the payment of stamp duty or similar taxes have been duly stamped and no such documents which are outside any jurisdiction in which the Business is conducted would attract stamp duty if they were brought into such jurisdiction.
     (p) All value added taxes payable upon the importation of, and all excise duties payable in respect of, the assets of the Acquired Entities have been paid, and none of such assets is liable to confiscation, forfeiture or duress.
     (q) TDK is not aware of any unresolved questions, claims or disputes concerning the liability for Taxes of any of the Relevant Entities or any Tax Affiliate that would exceed the estimated reserves established on its books and records. There is no dispute or claim concern any Tax liability of any of the Relevant Entities or any Tax Affiliate.
     (r) The assets to be sold, transferred and assigned by TES, THK and TSP to Acquiring Entities pursuant to the terms of this Agreement do not constitute substantially all the assets of TES, THK or TSP and TDK has no present intention to liquidate TES, TSP or THK.
     2.12 Intellectual Property Rights.
     (a) Schedule 2.12(a)(i) lists and describes certain Owned Intellectual Property Rights that are unregistered Trademarks and all Owned Intellectual Property Rights that are Registered Intellectual Property Rights. Schedule 2.12(a)(ii) lists all Contracts relating to material Licensed-In Intellectual Property Rights other than Software and to the extent there is no written Contract covering such Licensed-In Intellectual Property Right, Schedule 2.12(a)(ii) lists the licensor and describes the

Intellectual Property Rights so licensed. Schedule 2.12(a)(iii) lists all Contracts relating to material Licensed-In Intellectual Property Rights that are Software other than Off-the-Shelf Software and to the extent there is no written Contract covering any such Software, Schedule 2.12(a)(iii) lists the licensor and describes the Software so licensed. Schedule 2.12(a)(iv) lists all Contracts related to material Licensed-Out Intellectual Property Rights and to the extent there is no written Contract covering such Licensed-Out Intellectual Property Right, Schedule 2.12(a)(iv) lists the licensee and describes the Subject Intellectual Property Rights so licensed. Subject to (i) the receipt by the Acquiring Entities of such services and benefits as the parties agree shall be provided pursuant to the Transition Services Agreements and (ii) the limitations and restrictions contained in the Ancillary Agreements, and after giving effect to the Ancillary Agreements (including the licenses granted therein), and with the exception of (x) any Contracts as to which consent is not obtained notwithstanding TDK’s compliance with the terms of Section 1.10, (y) any Patents and (z) any Subject Intellectual Property Rights that are not used exclusively in the Business, upon Closing the Acquiring Entities will own and have the right to use (or, in the case of leased or licensed interests, have the right to use) such Owned Intellectual Property Rights and Licensed-In Intellectual Property Rights, without contravention of the terms and conditions of any of such Licensed-In Intellectual Property Rights as are necessary to enable the Acquiring Entities and the Acquired Entities to conduct the Business in all material respects as it is conducted as of the date hereof and immediately prior to the Closing, in compliance in all material respects with all applicable Laws, Governmental Authorizations and Contracts applicable to the Business; provided, however, that the only representations with respect to Trade Secrets are those set forth in subsection (d) below.
     (b) The Relevant Entities own all right, title and interest in all material Owned Intellectual Property Rights free and clear of all Encumbrances (including royalty or other payments), except for Permitted Encumbrances, the Licensed-Out Intellectual Property Rights, payments for use of the Owned Intellectual Property Rights and other Encumbrances listed on Schedule 2.12(b). The identity of all registrations and legal owners of record of all such Owned Intellectual Property rights is correctly set forth on Schedule 2.12(b). The Relevant Entities own all Subject Intellectual Property Rights developed by their current and former employees and independent contractors during the period of their employment or within the scope of their contracting or consulting relationship, as the case may be, with any of the Relevant Entities, other than rights that are not assignable under applicable Law. To the Knowledge of TDK, no employee or former employee or independent contractor of any of the Relevant Entities has any claim with respect to any Subject Intellectual Property Right of any of the Relevant Entities, other than with respect to rights that are not assignable under applicable Law.
     (c) No Person has asserted in writing that any of such Owned Intellectual Property Rights are invalid or not enforceable. All material Owned Intellectual Property Rights that are Registered Intellectual Property Rights are in full force and effect, and all actions required to keep Registered Intellectual Property Rights pending or in effect or to provide full available protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken, and no such Registered Intellectual Property Right is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such rights.
     (d) With the exception of any Contracts as to which consent is not obtained notwithstanding TDK’s compliance with the terms of Section 1.10 and except such trade secret information as is held by employees of the Business that do not transfer at Closing as contemplated herein, the Acquiring Entities and the Acquired Entities will receive at Closing such rights with respect to trade secrets as are necessary to enable the Acquiring Entities and the Acquired Entities to conduct the Business in all material respects as it is conducted as of the date hereof and immediately prior to the Closing.
     (e) Each material Licensed-In Intellectual Property Right for which any of the Relevant Entities has an exclusive license is in full force and effect, all actions required to keep such right pending or in effect or to provide full protection, including payment of filing, examination, annuity, and maintenance fees and filing of renewals, statements of use or working, affidavits of incontestability and other similar actions, have been taken. No material Licensed-In Intellectual Property Right that is a Registered Intellectual Property Right and for which any of the Relevant Entities has an exclusive license is the subject of any interference, opposition, cancellation, nullity, re-examination or other proceeding placing in question the validity or scope of such right.
     (f) None of the Relevant Entities has received any written notice of any material infringement, misappropriation or violation by any of the Relevant Entities of any Third-Party Intellectual Property Right.
     (g) All Software (other than Software that is incorporated in any Subject Products) that is primarily used in the Business immediately prior to the Closing Date is owned by one of the Relevant Entities or is subject to a current license agreement that covers all use of such Software in the Business as conducted by the Relevant Entities immediately prior to the Closing Date, although no representation is made concerning the assignability of any such rights. To the Knowledge of TDK, none of the Relevant Entities is in breach of any license to, or license of, any such Software. None of the Relevant Entities uses, relies on or contracts with any Person to provide service bureau, outsourcing or other computer processing services to a Relevant Entity material to the operation of the Business, in lieu of or in addition to its use of such Software.
     2.13 Material Contracts.
     (a) Schedule 2.13 lists the following Contracts not listed on Schedule 2.12(a)(ii), Schedule 2.12(a)(iii) or Schedule 2.12(a)(iv) relating primarily to the Business and to which any of the Relevant Entities is currently a party or currently subject or by which any of them is bound (together with the Contracts required to be listed on Schedule 2.12(a)(ii), Schedule 2.12(a)(iii) and Schedule 2.12(a)(iv), the “Material Contracts”):
     (i) each employment Contract with an Active Employee or director of an Acquired Entity, and each agency or consulting Contract, that contemplates payment of more than $200,000, or the equivalent thereof in other currencies, per annum;
     (ii) each collective bargaining Contract;
     (iii) each Contract (A) between or among TDK or any of its Affiliates other than Relevant Entities, on the one hand, and any of the Relevant Entities, on the other; (B) between or among any of the Relevant Entities, on the one hand, and any of the Insiders or their respective Affiliates, on the other; or (C) between or among any of the Insiders;
     (iv) each manufacturer’s representative, broker, sales agency, advertising agency or finder’s Contract not otherwise disclosed pursuant to either of Sections 2.13(a)(vi) or 2.13(a)(vii) below that (A) contemplates payments in excess of $250,000, or the equivalent thereof in other currencies, per annum or involved actual payments in excess of $250,000, or the equivalent thereof in other currencies, during the Last Fiscal Year or (B) is not by its terms terminable by the Relevant Entity party thereto upon notice of ninety (90) days or less without any Liability of such Relevant Entity party thereto by reason of such termination.;
     (v) each franchise agreement;
     (vi) each Contract or group of related Contracts with the same party for the purchase of products or services, including each manufacturing or assembly Contract, that (A) contemplates purchases in excess of $1,000,000, or the equivalent thereof in other currencies, per annum or involved actual purchases in excess of $1,000,000, or the equivalent thereof in other currencies, during the Last Fiscal Year or (B) was entered into outside the Ordinary Course of Business.
     (vii) each Contract or group of related Contracts, including any rebate or similar promotional agreements, with the same party for the sale of Subject Products or Ancillary Products, including each distributor, reseller or dealer Contract, that (A) contemplates sales in excess of $1,000,000, or the equivalent thereof in other currencies, per annum or involved actual sales in excess of $1,000,000, or the equivalent thereof in other currencies, during the Last Fiscal Year or (B) was entered into outside the Ordinary Course of Business;
     (viii) each lease of real or personal property contemplating aggregate annual payments in excess of $300,000 or the equivalent thereof in other currencies;
     (ix) each Contract for the sale of any material capital assets;

     (x) each Contract for capital expenditures in excess of $250,000 or the equivalent thereof in other currencies (for the avoidance of doubt, excluding capital expenditures for research and development or manufacturing);
     (xi) each Contract relating to Indebtedness in excess of $500,000, for the avoidance of doubt excluding trade payables, or to mortgaging, pledging or otherwise placing an Encumbrance (other than a Permitted Encumbrance) on any of the assets of any of the Relevant Entities with respect to Acquired Assets that will remain outstanding as of Closing;
     (xii) each written guaranty or other similar undertaking with respect to contractual performance of a third Person extended by any of the Relevant Entities other than in the Ordinary Course of Business;
     (xiii) each Contract relating to any surety bond or letter of credit for in excess of $500,000 required to be maintained by any of the Relevant Entities;
     (xiv) each Contract concerning a partnership or joint venture;
     (xv) (A) each Contract containing exclusivity or non-competition provisions that would materially restrict the Relevant Entities or that would otherwise prohibit any of the Relevant Entities from freely engaging in the Business anywhere in the world, (B) each reseller, dealer, manufacturer’s representative, broker, sales agency, advertising agency, finder’s, manufacturing or assembly Contract containing exclusivity provisions, and (C) each distributor Contract;
     (xvi) each material Capital Lease;
     (xvii) each Contract that (A) (1) contemplates payments in excess of $1,000,000, or the equivalent thereof in other currencies, per annum or (2) is otherwise material to the Business taken as a whole and (B) is terminable by any other party upon a change of control of any of the Acquired Entities;
     (xviii) each power of attorney issued by an Acquired Entity that is currently in effect;
     (xix) each other material Contract of any of the Relevant Entities that was not entered into in the Ordinary Course of Business and has not been fully performed by all parties thereto; and
     (xx) each other Contract not entered into in the Ordinary Course of Business that is material to the business, financial condition or results of operations of the Business.
     (b) Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. Each of the Relevant Entities has performed all material obligations required to be performed by it under each Material Contract. None of the Relevant Entities has received written notice of any claim of default by it under or termination of any Material Contract.
     (c) TDK has provided or made available to Imation true, complete and correct copies of all written Material Contracts, including all amendments thereto. TDK has provided to Imation, or there are set forth in the Disclosure Schedule, written summaries of all oral Material Contracts, which summaries are true, complete and correct in all material respects.
     2.14 Litigation. Schedule 2.14 lists all Litigation relating to the Business pending or, to the Knowledge of TDK, threatened against any of the Relevant Entities and each Governmental Order to which any of the Relevant Entities is subject. None of the items listed on Schedule 2.14 could reasonably be expected to result in any Material Adverse Effect.
     2.15 Insurance.
     (a) Each of the Relevant Entities has at all times maintained customary levels of insurance relating to the Business as to property, fire, casualty, liability, and workers’ compensation. Such insurance (i) is in full force and effect, (ii) is sufficient for compliance with all requirements of applicable Law, and (iii) to the Knowledge of TDK, is valid and enforceable. Schedule 2.15(a) lists each such material policy of insurance currently in effect (each an “Insurance Policy”).
     (b) Schedule 2.15(b) lists each claim in excess of $250,000 made by any of the Relevant Entities relating to the Business under any Insurance Policy since January 1, 2006, setting forth (i) the name of the claimant, (ii) a description of the policy by insurer type of insurance and period of coverage and (iii) the amount and a brief desctiption of the claim.
     2.16 Compliance with Laws; Governmental Authorizations.
     (a) Each of the Relevant Entities has complied in all material respects with all Laws and Governmental Orders applicable to the conduct of the Business. None of the Relevant Entities is relying on any written exemption from or deferral of any material Law, Governmental Order or Governmental Authorization that would not be available to them or to the Acquiring Entities after the Closing.
     (b) Each of the Relevant Entities has in full force and effect all material Governmental Authorizations necessary to conduct the Business and own and operate the properties used in the Business. Each of such Governmental Authorizations is listed in Schedule 2.16(b). Each of the Relevant Entities has complied in all material respects with all Governmental Authorizations applicable to it.
     (c) To TDK’s Knowledge, none of the Relevant Entities has offered, promised, made or agreed to make any material gift or transfer of property of any kind (other than incidental gifts of nominal value) to any government official, political party or party official, or any candidate for political office, in connection with any actual or proposed transaction, except as permitted by the Laws of the applicable jurisdiction and by the US Foreign Corrupt Practices Act.
     (d) The Relevant Entities have complied with all applicable export control and trade embargo Laws in connection with their conduct of the Business.
     (e) All copyright levy payments that are applicable to the sale of any Subject Products or Ancillary Products, and which are payable by the Relevant Entities, have been paid to the relevant collecting society.
     (f) All anti-dumping and anti-subsidy duties that are applicable to the sale of any products in connection with the Business by the Relevant Entities have been paid to the relevant customs authority by the importers or suppliers of such products.
     (g) All products offered for sale in connection with the Business by the Relevant Entities and their respective packaging are compliant in all material respects with all applicable Laws.
     2.17 Environmental Matters.
     (a) As used in this Section 2.17, the following terms have the following meanings:
     (i) “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any Governmental Authorization, or any actions necessary to comply with any applicable Environmental Law.
     (ii) “Environmental Law” means any Law, Governmental Authorization or Governmental Order relating to pollution, contamination, Hazardous Materials or protection of the environment in effect as of the date hereof.
     (iii) “Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance that is deemed dangerous, toxic or hazardous to human health or safety as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner of the Property to any Environmental Costs or Liability under any Environmental Law.
     (iv) “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites.

     (v) “Property” means the Anaheim Facility, and the leased real property listed in Schedule 2.8(c) (together with the Anaheim Facility, “Current Property”) and the real property previously owned or leased by any of the Acquired Entities (“Former Property”).
     (vi) “Regulatory Action” means any Litigation with respect to TDK brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.
     (vii) “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.
     (viii) “Third-Party Environmental Claim” means any Litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.
     (b) No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of TDK, threatened against any of the Acquired Entities.
     (c) The Anaheim Facility is not on the List.
     (d) To the Knowledge of TDK, with respect to the Business, all transfer, transportation or disposal of Hazardous Materials by any of the Relevant Entities to properties not owned, leased or operated by one of the Relevant Entities has been in compliance in all material respects with applicable Environmental Law.
     (e) There has not been any Release by any of the Relevant Entities or, with respect to the Anaheim Facility, by any other person or entity of any Hazardous Material in the soil or water or on, in, under, about, from or in connection with the Current Property or, to the Knowledge of TDK, the Former Property.
     (f) The Property has at all times been used and operated by the Relevant Entities in compliance in all material respects with all applicable Environmental Law.
     (g) To the Knowledge of TDK, no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored in, on, under or about any part of the Property by any of the Relevant Entities, except for such activities that are in material compliance with all applicable Environmental Laws. To the Knowledge of TDK, the Anaheim Facility either does not contain, or does not contain at levels that would violate applicable Environmental Law, urea, formaldehyde or radon, PCBs or pesticides.

     (h) All environmental reports and investigations that any of the Relevant Entities has obtained within the last three (3) years with respect to any of the Acquired Entities or the Property are listed in Schedule 2.17(h).
     2.18 Warranties. Schedule 2.18(i) lists all claims pending or, to the Knowledge of TDK, threatened for product liability or breach of any warranty relating to any products sold or services performed by any of the Relevant Entities in relation to the Business where the cash amount claimed exceeds $250,000, or the equivalent thereof in other currencies, either individually or together with other claims relating to the same occurrence or circumstance. TDK has provided or made available to Imation true and correct copies of the terms of sale for Subject Products and Ancillary Products to the top 15 customers for each of TDK’s Sales Regions (or, if fewer than 15 customers represent eighty percent (80%) or more of revenues for such Sales Region, the customers representing eighty percent (80%) of such revenues), based on gross billings during TDK’s most recently completed full fiscal year. Except as listed on Schedule 2.18(ii), none of the products currently manufactured, sold, leased or delivered by any of the Relevant Entities in relation to the Business has been the subject of any product recall (whether voluntary or involuntary) during the past three (3) years.
     2.19 Employees.
     (a) Schedule 2.19(a) lists separately for each of the Relevant Entities each Active Employee and shows for each such employee the office or location in which the employee is employed, such employee’s annual salary or hourly compensation, as the case may be, and any other material remuneration arrangements (including contributions payable to any private pension arrangement in respect of the employee and compensation payable pursuant to bonus, incentive, in-kind and deferred compensation, allowances or commission arrangements and identifying in each case the relevant employer and any other entity responsible for such salary or other compensation), date of employment, date of commencement of continuous employment (if different), position and status as full-time, part-time or temporary employees. Each of the Relevant Entities has complied at all times in all material respects with all applicable Laws and Contract terms relating to such employees, including terms relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers’ compensation, unemployment compensation, the payment of social security and other Taxes, and unfair labor practices. Except as set forth in Schedule 2.14, there are no material workers’ compensation, labor, or similar employment related claims pending or, to the Knowledge of TDK, threatened against any of the Acquired Entities.
     (b) Schedule 2.19(b)(i) lists each Active Employee who is required by applicable Law to hold a temporary work authorization or a particular class of non-immigrant visa in order to work in any jurisdiction in which such employee is employed (each a “Work Permit”), and shows for each such employee the type of

Work Permit held and the remaining period of validity. With respect to each Work Permit, all of the information that any of the Acquired Entities has provided to the relevant Governmental Entities (collectively, “Immigration Authorities”) in the application for such Work Permit was true and complete. The Acquired Entities have received the appropriate notice of approval from the Immigration Authorities with respect to each such Work Permit. None of the Acquired Entities has received any written notice from the Immigration Authorities that any Work Permit has been revoked. There is no action pending or, to the Knowledge of TDK, threatened to revoke or adversely modify the terms of any Work Permit. Except as disclosed in Schedule 2.19(b)(ii) no employee of any of the Acquired Entities is a non-immigrant employee of a nationality other than that of the jurisdiction in which he or she is employed whose right to remain in such employment would terminate or otherwise be affected by the transactions contemplated by this Agreement. For each Active Employee of any of the Relevant Entities hired after November 6, 1986 who is working in the United States, the respective Relevant Entity has completed and retained an Immigration and Naturalization Service Form I-9, in accordance with applicable Law.
     (c) The employment of any terminated former employee of any of the Relevant Entities who was engaged in the Business has been terminated in material compliance with any applicable Contract terms and applicable Law, and none of the Relevant Entities has any material Liability under any Contract or applicable Law toward any such terminated employee, except as may be set forth in any Plan, that could become a Liability of any of the Acquired Entities or Acquiring Entities. Except as otherwise contemplated herein, the Transactions will not (in and of themselves) cause any of the Acquired Entities or Acquiring Entities to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any present or former employee.
     (d) None of the Relevant Entities has made any loans (except advances for business expenses in the Ordinary Course of Business) to any Active Employee that have not been fully repaid, forgiven or otherwise satisfied.
     (e) Except as disclosed in Schedule 2.19(e)(i), during the three (3)-year period ending on the date hereof, none of the Relevant Entities has experienced and, to the Knowledge of TDK, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, boycott, or other material labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation with respect to Active Employees. Except as disclosed in Schedule 2.19(e)(ii), none of the Relevant Entities is subject to any collective bargaining agreement or obligation to engage in collective bargaining with any trade union or similar organization with respect to Active Employees. There is no current or, to the Knowledge of TDK, threatened dispute between any of the Relevant Entities and any trade union or similar organization with respect to employees engaged in the Business. Except as disclosed in Schedule 2.14, no material Litigation is pending or, to the Knowledge of TDK, threatened against any of the Relevant Entities respecting or involving any applicant for employment in the Business, any current employee or any former employee engaged in the Business, or any class of the foregoing, by or before any Governmental Entity.
     (f) None of the Relevant Entities are liable for any arrears of wages, salaries, bonuses or commissions owed to Active Employees except for bonuses and similar compensation earned during the period in which the Closing falls but payable on a deferred basis in accordance with the terms thereof.
     (g) Except as set forth in Schedule 2.19(g), there has been no lay-off of employees engaged the Business undertaken by or on behalf of any of the Relevant Entities in the past two (2) years, and no such program as to Business Employees has been adopted by any of the Relevant Entities or publicly announced. No orders, awards, improvements, prohibitions or other notices have been served upon and no other enforcement or similar proceedings have been taken against any of the Relevant Entities in the past two (2) years pursuant to any legislation, regulations, orders or codes of conduct of any Governmental Entity in respect of Business Employees.
     (h) There are no current negotiations with any union or similar organization for any material change in the rate of remuneration or the bonus, incentives, or private pension benefits of any Active Employee.
     2.20 Employee Benefits.
     (a) Schedule 2.20(a) lists all Plans that are subject to ERISA and analogous Laws outside the United States and all other material Plans. True, correct and complete copies of all Plan documents have been provided or made available to Imation.
     (b) Except as disclosed on Schedule 2.20(b), all Plans are in good standing with such regulatory authorities as may be applicable and no written notice of non-compliance, failure to be in good standing or otherwise has been received by any of the Relevant Entities from any such regulatory authority with respect to any of the Plans. With respect to any unfunded Plan providing pension, retirement, or similar benefits for which applicable Local GAAP or applicable Law mandate that reserves be recorded on a statement of financial position, reserves have been recorded on the TDK Financial Statements in a manner that is consistent with applicable Local GAAP and Law. With respect to any funded Plan providing pension, retirement, or similar benefits, such plans have been funded in accordance with the applicable Law. All Plans maintained by or binding upon any of the Relevant Entities with respect to Active Employees and that are required under applicable Law to be funded will be fully funded at Closing on a basis to be reasonably agreed between the parties (Actual Benefit Obligations (ABO), Potential Benefit Obligations (PBO), or something in between) prior to Closing.
     (c) None of the Relevant Entities has any unsatisfied Liabilities, or is reasonably expected to incur any Liabilities, that could become a Liability of any of the Acquired Entities or the Acquiring Entities with respect to any Plan. Each Plan to which each of the Relevant Entities contributes that is intended to qualify for any Tax benefit under applicable Law has received any required confirmation of such qualification from an appropriate Governmental Entity and is in material compliance with all requirements of applicable Law, as to both form and operation, necessary to maintain such qualification. The Relevant Entities have performed all of their material obligations in relation to the Plans in accordance with the governing documentation of the Plans and the requirements of all applicable Laws.
     (d) Schedule 2.20(d) lists by position and regular salary or wage level each Active Employee who is (i) absent from active employment due to short or long term disability, (ii) absent from active employment on a leave required to be granted under applicable Law by reason of a medical or other condition of such employee or any family member, (iii) absent from active employment on any other leave or approved absence (together with the reason for each leave or absence) or (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment).
     (e) No written undertaking or assurance (whether or not constituting a legally binding commitment) has been given to any Active Employee as to the continuation of any of the Plans after the Closing.
     (f) There are no criminal proceedings against, and no material civil, arbitration, administrative or other proceedings or disputes by or against, the trustees, managers or administrators of the Plans or any of the Relevant Entities in relation to the Plans and none is pending or, to the Knowledge of TDK, threatened.
     (g) None of the Relevant Entities sponsors, contributes to or otherwise has any liability with respect to any “multiemployer plan” as defined in Section 3(37) of ERISA.
     2.21 Customers. Schedule 2.21 lists the top 15 customers for each of TDK’s Sales Regions (or, if fewer than 15 customers represent eighty percent (80%) or more of revenues for such Sales Region, the customers representing eighty percent (80%) of such revenues), based on gross billings during TDK’s most recently completed full fiscal year. TDK has provided or made available to Imation true and correct copies of all material Contracts currently in force with each of such customers. No customer listed on Schedule 2.21 has indicated to TDK in writing that it intends to stop doing business with the Relevant Entities.
     2.22 Suppliers. Schedule 2.22 lists the ten (10) largest suppliers of the Business as a whole, based on gross payments during TDK’s most recently completed full fiscal year. TDK has provided or made available to Imation true and correct copies of all material Contracts currently in force with each of such suppliers. No supplier listed on Schedule 2.22 is a sole source of supply for the Business. No supplier listed on Schedule 2.22 has indicated to TDK in writing that it intends to stop doing business with the Acquired Entities.
     2.23 Affiliate Transactions. No Insider has any Contract with any of the Relevant Entities (other than (i) employment agreements not represented by a written Contract and terminable at will), any loan to or from any of the Relevant Entities or any interest in any assets (whether real, personal or mixed, tangible or intangible) used in or pertaining to the Business. No Insider has any material, direct or indirect interest in any competitor, supplier to or customer of the Business or in any Person from whom or to whom any of the Relevant Entities leases any property, or in any other Person with whom any of the Relevant Entities otherwise transacts business of any nature. Schedule 2.23 lists all transactions relating primarily to the Business between any of the Relevant Entities and each Insider since the Last Fiscal Year End. Schedule 2.23 lists all amounts owed by any of the Relevant Entities to TDK, any of its Affiliates or any Insider and all amounts owed by TDK, any of its Affiliates or any Insider to any of the Relevant Entities, in each case relating primarily to the Business or that will be outstanding as of Closing.
     2.24 Brokerage. No Person shall be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any of the Relevant Entities for which any of the Acquired Entities or the Acquiring Entities is or could become liable or obligated.
     2.25 Investment. TDK (a) understands that the Imation Shares have not been, and will not be, registered under the Securities Act or under any state securities laws, are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering and will contain a legend restricting transfer; (b) is acquiring the Imation Shares solely for TDK’s own account for investment purposes, and not with a view to the distribution thereof; (c) is a sophisticated investor with knowledge and experience in business and financial matters; (d) has received certain information concerning Imation and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Imation Shares; (e) is able to bear the economic risk and lack of liquidity inherent in holding the Imation Shares; and (f) is an “Accredited Investor” as that term is defined under Rule 501 of the Securities Act.
     2.26 Completeness of Documents. All documents referred to in the Disclosure Schedule are true, correct and complete in all material respects, including any material amendments thereto. Any written descriptions of oral Contracts provided or made available to Imation and referred to in the Disclosure Schedule are true, correct and complete in all material respects.
     2.27 Disclaimer of Other Warranties. The representations and warranties of TDK expressly set forth in this Article II, in the Ancillary Agreements, and in any certificate delivered pursuant to the terms hereof or thereof at Closing constitute all the representations or warranties of any kind, either express or implied, being provided to Imation, or any of its representatives, with respect to the transactions contemplated hereby. Except for such representations and warranties, TDK expressly disclaims all representations and warranties, oral or written, past or present, express or implied, including with respect to the Acquired Assets, the Acquired Entities or other aspects of the Business or the products thereof, and Imation expressly acknowledges that it is not relying on any other representation or warranty made by or on behalf of TDK or any Relevant Entity of any kind, either express or implied, written or oral, in entering into this Agreement or any Ancillary Agreement, or in consummating the transactions contemplated hereby and thereby. Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement shall survive the Closing subject to the limitations set forth in this Agreement.
III. Representations and Warranties of Imation
     Imation represents and warrants to TDK that as of the date of this Agreement:
     3.1 Incorporation; Power and Authority. Each of the Acquiring Entities is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is or is contemplated to be a party.
     3.2 Valid and Binding Agreement. The execution, delivery and performance by Imation of this Agreement, and by each of the Acquiring Entities of the Ancillary Agreements to which each of them is or is contemplated to be a party, have been duly and validly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by Imation and constitutes the valid and binding obligation of Imation, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Ancillary Agreement to which any of the Acquiring Entities shall become a party, when executed and delivered by such Acquiring Entity, shall constitute the valid and binding obligation of such Acquiring Entity, enforceable against it in accordance with terms thereof, subject to the Remedies Exception.
     3.3 No Breach; Consents. The execution, delivery and performance by Imation of this Agreement, and by each of the Acquiring Entities of the Ancillary Agreements to which each of them is or is contemplated to be a party, shall not (a) contravene any provision of the Organizational Documents of the Acquiring Entities; (b) violate or conflict with any Law or Governmental Order or Governmental Authorization; (c) conflict with, result in any material breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a consent under, any Contract or Governmental Authorization that is either binding upon or enforceable against any of the Acquiring Entities; or (d) require any Governmental Authorization, other than any Governmental Authorization that may be required pursuant to any Competition Laws.
     3.4 Brokerage. No Person shall be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any of the Acquiring Entities for which TDK is or could become liable or obligated.
     3.5 Imation Shares. The Imation Shares will, when issued and delivered in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.
     3.6 GDM. Global Data Media FZ-LLC (“GDM”) is a limited liability company, duly organized and validly existing under the laws of the Emirate of Dubai. GDM is a bona fide entity, independent of Imation, and is, and has at all times since formation been, a “Subsidiary” of Imation as the term “Subsidiary” is defined in Section 13 of the Philips Cross-License.

     3.7 SEC Filings; Financial Statements.
     (a) Imation has filed all forms, reports, schedules, statements and other documents required to be filed by it during the twelve (12) months immediately preceding the date of this Agreement (collectively, as supplemented and amended since the time of filing, the “Imation SEC Reports”) with the SEC. The Imation SEC Reports (i) were prepared in all material respects in accordance with all applicable requirements of the Securities Act and the Exchange Act, as applicable, and (ii) did not, at the time they were filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representation in clause (ii) of the preceding sentence does not apply to any misstatement or omission in any Imation SEC Report that was superseded by subsequent Imation SEC Reports.
     (b) The audited consolidated financial statements and unaudited consolidated interim financial statements of Imation and its consolidated Subsidiaries included or incorporated by reference in the Imation SEC Reports have been prepared in accordance with US GAAP consistently applied during the periods indicated (except as may otherwise be indicated in the notes) and present fairly in all material respects the financial position, results of operations and cash flows of Imation and its consolidated Subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (except interim financial statements may not contain all notes and are subject to year-end adjustments).
     3.8 Disclaimer of Other Warranties. The representations and warranties of Imation expressly set forth in this Article III, in the Ancillary Agreements, and in any certificate delivered pursuant to the terms hereof or thereof at Closing constitute all the representations or warranties of any kind, either express or implied, being provided to TDK, or any of its representatives, with respect to the transactions contemplated hereby. Except for such representations and warranties, Imation expressly disclaims all representations and warranties, oral or written, past or present, express or implied, and TDK expressly acknowledges that it is not relying on any other representation or warranty made by or on behalf of Imation or any of the other Acquiring Entities of any kind, either express or implied, written or oral, in entering into this Agreement or any Ancillary Agreement, or in consummating the transactions contemplated hereby and thereby. Notwithstanding any investigation made by or on behalf of any of the parties to this Agreement or the results of any such investigation and notwithstanding the fact of, or the participation of such party in, the Closing, the representations, warranties and agreements in this Agreement shall survive the Closing subject to the limitations set forth in this Agreement. With respect to the Anaheim Facility, Imation specifically acknowledges and agrees that, except as expressly provided in this Agreement and in the Deed, TDK is selling and Imation is purchasing the Anaheim Facility on an “as is with all faults” basis. With respect to the Trademarks identified as “common law” on Schedule 2.12(a)(i) and the patents listed on Schedule 1.1(b)(xviii), Imation specifically acknowledges and agrees that TDK is selling and Imation is purchasing such patents on an “as is with all faults” basis.

IV. Agreements of TDK
     4.1 Conduct of the Business. From the date of this Agreement through the Closing Date, unless otherwise expressly contemplated by this Agreement or the Ancillary Agreements, required by Law or with the prior written consent of Imation (such consent not to be unreasonably withheld or delayed), TDK shall conduct the Business as follows:
     (a) the Relevant Entities shall conduct the Business only in, and shall not take any action except in, the Ordinary Course of Business and in accordance with applicable Law; **;
     (b) none of the Relevant Entities shall amend or modify any Material Contract or enter into any Contract, other than Contracts for the purchase or sale of Subject Products or Ancillary Products entered into in the Ordinary Course of Business, that would have been a Material Contract if such Contract had been in effect on the date of this Agreement;
     (c) none of the Relevant Entities (other than TDK) shall issue, sell or otherwise dispose of any of its capital stock or equity interests, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;
     (d) each of the Relevant Entities shall, in each case to the extent relating primarily to the Business, (i) use its commercially reasonable efforts to preserve its business organization and goodwill, keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, and (ii) not take any action that would render, or that reasonably could be expected to render, any representation or warranty made by TDK in this Agreement that is not expressly made as of a specified date other than the Closing Date untrue on the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty, including any actions referred to in Section 2.7;
     (e) none of the Relevant Entities shall (i) make or rescind any material express or deemed election relating to Taxes, (ii) amend any Return, (iii) settle or compromise any Litigation relating to Taxes or (iv) change any of its methods of reporting income or deductions for federal, state, local or foreign income Tax purposes from those employed in the preparation of the last filed federal, state, local or foreign income Tax Returns; provided, however, that TDK shall be entitled to prepare and file Returns for Tax periods ending on or prior to the Closing Date for which Imation is entitled to indemnification under Section 10.2(a), provided, further,

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

that TDK shall provide Imation’s certified public accountants with an opportunity to review such Returns to the extent they relate to the Business and an opportunity to comment thereon to the extent they would effect any of items (i)-(iv) above.
     (f) none of the Relevant Entities shall change any of its methods of accounting in effect on the Latest SCA&L Date, other than changes required by Local GAAP;
     (g) none of the Relevant Entities shall cancel or terminate, or permit the cancellation or termination of, any insurance policy under which any of the Acquired Assets or Acquired Entities is insured or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing substantially similar coverage to the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and
     (h) none of the Relevant Entities shall make any increase in the compensation or benefits of any Active Employee except (i) in the Ordinary Course of Business, (ii) for such retention plans implemented by TDK or its Affiliates with respect to employees of the Relevant Entities as TDK deems appropriate in connection herewith, or (iii) as otherwise contemplated by this Agreement.
     4.2 Notice of Developments. Until the Closing Date, TDK shall promptly notify Imation of any emergency or other change in the Ordinary Course of Business of the Relevant Entities or any Litigation that is commenced or, to the Knowledge of TDK, threatened as to the Business of the Relevant Entities and that, in each case, would be required to be listed on Schedule 2.13 had it occurred, or been commenced or threatened, prior to the date hereof. TDK shall promptly notify Imation in writing if it should discover on or before the Closing Date that any representation or warranty made by it in this Agreement was when made, has subsequently become or shall be on the Closing Date, untrue in any material respect.
     4.3 Access. Through the Closing Date, TDK shall afford to Imation and its authorized representatives access at reasonable times, during normal business hours, and upon reasonable notice, to officers and other managerial employees of the Business. In addition, promptly after the date hereof, the parties shall form a joint team for the purpose of facilitating the effective and efficient post-Closing integration of the Business with a particular focus on (i) human resources and personnel matters, (ii) information technology matters, and (iii) management systems. Subject to applicable Law, including Competition Laws and Laws concerning the protection of personal information, and guidelines agreed by the parties to ensure compliance therewith, such integration team shall have access at reasonable times, during normal business hours, and upon reasonable notice, to Business information of the Relevant Entities reasonably relevant to its integration objectives. Without limiting the generality of the Mutual Non-Disclosure Agreement between Imation and TDK dated as of November 15, 2006 (the “Confidentiality Agreement”), all information and documentation provided or made available to Imation and its authorized representatives under this Section 4.3 shall be deemed to constitute Proprietary Information of TDK as defined in the Confidentiality Agreement and shall be subject to the provisions of that agreement.

     4.4 Payment of Indebtedness. TDK shall, prior to the Closing, cause each of the Acquired Entities to repay and discharge in full any and all such Indebtedness to which it may be subject; provided, that, to the extent that repayment of any Acquired Entity’s outstanding Indebtedness to TDK or its Affiliates would cause such Acquired Entity to lack sufficient cash to conduct its operations in the Ordinary Course of Business, TDK shall increase the capitalization of each such Acquired Entity to the extent necessary to enable such Indebtedness to be repaid or cancelled. All transactions between an Acquired Entity, on the one hand, and TDK or its Affiliates (other than Acquired Entities), on the other hand, that give rise to an account payable or receivable of an Acquired Entity that will remain outstanding as of the Closing, will reflect arms’ length terms between the parties thereto. To the extent that TDK believes there is a reasonable likelihood that any such debt payment would result in the insolvency of an Acquired Entity, TDK shall so inform Imation no fewer than fifteen (15) Business Days prior to Closing.
     4.5 Intercompany Contracts. Except as otherwise contemplated in Section 6.2, TDK shall cause any Contracts between any of the Selling Entities, on the one hand, and any of the Acquired Entities, on the other hand, other than outstanding purchase orders for Licensed Products issued in the Ordinary Course of Business, to be terminated, in each case effective as of Closing, and at no cost to Imation or any of the Acquiring Entities or the Acquired Entities other than the payment of any amounts for which any of the Acquired Entities shall have become liable prior to such termination. Effective as of the Closing, TDK waives any claim it might have against any of the Acquired Entities by reason of any incompleteness or inaccuracy of any information provided to TDK by any of such Acquired Entities in relation to the representations and warranties made by TDK under this Agreement.
     4.6 Conditions. TDK shall use its reasonable best efforts to cause the conditions set forth in Section 8.1, to the extent reasonably within TDK’s control, to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.
     4.7 Required Consents and Authorizations. TDK shall use its reasonable best efforts, in cooperation with Imation, to obtain as soon as reasonably practicable after the date of this Agreement, all Required Consents and Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, materially and adversely affect the conduct of the Business by the Relevant Entities as currently conducted, including those listed on Schedule 8.1(d). TDK shall keep Imation fully advised at reasonable intervals of its progress in obtaining such Required Consents and Governmental Authorizations.
     4.8 No Sale. Except as provided in Section 4.10, TDK shall not sell, pledge, transfer or otherwise place any Encumbrance on any of the Acquired Assets, nor shall TDK cause, permit or suffer any of the Acquired Entities to sell, pledge, transfer or otherwise place any Encumbrance on any of their respective assets, in each case except for Permitted Encumbrances, except (i) for the sale of Inventories in the Ordinary Course of Business and (ii) other dispositions of immaterial Business assets in the Ordinary Course of Business.

     4.9 No-Shop.
     (a) TDK shall not, and shall cause the other Relevant Entities and the representatives of each of them not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Business to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, TDK acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of any of the Relevant Entities, whether or not such representative of TDK is purporting to act on behalf of any of the Relevant Entities, shall be deemed to constitute a breach of this Section 4.9 to the same extent as if taken by TDK directly.
     (b) TDK shall promptly (and in no event later than three (3) Business Days after receipt of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Imation orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to the Relevant Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. TDK shall keep Imation fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.
     (c) TDK shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.
     (d) TDK shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Relevant Entities is a party, and shall enforce or cause to be enforced each such agreement at the request of Imation.
     4.10 Removal of Excluded Assets and Assumption of Excluded Liabilities. TDK shall be responsible for removing, by distribution to TDK or another Selling Entity of a dividend in kind or otherwise, from each Acquired Entity, prior to the Closing, any Excluded Assets and assuming any Excluded Liabilities of each Acquired Entity. The Excluded Assets to be so removed and Excluded Liabilities to be so assumed shall be identified by TDK to Imation in writing no later than fifteen (15) Business Days prior to Closing, and TDK may not complete such removal or assumption without the consent of Imation, which consent shall not be unreasonably withheld or delayed (by more than five (5) Business Days).
     4.11 Post-Closing Access and Cooperation.
     (a) For a period of three (3) years from and after the Closing Date, TDK shall afford to Imation, its accountants and counsel, during normal business hours, upon reasonable request and at the expense of Imation, access to the books and records of the Relevant Entities (other than TDK) not theretofore transferred to Imation. After the Closing Date, TDK shall hold all of the books and records of TDK pertaining to Acquired Assets and the Acquired Entities not theretofore transferred to Imation in accordance with TDK’s retention policies in effect from time to time and, if it proposes at any time within three (3) years after the Closing Date to destroy or dispose of any such books and records, including any transfer to a third party (other than for storage purposes), it shall first offer in writing given at least sixty (60) days prior to such proposed destruction or disposition to transfer them to Imation at the sole expense of Imation.
     (b) Following the Closing, TDK will provide Imation’s independent registered public accountants and other accounting representatives during normal business hours, upon reasonable request and at the expense of Imation, reasonable access to (and shall cause the other Selling Entities and TDK’s independent auditors to provide Imation’s registered independent public accountants similar reasonable access to) such financial books and records of TDK and such Selling Entities with respect to the Business as may be necessary solely to allow Imation’s registered public accountants to meet reporting requirements applicable to Imation with respect to pre-Closing periods under the Exchange Act, provided that (i) Imation hereby expressly agrees that such information will be used solely to meet such reporting requirements and not for any other purpose, including in connection with any dispute between the parties concerning the terms hereof or any other Transaction Agreement, and (ii) as a condition to any such access, Imation’s registered public accountants or accounting representatives shall first agree to non-disclosure terms reasonably satisfactory to TDK (consistent with the reporting purposes of such access and the other terms hereof) and to any standard “hold harmless” requirements of TDK’s accountants.
     4.12 Litigation Support. In the event that and for so long as Imation is actively contesting or defending against any Litigation in connection with any fact or circumstance occurring on or prior to the Closing Date involving Acquired Assets, TDK shall cooperate in the contest or defense, and provide such testimony and access to its books and records, in each case solely as may be reasonably necessary in connection with the contest or defense. Such cooperation shall be provided at the cost and expense of Imation, except if and to the extent that Imation is entitled to indemnification therefor under Article X.
     4.13 Non-Solicitation. During the period that commences on the Closing Date and ends on the third anniversary of the Closing Date, TDK shall not solicit for employment, or assist any third party in soliciting for employment, any of the Active Employees; provided, however, that the parties agree that nothing in this Section 4.13 shall be construed to prohibit TDK from (a) placing a general solicitation for employment, (b) hiring any Active Employees who contact TDK of their own accord, (c) soliciting any Active Employees whose employment is terminated by Imation or (d) discussing employment terms of any kind with Seconded Employees.
     4.14 Confidentiality.
     (a) TDK shall use its commercially reasonable efforts to keep confidential and protect, and shall not divulge, allow access to or use in any way, (i) Intellectual Property Rights included within the Acquired Assets, including any current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, selling and purchasing policies and strategies, market studies, business plans, models, and strategies, Software and data, (ii) any and all non-public information concerning the Business, the Acquired Assets or the Acquired Entities (including historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, however documented), (iii) any and all information pertaining to relationships and interactions (including written agreements, purchase orders, and correspondence) between any of the Relevant Entities and customers, suppliers, distributors, licensors, intellectual property licensing organizations, and partners of the Business, and (iv) any and all analyses, compilations, studies, summaries and other material reflecting non-public information of any of the Relevant Entities relating to the Business and included in the foregoing (“Confidential Information”). The foregoing obligations shall not apply to any Confidential Information that (i) is or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach by TDK of this Agreement or of any Ancillary Agreement; (ii) subsequently comes lawfully into the possession of TDK, free from any obligation of confidentiality, from a third party that does not owe a duty or obligation of confidentiality to Imation; or (iii) is required to be disclosed by applicable Law, judgment or order of any Governmental Entity, or regulation of any securities exchange.
     (b) TDK agrees that the agreements contained in this Section 4.14 are necessary to protect the legitimate interests of Imation and that any violation or breach of this Section 4.14 may result in irreparable injury to Imation for which no adequate remedy would exist at law. Accordingly, in addition to any relief at law that may be available to Imation for such violation or breach and regardless of any other provision contained in this Agreement, Imation may be entitled to injunctive and other equitable relief restraining such violation or breach.
     (c) In the event that TDK is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, TDK shall, to the extent reasonably practicable, notify Imation promptly of the request or requirement prior to any disclosure so that Imation may seek an appropriate protective order or waive compliance with the provisions of this

Section 4.14. If, in the absence of a protective order or the receipt of a waiver from Imation, TDK believes that it should, on the advice of counsel, disclose any Confidential Information, TDK may disclose the Confidential Information; provided, however, that TDK shall, at the expense of Imation, provide reasonable cooperation to Imation if Imation seeks to obtain, at the expense of Imation, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Imation designates.
     4.15 Assignment of Confidentiality Agreements. To the extent permitted by such agreements, effective upon the Closing, TDK shall assign to Imation all right, title and interest of TDK in and to any confidentiality agreement to which TDK or any of its agents may be a party pertaining to the confidentiality of information relating to the Business.
     4.16 Covenant Not to Compete.
     (a) For a period of five (5) years from the Closing Date, neither TDK nor any of its Subsidiaries will engage in, acquire, own or hold any interest in a business that competes with Imation in the marketing, sales and support of Removable Recording Media Products (other than Medical Media Products and Specific Broadcast Media) anywhere in the world. For purposes of clarification, neither the sale of components manufactured, directly or indirectly, by or for TDK or its Subsidiaries to third parties for incorporation in finished products of such third parties (including into components for further incorporation into finished products), nor the sale of finished products or products in process manufactured, directly or indirectly, by or for TDK or its Subsidiaries for sale under non-TDK branded labels owned by unrelated third parties, shall be deemed to constitute competition in the marketing, sales and support of Removable Recording Media Products.
     (b) Notwithstanding the foregoing, TDK may (a) make purely passive investments (which do not include any management rights) not exceeding ten percent (10%) of the issued and outstanding shares of any company, as a portion of a portfolio or otherwise, (b) make minority investments in companies whose total revenues derived from the marketing, sales and support of Removable Recording Media Products (other than Medical Media Products) do not exceed five percent (5%) of such companies’ consolidated revenues, and (c) make a larger investment in, or acquire, any company engaged in such competing business so long as TDK causes the acquired company to divest the portion of such business which competes in the marketing, sales and support of Removable Recording Media Products (other than Medical Media Products) within twelve (12) months of the investment in, or acquisition of, such company.
     (c) TDK acknowledges that Imation has required that TDK make the agreements in this Section 4.16 as a condition to Imation’s consummation of the Transactions. TDK further acknowledges and agrees that the agreements contained in this Section 4.16 are reasonable (including with respect to duration, geographical area and scope) and necessary to protect the legitimate interests of Imation and that any violation or breach of this Section 4.16 will result in substantial and irreparable harm to Imation.
     (d) TDK agrees to cause its Subsidiaries to observe and comply with the provisions of this Section 4.16.
     (e) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.16 is invalid or unenforceable, the parties intend that the court making the determination of invalidity or unenforceability have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified commencing on the expiration of the time within which the judgment may be appealed.
     4.17 Compliance with Bulk Sales Laws. If and to the extent reasonably and timely requested by Imation, TDK shall prior to Closing take such actions, including the giving of any notices and compliance with any waiting periods, as may be required under applicable Laws in the nature of “bulk sales” and other creditor notice laws in connection with Imation’s acquisition of the Acquired Assets and the Business.
     4.18 Waiver of Certain Pre-Emptive Rights. TDK shall have obtained from Toyota Tsusho Corporation a waiver or confirmation of non-exercise of its pre-emptive rights with respect to the sale to Imation of the shares of TAP currently held by TDK.
     4.19 Assignment of Contracts. Prior to Closing, (i) TDK shall complete the assignment by TME to TES of the Contract entitled ** and (ii) to the extent that TRE or TEE retains any rights under any of the Contracts listed in Schedule 4.19, TDK shall cause TRE or TEE, as the case may be, to assign such rights to TME.
     4.20 Notice of Non-Renewal. TDK shall give written notice of non-renewal, prior to August 30, 2007, under the Contract entitled Framework Agreement, dated as of December 1, 1996, between TDK Corporation, Toyota Tsusho Kaisha, Ltd., and TDK (Australia) Pty. Ltd.
     4.21 **
     4.22 Transfer of TRH Share. TDK shall cause Mr. Hajime Sawabe to transfer to THK the share in the capital of TRH held by him.
     4.23 Transfer of Certain TME Employees. TDK will cause to be transferred to one of the Selling Entities or another of its Affiliates not being one of the Acquired Entities the two employees of TME who are currently employed and engaged in the Medical Business.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     4.24 Certain Leases. To the extent that (i) an Acquired Entity is required, by the Transactions, to obtain a Consent from the landlord under (A) the lease entitled Agreement (office rental agreement), dated March 23, 2006, between Mann GmbH and TDK Marketing Europe GmbH, Agreement (for certain Business Premises in Germany), (B) the lease dated July 18, 2006, between Gatwick Development Limited and TDK Recording Media (Hong Kong) Co., Ltd., (for certain Business Premises in Hong Kong), or (C) the lease entitled Annex NR 1 (office rental agreement), dated July 9, 2004 (and amended September 29, 2006), between OVUM Polka z o.o. and TDK Polska Sp. z o.o. (for certain Business Premises in Poland), and (ii) such entity fails to obtain such Consent, TDK will reimburse Imation for the difference between the market rent paid by Imation or its relevant Affiliate for the use of the relevant Business Premises and the rent set forth in the applicable lease agreement, for the remainder of the existing term thereof, without renewals. Imation will use reasonable best efforts to assist TDK and its Affiliates in obtaining any such Consent that may be required.
     4.25 Use of TDK MID. To the extent TDK’s consent is required in order to permit Imation to continue to purchase products from existing suppliers of TDK and its Affiliates who utilize TDK’s manufacturer’s identification code (“MID”) in manufacturing products purchased by TDK as of Closing, TDK will consent to the continued use of TDK’s MID by such suppliers, in manufacturing such products for Imation, for a reasonable period after Closing.
     4.26 Tax Election. Prior to Closing, TDK shall cause TAP to file with the United States Internal Revenue Service an election pursuant to Treasury Regulations Section 301.7701-3(b) to be disregarded, for United States income tax purposes, as an entity separate from its shareholders.
V. Agreements of Imation
     5.1 Conditions. Imation shall use its reasonable best efforts to cause the conditions set forth in Section 8.2, to the extent reasonably within Imation’s control, to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible.
     5.2 Required Consents and Authorizations. Imation shall use its reasonable best efforts, in cooperation with TDK, to obtain as soon as reasonably practicable after the date of this Agreement, all Required Consents and Governmental Authorizations necessary for the consummation of the transactions contemplated by this Agreement or that could, if not obtained, materially and adversely affect the conduct of the Business by the Relevant Entities as currently conducted, including those listed on Schedule 8.1(d). Imation shall keep TDK fully advised at reasonable intervals of its progress in obtaining such Required Consents and Governmental Authorizations.
     5.3 Books and Records; Access. After the Closing Date, Imation shall, and shall cause the other Acquiring Entities to, hold all of the books and records of the Acquired Entities in accordance with Imation’s retention policies in effect from time to time for a period of not less than two (2) years from the Closing Date and, if Imation thereafter proposes to destroy or dispose of any such books and records, to offer first in writing at least sixty (60) days prior to such proposed destruction or disposition to surrender them to TDK at the sole expense of TDK. After the Closing Date, Imation shall afford TDK and its authorized representatives full access at reasonable times, during normal business hours, and upon reasonable notice, to such books and records. Imation shall make available to TDK upon written request and at the expense of TDK, but consistent with Imation’s business requirements, reasonable assistance of any of TDK’s current or former personnel whose assistance or participation is required by TDK in anticipation of, or preparation for, existing or future litigation or other matters in which TDK is involved related to the Acquired Assets.
     5.4 Litigation Support. In the event and for so long as TDK is actively contesting or defending against any Litigation in connection with any fact or circumstance occurring on or prior to the Closing Date involving the Acquired Assets, Imation shall, and shall cause the other Acquiring Entities to, cooperate in the contest or defense, make available its personnel and provide such testimony and access to its books and records, in each case solely as may be reasonably necessary in connection with the contest or defense. Such cooperation shall be provided at the sole cost and expense of TDK, except if and to the extent that TDK is entitled to indemnification therefor under Article X.
     5.5 Notice of Developments. Until the Closing Date, Imation shall promptly notify TDK of any emergency or other change in the Ordinary Course of Business of Imation or the commencement or threat of material Litigation. Imation shall promptly notify TDK if it should discover on or before the Closing Date that any representation or warranty made by it in this Agreement was when made, has subsequently become or shall be on the Closing Date, untrue in any respect.
     5.6 Performance of Acquired Contracts. From and after the Closing, Imation shall, and shall cause each of the Acquiring Entities to, perform each of the Acquired Contracts in accordance with its terms. In addition, Imation shall cause each of the Acquired Entities to continue to perform each Contract to which it is a party in accordance with its terms.
     5.7 **
     5.8 License of Certain Marks. Imation on behalf of itself and its Affiliates agrees to grant to TDK and its Affiliates at Closing a fully paid-up, royalty-free, non-exclusive, transferable, sublicensable, perpetual, worldwide right and license to use and display the Durabis Marks, alone or in combination with other trademarks, servicemarks or brand or tradenames, on and/or in connection with good and services of any type and the marketing and promotion thereof and/or of any business or enterprise, other than on or in connection with the marketing, distribution or sale of Licensed Products. TDK agrees that all use of the Durabis Marks, and all goodwill arising out of such use, will inure to the benefit of Imation. TDK shall use the Durabis Marks in a manner that does not unreasonably derogate Imation’s rights in the Durabis Marks or the value of the Durabis Marks, and shall take no action that would unreasonably interfere with, diminish or tarnish those rights or value. At Closing, the parties will enter into a license agreement in agreed form incorporating the foregoing principles. For purposes of clarification, nothing in this Section 5.8 or in the said license agreement shall limit TDK’s obligations under Section 4.16.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     5.9 Use-up Rights With Respect to Acquired Assets Bearing a TDK Mark as of Closing. Imation shall have the right to (i) sell and/or otherwise dispose of any Licensed Products transferred at Closing in accordance with the terms hereof that bear a TDK Mark, and (ii) use existing stocks of packaging, Promotional Material, and other documents and materials that bear a TDK Mark in connection with such sales, in each case for up to one (1) year after Closing, provided that (A) Imation shall seek to migrate all sales and use of materials to the Licensed Trademarks as promptly as reasonably practicable, consistent with business requirements, over such period, and (B) such use shall be subject to a trademark license, reasonably agreed by the parties prior to Closing and consistent where applicable with the terms of the Trademark License Agreement.
VI. Additional Agreements
     6.1 Filings Under the HSR Act and Other Competition Laws.
     (a) Pursuant to, and without limiting the generality of, Section 4.7 and Section 5.2, TDK and Imation shall each, and shall cause each of their respective Subsidiaries to, use its reasonable best efforts to (i) as promptly as practicable, but in any event within fourteen (14) calendar days of the date of this Agreement, make all necessary filings, and thereafter make any other required submissions with respect to the transactions contemplated by this Agreement required under the Sherman Act, the Clayton Act or the Federal Trade Commission Act, and (ii) as promptly as practicable, but in any event within forty (40) calendar days of the date of this Agreement, make all necessary filings, and thereafter make any other required submissions with respect to the transactions contemplated by this Agreement required under the analogous laws of the European Union, the Member States thereof, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (U.S. and non-U.S. laws collectively, “Competition Laws”), as well as any other Laws applicable to the Relevant Entities, that are required for the consummation of the transactions contemplated by this Agreement. Each of TDK and Imation agrees that, during the term of this Agreement, it will not withdraw its filing under any of the Competition Laws without the written consent of the other party. Each of TDK and Imation agrees that it will not enter into any timing agreement with any Governmental Entity without the written consent of the other party. The parties agree that they will equally share the filing fees required under any of the Competition Laws.
     (b) Subject to the terms hereof, TDK and Imation agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their reasonable best efforts to obtain as expeditiously as reasonably possible the termination of any waiting periods or any government clearances or approvals required for Closing under any Competition Law, to respond to any government requests for any information under any Competition Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits under any Competition Law the consummation of the transactions contemplated by this Agreement; provided, however, (i) that Imation shall have no obligation under this Section 6.1 to dispose of, hold separately or make any change in or to any portion of its business or assets (or in or to any portion of the Business or the Acquired Assets) as a condition of such governmental clearances or approvals and (ii) that each party’s obligation to contest and resist the entry of, and to have vacated or overturned, an Antitrust Order restricting, preventing or prohibiting under any Competition Law the consummation of the transactions contemplated by this Agreement shall cease on the termination of this Agreement in accordance with Section 9.1 or sooner in the event such an Antitrust Order is entered by court of initial jurisdiction. Each party hereto shall (i) give the other party hereto prompt notice upon obtaining knowledge of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to any of the transactions contemplated by this Agreement, (ii) keep the other party hereto informed as to the status of any such request, inquiry, investigation, action or legal proceeding, and (iii) promptly inform the other party hereto of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice, any foreign competition authority or any other Governmental Entity regarding the any of the transactions contemplated by this Agreement. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, presentations, memoranda, briefs, arguments opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Competition Law. In addition, except as may be prohibited by any Governmental Entity or by any Law, each party hereto will permit authorized representatives of the other party to be present at each meeting or telephone conference with representatives of any Governmental Entity relating to any such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such request, inquiry, investigation, action or other legal proceeding.
     6.2 Name of Acquired Entities. Prior to or effective upon Closing, TDK shall change the name of each Acquired Entity to a name reasonably designated by Imation that does not include “TDK” or any derivative thereof. Following the Closing, neither any Acquired Entity nor any Acquiring Entity shall have a corporate name, or do business using a name, that includes as part of its name, “TDK” or any derivative thereof. Notwithstanding the foregoing, an Acquired Entity may continue to use its corporate name as of the date hereof for a period not to exceed six (6) months after Closing subject to compliance with the applicable license agreement between TDK and the relevant Acquired Entity and with the prior written consent of TDK.
     6.3 Additional Discussions Regarding Commercial Relationships. Between the date hereof and Closing, the parties shall discuss in good faith (i) a possible short-term distribution arrangement with respect to TDK’s consumer battery products and (ii) possible cooperation with respect to supply after Closing of Specific Broadcast Media under the TDK Brand.
     6.4 Transaction Structure. Notwithstanding any provision to the contrary in Section 1.6, the Transaction will be structured substantially as contemplated in Exhibit I, provided that

Imation will discuss and consider in good faith any adjustments to such structure that TDK may reasonably request in order to avoid any adverse tax or accounting consequences to TDK without impairing the tax or accounting benefits of the transaction to Imation. Conversely, TDK will discuss and consider in good faith any adjustments to such structure or actions that Imation may reasonably request in order to remove cash from any of the Acquired Entities prior to Closing without creating adverse tax or accounting consequences for TDK.
     6.5 Payment of Transaction Taxes. Other than as expressly addressed in the Trademark License Agreement, all sales, use, value added, transfer, stamp, documentary, filing, recording, registration, conveyance, license and other similar Taxes that arise from or are attributable to the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any Income Taxes), and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the purchase and sale of the Acquired Assets, or otherwise on account of this Agreement or the transactions contemplated by this Agreement, shall be cumulated, regardless of which party bears such tax or fee in the first instance, and the total amount of such taxes and fees shall be borne equally by the parties.
     6.6 Licensed Mark. Between the date hereof and Closing, the parties shall discuss in good faith the phrase “**,” as well as its placement and sizing, as set forth in Exhibit A to the Trademark License Agreement, including whether an alternative phrase, placement or sizing could more fully achieve the parties’ respective goals thereunder, as well as up to one (1) alternative phrase for use on products other than Removable Recording Media Products. Upon any agreement between the parties with respect thereto, Exhibit A to the Trademark License Agreement shall be revised to reflect such agreement, provided, however, that, the parties shall not be obligated to agree to any changes and, absent any agreement, Exhibit A shall remain as incorporated in the the form of the Trademark License Agreement attached hereto.
     6.7 Co-Branding. Between the date hereof and Closing, the parties shall discuss in good faith the co-branding arrangements currently in effect with the respect to the TDK Brand in the Business, and the possibility of continuing some or all of these arrangements after Closing, as well as the terms and conditions on which any agreed arrangements will continue.
     6.8 Product Specifications. Imation has made a preliminary review of certain sample product specifications provided by TDK for inclusion as Attachment C to the Quality Guidelines (as defined in the Trademark License Agreement) and believes that they are acceptable except to the extent that they refer to standards or specifications that are not performance or quality-related or that rely on equipment or tools that are unique to TDK, such as: (a) the use of TDK-specific testing apparatus (including fixtures) that Imation does not have direct access to (possible example “TDK proprietary defect tester”); (b) the use of reference tapes for evaluating the performance of recording characteristics that Imation does not have access to; (c) recitations of specific packaging materials or configurations that are not required for product performance; and (d) recitations of product components and materials that are not specifically required for performance or format interchange (e.g., internal components of a tape reel). Between the date hereof and Closing, Imation shall complete its review and the parties shall reasonably agree to the final form of these product specifications, which shall then be included in Attachment C to the Quality Guidelines.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

VII. Employee Matters and Transition Services
     7.1 Employees Generally. Except as otherwise provided herein, at Closing Imation shall make offers of employment to the employees of the Relevant Entities who are primarily engaged in the Business other than those employed at (i) ** or (ii) TEC facilities other than the Anaheim Facility (the “Business Employees”).
     7.2 Transition Services. From and after the Closing Date, for the periods specified in the Transition Service Agreement, TDK shall, and shall cause the following other Selling Entities to, provide Transition Services as follows (each of the below-referenced schedules to be agreed prior to Closing):
     (a) Japan. TDK will provide services from its Nihonbashi Facility to TMK pursuant to one or more schedules to the Transition Services Agreement;
     (b) **;
     (c) U.S. TEC will provide services from its New York Facility and its Georgia Facility to Imation pursuant to one or more schedules to the Transition Services Agreement; and
     (d) Other Locations. If and to the extent that the parties determine after appropriate integration planning that the relevant Affiliates of Imation will exit the existing facilities of the Business in Shanghai, Singapore, Hong Kong and Sydney at Closing, the relevant Selling Entities will provide limited transition services pursuant to one or more schedules to the Transition Services Agreement for a period not to exceed two (2) months after Closing.
Subject to Section 5.7 hereof **, services provided under the Transition Services Agreement shall, in each of the above cases, be billed to Imation (or, at Imation’s request, the Affiliate of Imation receiving such services, at the service provider’s fully allocated cost for such services, including without limitation (i) all compensation, benefit and other costs and expenses incurred by or with respect to employees directly engaged in providing such services, including (a) in respect of compensation, all applicable bonus compensation, (b) in respect of benefits, all benefits under Plans, and (c) in respect of costs and expenses, all costs for materials and for such items as travel incurred in respect of the services, as well as a reasonable allocation for space, maintenance, and facilities costs allocable to employees engaged in providing services, as well as the actual cost of any third party services used in providing the services, and (ii) similar costs with respect to those directly engaged in the supervision of such services. Service providers will also bill under the Transition Services Agreement the actual cost of any services of third party providers. Imation also agrees, with respect to services provided by TEC under the Transition Services Agreement that it will use commercially reasonable efforts to minimize its use of such services after Closing,

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

to the extent consistent with business requirements, with the goal of eliminating the need for such services within six (6) months after Closing. Between the date hereof and Closing, the parties shall discuss and reasonably agree on statements of work (“SOWs”) to be attached to the Transition Services Agreement with respect to the specific services to be provided thereunder, such SOWs to provide for a continuation of those services currently provided to the Business by the Selling Entities for: **.
     7.3 Japan Secondees.
     (a) Secondment.
     (i) Current TDK Secondees. As of the Closing, subject to normal attrition prior to Closing: (i) the thirty-nine (39) Current Secondees shall be seconded to TMK until the second (2nd) anniversary of the Closing (the “Secondment Period”), and (ii) all other Business Employees of TDK shall be seconded to TMK for the Secondment Period (the “Closing Secondees”), in each case in accordance with a secondment agreement in a form reasonably agreed between the parties hereto at least fifteen (15) Business Days prior to Closing (the “Secondment Agreement”). During the first three (3) months of the Secondment Period (the “Assessment Period”), Imation shall assess the performance of the Secondees and, if Imation reasonably determines based on such review that any Secondee is not required for the continuing operation of the Business, Imation may, during a period of one (1) month commencing ten (10) weeks after Closing (the “Determination Period”), request, by written notice to TDK, that the SRC consider returning such Secondee to TDK. In the event that Imation wishes to call such a meeting, it shall (i) provide each SRC member with a statement in reasonable detail at least ten (10) Business Days prior to the relevant meeting identifying the affected Secondee and setting out the evaluation steps completed by Imation prior to requesting an SRC meeting, and the results thereof, and (ii) discuss in good faith with the SRC whether to return the Secondee in question to TDK (or a TDK Affiliate designated by TDK); provided, that, for the avoidance of doubt, the return decision may be made in Imation’s discretion and the agreement of the SRC shall not be required for any such return. Any return decision shall be effective on the next following first (1st) or fifteenth (15th) day of the month following the SRC meeting called to discuss such return decision.
     (ii) Subsequent Review of Secondees. If, after the Assessment Period, Imation believes in good faith that the services of a Secondee may no longer be required for the operation of the Business, Imation may request that the SRC review the circumstances of such Secondee’s employment, provided that it shall not do so for this purpose more than once in any six (6) month period. In any such case, Imation shall first (i) call a meeting of the SRC to discuss such Secondee’s

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

employment, (ii) provide each SRC member with a statement in reasonable detail at least ten (10) Business Days prior to the relevant meeting identifying the affected Secondee and setting out the evaluation steps completed by Imation prior to requesting an SRC meeting, and the results thereof, and (iii) discuss in good faith with the SRC whether to return the Secondee in question to TDK (or a TDK Affiliate designated by TDK) and, if so, the timing and terms of such return; provided, that, for the avoidance of doubt, any such return decision shall require the agreement of the SRC.
     (iii) Supervision. The parties agree that, for the term of their secondment, the Secondees will be under the sole supervision and control of TMK, and that neither TDK nor any of its Affiliates shall be responsible to Imation, any of its Affiliates, or to any other Person, for any acts or omissions of any Secondee.
     (b) Secondee Information. In connection with the secondments described in Section 7.3(a), TDK shall transfer or otherwise make available to Imation Japan such personal information with respect to Secondees as is agreed by the parties prior to the Closing consistent, and in accordance, with the Japanese Law Concerning the Protection of Personal Information (the “PIPL”). During the Secondment Period, Imation Japan shall provide TDK with complete copies of all evaluations of Secondees, and shall further transfer or otherwise make available to TDK such personal information with respect to any Secondees who return to TDK (or a TDK Affiliate) during or at the end of the Secondment Term as is agreed by the parties prior to Closing consistent, and in accordance, with the PIPL.
     (c) Amendment of TDK’s Existing Employment Terms. Notwithstanding anything herein or in the Secondment Agreement to the contrary, TDK shall, in its sole discretion, have the right to modify any of its rules, regulations and policies, from time to time, including those relating to or otherwise governing the Secondees; provided, however, that any such modification which either (i) is not consistently applied to Secondees and other employees of TDK, or (ii) results in Imation bearing material additional costs with respect to any Secondee (excluding annual salary increases consistent with past practice and bonuses paid in amounts, and on a timing, consistent with payments to other TDK employees) shall, prior to its application to Secondees, be subject to the prior written consent of Imation, such consent to not be unreasonably withheld or delayed.
     (d) Secondee Benefits. Each Secondee shall remain eligible to participate during the Secondment Period in all insurance and other benefit programs made generally available by TDK from time to time to similarly situated TDK employees, and Imation shall promptly reimburse TDK for its costs for the foregoing in accordance with the Secondment Agreement. At Imation’s reasonable request, TDK shall provide reasonable documentation evidencing such costs.
     (e) Pre-Secondment Accruals. All Liabilities with respect to Secondee benefits calculated with respect to any time period ending prior to the commencement of the Secondment Period for a Secondee under any benefit plan maintained or contributed to, or required to be maintained or contributed to, by TDK or for the benefit of such Secondee, including any Liabilities relating to unpaid salary, vacation days, commissions, bonuses, allowances, subsidies, reimbursements, social insurance payments, workers’ compensation contributions, or other payroll amounts, together with all Taxes applicable thereto (other than income Taxes), shall be for the account of TDK regardless of whether any such Liability is to be paid to any Secondee at any time after the commencement of the Secondment Period.
     (f) Post-Secondment Accruals. All Liabilities with respect to Secondee benefits calculated with respect to any time period commencing on or after the commencement of the Secondment Period for a Secondee under any benefit plan maintained or contributed to, or required to be maintained or contributed to, by TDK or for the benefit of such Secondee, including any Liabilities relating to unpaid salary, vacation days, commissions, bonuses, allowances, subsidies, reimbursements, social insurance payments, workers’ compensation contributions, or other payroll amounts, together with all Taxes applicable thereto (other than income Taxes), shall be for the account of Imation and, if paid by TDK in the first instance, shall be promptly reimbursed by Imation to TDK; provided, however, that nothing herein shall be construed as allocating to Imation costs resulting from any underfunding of any Plan prior to commencement of the Secondment Period.
     (g) Transfer of Secondees to Imation. Imation may offer any Secondee permanent employment with Imation Japan as of the end of the Secondment Period (but not otherwise).
     7.4 Japan Transferred Employees. Imation shall, and shall cause the Acquiring Entities or TMK to, offer to employ or continue the employment of each of the sixty-one (61) employees of TMK (each a “TMK Regular Employee”) and shall, for a period of one (1) year following the Closing and subject to normal attrition and to employee acceptance of such offer, maintain the employment of such TMK Regular Employee at a level of compensation and benefits (including salary or wages, bonuses, incentive compensation, and employee benefits) that is substantially similar, in the aggregate, to that provided by TDK immediately prior to the Closing. The continued employment of such TMK Regular Employees after the end of such one (1)-year period will be at the discretion of Imation and will be “at will” employment, subject to the provisions of applicable Law and any Acquired Contracts.
     7.5 U.S. Employees.
     (a) Closing Transferees. With respect to each Business Employee of TEC employed at the Anaheim Facility as of Closing (each, an “Anaheim Transferee”) and each other Business Employee of TEC whom the parties agree prior to the Closing shall be transferred to Imation or an Acquiring Entity (such employees, together with the Anaheim Transferees, the “TEC Closing Transferees”), Imation shall, or shall cause the relevant Acquiring Entity to, make offers of employment to be effective as of 12:01 a.m. (in the respective workplace locations) on the first day after the Closing Date and contingent upon the Closing. Such offers to TEC Closing Transferees shall be sufficient to avoid triggering any notice obligation under the Worker Adjustment and Retraining Notification (the “WARN Act”), or any similar statute, or other statutory severance obligations, with respect to affected employees. Imation shall, or shall cause the Acquiring Entities to, offer to employ (or, as the case may be, continue the employment of) each TEC Closing Transferee, and shall, subject to normal attrition and to employee acceptance of such offer, maintain the employment of such employee at a level of compensation and benefits (including salary or wages, bonuses, incentive compensation, and employee benefits) that is substantially similar, in the aggregate, to that provided immediately prior to the Closing. The continued employment of such TEC Closing Transferees after Closing will be at the discretion of Imation and will be “at will” employment, subject to the provisions of applicable Law and any Acquired Contracts; provided, that, in the event that Imation or its Affiliates terminate the employment of any TEC Closing Transferee within one (1) year after Closing, Imation shall promptly notify TDK of such termination, identifying the terminated employee, and provide such terminated employee with severance benefits in accordance with TEC’s severance policy as in effect as of the date hereof; provided, that, if such TEC Closing Transferee is terminated after the three (3) month anniversary of Closing and prior to the one (1) year anniversary of Closing, TDK shall reimburse Imation for the amount by which the severance benefit paid to such terminated employee in accordance with TEC’s severance policy exceeds the amount that such terminated employee would have been paid under Imation’s severance policy.
     (b) Post-Closing Transferees. TEC shall provide the transition services set forth on one or more schedules to the Transition Services Agreement from the Closing Date until December 31, 2007 (the “Transition Period”). During the Transition Period, in addition to the information provided to Imation pursuant to the Transition Services Agreement, TDK shall provide Imation with such access to the continuing Business Employees of TEC (each a “TEC Retained Employee”), to the extent consistent with applicable Law and TEC’s own generally applicable personnel policies, as may be reasonably necessary to allow Imation to evaluate the TEC Retained Employees in accordance with Imation’s generally applicable employment assessment procedures (the “Assessment Procedures”). Subject to the last sentence of this Section 7.5(b), Imation may make offers of employment to any TEC Retained Employee at any time prior to the earlier of (i) the end of the Transition Period, and (ii) the termination of such employee by TEC. Any such offer will be in writing and will be copied to TEC. Each TEC Retained Employee who accepts such an offer shall thereafter transfer to Imation on a date reasonably agreed between Imation and TEC, and the scope of the Transition Services shall be equitably adjusted to reflect such transfer as of the date on which such transfer occurs (the “TEC Transfer Date”). Imation shall maintain the employment of each such TEC Post-Closing Transferee for at least one (1) year after the TEC Transfer Date at a level of compensation and benefits (including salary or wages, bonuses, incentive compensation, and employee benefits) that is substantially similar, in the aggregate, to that provided immediately prior to the TEC Transfer Date. The continued employment of such TEC Retained Employees after the end of such one (1)-year period will be at the discretion of Imation and will be “at will” employment subject to the provisions of applicable Law and any Acquired Contracts.
     (c) Termination and Severance. TEC shall retain the right to terminate any TEC Retained Employee at any time. TEC shall have the right to include within the costs billed to Imation under the Transition Services Agreement any severance amount paid by

TEC to a TEC Retained Employee notified of termination during, or within thirty (30) days after, the Transition Period, up to the amount that would have been payable to such employee under Imation’s applicable plans if such employee had been employed by Imation at the time of termination rather than TEC (and, for the avoidance of doubt, crediting service accrued at the Relevant Entities by such TEC Retained Employee for purposes of such calculation).
     7.6 European Employees. Imation shall, and shall cause the other Acquiring Entities to, offer to employ or continue the employment of the Business Employees of TME and TPL (the “European Employees”), from and after Closing, at a level of compensation and benefits (including salary or wages, bonuses, incentive compensation, and employee benefits) that is substantially similar, in the aggregate, to that provided immediately prior to the Closing, and shall, subject to normal attrition and to employee acceptance of such offer, maintain the employment of such employees on such terms as and to the extent required by applicable Law (including the Transfer Regulations) or as a result of negotiation with applicable works councils and/or unions; provided, that, subject to Imation’s and its Affiliates’ compliance with applicable Law and any Acquired Contracts, the continued employment of such European Employees will be at the discretion of Imation and will be “at will” employment. Imation shall undertake, and shall cause each of its Affiliates to undertake, all required notices to and negotiations with works councils and unions and shall comply with any applicable Transfer Regulations. In the event that Imation or any of its Affiliates terminates any European Employee within one (1) year after the Closing, Imation shall (i) pay or provide such European Employee the severance, outplacement and other benefits provided for under the applicable TDK Severance Plan and (ii) promptly notify TDK of such termination, identifying the terminated employee.
     7.7 APAC Employees. Imation shall, and shall cause the other Acquiring Entities to, offer to employ or continue the employment, subject to normal attrition and to employee acceptance of such offer, of the Business Employees of TSP, TRH, and TAP (the “APAC Employees”), from and after Closing, at a level of compensation and benefits (including salary or wages, bonuses, incentive compensation, and employee benefits) that is substantially similar, in the aggregate, to that provided by the Relevant Entities immediately prior to the Closing. The continued employment of such APAC Employees after Closing will be at the discretion of Imation and will be “at will” employment subject to the provisions of applicable Law and any Acquired Contracts. In the event that Imation or any of its Affiliates terminates any APAC Employee within one (1) year after the Closing, Imation shall (i) pay or provide such APAC Employee the severance, outplacement and other benefits provided for under the applicable TDK Severance Plan and (ii) promptly notify TDK of such termination, identifying the terminated employee.
     7.8 Employee Benefits Arrangements.
     (a) U.S. Defined Benefit Plan. As of the Closing, the TEC Closing Transferees shall, and as of the TEC Transfer Date the TEC Post-Closing Transferees (the TEC Closing Transferees and the TEC Post-Closing Transferees, collectively, the “TEC Transferees”) shall, cease active participation in TDK’s defined benefit pension plan for TEC Employees (the “U.S. Pension Plan”). TDK shall take all actions required in order for all TEC Transferees with vested benefits under the U.S. Pension Plan to receive such benefits in accordance with the terms thereof. With the exception of any “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) made at the direction of TEC Transferees, no transfer of assets or liabilities relating to the TEC Transferees from the U.S. Pension Plan shall be made to any tax-qualified retirement plans maintained by Imation or any of its Affiliates.
     (b) U.S. Flexible Spending Account. As of the Closing Date, Imation shall establish flexible spending accounts for medical and dependent care expenses under a new or existing plan (an “Imation FSA”) for each Transferred Employee who, on or prior to the Closing Date, is a participant in TDK’s flexible spending account for medical and dependent care expenses (the “TDK FSA”) or who elects to participate in the Imation FSA. Subject to Imation being provided all information reasonably necessary to permit the administrator of the Imation FSA to accommodate the inclusion of the Transferred Employees in the Imation FSA on the basis described herein, Imation will credit or debit, as applicable, effective as of the Closing Date for Closing Transferees, and as of the date of transfer or secondment to Imation or an Affiliate of Imation in the case of other Transferred Employees (such date, the “Benefits Transfer Date”), the applicable account of each Transferred Employee under the Imation FSA with an amount equal to the balance of each such Transferred Employee’s account under the TDK FSA as of immediately prior to the Benefits Transfer Date. As soon as practicable after the expiration of the Transition Period, TDK will pay to Imation the net aggregate amount of the account balances credited under the Imation FSA, if such amount is positive, and Imation will pay to TDK the net aggregate amount of the account balances credited under the Imation FSA, if such amount is negative. No later than as soon as reasonably practicable following the Closing Date, TDK shall provide to Imation a complete and accurate listing of year-to-date contributions and reimbursements under the Imation FSA for the calendar year in which the Closing Date occurs (such listing to be updated periodically to reflect any such information reported following the Closing Date through the expiration of the Transition Period).
     (c) Non-U.S. Pensions. With respect to TDK’s pension plans for Transferred Employees, subject to applicable Law, (i) if and to the extent that the transaction is a purchase of an Acquired Entity, assets and liabilities for pension benefits shall become the assets and liabilities of the relevant Acquiring Entity; and (ii) if and to the extent that the transaction is a purchase of assets from the Selling Entities, TDK shall retain all assets and liabilities under its plans (and, to the extent applicable, under the pension fund rules or insurance company contracts maintained to fund such plans), and shall make payments to Transferred Employees with vested rights thereunder in accordance with the terms of TDK’s plans and applicable Law.
     (d) Medical, Dental, Disability and Life Insurance Benefits.
     (i) TDK shall be responsible in accordance with its applicable welfare plans in effect prior to the Closing Date for all medical and dental claims for expenses incurred prior to the applicable Benefits Transfer Date. Reimbursement of employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of TDK’s medical and dental programs as in effect immediately prior to the Closing Date. TDK shall terminate coverage of Transferred Employees and their dependents effective for claims for expenses incurred on and after the applicable Benefits Transfer Date. Imation and its Affiliates shall be responsible for all medical and dental claims for expenses incurred on and after the applicable Benefits Transfer Date by Transferred Employees.
     (ii) Imation and its Affiliates, or insurers with whom they shall have contracted for such insurance, shall be responsible for all claims by Transferred Employees and their dependents (including responsibility for post-retirement life insurance claims by Transferred Employees and their dependents) incurred after the applicable Benefits Transfer Date, under group life, travel and accident, and accidental death and dismemberment insurance policies. TDK shall be responsible for claims of these types that are incurred on or prior to the applicable Benefits Transfer Date.
     (iii) Imation and its Affiliates shall exercise reasonable efforts to cause to be waived any pre-existing condition limitation under the welfare plans applicable to Transferred Employees or their dependents if such condition would otherwise have been covered under the terms of TDK’s welfare plans. In those countries in which health benefits are subject to co-payments or deductibles, the Imation and its Affiliates will exercise reasonable efforts to give or cause to be given full credit for all co-payments and deductibles satisfied prior to the Closing in the same plan year as if there had been a single continuous employer, and TDK will cooperate by providing, and causing its agents to provide, information to the Imation regarding co-payments and deductibles during that plan year.
     (e) Credited Service. Imation shall, and shall cause each of its Affiliates to, credit service accrued by Transferred Employees with, or otherwise recognized for benefit plan purposes by, the Relevant Entities as of the Closing for purposes of eligibility and vesting under its benefit plans, programs, policies and arrangements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, post-retirement health and life insurance, severance and separation pay plans).
     (f) Claims and Liabilities. For purposes of this Agreement, claims for benefits and the liabilities for such claims under the following plans and policies shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits; (ii) health, dental, prescription drug or other benefits that become payable during or in connection with any hospital confinement or confinement to a skilled nursing facility or similar facility, as of the date of occurrence of the accident or injury, or the inception of the illness, that is the cause of the hospital or other facility confinement and (iii) health, dental and/or prescription drug benefits not described in (ii), upon provision of such services, materials or supplies. For purposes of this Agreement, liabilities for premiums, contributions or similar purchase obligations to obtain coverage under welfare plans and insurance policies shall be deemed to be incurred as of the due date, without giving effect to any grace period for late payment.

     7.9 Workers Compensation. TDK currently sponsors a program that provides workers compensation benefits for eligible Transferred Employees (the “TDK Workers Compensation Program”). TDK shall be responsible for all claims for workers compensation benefits which are incurred prior to the applicable Benefits Transfer Date by Transferred Employees, and which are payable under the terms and conditions of TDK Workers Compensation Program. Effective as of the Closing Date, Imation shall, and shall cause each of its Affiliates to, take all necessary and appropriate action to adopt a workers compensation program providing such workers compensation benefits as are required by Law for the Transferred Employees (the “Imation Workers Compensation Program”). Such Imation Workers Compensation Program shall be responsible for all claims for benefits which are incurred after the applicable Benefits Transfer Date by Transferred Employees, and which are payable under the terms and conditions of the Imation Workers Compensation Program. For purposes of this Section 7.9, a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs.
     7.10 Compliance with Legal Requirements. TDK agrees to provide or cause to be provided any required notice under the WARN Act, and any similar statute, and otherwise to comply with such statute with respect to terminations, layoffs or similar events affecting the employees of TEC that occur prior to Closing; provided, that Imation and the Acquiring Entities shall not effect, or attempt to effect, on the Closing Date any terminations, layoffs or similar events that could give rise to liabilities or obligations under the WARN Act or similar statute. With respect to any terminations, layoffs or similar events occurring after the Closing Date, Imation and its Affiliates shall have sole responsibility for providing any required notice under, and otherwise complying with, the WARN Act and any similar statute.
     7.11 Disclaimer. Nothing herein shall be construed as a representation or guarantee by TDK that Business Employees will accept the offer of employment from any Acquiring Entities or will continue in employment with Imation or any Affiliate of Imation following the Closing.
VIII. Conditions to Closing
     8.1 Conditions to Imation’s Obligations. The obligation of Imation to take the actions required to be taken by it, and to cause the other Acquiring Entities to take the actions required to be taken by them, at the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived, in whole or in part, in Imation’s sole discretion):
     (a) the representations and warranties set forth in Article II that are not subject to materiality qualifications shall be true and correct in all material respects and those that are subject to such qualifications shall be true and correct, without taking into account any supplemental disclosures after the date of this Agreement by TDK, at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, and provided that any representation or warranty expressly made as of a specified date shall be considered not to have been true and correct at and as of the Closing Date if and only if it shall not have been true and correct on and as of the date so specified;

     (b) the Selling Entities shall have performed and complied in all material respects with all covenants and agreements to be performed and complied with by each of them respectively on or prior to the Closing Date under this Agreement;
     (c) the applicable waiting periods under all applicable Competition Laws shall have expired or shall have been terminated and any approvals required thereunder shall have been obtained;
     (d) each of the material consents and Governmental Authorizations listed in Schedule 8.1(d) (the “Required Consents”) shall have been obtained and be in full force and effect;
     (e) no Litigation shall have been commenced or threatened in writing by a Person who is not an Affiliate of Imation, and which Imation has concluded, based on the advice of counsel, has a colorable basis, that (i) expressly seeks to prevent or delay consummation of any of the transactions contemplated by this Agreement, (ii) asserts the illegality of, or seeks to render unenforceable, any material provision of this Agreement or any of the Ancillary Agreements, (iii) seeks to prohibit direct or indirect ownership or operation by Imation of any portion of the Business, or to compel Imation or any of its Subsidiaries or any of the Acquired Entities to dispose of any material Acquired Assets, or (iv) seeks to require direct or indirect transfer or sale by any of the Acquiring Entities of, or to impose material limitations on the ability of any of the Acquiring Entities to exercise, transferred rights with respect to, any of the Acquired Assets; provided, that, for the avoidance of doubt, the Litigation referred to in this subsection shall not include Litigation based on claims relating solely to the operation of the Business after Closing or seeking to impose royalty or other liabilities on the Business with respect to any period prior to or after Closing, whether or not as a result of the transactions contemplated herein;
     (f) no Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that materially restricts the consummation of the transactions contemplated hereby or the ability of the Acquiring Entities to own or operate the Business, in whole or material part;
     (g) no Material Adverse Change with respect to TDK shall have occurred; and
     (h) TDK shall have delivered or caused to be delivered each of the agreements, certificates, instruments and other documents to be delivered by the Relevant Entities pursuant to Section 1.6(b)(i), and such agreements so delivered shall be in full force and effect.
     8.2 Conditions to TDK’s Obligations. The obligation of TDK to take the actions required to be taken by it at the Closing is subject to the satisfaction of each of the following conditions at or prior to the Closing (any of which may be waived by TDK, in whole or in part, in TDK’s sole discretion):

     (a) the representations and warranties set forth in Article III shall be true and correct in all material respects as of the Closing Date, without taking into account any supplemental disclosures after the date of this Agreement by Imation, as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;
     (b) Imation shall have performed and complied in all material respects with all covenants and agreements to be performed and complied with by it on or prior to the Closing Date under this Agreement;
     (c) the applicable waiting periods under the Competition Laws shall have expired or been terminated and any approvals required thereunder shall have been obtained;
     (d) each Required Consent shall have been obtained and be in full force and effect;
     (e) no Litigation shall have been commenced or threatened in writing by a Person who is not an Affiliate of TDK, and which TDK has concluded, based on the advice of counsel, has a colorable basis, that (i) expressly seeks to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserts the illegality of, or seeks to render unenforceable, any material provision of this Agreement or any of the Ancillary Agreements; provided, that, for the avoidance of doubt, the Litigation referred to in this subsection shall not include Litigation based on claims relating solely to the operation of the Business after Closing or seeking to impose royalty or other liabilities on the Business with respect to any period prior to or after Closing, whether or not as a result of the transactions contemplated herein;
     (f) no Law or Governmental Order shall have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that materially restricts the consummation of the transactions contemplated hereby or the ability of the Acquiring Entities to own or operate the Business, in whole or material part;
     (g) TDK shall have obtained the TDK Union Approval;
     (h) no Material Adverse Change with respect to Imation shall have occurred; and
     (i) Imation shall have delivered or caused to be delivered each of the certificates, instruments and other documents that the Acquiring Entities are to deliver pursuant to Section 1.6(b)(ii), and such certificates, instruments and other documents so delivered shall be in full force and effect.

IX. Termination
     9.1 Termination. This Agreement may be terminated prior to the Closing:
     (a) by the mutual written consent of Imation and TDK;
     (b) by either party if the other party shall have failed to perform or comply in any material respect with any material agreement or covenant contained herein, unless within thirty (30) days following written notice of such failure the other party has cured such failure;
     (c) by either party if satisfaction of a Closing condition of the terminating party in Article VII is impossible notwithstanding the terminating party’s compliance, on the date of termination, with Section 4.7 or 5.2, as the case may be, and Section 6.1;
     (d) by either party, if the conditions set forth in Section 1.5(b)(ii)(B) or Section 1.5(b)(iii)(B) are satisfied; or
     (e) by either party if the Closing has not occurred by December 31, 2007; provided, that the terminating party shall not have materially breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by such date.
     9.2 Effect of Termination. In the event of termination of this Agreement by either Imation or TDK, as the case may be, as provided above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party, except that Article X shall survive indefinitely (and the Confidentiality Agreement shall survive in accordance with its terms), in each case, unless sooner terminated or modified by the parties in writing, and provided that nothing in Section 9.1 or this Section 9.2 shall be deemed to release any party from liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.
X. Survival; Indemnification.
     10.1 Survival of Representations, Warranties and Claims. The representations and warranties of the parties contained in this Agreement, any Ancillary Agreements, and any certificate delivered pursuant hereto or thereto shall survive the Closing and shall terminate and expire on the eighteen (18) month anniversary of the Closing Date, except for representations and warranties set forth in Sections 2.11, 2.17 and 2.20(b) hereof, which shall survive through the expiration of the applicable statute of limitation, and provided that, where a claim is made pursuant to Sections 10.2, 10.3 or 10.4 prior to such anniversary of the Closing Date, the representation and warranty relevant to such claim shall survive until such claim is resolved.

     10.2 Indemnification by TDK.
     (a) TDK shall pay, indemnify, reimburse and hold harmless Imation from and against any and all Losses to the extent incurred by Imation or any of the Acquiring Entities or the Acquired Entities as a result of, arising from or with respect to any of the following (such indemnified Losses are referred to herein as “Imation Losses”):
     (i) subject to Section 10.1, any inaccuracy in or breach of any representation or warranty by TDK contained in this Agreement, either at the date of this Agreement or on the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement, or in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, taking into account, for purposes of this Section 10.2(a)(i), any supplemental disclosures by TDK between the date of this Agreement and Closing;
     (ii) any breach by TDK of, or any failure of any of the Selling Entities to perform or comply with, any of their respective obligations under or pursuant to this Agreement or any of the Ancillary Agreements;
     (iii) any Excluded Liabilities, including any Liabilities of any of the Acquired Entities that were to have been assumed by one of the Selling Entities prior to Closing pursuant to Section 4.10;
     (iv) any Liability arising out of any Litigation pending as of the Closing;
     (v) any Liability under applicable Law arising prior to the Closing by reason of the funding, operation, transfer, termination or winding up of any Plan established or maintained by any of the Relevant Entities other than, for the avoidance of doubt, any failure to fully fund any such Plan (except as required under Section 2.20(b) hereof);
     (vi) subject to Section 10.3, any Liability to any employee or former employee of any of the Relevant Entities, or to any third party for indemnification with respect to any such Liability, caused by any action of any of the Relevant Entities prior to the Closing or by any decision of any of the Acquiring Entities not to hire such employee or former employee;
     (vii) any claim or cause of action asserted by any Person against any of the Acquiring Entities or the Acquired Entities arising before, on or after the Closing Date out of or with respect to the operations of the Relevant Entities, the Acquired Assets, or the Business prior to the Closing Date;
     (viii) subject to Section 6.5, any Liability of any of the Selling Entities for Taxes, whenever incurred (excluding Taxes, other than profits, capital gain or other Taxes on net income addressed in Section 1.4(c), relating to or arising out of the transfer of Acquired Assets at Closing or the ownership or use of the Acquired Assets thereafter), and any Liability of any of the Acquired Entities for Taxes for

any taxable period ending prior to the Closing, including any Pre-Closing Period or Interim Period (as defined in Section 10.2(e)) to the extent Taxes are allocable to such Pre-Closing Period or Interim Period in accordance with Section 10.2(e);
     (ix) any claims arising out product failures, in speakers sold by TDK prior to Closing, under the “TAPEX” brand resulting from the same root cause as the failures which which caused TDK to initiate a voluntary recall of such products prior to the date hereof; and
     (x) any claims with respect to the sale or purported sale by TME of the real property known as TDK House, located at Redhill, Surrey, England.
     (b) Notwithstanding anything herein to the contrary, TDK shall not be obligated under Section 10.2(a) above to indemnify as to the matters set forth in clause (i) above, and shall not have any Liability with respect to such matters:
     (i) unless the aggregate of all Imation Losses exceeds on a cumulative basis $2,500,000 (the “Basket Amount”), in which case Imation shall be entitled to recover the Imation Losses only to the extent of such excess;
     (ii) to the extent that the aggregate of all of the Imation Losses exceeds $35,000,000 (the “Indemnification Cap”); or
     (iii) for any individual item where the loss, liability, cost or expense relating thereto is less than $150,000 (the “De Minimis Amount”), provided, that such items may be aggregated for purposes of clause (i);
provided, that the foregoing limits shall not apply to any indemnification obligation of TDK arising out of, relating to or resulting from any inaccuracy of the representations and warranties in any of Sections 2.1, 2.2, 2.3(a) or 2.4 hereof, or related certificates.
     (c) If Imation has a claim for indemnification under this Section 10.2, Imation shall deliver to TDK one or more written notices of Imation Losses (each, an “Imation Claim Notice”), on or before the eighteen (18) month anniversary of the Closing Date, except for Imation Losses arising from a breach or inaccuracy in the representations and warranties made in Sections 2.11, 2.17 or 2.20(b), or for any of the matters described Section 10.2(a)(v), for which Imation may deliver an Imation Claim Notice prior to the expiration of the applicable statute of limitations. TDK shall have no Liability under this Section 10.2 except with respect to indemnification claims described in an Imation Claim Notice provided in accordance with the terms hereof and within the applicable time limits specified in the preceding sentence. Any Imation Claim Notice shall (i) expressly state that it constitutes an Imation Claim Notice under this Section 10.2(c), (ii) describe in reasonable detail the basis for such Imation Losses and the nature of the Imation Losses for which indemnification is sought, (iii) state the amount of the Imation Losses claimed if then known to Imation, and (iv) set forth Imation’s calculation thereof in reasonable detail. If the amount of Imation Losses is not known at the time of the submission of the Imation Claim Notice, then Imation shall provide a good faith estimate based upon the facts then known and shall submit an amended Imation Claim Notice promptly after the amount thereof has become known to Imation. If TDK notifies Imation in writing, within twenty (20) Business Days after its receipt of any Imation Claim Notice, that TDK agrees to make the indemnification payment requested therein, (A) upon such acceptance, the parties shall be deemed to have settled all claims arising out of the facts and circumstances giving rise to the applicable Imation Claim Notice, and (B) TDK shall pay the agreed amount to Imation within twenty (20) Business Days after such acceptance. If TDK disputes any aspect of an Imation Claim Notice, including the amount or calculation of the Imation Losses claimed therein, or has not notified Imation in writing of its election to pay such amount within twenty (20) Business Days after its receipt of any Imation Claim Notice, such claims shall be deemed a “Dispute” under the Trademark License Agreement and shall be subject to the dispute resolution provisions of Section 5.3 thereof. If an Imation Claim Notice does not state the amount of the Imation Losses claimed because such amount is not known at the time of submission of the Imation Claim Notice, such omission shall not preclude Imation from recovering from TDK the actual amount of the Imation Losses resulting from the specific matters described in such Imation Claim Notice if any such amount is provided in an amended Imation Claim Notice submitted promptly after the amount thereof shall have become known to Imation in accordance with the terms hereof. In order to assert its right to indemnification under this Article X, Imation shall not be required to provide any notice except as provided in this Section 10.2(c).
     (d) TDK shall pay to Imation the amount of any Imation Losses indemnifiable hereunder twenty (20) Business Days following the determination of TDK’s liability for and the amount of such Imation Losses (whether such determination is made by agreement between Imation and TDK or by final adjudication).
     (e) For purposes of this Article X, the parties hereto will, to the extent permitted by applicable Law, elect with the relevant taxing authorities to treat for all purposes the Closing Date as the last day of a taxable period of any Acquired Entity, and such period shall be treated as a “Short Period” and a “Pre-Closing Period” for purposes of this Agreement. In any case where applicable Law does not permit an Acquired Entity to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of such Taxes that is attributable to the operations of such Acquired Entity for such Interim Period (as defined below) shall be (i) in the case of Taxes that are not based on income or gross receipts, the total amount of such Taxes for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in the entire period in question, and (ii) in the case of Taxes that are based on income or gross receipts, the Taxes that would be due with respect to the Interim Period, if such Interim Period were a Short Period. “Interim Period” means with respect to any Taxes imposed on such Acquired Entity on a periodic basis for which the Closing Date is not the last day of a Short Period, the period of time beginning on the first day of the actual taxable period that includes (but does not end on) the Closing Date and ending on and including the Closing Date.

     10.3 Indemnification by Imation.
     (a) Imation shall pay, indemnify, reimburse and hold harmless TDK from and against any and all Losses to the extent incurred by TDK as a result of, arising from or with respect to any of the following (such indemnified Losses are referred to herein as “TDK Losses”):
     (i) subject to Section 10.1, any inaccuracy in any representation or warranty by Imation contained herein, either at the date of this Agreement or on the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement, or in any Ancillary Agreement or in any certificate delivered pursuant hereto or thereto, taking into account, for purposes of this Section 10.3(a)(i), any supplemental disclosures after the date of this Agreement by Imation;
     (ii) any breach by Imation of, or any failure of any of the Acquiring Entities to perform or comply with, any of its obligations under or pursuant to this Agreement or any of the Ancillary Agreements (including any failure to offer employment to Business Employees as provided in Article VII, in which case any costs of defense incurred by TDK pursuant to Section 9.2(a)(iv) shall be included within the indemnified amounts hereunder, so that, for the avoidance of doubt, TDK will be responsible in the first instance for addressing such employee claim, but TDK’s costs for doing so will be fully indemnified by and recoverable from Imation);
     (iii) any claim or cause of action asserted by any Person against any of the Selling Entities arising before, on or after the Closing Date out of or with respect to (A) the operations of the Acquired Entities, the Acquired Assets or the Business after the Closing Date (including, without limitation, any termination by an Acquiring Entity of any Acquired Contract or by an Acquired Entity of any Contract, or breach by an Acquiring Entity or an Acquired Entity of any term or condition thereof) or (B) Imation’s election to accept the assignment or transfer of any Restricted Asset pursuant to Section 1.10(a)(ii), except in either case for any claims with respect to which TDK is obligated to indemnify Imation under Section 10.2(a) hereof; and
     (iv) any Assumed Liability, including any Liabilities of any of the Acquired Entities not required to be assumed by one of the Selling Entities prior to Closing pursuant to Section 4.10;
provided, that TDK Losses shall not include any diminution in the value of the Imation Shares by reason of any Losses sustained solely by Imation separate from, and in addition to, any Losses sustained directly by TDK.
     (b) Limits. Notwithstanding anything herein to the contrary, Imation shall not be obligated under Section 10.3(a) above to indemnify or hold harmless TDK as to matters set forth in clause (i) above, and shall not have any Liability with respect to such matters:
     (i) unless the aggregate of all TDK Losses exceeds the Basket Amount, in which case TDK shall be entitled to recover the TDK Losses only to the extent of such excess;
     (ii) to the extent that the aggregate of all of the TDK Losses exceeds the Indemnification Cap; or
     (iii) for any individual item where the loss, liability, cost or expense relating thereto is less than the De Minimis Amount (provided, that such items may be aggregated for purposes of clause (b)(i));
provided, that the foregoing limits shall not apply to any indemnification obligation of Imation arising out of, relating to or resulting from any inaccuracies in the representations and warranties contained in any of Sections 3.1, 3.2, 3.3(a) and 3.5 hereof, or related certificates.
     (c) If TDK has a claim for indemnification under this Section 10.3 , TDK shall deliver to Imation one or more written notices of TDK Losses (each a “TDK Claim Notice”) on or before the eighteen (18) month anniversary of the Closing Date. Imation shall have no liability under this Section 10.3 except with respect to indemnification claims described in a TDK Claim Notice provided in accordance with the terms hereof and within the applicable time limits specified in the preceding sentence. Any TDK Claim Notice shall (i) expressly state that it constitutes a TDK Claim Notice under this Section 10.3(c), (ii) describe in reasonable detail the basis for such TDK Losses and the nature of the TDK Losses for which indemnification is sought, (iii) state the amount of the TDK Losses claimed if then known to TDK, and (iv) set forth TDK’s calculation thereof in reasonable detail. If the amount of TDK Losses is not known at the time of the submission of the TDK Claim Notice, then TDK shall provide a good faith estimate based upon the facts then known and shall submit an amended TDK Claim Notice promptly after the amount thereof has become known to TDK. If Imation notifies TDK in writing, within twenty (20) Business Days after its receipt of any TDK Claim Notice, that Imation agrees to make the indemnification payment requested therein, (A) upon such acceptance, the parties shall be deemed to have settled all claims arising out of the facts and circumstances giving rise to the applicable TDK Claim Notice, and (B) Imation shall pay the agreed amount to TDK within twenty (20) Business Days after such acceptance. If Imation disputes any aspect of a TDK Claim Notice, including the amount or calculation of the TDK Losses claimed therein, or has not notified TDK in writing of its election to pay such amount within twenty (20) Business Days after its receipt of any TDK Claim Notice, such claims shall be deemed a “Dispute” under the Trademark License Agreement and shall be subject to the dispute resolution provisions of Section 5.3 thereof. If a TDK Claim Notice does not state the amount of the TDK Losses claimed because such amount is not known at the time of submission of the TDK Claim Notice, such omission shall not preclude TDK from recovering from Imation the actual amount of the TDK Losses resulting from the specific matters described in such TDK Claim Notice if any such amount is provided in an amended TDK Claim Notice submitted promptly after the amount thereof shall have become known to TDK in accordance with the terms hereof. In order to assert its right to indemnification under this Article X, TDK shall not be required to provide any notice except as provided in this Section 10.3(c).
     (d) Imation shall pay the amount of any TDK Losses to TDK within twenty (20) Business Days following the determination of Imation’s liability for and the amount of TDK Losses (whether such determination is made pursuant to the procedures set forth in this Section 10.3, by agreement between TDK and Imation or by final adjudication).
     10.4 Third-Party Action.
     (a) If any third party shall notify a party (the “Indemnified Party”) with respect to any matter which may give rise to a claim for indemnification against the other party (the “Indemnifying Party”) under this Section 10.4 for Losses of the Indemnified Party arising from, relating to or constituting any Litigation instituted by any third party (any such third party action or proceeding being referred to as a “Third-Party Action”), the Indemnified Party shall give the Indemnifying Party prompt written notice of the commencement of such Third-Party Action. The complaint or other papers pursuant to which the third party commenced such Third-Party Action shall be attached to such written notice. The failure to give prompt written notice shall not affect an Indemnified Party’s right to indemnification unless such failure has materially and adversely affected the Indemnifying Party’s ability to defend such Third-Party Action.
     (b) The Indemnifying Party may participate in, and, to the extent the Indemnifying Party desires, at any time assume the defense of, such Third-Party Action with reputable attorneys retained by the Indemnifying Party and at the Indemnifying Party’s expense. Upon and after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third-Party Action, the Indemnifying Party shall not be liable to the Indemnified Party under this Article X for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, however, that the Indemnified Party shall be entitled at any time, at its own cost and expense, to participate in the Indemnifying Party’s conduct of such defense and to be represented by attorneys of its own choosing. The Indemnified Party shall cooperate with the Indemnifying Party in the Indemnifying Party’s conduct of such defense to the extent reasonably requested by the Indemnifying Party in the contest and defense of such Third-Party Action, including but not limited to providing reasonable access (upon reasonable notice) to the books, records and employees of the Indemnified Party if relevant to the defense of such Third-Party Action; provided, that such cooperation shall not unduly disrupt the operations of the business of the Indemnified Party or cause the Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of the Indemnified Party to become public.
     (c) If the Indemnifying Party does not elect to assume the defense of any Third-Party Action, the Indemnified Party shall be entitled to conduct its own defense and to be represented by attorneys of its own choosing. For the avoidance of doubt, the costs and expenses of such defense shall be included in Losses indemnifiable in accordance with and subject to the provisions of this Article X.
     (d) Neither the Indemnified Party nor the Indemnifying Party may concede, settle or compromise any Third-Party Action without the consent of the other party, which consent shall not be unreasonably withheld or delayed.
     10.5 Sole and Exclusive Remedy. Each party hereto agrees that, with the exception of the equitable remedies provided for in Sections 4.14(b) and 4.16(c), its sole and exclusive remedy in respect of a breach by the other party of any representation, warranty, covenant, agreement or obligation of such party hereunder, or in any certificate provided in accordance herewith, or with respect to any breach by the other party of any representation or warranty provided in any Ancillary Agreement, shall be the right to obtain indemnification as provided in this Article X, and all other rights and remedies in respect of such a breach or breaches (excluding any act or omission that constitutes fraud by either of the parties hereto) are hereby expressly forever waived and released. Each party hereto covenants not to institute any litigation or other proceeding with respect to any rights and remedies waived by such party under this Section 10.5. However, for the avoidance of doubt and notwithstanding the foregoing, nothing in this Article X shall limit in any respect either party’s rights with respect to amounts payable pursuant to Section 1.7 (Post-Closing Adjustment to Purchase Price) or Section 1.8 (Earnout).
     10.6 Limitations on Indemnification. The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of (A) any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, and (B) the extent to which any Losses recoverable pursuant to this Article X have been taken into account in the determination of the Closing Date Working Capital Amount (pursuant to Section 1.7) for purposes of calculating any adjustment to the Purchase Price. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price and the portion of the Purchase Price allocated to the relevant Acquired Asset for Tax purposes; provided, however, that where, as a result of a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its affiliates, an indemnity payment hereunder is treated as other than an adjustment to the Purchase Price, the Indemnified Party shall be entitled to receive an additional indemnity payment in an amount equal to the excess of the indemnity payment that the Indemnified Party would have been entitled to receive if the indemnity payment had been treated for Tax purposes in the manner required by the final determination over the indemnity payment actually received by such Indemnified Party as a result of treating the indemnity payment for Tax purposes as an adjustment to the Purchase Price and the portion of the Purchase Price allocated to the relevant Acquired Asset.
XI. General
     11.1 Press Releases and Announcements.
     (a) Generally. From the date of execution of this Agreement until the Closing, neither party shall issue any press release (or make any other public announcement) related to this Agreement or the transactions contemplated hereby without prior written approval of the other party hereto, except as may be necessary, in the opinion of counsel to the party seeking to make disclosure, to comply with the requirements of applicable Law, including the applicable rules of any securities market or exchange on which such party is listed. The parties shall seek in good faith to coordinate all announcements and communications with each party’s employees, customers and suppliers.
     (b) SEC Filings. Imation acknowledges that the Trademark License Agreement as well as certain other Ancillary Agreements contain information that TDK views as commercially sensitive terms and agrees that (i) Imation will consult in good faith with TDK prior to filing such documents concerning the question of whether confidential treatment should be requested and, (ii) with respect to the Trademark License Agreement, shall initially file the agreement in a form reasonably agreed between the parties hereto and request confidential treatment for all portions of the Trademark License Agreement highlighted therein.
     11.2 Expenses. Except as otherwise expressly provided for in this Agreement, TDK and Imation shall each pay all of their own expenses with respect to the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not); provided, however, that the parties will share equally any filing fees for filings under Competition Laws.
     11.3 Amendment and Waiver. No provision of this agreement may be amended, and no breach of any provision hereof may be waived, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.

     11.4 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), (iii) five (5) Business Days after being mailed, if sent by first class mail to a United States address, return receipt requested, (iv) ten (10) Business Days after being mailed, if sent by first class mail to a non-United States address, return receipt requested or (v) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to Imation and TDK shall, unless another address is specified in writing, be sent to the address indicated below:
If to Imation:
Imation Corp.
1 Imation Place
Oakdale, Minnesota 55128
USA
Attn:      John Sullivan
Facsimile No. (651) 704-4412
With a copy (which shall not constitute notice) to:
Dorsey & Whitney
3008 One Pacific Place
88 Queensway
Hong Kong SAR, China
Attn:       Steven C. Nelson, Esq.
Facsimile No. (852) 2524-3000
If to TDK:
TDK Corporation
13-1 Nihonbashi 1-chome
Chuo-ku
Tokyo 103-8272
Japan
Attn:       Seiji Osaka
Facsimile No. (813) 5201-7114

With a copy (which shall not constitute notice) to:
Morrison Foerster
AIG Building, 11/F
1-3, Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-0005
Japan
Attention:       Ken Siegel, Esq.
Facsimile No. (81) 3 3214- 6512
     11.5 Assignment. Neither this Agreement, nor any of the rights, interests or obligations any party hereunder, may be assigned by a party to this Agreement without the prior written consent of the other party.
     11.6 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party to this Agreement.
     11.7 Severability. In addition to the severability provisions of Section 4.16, whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.8 Complete Agreement. This Agreement, the Confidentiality Agreement and, when executed and delivered, the Ancillary Agreements, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.
     11.9 Schedules. The Disclosure Schedule contains a series of schedules corresponding to the sections contained in Article II. The schedules in the Disclosure Schedule relate only to the representations and warranties in the section and subsection of this Agreement to which they correspond and not to any other representation or warranty in this Agreement except where the relevance to another representation or warranty is reasonably apparent on the face of the statement in the Disclosure Schedule.
     11.10 Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. A facsimile signature shall be considered an original signature.
     11.11 Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.

     11.12 Consent to Jurisdiction.
     (a) TDK and Imation irrevocably submit, to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). TDK and Imation irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and furthermore irrevocably and unconditionally waive any defense based on the absence of or failure to join any other party in any suit, action or other proceeding arising out of this Agreement.
     (b) TDK and Imation further agree that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a).
     11.13 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.
     11.14 Certain Definitions. Capitalized terms used in this Agreement have the respective meanings set forth in Exhibit A.
     11.15 Usages. Any reference to any Law shall be deemed to include any amendments thereto and all rules and regulations promulgated thereunder, unless the context requires otherwise. The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement. References to Sections, Articles, Schedules and Exhibits are to the corresponding sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified. Unless otherwise expressly provided, the word “including” means “including without limitation.” Except as otherwise expressly stated, the word “days” means calendar days, including weekends and holidays. The phrase “or the equivalent in other currencies” means an amount in Dollars converted from the applicable currency or currencies at the rates of exchange quoted in the WSJ dated on the next to last Business Day immediately preceding the Closing. When any party may take any permissive action, including the granting of any consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion, except as otherwise expressly provided. The use of the masculine, feminine or neuter gender or the singular or plural form of words shall not limit any provisions of this Agreement. Capitalized terms defined in the singular shall have the same meanings when used in the plural, and vice versa. A statement that an item has been listed means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been provided or made available means a true and correct copy of the item, including all amendments, updates and modifications thereto, has been provided or made available. The word “primary” or “primarily” where used with reference to any use or purpose of an asset means that such use or purpose is more important than any other use or purpose of such asset.
     11.16 Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement. In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
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     IN WITNESS WHEREOF, Imation and TDK have executed this Acquisition Agreement as of the date first above written.

IMATION CORP.	TDK CORPORATION

By: /s/ Frank Russomanno	By: /s/ Takehiro Kamigama
Its: President and Chief Executive Officer	Its: President and COO

EXHIBIT A
DEFINITIONS
     “13D Group” means any partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act.
     “Accessory Products” has the meaning ascribed to such term in the Trademark License Agreement.
     “Active Employees” means those Business Employees, as of the date of this Agreement as listed on Schedule 2.19(a) and who may reasonably be expected to be either Transferred Employees or Secondees after Closing.
     “Acquired Entities” means TDK Marketing Corporation, TDK Marketing Europe GmbH, TDK (Australia) Pty. Ltd., TDK Recording Media (Hong Kong) Co., Ltd., TDK Online Services Corporation, and TDK Polska Sp. Z.o.o.
     “Acquired Transferees” means those Business Employees employed by an Acquired Entity as of the Closing.
     “Acquiring Entities” means Imation and any of Imation’s Subsidiaries that Imation may, with the prior written consent of TDK, which consent shall not be unreasonably withheld, cause to purchase any of the Acquired Assets or enter into any of the Ancillary Agreements in place of Imation pursuant to this Agreement.
     “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Imation) contemplating an Acquisition Transaction.
     “Acquisition Transaction” means any transaction pursuant to which any Person would acquire all, or a material portion, of the Business.
     “Active Employees” means those Business Employees, as of the date of this Agreement as listed on Schedule 2.19(a) and who may reasonably be expected to be either Transferred Employees or Seconded Employees after Closing.
     “Agreement” has the meaning set forth in the first paragraph of this Agreement.
     “Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has Control of the first Person, or of which the first Person has Control, or which is under common Control with the first Person.
     “Ancillary Agreements” means the (i) Trademark License Agreement, in substantially the form of attached Exhibit J, (ii) the Investor Rights Agreement, in substantially the form of attached Exhibit K, (iii) the Supply Agreement, in substantially the form of attached Exhibit L, (iv) the Transition Services Agreements, in substantially the form of attached Exhibit M, (v) the Bills of Sale, in substantially the form of attached Exhibit C, (vi) the Intellectual Property Assignments, in

substantially the form of attached Exhibit E, (vii) the Assignment and Assumption Agreements, in substantially the form of attached Exhibit D, and (viii) the Secondment Agreement.
     “Ancillary Products” means Headphone Products and Speaker Products, each as defined in the Trademark License Agreement.
     “Antitrust Order” has the meaning set forth in Section 6.1(b).
     “APAC Employees” means those Business Employees (other than Seconded Employees) whose place of employment is within TDK’s Asia-Pacific Sales Region.
     “Basket Amount” has the meaning set forth in Section 10.2(b)(i).
     “Business” means the marketing, distribution, and sale, including customer service and support, of Removable Recording Media Products, Accessory Products, and Ancillary Products, in each case bearing the TDK Brand, as conducted by the Relevant Entities; provided, that, for the avoidance of doubt, the Business does not include the Medical Business or TDK’s facility in Chicago, Illinois, which is primarily engaged in the Medical Business.
     “Business Day” means any day, other than weekends, on which commercial banks in New York City, New York, and Tokyo, Japan, are open for business.
     “Business Employees” has the meaning set forth in Section 7.1.
     “Business Premises” has the meaning set forth in Section 2.8(c).
     “Capital Lease” means a lease on which any of the Relevant Entities is a lessee that is a capital lease as determined in accordance with US GAAP.
     “Change of Control” with respect to a Person means any of the following transactions as a result of which such Person is under the direct or indirect control of any other Person, whether singly or as a part of a 13D Group: (a) the acquisition by any Person, as a result of one transaction or a series of transactions over time, of voting Securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of the first Person; or (b) the first Person’s consolidation with or merger with or into another Person, whether or not the first Person is the surviving entity in such transaction, unless, immediately after such consolidation or merger, shareholders of the first Person prior to the transaction continue to own voting securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of such new or surviving entity.
     “Closing Transferee” means those Business Employees of a Selling Entity who accept an offer of employment with an Acquiring Entity as of the Closing.
     “Code” means the US Internal Revenue Code of 1986, as amended.
     “Competition Laws” has the meaning set forth in Section 6.1(a).
     “Confidential Information” has the meaning set forth in Section 4.14(a).

     “Confidentiality Agreement” has the meaning set forth in Section 4.3.
     “Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.
     “Contract” means a contract, agreement, lease, commitment or other legally binding understanding, whether oral or written, that is an Acquired Contract or a contract of an Acquired Entity that relates primarily to the Business, and, in each case, is in effect as of the date of this Agreement or any time after the date of this Agreement prior to Closing.
     “Control” of any Person means either (i) direct or indirect ownership of at least fifty-one percent (51%) of the voting share capital of, or other analogous ownership interest in, such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     “Current Properties” has the meaning set forth in Section 2.17(a)(v).
     “Current Secondees” means those Business Employees of TDK who are seconded as of the date hereof to TMK.
     “De Minimis Amount” has the meaning set forth in Section 10.2(b)(iii).
     “Disclosure Schedule” means the schedule delivered by TDK to Imation on or prior to the date of this Agreement concerning the representations and warranties contained in Article II.
     “Dollars” or “$” means units of the lawful currency of the United States of America.
     “Durabis Marks” means those trademarks and applications listed on Schedule 2.13(a)(i) that contain the word “Durabis.”
     “Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, mortgage, lease, option, pledge, security interest, right of first refusal and, solely in the case of voting securities, restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Employment Terms” means the rights of Business Employees according to their individual terms and conditions of employment with the Selling Entities and, where applicable, under collective agreements if and to the extent they provide to a Business Employee direct and enforceable causes of action against the employer.
     “Environmental Costs” has the meaning set forth in Section 2.17(a)(i).
     “Environmental Law” has the meaning set forth in Section 2.17(a)(ii).
     “ERISA” means the US Employee Retirement Income Security Act of 1974.

     “ERISA Affiliate” means any entity or trade or business that is treated as a member of TDK’s controlled group within the meaning of Section 414(b), (c), (m) or (o) of the Code.
     “European Employees” means those Business Employees **whose place of employment is in a European Union country or in a European Free Trade Association country.
     “Exchange Act” means the US Securities Exchange Act of 1934.
     “Financial Statements” has the meaning set forth in Section 2.5(b).
     “GDM” has the meaning set forth in Section 3.6.
     “Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted or given by any Governmental Entity.
     “Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.
     “Governmental Order” means any (i) writ, order, or decree by any Governmental Entity that remains in effect on the date hereof and binding upon a Relevant Entity with respect to the conduct of the Business, or (ii) an judgment or injunction issues by a court or arbitrator of competent jurisdiction over a Relevant Entity and that remains in effect and undischarged as of the date hereof with respect to such entity’s conduct of the Business.
     “Hazardous Materials” has the meaning set forth in Section 2.17(a)(iii).
     “HSR Act” means the US Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “Imation Election Notice” has the meaning set forth in Section 1.5(b)(iii)(A).
     “Immigration Authorities” has the meaning set forth in Section 2.19(b).
     “Indebtedness” means any Liabilities for borrowed monies.
     “Indemnification Cap” has the meaning set forth in Section 10.2(b)(ii).
     “Indemnified Party” has the meaning set forth in Section 10.4(a).
     “Indemnifying Party” has the meaning set forth in Section 10.4(a).
     “Insider” means (i) a holder (other than TDK) of more than five percent (5%) of the shares of, or any corporate officer or director of, any of the Relevant Entities, other than any such holder that is under the Control of TDK; or (ii) any Person, other than any of the Relevant Entities, in

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

which any of the Persons described in clause (i) (other than Toyota Tsusho Corporation) owns any beneficial interest (other than less than twenty percent (20%) of the outstanding shares of capital stock of any corporation whose stock is listed on a recognized securities exchange or publicly traded on The NASDAQ Global Market).
     “Insurance Policy” has the meaning set forth in Section 2.15.
     “Intellectual Property Rights” means (i) rights in patents, patent applications and patentable subject matter, whether or not the subject of an application (“Patents”), (ii) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered, together with all goodwill associated therewith (“Trademarks”), (iii) rights in copyrightable subject matter or protectable designs, registered or unregistered (“Copyrights”), (iv) trade secrets, (v) rights in internet domain names, uniform resource locators and e-mail addresses (“Domain Names”), (vi) rights in semiconductor topographies (mask works), registered or unregistered, (vii) know-how (together with the rights described in (iv), “Trade Secrets”) and (viii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of Law, Contract, license or otherwise.
     “Interim Period” has the meaning set forth in Section 10.2(e).
     “Investor Rights Agreement” means an agreement to be entered into at Closing by and between Imation and TDK in substantially the form set out in Exhibit K.
     “Imation” has the meaning set forth in the first paragraph of this Agreement.
     “Imation Claim Notice” has the meaning set forth in Section 10.2(c).
     “Imation Japan” means Imation Corporation Japan, TMK, or any successor in interest of either of them which is a stock corporation engaged in the Business and domiciled in Japan.
     “Imation Losses” has the meaning set forth in Section 10.2(a).
     “Imation SEC Reports” has the meaning set forth in Section 3.7(a).
     “IRS” means the United States Internal Revenue Service.
     “Knowledge of TDK” means the actual knowledge after reasonable inquiry of Kuniyoshi Matsui, Yoshiaki Hirota, Seiji Osaka or Takahiko Ono.
     “Last Fiscal Year” means the fiscal year of TDK ended March 31, 2006.
     “Last Fiscal Year End” means March 31, 2006.
     “Latest SCA&L” has the meaning set forth in Section 2.5(d).
     “Latest SCA&L Date” means December 31, 2006.
     “Law” means any constitution, law, ordinance, regulation, statute or treaty adopted, promulgated or entered into by any Governmental Entity.

     “Liability” means any liability or obligation, whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
     “Licensed-In Intellectual Property Rights” means Third-Party Intellectual Property Rights used or held for use by any of the Relevant Entities with the permission of the owner that Relevant Entities have the right as of the Closing Date to transfer without payments to third parties and that relate solely to the sale of Subject Products.
     “Licensed-Out Intellectual Property Rights” means any Owned Intellectual Property Rights that are licensed for use by one or more third parties.
     “Licensed Products” has the meaning ascribed to such term in the Trademark License Agreement.
     “Licensed Trademarks” has the meaning ascribed to such term in the Trademark License Agreement.
     “Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
     “Local GAAP” means the generally accepted accounting principles, as in effect from time to time, of: (i) Japan, in the case of TDK Marketing K.K.; (ii) the Federal Republic of Germany, in the case of TDK Marketing Europe GmbH; (iii) the Commonwealth of Australia, in the case of TDK (Australia) Pty. Ltd.; (iv) the Hong Kong S.A.R. of the People’s Republic of China, in the case of TDK Recording Media (Hong Kong) Co., Ltd.; (v) the United States, in the case of TDK Online Services Corporation; and (vi) the Republic of Poland, in the case of TDK Polska Sp. Z.o.o.; and for any other Relevant Entity, the generally accepted accounting principles applicable to or adopted by such Relevant Entity.
     “Loss” means any liability, cost, damage, deficiency, penalty, or other loss or expense (including court costs and reasonable attorneys’ fees and expenses), whether or not arising out of a Third-Party Action, other than consequential and punitive damages, subject to the duty to mitigate damages and net of recovery under any applicable insurance policy.
     “Material Adverse Change” means any change, effect, event or condition that, either individually or together with other such circumstances, has had, or, with the passage of time, would reasonably be expected to have, a Material Adverse Effect; provided, that none of the following (individually or in combination) will be deemed to constitute, or will be taken into account in determining whether there has been or would be, a Material Adverse Change: any change, effect, event, condition or other matter resulting from or relating to (directly or indirectly) any of the following: (i) general changes in economic conditions affecting the industries in which the Relevant Entities or Imation, as the case may be, participate, the U.S. economy or the economy of any other of any other jurisdiction in which the Relevant Entities have or Imation has, as the case may be, Business operations; (ii) compliance by the Relevant Entities or Imation, as the case may be, with the terms of, or the taking of any action contemplated by, this Agreement or any

Ancillary Agreement; (iii) the announcement or pendency of this Agreement or the transactions contemplated hereby; or (iv) any terrorist acts, acts of war, natural disasters or health emergencies.
     “Material Adverse Effect” means a material adverse effect on (i) the assets, properties, condition (financial or otherwise) or results of operations of the Relevant Entities, in each case in relation to the Business, taken as a whole, or of Imation, as the case may be, or (ii) the ability of TDK or Imation, as the case may be,to perform its obligations under this Agreement or to consummate the Transactions in all material respects.
     “Material Contracts” has the meaning set forth in Section 2.13(a).
     “Medical Business” means TDK’s business relating to the research, development, manufacture, marketing, distribution, sale, service and support of Medical Products, including TDK’s facilities in Chicago, Illinois.
     “Medical Image Data Recording Media” means media that are specifically intended for recording patient medical image data, are expressly and solely marketed for use in such medical applications and are labeled as such.
     “Medical Image Data Recording Products” means (a) optical disc recording apparatus for recording patient medical image data in the DICOM format, comprised of a PC incorporating a recording drive for CDs or DVDs, and which may include a disc label printer and a disc auto changer and (b) successor products that have the same system configuration and substantially the same features and functionality as such commercialized products, including products that are on the migration path of such products.
     “Medical Products” means Medical Image Data Recording Products and Medical Media Products.
     “Off-the-Shelf Software” means Software that is widely commercially available and the license agreements for which are not typically negotiated or signed by the licensee.
     “Ordinary Course of Business” means the ordinary course of business of the Relevant Entities in relation to the Business, consistent with past practice.
     “Organizational Documents” means (i) the articles or certificate of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, and (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, in each case as amended and in effect.
     “Owned Intellectual Property Rights” means Subject Intellectual Property Rights owned by any of the Relevant Entities that Relevant Entities have the right as of the Closing Date to transfer without payments to third parties and that relate solely to the sale of Subject Products.

     “Permitted Encumbrances” means any (i) liens for Taxes not yet due and payable or Taxes being contested in good faith in appropriate proceedings, (ii) easements, covenants, conditions, restrictions, rights of way, non-monetary encumbrances and non-monetary title defects which would not, individually or in the aggregate, materially interfere with the right or ability of the Acquiring Entities to use or operate the affected property in the Business, (iii) workmen’s, repairmen’s, mechanics’, carriers’ or other similar liens arising or incurred in the ordinary course of business (however, for the avoidance of doubt, the Liabilities underlying any such liens shall constitute Excluded Liabilities and TDK shall remove any such lien prior to any foreclosure action by the holder thereof unless the contract with the lienor is an Assumed Contract, and the lien amount is an Assumed Liability), (iv) restrictions or rights granted to Governmental Entities under applicable Law which would not, individually or in the aggregate, materially interfere with the right or ability of the Acquiring Entities to use or operate the affected property in the Business, (v) zoning, building, or similar restrictions relating to or affecting property which would not, individually or in the aggregate, materially interfere with the right or ability of the Acquiring Entities to use or operate the affected property in the Business, (vi) Encumbrances affecting the interest of the landlord (or any underlying landlord) of any Real Property Leases, (vii) Encumbrances affecting the interest of the owner of the land underlying any right of way or easement benefiting the real property, (viii) conditions that would be disclosed by a current accurate survey or physical inspection which, in either case, would not individually or in the aggregate materially interfere with the right or ability of the Acquiring Entities to use and operate the affected property in the conduct of the Business, (ix) any other liens or Encumbrances arising or incurred in the Ordinary Course of Business, (x) Encumbrances disclosed on Schedule 2.8, and (xi) as to the Anaheim Facility, Encumbrances disclosed on Schedule 2.8 and in the title report attached thereto.
     “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
     “Philips Cross-License” means the Patent Cross-License Agreement for Optical and Magneto-Optical Information Storage and Retrieval Technology, dated May 30, 1995, between Minnesota Mining and Manufacturing Company and Philips Electronics, N.V., U.S. Philips Corporation and North American Philips Corporation.
     “Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (i) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (ii) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (iii) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA) that is maintained by any of the Relevant Entities for the benefit of the Active Employees and their beneficiaries and with respect to which the Acquired Entities could reasonably be expected to have any material direct or indirect Liability. The term “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the Relevant

Entities has any present or potential liability, nor does it include any employment, agency or consulting Contract or private pension, insurance, disability or other plan maintained by any employee.
     “Pre-Closing Period” has the meaning set forth in Section 10.2(e).
     “Promissory Note” has the meaning set forth in Section 1.5(b)(v).
     “Promotional Material” has the meaning set forth in the Trademark License Agreement.
     “Property” has the meaning set forth in Section 2.17(a)(v).
     “Real Property Leases” has the meaning set forth in Section 2.8(c).
     “Registered Intellectual Property Rights” means Subject Intellectual Property Rights that are the subject of a pending application or an issued trademark, copyright, domain name or other similar registration formalizing ownership rights.
     “Regulatory Action” has the meaning set forth in Section 2.17(a)(vi).
     “Release” has the meaning set forth in Section 2.17(a)(vii).
     “Relevant Entities” means the Acquired Entities and the Selling Entities.
     “Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     “Removable Recording Media Products” has the meaning ascribed to such term in the Trademark License Agreement.
     “Required Consents” has the meaning set forth in Section 8.1(d).
     “Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
     “Sales Region” means each of the four major sales regions into which the Business is currently organized.
     “SEC” means the United States Securities and Exchange Commission.
     “Secondees” means the Current Secondees and the Closing Secondees.
     “Securities Act” means the United States Securities Act of 1933.
     “Selling Entities” means TDK, TDK Recording Media Europe S.A., TDK Europe S.A., TDK Hong Kong Co., Ltd., TDK (Shanghai) International Trading Co., Ltd., TDK Singapore (Pte) Ltd., and TDK Electronics Corporation.

     “Short Period” has the meaning set forth in Section 10.2(e).
     “Software” means computer programs or data in computerized form, whether in object code, source code or other form.
     “Specific Broadcast Media” has the meaning ascribed to such term in the Trademark License Agreement.
     “Statements of I&E” has the meaning set forth in Section 2.5(c).
     “Subject Intellectual Property Rights” means (i) rights in trademarks, service marks, trade names, trade dress and other designators of origin, registered or unregistered (but not including any of the foregoing that that incorporate the word “TDK” or TDK’s diamond logo), together with all goodwill associated therewith, (ii) rights in copyrightable subject matter or protectable designs, registered or unregistered, and (iii) rights in internet domain names and uniform resource locators (but not including any domain names or uniform resource locators that incorporate the word “TDK”).
     “Subject Products” means Current Optical Media Products, Current Magnetic Tape Products (other than Specific Broadcast Media), Current Flash Memory Products and Accessory Products, each as defined in the Trademark License Agreement.
     “Subsidiary” of any Person means another Person in which a majority of the shares, equity or analogous ownership interests are owned, directly or indirectly, by the first Person.
     “Supply Agreement” means an agreement to be entered into at Closing by and between TDK and Imation in substantially the form set out in Exhibit L.
     “TAP” means TDK (Australia) Pty. Ltd.
     “Tax Affiliate” means the each of the Relevant Entities and any other Person that is or was a member of an affiliated, combined or unitary group of which any of the Relevant Entities is or was a member.
     “Taxes” means all taxes, charges, fees, duties, imposts, levies or other assessments, including all net income, gross income, gross receipts, goods and services, sales, value added, use, ad valorem, transfer, corporation, franchise, profits, license, withholding, payroll, employment, social security, social insurance, unemployment, excise, estimated, severance, stamp duty, stamp duty reserve tax, stamp duty land tax, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon any of the Relevant Entities or any Tax Affiliate.
     “TDK” has the meaning set forth in the first paragraph of this Agreement.
     “TDK Claim Notice” has the meaning set forth in Section 10.3(c).
     “TDK Election Notice” has the meaning set forth in Section 1.5(b)(ii)(A).

     “TDK Financial Statements” has the meaning set forth in Section 2.5(a).
     “TDK Losses” has the meaning set forth in Section 10.3(a).
     “TDK Marks” has the meaning set forth in the Trademark License Agreement.
     “TDK Union Approval” means the prior written approval of the TDK labor union of the transactions contemplated hereby and by the Ancillary Agreements, including the secondment provisions of Article VII.
     “TEC” means TDK Electronics Corporation.
     “TEC Post-Closing Transferee” means those Business Employees of TEC who accept an offer of employment with Imation or an Affiliate of Imation during the Transition Period.
     “TEE” means TDK Electronics Europe GmbH.
     “TES” means TDK Europe S.A.
     “Third-Party Action” has the meaning set forth in Section 10.4(a).
     “Third-Party Environmental Claim” has the meaning set forth in Section 2.17(a)(viii).
     “Third-Party Intellectual Property Rights” means Subject Intellectual Property Rights in which a Person other than one or more of the Relevant Entities has any ownership interest.
     “THK” means TDK Hong Kong Co., Ltd.
     “Threshold Share Number” has the meaning set forth in Section 1.5(b)(v).
     “TME” means TDK Marketing Europe GmbH.
     “TMK” means TDK Marketing Corporation.
     “TPL” means TDK Polska Sp. Z.o.o.
     “Trademark License Agreement” means the TDK Brand License Agreements to be entered into at Closing, one by and between TDK and Imation and the other by and between TDK and Imation’s Irish wholly-owned subsidiary, in substantially the form of attached Exhibit J.
     “Trading Day” means any day on which the New York Stock Exchange is open for trading.
     “Transactions” means the transactions contemplated by this Agreement.
     “Transfer Regulations” means the European Council Directive of March 12, 2001 (2001/23/EC) relating to the safeguarding of employees’ rights in the event of transfers of undertakings, businesses or parts of businesses and any country implementing legislation under such Directive.

     “Transferred Employees” means the Acquired Transferees, the Closing Transferees, the TEC Post-Closing Transferees and the Transferred Secondees.
     “Transition Services Agreements” means agreements to be entered into at Closing by and between certain of the Selling Entities, on one hand, and certain of the Acquiring Entities and Acquired Entities, on the other hand, in substantially the forms set out in Exhibit M.
     “Treasury Regulations” means the rules and regulations under the Code.
     “TRH” means TDK (Hong Kong) Ltd.
     “TSP” means TDK Singapore (Pte) Ltd.
     “US”, “USA” or “United States” means the United States of America.
     “U.S. Employees” means those Business Employees (other than Seconded Employees) whose place of employment is within the United States.
     “US GAAP” means United States generally accepted accounting principles, as in effect from time to time.
     “Work Permits” has the meaning set forth in Section 2.19(b).
     “Working Capital Amount” means an amount in Japanese yen equal to (a) (i) accounts receivable (trade notes and trade accounts), plus (ii) inventory (finished goods, raw materials, work in process, and supplies), plus (iii) cash and cash equivalents (including any deposits to Affiliates of TDK under TDK’s CMS (cash management systems)), less (b) (i) accounts payable (trade notes, trade accounts and other accounts), less (ii) accrued expenses, less (iii) loans payable (short term loans payable, current portion of long term loans and long term loans payable).
     “WSJ” has the meaning set forth in Section 1.5(b)(i).
     The following terms not defined above are defined in the sections of Article I indicated below:

Definition	Defined
Acquired Assets	1.1(b)
Acquired Contracts	1.1(b)(ix)
Acquired Intellectual Property	1.1(b)(xv)
Acquired Shares	1.1(a)
Anaheim Facility	1.1(b)(i)
Assignment and Assumption Agreements	1.6(b)(i)(K)
Assumed Liabilities	1.3
Average Share Price	1.5(b)(i)
Base Share Price	1.5(b)

Definition	Defined
Cash Supplement	1.5(b)(iv)
Ceiling Share Number	1.5(b)(ii)(A)(1)
Closing	1.6
Closing Date	1.6
Closing Date Balance Sheet	1.7
Closing Date Working Capital Amount	1.7
Earnout Amount	1.8
Estimated Closing Date Working Capital Amount	1.6
Excess Working Capital Amount	1.7(d)(ii)
Excluded Assets	1.2
Excluded Liabilities	1.4
First Earnout Threshold	1.8(a)(i)
First Earnout Tranche	1.8(a)(i)
Floor Share Number	1.5(b)(iii)(A)(1)
Former Properties	2.17(a)(v)
FY08 Gross Margin	1.8(a)
FY09 Gross Margin	1.8(a)
FY10 Gross Margin	1.8(a)
Gross Margin	1.8(a)
Independent Accountants	1.7(b)
Independent Accountant’s Determination	1.7(b)
Initial Purchase Price	1.5(b)
Inventories	1.1(b)(vi)
Imation Share Number	1.5(b)
Imation Shares	1.5(b)
Maximum Imation Share Number	1.5(b)(iv)
Price Notice	1.5(b)(i)
Provisional Imation Share Number	1.5(b)(iv)
Purchase Price	1.5(a)
Restricted Asset	1.10(a)
Excluded Liabilities	1.4
Second Earnout Threshold	1.8(a)(ii)
Second Earnout Tranche	1.8(a)(ii)
Tangible Personal Property	1.1(b)(iii)
Target Working Capital Amount	1.5(a)
Three-Year Cumulative Gross Margin	1.8(a)(ii)
Two-Year Cumulative Gross Margin	1.8(a)(i)
Working Capital Shortfall Amount	1.7(d)(ii)

EXHIBIT B
FORM OF
PROMISSORY NOTE

U.S.$	, 2007
     FOR VALUE RECEIVED, the undersigned, [                    ], a [                    ] corporation (the “Maker”)1, unconditionally promises to pay to the order of [                    ], a [                    ] (the “Noteholder”), in the manner and at the place hereinafter provided, the principal amount of [                                                            ] U.S. dollars (U.S.$[                                      ]), and to pay interest on such principal amount as calculated in accordance herewith. All capitalized terms used but not defined herein shall have the meaning assigned to such terms in that certain Acquisition Agreement dated as of April 19, 2007 between Imation Corp., a Delaware corporation, and TDK Corporation, a Japanese corporation (as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”).
     1. Maturity Date. The principal amount under this Promissory Note together with all accrued and unpaid interest thereon shall be due and payable on the date (the “Maturity Date”) that falls six (6) months after the date hereof. If the Maturity Date shall fall on a day that is not a Business Day, then payment shall be made on the immediately preceding Business Day.
     2. Interest.
          (a) The principal sum outstanding under this Promissory Note shall bear interest, from the date hereof until paid in full, at a rate of seven percent (7%) per annum.
          (b) Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default (as defined below), the outstanding principal amount of this Promissory Note and, to the extent permitted by applicable Law, any interest not paid when due, shall bear interest, payable upon demand, at a rate which is two percent (2%) per annum in excess of the rate of interest otherwise applicable under this Promissory Note; provided, however, that in no event shall the interest rate payable under this Promissory Note exceed the maximum rate of interest permitted to be charged under applicable Law.
          (c) All computations of interest under this Promissory Note shall be made by the Maker for the actual number of days elapsed, on the basis of a 360-day year.
     3. Payments.
          (a) All payments of principal and interest under this Promissory Note shall be made in lawful money of the United States in immediately available funds at account number [                    ] of the Noteholder at the [                    ] branch of [                    ], or

[1]	Maker will be Imation or an Imation Affiliate subject to a guarantee acceptable to TDK.

at such other account as may be designated from time to time by the Noteholder in a written notice to the Maker.
          (b) Each payment under this Promissory Note shall first be credited against accrued and unpaid interest, with the remainder credited against principal.
          (c) All dates referred to herein upon which payments are to be made shall mean such dates determined in accordance with the time in Tokyo, Japan.
     4. Prepayments. The Maker shall have the right at any time to prepay the principal of this Promissory Note in whole (but not in part), without premium or penalty, upon at least five (5) Business Days’ prior written notice. Any such prepayment of principal hereunder shall be accompanied by interest, through the date of the prepayment, on the principal amount being prepaid.
     5. Taxes. All payments under this Promissory Note shall be made free and clear of, and without deduction, set-off or withholding for or on account of, any present or future income or other taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and all liabilities with respect thereto, excluding taxes imposed on or measured by the Noteholder’s overall net income (or franchise taxes imposed on it in lieu of net income taxes), by the jurisdiction under the laws of which the Noteholder is organized or in which its principal executive offices may be located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, fees, assessments, charges, deductions or withholdings and liabilities being hereinafter referred to as “Taxes”). If any Taxes are required to be withheld from any principal, interest or other amounts payable to the Noteholder hereunder, the amounts so payable shall be increased to the extent necessary so that the Noteholder receives (and is entitled to retain), after deduction or withholding for or on account of such Taxes (including deductions or withholdings applicable to additional sums payable under this Section 5), the full amount of the payment that would have been received if not for the deduction or withholding. In addition, if the Maker makes any payment in respect of which it is required by applicable Law to make any deduction or withholding, it shall pay the full amount deducted or withheld to the relevant taxation or other Governmental Entity within the time allowed for such payments under applicable Law and promptly thereafter shall furnish to the Noteholder an original or certified copy of a receipt evidencing payment thereof, together with such other information and documents as the Noteholder may reasonably request.
     6. Events of Default. The occurrence of any of the following events shall be deemed an event of default (“Event of Default”) under this Promissory Note:
          (a) The Maker shall fail to pay any amount due under this Promissory Note on the due date;
          (b) The Maker or any of its Affiliates shall fail to observe or perform in any material respect any of the terms or conditions of the Acquisition Agreement or any Ancillary Agreements to which such Person is a party and such failure is not cured within thirty (30) days of the Maker’s receipt of notice thereof from the Noteholder;

B- 2

          (c) (i) The Maker shall (A) commence any case, proceeding or other action under any existing or future Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) commence any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (C) make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Maker any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment, or (B) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (iii) there shall be commenced against the Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or (iv) the Maker shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) the Maker shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or
          (d) The Maker shall be dissolved as the result of a proceeding as described in Section 6(c) or otherwise.
Automatically upon the occurrence of an Event of Default described in Section 6(c) Section 6(d) and, in all other cases, at the option of the Noteholder, in each case without notice to or demand upon the Maker, the entire principal balance hereof together with all accrued and unpaid interest thereon shall become immediately due and payable.
     7. General Provisions.
          (a) Expenses. If the Maker fails to make any payment hereunder when due, the Maker promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Noteholder in collecting or attempting to collect the indebtedness under this Promissory Note, whether or not any action or proceeding is commenced.
          (b) Waivers by the Maker; No Setoffs or Counterclaims. The Maker hereby waives presentment, demand, protest and notice thereof or of dishonor, and agrees that it shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Promissory Note granted by the Noteholder, any change, alteration or release of any property now or hereafter securing the payment hereof or any delay or failure by the Noteholder to exercise any rights under this Promissory Note. All payments required by this Promissory Note shall be made without setoff or counterclaim. The Maker hereby waives the right to plead any statutes of limitation as a defense to a demand hereunder to the full extent permitted by Law.
          (c) Amendment and Waiver. No provision of this Promissory Note may be amended, and no breach of any provision hereof may be waived, except in a writing executed by

B- 3

the Person against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Promissory Note shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Promissory Note shall be deemed effective to modify or amend any part of this Promissory Note or any rights or obligations of any Person under or by reason of this Promissory Note. The rights and remedies of the Maker and the Noteholder under this Promissory Note are cumulative and not alternative.
          (d) Notices. All notices, demands and other communications to be given or delivered under this Promissory Note shall be in writing and shall be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), (iii) five (5) Business Days after being mailed, if sent by first class mail to a United States address, return receipt requested, (iv) ten (10) Business Days after being mailed, if sent by first class mail to a non-United States address, return receipt requested or (v) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device). Notices, demands and communications to the Maker and the Noteholder shall, unless another address is specified in writing, be sent to the address indicated below:
     If to the Maker:
Imation Corp.
1 Imation Place
Oakdale, MN 55128, USA
Attn:
Facsimile No. (651) 704-4412
     If to the Noteholder:
TDK Corporation
13-1 Nihonbashi 1-chome, Chuo-ku
Tokyo 103-8272, Japan
Attn:
Facsimile No.
          (e) Assignment. Neither this Promissory Note, nor any of the rights, interests or obligations of the Maker or the Noteholder hereunder, may be assigned by either such Person without the prior written consent such other Person; provided, however, that the Noteholder shall have the right to assign this Promissory Note or any of its rights hereunder to TDK Corporation or any of its Affiliates without the prior consent of the Maker.

B- 4

          (f) Severability. Whenever possible, each provision of this Promissory Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Promissory Note is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Promissory Note.
          (g) Complete Agreement. This Promissory Note and the documents referred to herein contain the complete agreement between the Maker and the Noteholder, and supersede any prior understandings, agreements or representations by or between the Maker and the Noteholder, written or oral, with respect to the subject matter hereof.
          (h) Signatures. A facsimile signature shall be considered an original signature.
          (i) Governing Law. This Promissory Note shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.
          (j) Consent to Jurisdiction.
               (i) The Maker and, by accepting this Promissory Note, the Noteholder irrevocably submit to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Promissory Note (and each agrees that no such action, suit or proceeding relating to this Promissory Note shall be brought by it or any of its affiliates except in such courts). The Maker and, by accepting this Promissory Note, the Noteholder irrevocably and unconditionally waive (and agree not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Promissory Note in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum, and furthermore irrevocably and unconditionally waive any defense based on the absence of or failure to join any other Person in any suit, action or other proceeding arising out of this Promissory Note.
               (ii) The Maker and, by accepting this Promissory Note, the Noteholder further agree that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (i).
          (k) Waiver of Jury Trial. THE MAKER AND, BY ACCEPTING THIS PROMISSORY NOTE, THE NOTEHOLDER ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS PROMISSORY NOTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PROMISSORY NOTE OR THE TRANSACTIONS CONTEMPLATED BY THIS PROMISSORY NOTE. EACH OF THE

B- 5

MAKER AND, BY ACCEPTING THIS PROMISSORY NOTE, THE NOTEHOLDER CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO OR ACCEPT THIS PROMISSORY NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7(k).
          (l) Construction. The parties and their respective counsel have participated jointly in the negotiation and drafting of this Promissory Note. In addition, each such Person that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Promissory Note. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Maker and the Noteholder and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Promissory Note.
[Remainder of page intentionally left blank]

B- 6

     IN WITNESS WHEREOF, the Maker has caused this Promissory Note to be duly executed the day and year first above written.
[MAKER]
By:
Name:
Title:

B- 7

EXHIBIT C
GENERAL ASSIGNMENT AND BILL OF SALE
     This GENERAL ASSIGNMENT AND BILL OF SALE (this “Assignment”) is made as of                     , 2007, by                     , a                      (the “Assignor”).1
RECITALS
     WHEREAS, reference is made to the Acquisition Agreement dated as of April 19, 2007 (the "Acquisition Agreement”), by and between Imation Corp., a Delaware corporation, and TDK Corporation, a Japanese corporation (“TDK”).
     WHEREAS, the Acquisition Agreement provides for the sale by TDK and certain of its Subsidiaries to Imation and certain of its Subsidiaries of substantially all of TDK’s and such Subsidiaries’ assets and business primarily relating to the sales, service and support of certain Removable Recording Media Products, Accessory Products and Ancillary Products under certain trademarks of TDK, on the terms and subject to the conditions set forth in the Acquisition Agreement.
     WHEREAS, the Assignor wishes to enter into this Assignment to provide for its transfer of certain Acquired Assets to                      (the “Assignee”), as set forth herein and as contemplated by the Acquisition Agreement.
     WHEREAS, capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Acquisition Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor makes this Assignment as follows:
     1. Transfer of Acquired Assets. The Assignor does hereby unconditionally, absolutely and irrevocably grant, bargain, sell, transfer, assign, convey, set over and deliver unto the Assignee all of the Assignor’s right, title and interest in and to the Acquired Assets other than the Acquired Contracts.
     2. Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the Assignor and the Assignee and their respective successors and assigns.
     3. Representations and Warranties. The Assignor makes no representations or warranties, express or implied, with respect to any Acquired Assets, other than as expressly set forth in the Acquisition Agreement.
     4. Additional Transfer Instruments. The Assignor may enter into additional transfer instruments and other documents with respect to its transfer of certain Acquired Assets to the Acquiring Entities, which assets may include (by way of example) certain Acquired Shares and certain Acquired Intellectual Property. Any such additional instruments or documents shall

[1]	One or more execution versions of the General Assignment and Bill of Sale based on this form can be executed by separate Selling Entities, based on the specific ownership of Acquired Assets, the structure/mechanics of transfer and other factors.

relate only to the specific Acquired Assets covered thereby and shall not be deemed to limit or otherwise adversely affect in any way the transfer and assignment of Acquired Assets provided for hereunder.
     5. Governing Law. This Assignment shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.
[The remainder of this page is intentionally left blank]

C-2

     IN WITNESS WHEREOF, the Assignor has executed this General Assignment and Bill of Sale as of the date first written above.
ASSIGNOR:
[                                                            ]
By:
Name:
Title:

C-3

EXHIBIT D
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between                     , a                      (the “Assignor”), and                     , a                      (the “Assignee”).
RECITALS
     WHEREAS, reference is made to the Acquisition Agreement dated as of April 19, 2007 (the "Acquisition Agreement”), by and between Imation Corp., a Delaware corporation (“Imation”), and TDK Corporation, a Japanese corporation (“TDK”).
     WHEREAS, the Acquisition Agreement provides for the sale by TDK and certain of its Subsidiaries to Imation and certain of its Subsidiaries of substantially all of TDK’s and such Subsidiaries’ assets and business primarily relating to the sales, service and support of certain Removable Recording Media Products, Accessory Products and Ancillary Products under certain trademarks of TDK, on the terms and subject to the conditions set forth in the Acquisition Agreement.
     WHEREAS, the Parties wish to enter into this Agreement to provide for the assignments and assumptions set forth herein, as contemplated by the Acquisition Agreement.
     WHEREAS, capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Acquisition Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Assignment. The Assignor hereby transfers and assigns to the Assignee all of the Assignor’s interest in and rights under the Acquired Contracts.
     2. Acceptance. The Assignee hereby accepts the assignment of the Acquired Contracts made hereunder.
     3. Assumption. The Assignee hereby assumes and agrees to pay, discharge and perform when due the Assumed Liabilities.
     4. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.
     5. Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.
     6. Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. A facsimile signature shall be considered an original signature.

     IN WITNESS WHEREOF, the Assignor and the Assignee have executed this Assignment and Assumption Agreement as of the date first written above.

ASSIGNOR:	ASSIGNEE:

[ ]	[ ]

By:	By:

Name:	Name:
Title:	Title:

D-2

Exhibit E
IMATION CORP.
INTELLECTUAL PROPERTY ASSIGNMENT
     This IMATION CORP. INTELLECTUAL PROPERTY ASSIGNMENT is executed as of ___, 2007, by TDK CORPORATION, a corporation organized under the laws of Japan (“Seller”) and IMATION CORP., a corporation organized under the laws of the State of Delaware, USA (“Purchaser”).
     Purchaser and Seller are parties to an Acquisition Agreement entered into on April 19, 2007 (the “Acquisition Agreement”). Pursuant to Section 1.1 of the Acquisition Agreement, the parties wish to document the transfer of U.S. Acquired Intellectual Property covered by the Acquisition Agreement. All capitalized terms in this Intellectual Property Assignment shall have the same meaning as such terms have in the Acquisition Agreement.
1. Assignment. For value received, receipt of which is hereby acknowledged, Seller does hereby grant, bargain, sell, convey, assign, transfer and set over unto Purchaser, absolutely and not as security, all of Seller’s right, title and interest in and to the following, whether now existing or hereafter arising, acquired or created:
     1.1. All of the “Owned Intellectual Property Rights” described in Section 1.1(b)(xii) in the Acquisition Agreement that is located in the United States, its territories, and possessions, as well as all of the issued patents described in Section 1.1(b)(xviii) and Schedule 1.1(b)(xviii) in the Acquisition Agreement that is located in the United States, its territories, and possessions; (the “U.S. Acquired Intellectual Property”);
     1.2. All goodwill of Seller’s business symbolized by the trademarks included in the U.S. Acquired Intellectual Property;
     1.3. All claims by Seller against any Person for past, present or future infringement of the U.S. Acquired Intellectual Property and all rights to payment with respect to any cause of action affecting or relating to such U.S. Acquired Intellectual Property.
2. Further Assurances. Seller will deliver to Purchaser reasonably promptly after Closing, appropriate trademark and patent assignments for recordation by Purchaser with the U.S. Patent and Trademark Office duly executed by Seller. Seller agrees that, upon reasonable request from time to time, it shall (or direct its Affiliates to, if applicable) execute and deliver all such additional documents as may be required, and do all other acts which may be reasonably necessary or appropriate, in the reasonable opinion of Purchaser’s counsel to perfect or record the right or title of Purchaser to the U.S. Acquired Intellectual Property transferred hereby.

     IN WITNESS WHEREOF, the parties herein have executed this agreement as of the date set forth in the first paragraph.

TDK CORPORATION

By:

Name:

Title:

IMATION CORP.

By:

Name:

Title:

E-2

EXHIBIT F
FIRPTA NOTIFICATION LETTER
CERTIFICATE OF NON-FOREIGN STATUS
          1. Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by TDK Electronics Corporation (“TEC”), the undersigned hereby certifies under penalties of perjury the following on behalf of TEC;
               a. TEC is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) or a nonresident alien for U.S. income tax purposes;
               b. TEC is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);
               c. TEC U.S. employer identification number is [EIN of TEC] ; and
               d. TEC’s office address is 901 Franklin Avenue, PO Box 9302, Garden City, New York, 11530-9302.
          2. TEC understands that this Certification may be disclosed to the Internal Revenue Service by the transferee and hereby consents to such disclosure, and TEC understands that any false statement contained herein could be punished by fine, imprisonment, or both.
          3. Under penalties of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this Document on behalf of TEC.

TDK Electronics Corporation

By:

Title:

Date:

EXHIBIT G
Form of Deed

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO:
Imation Corp. 1 Imation Place Oakdale, Minnesota 55128 USA Attn: John Sullivan

MAIL TAX STATEMENTS TO:

Imation Corp. 1 Imation Place Oakdale, Minnesota 55128 USA Attn: John Sullivan

(Space above this line for Recorder’s use)
GRANT DEED
     FOR VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, TDK CORPORATION, a corporation organized under the laws of Japan, hereby grants to IMATION CORP, a corporation organized under the laws of the State of Delaware, USA, the real property located in the City of Anaheim, County of Orange, State of California, described on Exhibit A attached hereto and made a part hereof.
     PROVIDED HOWEVER, that this Grant Deed and the warranty of title contained herein is made expressly subject to the following:
     A. Real property taxes for the year 2007 and subsequent years;
     B. All zoning and other regulatory laws and ordinances affecting the Property;
     C. All restrictions, reservations, covenants, conditions, declarations, easements and rights of way of record and all other matters of record affecting the Property;
     D. All matters shown or that would be shown on a current ALTA survey of the Property; and
     E. All those matters set forth on the list of Permitted Exceptions attached hereto as Exhibit B and made a part hereof.

     Executed as of this                      day of                                         , 2007.

TDK CORPORATION, a corporation organized under the laws of Japan

By:
Name:
Title:

G-2

STATE OF	)
	)	ss.
COUNTY OF	)
     On                                                             , 2007, before me, the undersigned notary public in and for said County and State, personally appeared                                                                                  ,
____ personally known to me [or]
____ proved to me on the basis of satisfactory evidence
to be the person(s) whose name(s)                                          subscribed to the within instrument and acknowledged to me that                                          executed the same in                                          authorized capacity(ies) and that, by                                         signature(s) on the instrument, the person(s) or the entity(ies) upon behalf of which the person(s) acted executed the instrument.
     WITNESS my hand and official seal.

     My commission expires on

G-3

EXHIBIT A TO GRANT DEED
Real Property Description
[to be attached]

EXHIBIT B TO GRANT DEED
Permitted Exceptions
1.	Easement granted to the Edison Electric Company, a corporation, for two pole lines on a portion of the land as recorded on April 1, 1912, on Page 242 in Book 210 of Deeds.

2.	Easement granted to the City of Anaheim, California, a Municipal corporation, for public utility purposes on a portion of the land as recorded on September 24, 1992, in Instrument No. 92-643922 of Official Records.

3.	Easement granted to the City of Anaheim, California, a Municipal corporation, recorded on August 28, 2001, in Instrument No. 2001597904 of Official Records for public utility purposes, together with all rights of ingress and egress, for installation and maintenance of electrical switches, transformers and related facilities and appurtenances over, under, across, and along that certain portion of land shown on Lots 15 and 16 in Block “K” of the Kraemer Tract, recorded in Book 12, Pages 87-88 of Miscellaneous Records, in the Office of the County Recorder of Los Angeles County, California, and as partly shown on a map recorded on February 24, 1960 on Page 33 of Record of Surveys Book, in the Office of the County Recorder of Orange County, California (the “Anaheim Facility”).

4.	The Anaheim Facility is included within the project area of Alpha, River Valley, Plaza, Commercial/Industrial, West Anaheim Commercial Corridors, and Stadium Redevelopment Projects as recorded on June 1, 2004, in Instrument No. 2004000491197 of Official Records, and as amended in by that certain document entitled “Notice of Adoption of the Amendments to the Redevelopment Plans for the Alpha, River Valley, Plaza Commercial/Industrial, and a portion of the West Anaheim Redevelopment Projects”, dated September 18, 2006, recorded on September 18, 2006, in Instrument No. 2006000619354 of Official Records.

5.	An encroachment of building improvements over a certain easement.

6.	An encroachment of a guy anchor 1.6’ Westerly of the Easterly property line.

7.	A chainlink fence crosses and meanders along the Easterly property line.

8.	A concrete mow strip along the Northerly property line crosses the Northeasterly corner of the Northwesterly corner onto adjacent land.

9.	A concrete curb and concrete gutter crosses the Westerly property line onto adjacent land.

10.	A chainlink fence crosses the Southwesterly corner of the land.

11.	Parking License Agreement (“Agreement”), dated February 28, 2006, by and between TDK Electronics Corporation and El Camino Asphalt Paving Corporation (“ECAPC”). The Agreement grants to ECAPC an exclusive license to utilize a certain parking area of 14,850 square feet, with the option to request to license up to approximately 25,000 square feet of additional space. The term of the license ended on February 28, 2007, and the new term license term is on a month-to-month basis.

EXHIBIT H
ALLOCATION OF PURCHASE PRICE

TMK:	$19.1 million
TEC:	$45.3 million
TME:	$70.5 million
TPL:	$7.0 million
TAP:	$11.8 million
TSH:	$0.2 million
TRH:	$2.6 million
TSP:	$4.5 million

Subtotal:	$161 million

US Brand License	$32 million

Ex. US Brand License	$107 million

Brand License:	$139 million

Total:	$300 million

EXHIBIT I
TRANSACTION STRUCTURE
Subject to any agreements reached in accordance the provisions of Section 6.4, the purchase, sale, transfer and assumption of the Acquired Assets and Assumed Liabilities, and the payment of the Purchase Price, will be structured as set forth below. Except as expressly provided below, the portion of the total value specified in each paragraph that will be paid in the form of Irene Shares will be as agreed between the parties, provided that in all events the aggregate number of Irene Shares and the aggregate amount of cash (including promissory notes substituted for cash) shall be as determined pursuant to Section 1.5. Except as otherwise required under Section 1.5(b)(v), the amounts of the promissory notes to be substituted for cash, as described in the paragraphs below, will be nominal.
1.	TDK Corporation will transfer to TMK all of the Acquired Assets of TDK, other than any Acquired Shares, and TMK will assume all of the Assumed Liabilities of TDK Corporation.

2.	TDK Corporation will transfer to Imation Corp. all of the outstanding shares of TMK, in exchange for which Imation Corp. will transfer to TDK Corporation Imation Shares having a value of $19,100,000.

3.	TEC will transfer to Imation Corp. all of the Acquired Assets of TEC, including all of the outstanding shares of TOSC, in exchange for which Imation Corp. will (i) transfer to TEC Imation Shares, cash and promissory notes having a combined total value of $45,300,000, of which the value of the Imation Shares will represent no more than 79%, and (ii) assume the Assumed Liabilities of TEC.

4.	TRE will transfer to Imation Corp. all of the outstanding shares of TPL, in exchange for which Imation Corp. will transfer to TRE Imation Shares, cash and promissory notes having a combined total value of $7,000,000, of which the value of the Imation Shares will represent no more than 79%.

5.	TES will transfer to Imation Corp. all of the outstanding shares of TME, in exchange for which Imation Corp. will transfer to TES Imation Shares, cash and promissory notes having a combined total value of $70,500,000.

6.	TSP will transfer to Imation Asia Pacific Pte. Ltd. all of the Acquired Assets of TSP, in exchange for which (i) Imation Corp. will transfer to TSP of Imation Shares, cash and promissory notes having a combined total value of $4,500,000, and (ii) Imation Singapore Pte. Ltd. will assume the Assumed Liabilities of TSP.

7.	TSH will transfer to Imation (Shanghai) Co. Ltd. all of the Acquired Assets of TSH, in exchange for which Imation (Shanghai) Co. Ltd. will (i) transfer to TSH cash in the amount of $200,000 and (ii) assume the Assumed Liabilities of TSH.

8.	THK will transfer to Imation Corp. all of the outstanding shares of TRH, in exchange for which Imation Corp. will transfer to THK Imation Shares, cash and promissory notes having a combined total value of $2,600,000.

9.	TDK Corporation will transfer to Imation Corp. all of the outstanding shares of TAP held by TDK Corporation, constituting 75% of the issued and outstanding shares of TAP, in exchange for which Imation Corp. will transfer to TDK Corporation Imation Shares, cash and promissory notes having a combined total value of $11,800,000.

10.	TDK Corporation will enter into the US Trademark License Agreement and the Supply Agreement with Imation Corp., which will transfer to TDK Corporation Imation Shares, cash and promissory notes having a combined total value of $32,000,000.

11.	TDK Corporation will enter into the Ireland Trademark License Agreement with Imation Ireland Limited, which will transfer to TDK Corporation Imation Shares, cash and promissory notes having a combined total value of $107,000,000.
All promissory notes issued hereunder shall be in the form set forth in Exhibit B and shall (1) have a term of no more than six (6) months, (2) be issued or fully guaranteed by Imation Corporation on terms acceptable to TDK, and (3) bear interest at a rate of 7% per annum.

I-2

EXHIBIT J
TRADEMARK LICENSE AGREEMENT
     This Trademark License Agreement (this “Agreement”) is made as of                     , 2007, by and among Imation Corp., a Delaware corporation (“Licensee”),and TDK Corporation, a Japanese corporation (“Licensor”).
RECITALS
     WHEREAS, the Licensor and Licensee are parties to an Acquisition Agreement, dated                     , 2007 (the “Acquisition Agreement”), an Investor Rights Agreement, dated                     , 2007 (the “Investor Rights Agreement”), and a Supply Agreement, dated                     , 2007 (the “Supply Agreement”);
     WHEREAS, Licensee wishes to license from Licensor the right to use the Licensed Trademarks in the United States on and in connection with Licensee’s marketing, promotion, distribution and sale of the Licensed Products (as defined below) and Licensor has agreed to license to Licensee the Licensed Trademarks for such purposes, subject to the terms and conditions hereof;
     WHEREAS, Licensor and Licensee’s wholly-owned subsidiary Imation Ireland Limited (“Imation Ireland”) have entered into a similar TDK Brand License Agreement as of the date hereof in which Imation Ireland Limited will license from Licensor the right to use the Licensed Trademarks outside the United States on and in connection with its marketing, promotion, distribution and sale of the Licensed Products (the “Ireland Agreement”);
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Certain Definitions. Capitalized terms used in this Agreement have the meanings set forth in Exhibit B.
     1.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) “$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) “or” shall include the meanings “either” or “both.”.
ARTICLE II
LICENSE
     2.1 Trademark License Grant. Subject to compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-transferable, non-sublicensable (except as set forth in Section 2.4), exclusive and restricted license in the Territory, during the terms set forth below, to use, reproduce and display the Licensed Trademarks solely for the marketing, promotion, advertisement, distribution, lease or sale of Licensed Products. For the avoidance of doubt, all references in this Agreement to Licensee’s use, reproduction or display of a Licensed Trademark, other than under Section 2.2, shall be deemed to be restricted to the Territory. For the further avoidance of doubt, Licensor retains no right to use, reproduce or display **, all shown on Exhibit A (individually, a “TDK Mark” and collectively, “TDK Marks”), the Licensed Trademarks, or any Trademarks that are confusingly similar to the Licensed Trademarks or any element thereof for the marketing, promotion, advertisement, distribution, lease or sale of any Licensed Product for so long as the license granted hereunder for such Licensed Product is in effect. Notwithstanding the foregoing, Licensee acknowledges that the Licensed Products do not include Medical Data Recording Media or Specific Broadcast Media and that Licensor reserves all worldwide rights to use, reproduce, and display any Trademark (including the TDK Marks) but not the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of Medical Image Data Recording Media and Specific Broadcast Media, and to grant rights to others to do the same. All rights of Licensor in and to the Licensed Trademarks not expressly granted under this Article II are reserved by Licensor. The term of license grants are as set forth below:
          (a) Core Products; Accessory Products: The term of the license for use of the Licensed Trademarks in connection with Core Products and Accessory Products shall be for the term of this Agreement.
          (b) Speaker Products and Headphone Products: The term of the license for use of the Licensed Trademarks in connection with Speaker Products and Headphone Products shall be ten (10) years from the Effective Date.
          (c) RRM Products: The term of the license for use of the Licensed Trademarks in connection with any RRM Product approved pursuant to the provisions of Article IV shall be ten (10) years from the date of Licensor’s approval of the inclusion of such RRM Product within the scope of this Agreement as set forth in Article IV.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     2.2 Linking Agreement.1 Licensor will provide a hypertext reference link (“Link”) from the initial, top level display of or a redirection from the following Uniform Resource Locators (“URLs”): <www.tdk.com>, <www.tdk.co.jp>, <tdk-europe.com>, <tdk.com.au>, <tdk.de>, <tdk.com.sg>, <tdk-russia.ru>, and <tdk.ch>, (each, a “Licensor Site”), to ** which will be maintained by Licensee exclusively for the purpose of promoting Licensed Products as follows:
          (a) Licensor shall provide a Link from a Licensor Site only to the extent that such site refers to Licensed Products as of the Effective Date (other than <tdk.de>, as to which no forward commitment is made, even if it refers to Licensed Products as of the Effective Date) and only for so long as Licensor elects in its discretion to maintain such Licensor Site. If the Licensor no longer maintains a Licensor Site, but is permitted by applicable law to own and control the URL associated with the discontinued site, Licensor shall redirect traffic to that URL to the notice page (described in subsection (c) below) and then to the Product Site,
          (b) If Licensor displays any graphics or photographs next to Links to third party sites or to other locations within the Licensor site on the initial, top level URL display for a Licensor Site, then Licensor shall include a graphic or photograph next to the Link for to the Product Site. Licensee shall supply the graphic or photograph for the Link provided that Licensor shall have the right to reasonably approval any such graphic or photograph.
          (c) The Link from the Licensor Sites (that are active websites) shall first redirect users to a notice page (identified by <www.tdk.co.jp/notice.html> and maintained and controlled by Licensor) that will notify users that they are being redirected using the following message: “You are being redirected to [Product Site].” The notice page shall redirect users to the website designated by the URL, <**> or to another site as mutually agreed by the parties (collectively, “Product Site”). The home page and each page of the Product Site that contains other legal notices shall contain the following statement: “The TDK [**] Logo is used under a trademark license from [Licensor.]” Each page of the site shall either identify Licensee or display Licensee’s standard copyright notice in Licensee’s name. The Licensor at its expense will register and maintain a registration for the URL for each Product Site using a domain name registrar physically located in the U.S. Licensor will be listed as the administrative and billing contact for each URL identifying a Product Site and Licensee will be listed as the technical contact using the contact information domainadmin@imation.com or such information as provided by Licensee to Licensor. During the term of the Agreement, Licensor grants to Licensee a non-transferable, non-sublicensable (except as set forth in Section 2.4), worldwide, exclusive and restricted license to (i) use each such URL for the corresponding Product Site, and (ii) refer to each such URL on Licensed Products and on their packaging or Promotional Material.
          (d) Licensee shall maintain each Product Site (including maintaining the servers for such sites) at its own expense. Subject to Licensor’s rights to take actions necessary to require Licensee to comply with this Agreement or the Quality Guidelines, Licensor shall not impede, deny, or otherwise restrict Licensee’s access to or ability to maintain each Product Site or corresponding email addresses. The “About Imation,” “Contact Us” or equivalent section of

[1]	This section will not appear in the Ireland Agreement.
**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

each Product Site shall be reasonably prominent and shall identify Licensee as the contact and shall contain the following statement: “The products described on this site are made by or on behalf of [Licensee] and use of the TDK [**] Logo is pursuant to a trademark license from [Licensor].” Licensee shall promptly notify Licensor in writing when it ceases to maintain a Product Site and Licensor shall have the right to immediately terminate Licensee’s license to use the corresponding URL at that time.
          (e) Each Product Site shall be deemed to be “Promotional Material” for all purposes hereof, and shall be subject to the terms and conditions applicable to Promotional Material under this Agreement. Without limiting the generality of the foregoing, Licensee shall (i) not display or use a Link in a manner that causes either the Licensor or a Product Site or any portion of its content to be associated with any advertising or sponsorship not part of such Sites; (ii) not display or use a Link in a manner that could cause confusion, mistake, or deception; (iii) display disclaimers on the Product Site pursuant to the Quality Guidelines; and (iv) maintain and enforce terms of use and other policies applicable to the Product Site that are commercially reasonable.
          (f) At Licensor’s reasonable request, the Strategic Relationship Committee shall meet and consider in good faith what action, if any, should be taken (including modifications to the Product Site) in light of the frequency and history of any third party claims against Licensor or any of its Affiliates where a basis, in whole or in part, for involving Licensor relates in any way to the Product Site or any other Promotional Material.
     2.3 Patent License. Licensor hereby grants to Licensee a royalty-free, non-transferable, nonsublicenseable (except as set forth in Section 2.4) non-exclusive license (not including manufacturing or have made rights) in the Territory under any patents of Licensor or its Affiliates that, as of the Effective Date, Licensor has the right to grant licenses without payments to third parties, for the marketing, distribution, or sales of Current Magnetic Tape Products and Current Optical Media Products which, in both cases, Licensor or Licensee has commercialized as of the Effective Date, provided that if Licensee or any of its Affiliates asserts a patent against Licensor or any of its Affiliates, the license shall terminate and further provided that Licensee and its Affiliates shall not sue Licensor or any of its Affiliates for damages arising before termination of the license. If the patent license terminates under this Agreement, it shall automatically terminate under the Ireland Agreement.
     2.4 Sublicenses to Qualified Entities. Licensee shall have the right to grant sublicenses of its rights under Sections 2.1, 2.2(c)(i) and (ii), and 2.3 only to Qualified Entities, provided that Licensee shall only have the right to grant, at any point in time during the term of this Agreement, a single sublicense under Section 2.2(c)(i) to a wholly-owned Qualified Entity solely as necessary to allow such Qualified Entity to operate the Product Site on Licensee’s behalf and at Licensee’s direction. Prior to, and as a condition to the effectiveness of, any sublicense to a Qualified Entity pursuant to the preceding sentence, the Qualified Entity shall enter into an agreement that contains, at a minimum, the provisions in the form of attached Exhibit G (a “Sublicense Agreement”), whereby the Qualified Entity (a) acknowledges receipt of a copy of this Agreement, (b) agrees to act in accordance with the terms and conditions of this Agreement, and (c) expressly confirms that Licensor is an intended third party beneficiary thereof. Licensee will promptly notify Licensor of the execution of each Sublicense Agreement,

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

and provide Licensor with a copy of such executed Sublicense Agreement. When an entity ceases to be a Qualified Entity, the sublicense rights to that entity shall immediately and automatically terminate without the further act of any party.
     2.5 Restrictions. As an express condition to, and in material consideration for, the licenses granted to Licensee hereunder, Licensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
          (a) Licensee shall not do anything inconsistent with Licensor’s ownership of the Licensed Trademarks. Without limiting the generality of the foregoing, Licensee shall not challenge the validity of any Licensed Trademark, Licensor’s ownership thereof, or the enforceability of Licensor’s rights therein.
          (b) Licensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Trademarks in any manner whatsoever other than as expressly authorized by this Agreement.
          (c) During the term and after any termination of this Agreement, Licensee shall not use any service mark, service name, trade name, trademark, design or logo that is confusingly similar to any Licensed Trademark or any element thereof, including any mark, word or design that incorporates the word “TDK” or the TDK diamond logo, or any mark, word, logo or design confusingly similar thereto. Without limiting the generality of the foregoing, during the term and after any termination of this Agreement, Licensee shall not use the word “TDK” or the TDK diamond logo in any corporate name or in any domain name, other than as permitted in Section 2.2. For the avoidance of doubt, to the extent that an element of a Licensed Trademark (but in no event a TDK Mark) is expressly disclaimed in a trademark registration (such as “mobile” in TDK MOBILE), Licensee shall not be prohibited from using such element in its own Trademarks by the terms hereof.
          (d) Licensee shall not use any of the Licensed Trademarks together, or use any Licensed Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, character, symbol, design, likeness or literary or artistic material in a manner that create a unitary or combination Trademark without the prior written consent of Licensor. Notwithstanding the foregoing, Licensee may use (i) any Licensed Trademarks together if Licensor has a general practice of using such Licensed Trademarks together and (ii) any Trademarks assigned to Licensee by Licensor pursuant to the Acquisition Agreement with the Licensed Trademarks, but not in a manner that might create a unitary or combination Trademark.
          (e) For a period that runs for one (1) year prior to the expiration of the separate licenses for the Speaker Products and Headphone Products and for each RRM Product approved pursuant to Article IV, and for a period that runs for one (1) year prior to the termination of the Agreement for the Core Products and Accessory Products, Licensee may Display one or more Licensee Trademarks on or in connection with the Licensed Products as part of a transition plan (which, at a minimum, includes provisions regarding how the Trademarks will be used together) mutually agreed by the parties, in advance of the applicable transition period, provided that such Display shall not create a unitary Trademark.

          (f) Licensee shall not register any Licensed Trademark, and Licensor shall retain the exclusive right to apply for and obtain registrations for each Licensed Trademark throughout the Territory (although Licensee may request registrations, and make registrations in Licensor’s name, under certain circumstances, as set forth in Section 2.7). Licensee shall not register any domain name containing the word [TDK].
          (g) Licensee shall not assert any adverse claim against Licensor based upon Licensor’s use of any Licensed Trademark (other than a claim for breach of contract based on the exclusivity provisions of this Agreement or the non-competition provisions of the Acquisition Agreement).
     2.6 Notice. In connection with the use of the Licensed Trademarks on packaging or Promotional Material for the Licensed Products, Licensee shall include a trademark notice in a form reading: “The [TDK [**] Logo] is a trademark of [Licensor],” except that Licensee may use the typed words “TDK Logo” instead of the actual logo where the notice would be too small to show the actual logo clearly or where the notice is embedded within other text. Further, with respect to any Licensed Product other than Core Products or Accessory Products, Licensee shall indicate when using a Licensed Trademark on packaging or Promotional Material for such product that “The [TDK [**] Logo] is used under a trademark license from [Licensor],” subject to the same exception as the previous sentence. Subject to Section 2.2, if a Licensed Trademark is used multiple times on or in packaging or Promotional Material, the notice and statement regarding licensed use need only be used for the first prominent use of the Licensed Trademark on or in such packaging or Promotional Material.
     2.7 Filing, Maintenance, and Renewal.
          (a) Licensee Cooperation: Licensee agrees to reasonably cooperate with Licensor’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect Licensor’s intellectual property rights in the Licensed Trademarks in the Territory.
          (b) Licensor Filing and Maintenance: Licensor shall have the primary right to determine whether to file or maintain registrations for any Licensed Trademarks. Licensor will give Licensee reasonable notice of its intention to abandon or otherwise fail to maintain or prosecute any registered Licensed Trademarks or application therefor in any country or class applicable to a Licensed Product in the Territory and allow Licensee an opportunity to prosecute or otherwise maintain such registrations for Licensed Trademarks for Licensed Products at Licensee’s expense, but in Licensor’s name. Licensee may request that Licensor file or maintain registrations for a Licensed Trademark for a country or class applicable to a Licensed Product in the Territory, and Licensor shall either take such action at Licensee’s expense or, if Licensor does not wish to do so, permit Licensee to do so, at Licensee’s expense, but in Licensor’s name. To the extent that Licensor elects to file or maintain registrations for Licensed Trademarks that cover both Licensed Products and Licensor Products, Licensor shall take such action at Licensor’s expense. If Licensor elects not to file or maintain registrations for Licensed Trademarks that cover both Licensed Products and Licensor Products, Licensee shall be under no obligation to file or maintain the registrations for the Licensor Products.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

          (c) Licensor Obligations If Licensee Pays: To the extent that Licensor is directing the prosecution and maintenance of Licensed Trademarks but Licensee is paying the costs, Licensor either directly or through its counsel shall furnish Licensee with copies of all filings made or received in connection with such Licensed Trademarks, provided that Licensor shall consult with Licensee about and send to Licensee for approval in advance of filing any responses to substantive office actions and Licensee shall not unreasonably withhold or delay such approval. Licensor shall also arrange for all invoices related to such prosecution and maintenance to be sent directly to Licensee for payment and Licensee shall have the right in good faith to dispute such invoices and to require Licensor to pay the disputed invoice if the dispute cannot be resolved to Licensee’s reasonable satisfaction, but in any such case Licensor shall not be required to take further steps as to the application or other matters at issue pending the satisfactory resolution of such dispute unless necessary to prevent the application or registration from lapsing.
          (d) Licensor Obligations If Licensee Handles and Pays: To the extent that Licensee is filing or maintaining registrations for any Licensed Trademarks in Licensor’s name, Licensor agrees to reasonably cooperate with Licensee’s preparation and filing of any applications, renewals or other documentation necessary to protect Licensor’s intellectual property rights in the Licensed Trademarks and Licensee may hire counsel of Licensee’s own choosing.
          (e) License Recordals: Should local counsel of either Party reasonably recommend that Licensee be appointed as a licensee of Licensor for the Licensed Trademarks in the Territory and (i) Licensor reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensor’s rights in the Licensed Trademarks, then Licensor at its expense shall prepare and file the necessary documents subject to Licensee’s approval, which shall not be unreasonably withheld or delayed or (ii) if Licensee reasonably determines that such license should be recorded with the appropriate trademark or customs office as reasonably necessary to protect Licensee’s ability to enforce its rights in the applicable Territory, Licensee at its expense shall prepare and file the necessary documents subject to Licensor’s approval, which shall not be unreasonably withheld or delayed. Licensee agrees to sign any documents reasonably necessary for Licensor to cause any recordals to be terminated as to any Licensed Products upon the expiration or termination of the license applicable to such product hereunder.
     2.8 Enforcement and Defense of Infringement Claims.
          (a) Notification: The parties shall reasonably cooperate in providing notice to each other in writing (a “Notice of Alleged Infringement”) if a Party becomes aware of any use of a Licensed Trademark, or element thereof, or of any Trademark on a Licensed Product, which may be confusingly similar to any Licensed Trademark, or element thereof, by any Person in the Territory.
          (b) Action by Licensor to Enforce: Licensor shall have the primary right, but not the obligation, to determine whether to institute and/or pursue any proceedings to enforce any rights in the Licensed Trademarks, as well as the right to select counsel. Licensee shall cooperate with Licensor in any such suit, including granting Licensor the right to bring suit in

Licensee’s name with respect to such infringement (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensee shall be reimbursed for reasonably incurred expenses. Licensor will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensor for any costs and expenses and, for any recoveries and awards in excess, shall share equally any recoveries and awards with Licensee to the extent such recoveries and awards are related to Licensed Products. Notwithstanding any other provision to the contrary, in no event shall Licensee be required to satisfy or comply with any settlement or other agreement concerning its use of the Licensed Trademarks to which Licensee has not consented (such consent not to be unreasonably withheld or delayed).
          (c) Action by Licensee to Enforce: If applicable law in any jurisdiction in the Territory requires that Licensee enforce rights in the Licensed Trademarks against alleged infringers, or Licensor declines in writing to enforce its rights in the Licensed Trademarks with respect to the alleged confusingly similar use set forth in the Notice of Alleged Infringement, Licensee shall have a right, but not an obligation, to enforce such rights with respect to Licensed Products subject to any direction that Licensor may provide. Licensor shall cooperate with Licensee in any such suit, including granting Licensee the right to bring suit in Licensor’s name or granting a limited license to a TDK Mark (solely as necessary for the specific enforcement purpose) (and execute any documents necessary to effectuate the same) if necessary under the applicable rules of civil procedure to effect standing, and Licensor shall be reimbursed for reasonably incurred expenses. Licensee will be solely responsible for the costs of such action and will retain all recoveries and awards necessary to reimburse Licensee for any costs and expenses and, for any recoveries and awards in excess, shall share equally any recoveries and awards with Licensor.
          (d) Defense of Third Party Claims: Licensor shall have the sole right to defend the Licensed Trademarks against imitation, infringement or any claim of prior use. Licensee shall cooperate fully with Licensor, at Licensor’s reasonable request and expense, in connection with the defense of any such claim in the Territory.
          (e) Updates and Consultation: With respect to any enforcement actions taken pursuant to this Section, the party handling such enforcement action shall provide periodic updates to and request consultation from the parties not handling the action and each party not handling the action may hire its own counsel at its expense.
     2.9 Reservation of Rights. Licensee acknowledges that, between the parties, Licensor is the sole owner of all right, title and interest in and to the Licensed Trademarks, and that Licensee has neither acquired, nor shall acquire, any right, title or interest in or to the Licensed Trademarks except the limited exclusive rights to use such Licensed Trademarks expressly granted to Licensee under this Agreement. Licensor shall retain all goodwill associated with the Licensed Trademarks. Notwithstanding any other provision hereof, nothing in this Agreement shall prohibit Licensor from marketing, distributing or selling any products on an OEM basis, provided such products do not bear any Licensed Trademark or any confusingly similar variation thereof.

     2.10 Removing Licensed Trademarks from License. At any time during the term of this Agreement, if Licensor reasonably determines that use of a Licensed Trademark hereunder in the Territory could infringe any intellectual property rights of any third party (not derived from Licensor), then Licensor shall notify Licensee. If such potential infringement could reasonably be expected to limit Licensor’s ability to Display a Licensed Trademark on Licensor Products, then Licensor shall use commercially reasonable efforts to resolve such potential infringement claim with respect to both Licensor and Licensee. If such potential infringement could not reasonably be expected to limit Licensor’s ability to Display a Licensed Trademark on Licensor Products (but could reasonably be expected to limit Licensee’s ability to Display a Licensed Trademark on Licensed Product(s)), then Licensor shall notify Licensee of such potential infringement claim and Licensee shall have the ability, but not the obligation, to seek to resolve such claim at its own expense provided that Licensee shall provide Licensor with periodic updates and ability for consultation. If the potential infringement claim is not resolved within a reasonable time period taking into account any settlement efforts, then upon written notice to Licensee, Licensor shall have the right to remove any particular Licensed Trademark from the scope of the license granted under this Agreement, upon written notice to Licensee. For the avoidance of doubt, this Section shall not apply to infringements based on facts that existed prior to the Effective Date.
     2.11 Requests by License.
          (a) If Licensee wishes to create any variations of existing Licensed Trademarks or new Trademarks that include any TDK Mark, then Licensee must seek Licensor’s written approval, which may be refused in Licensor’s sole discretion, and any such Trademarks approved by Licensor shall be deemed added to the list of Licensed Trademarks in Exhibit B and shall be subject to all the terms and conditions of this Agreement.
          (b) If Licensee wishes to use the Licensed Trademarks in connection with a co-branding program, Licensee shall first seek Licensor’s written approval, which may be granted or refused in Licensor’s sole discretion. Licensee shall present such plan (in reasonable detail) in writing to the Licensor Relationship Manager (as defined in Section 5.1).
     2.12 Additional Commitments of Licensee. Licensee agrees to cause each Licensed Entity, to comply with all of its respective obligations under this Agreement, and any other agreement executed in connection herewith (including the applicable Sublicense Agreement), and agrees that it shall be directly liable for any act of any Licensed Entity in breach of any such obligation, including, for the avoidance of doubt any act by a Licensed Entity that, in either case, would be a breach of this Agreement if committed by Licensee. Licensor may pursue claims for any such breach against Licensee, in accordance with the terms hereof, regardless of whether such breach was committed by Licensee, or another party, and regardless of whether Licensor chooses to include any other party in the dispute resolution process applicable to the claim. In the event of any claim by Licensor, Licensee expressly waives any defense based on the absence of or failure to join any other party in the dispute resolution process or any other aspect of the claim.
     2.13 Ireland Agreement. Licensor represents and warrants that Imation Ireland is a wholly-owned subsidiary of Licensee, and agrees that, at all times during the term of this

Agreement, Licensee shall maintain Imation Ireland as a Qualified Entity. If Imation Ireland ceases to be a Qualified Entity, the license rights of that entity under the Ireland Agreement shall immediately and automatically terminate without the further act of any party.
ARTICLE III
QUALITY CONTROL
     As an express condition to, and in material consideration for, the licenses granted to Licensee hereunder, Licensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
     3.1 Trademark Guidelines. Licensee shall not use, reproduce or display any Licensed Trademark in any manner whatsoever other than as expressly authorized in the quality control guidelines for the Licensed Trademarks (“Quality Guidelines”), including guidelines regarding how each Licensed Trademark is used, presented and displayed (“Display”). The Quality Guidelines shall consist of two elements: guidelines related to Display (such guidelines shall be contained in a “Logo Manual”) and guidelines regarding the nature and quality of products and services associated with the Licensed Trademark (such guidelines shall be contained in a “Quality Manual”). The initial Quality Guidelines are attached as Exhibit H. Licensee shall promptly cure any breach of the Quality Guidelines upon notice from Licensor, provided that Licensee shall have a reasonable time to comply with Updates (as defined below), including a reasonable amount of time to exhaust existing inventories of Promotional Material, packaging, and Licensed Product, except that Licensee shall not have rights to exhaust existing inventories if such inventories are in material noncompliance with the previous Quality Guidelines or if the existing Licensed Products (or use or distribution thereof) would violate any applicable law. Notwithstanding anything to the contrary in this Section 3.1, if Licensee purchases products covered by the Supply Agreement from third parties as permitted under the terms of the Supply Agreement, Licensee shall not be in breach of provisions of the Quality Manual to the extent that such Quality Manual refers to standards or specifications that are not performance or quality-related specifications (e.g., the use of Licensor dye #25 in describing a color or other requirements for the product not tied to the performance of the product), provided that Licensee shall comply with the Logo Manual. Licensor may reasonably update such Quality Guidelines (“Updates”) from time to time to reflect, among other things, changes in the use, presentation and display of the Licensed Trademarks, and the highest applicable industry standards, subject to the following:
          (a) Updates Relating to Guidelines Other Than Display: With respect to Updates relating to the nature and quality of products or services (e.g., performance requirements, defect rates, etc.) (and not, for purposes of clarification, Display), Licensor shall provide Licensee with a reasonable opportunity to review and comment on such Updates. If the parties are unable to agree on such updates, Licensor shall be permitted to finalize the Updates subject to the following:
               (i) with respect to Updates specifically applicable to Licensed Products, such Updates shall be consistent with the applicable, approved plans and quality requirements for such product; and

               (ii) with respect to other Updates, such Updates shall be consistent with principles reflected in the most recent, applicable set of Quality Guidelines, best practices in the industry, standards that Licensor applies to itself, its affiliates, and other licensees similarly situated with Licensee, to the extent any such entities are selling similar products under the Licensed Trademarks, and other principles on which the parties may agree from time to time; and
          (b) Updates Related to Display Guidelines: With respect to Updates relating to Display, any such Updates shall be consistent with the guidelines for the relevant use, presentation and display that Licensor applies to itself, its affiliates, and other licensees similarly situated with Licensee, under like circumstances, provided that Licensee shall not be required to implement any Updates to the requirements relating to the shape, color or dimension of a TDK Mark for the Licensed Products and their packaging and Promotional Material if Licensee believes in good faith that such changes will be detrimental to its Licensed Product sales.
     3.2 Conduct of Business. Each of the parties shall use the Licensed Trademarks in a manner that does not derogate Licensor’s rights in the Licensed Trademarks or the value of the Licensed Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.
     3.3 Cooperation. Licensee shall cooperate fully with Licensor in enabling Licensor to ascertain that the Licensed Products meet Licensor’s quality standards. Such cooperation shall include, upon request, providing Licensor promptly with data regarding communications from third parties regarding the quality of specific Licensed Products, providing Licensor with names and addresses of vendors and suppliers producing Licensed Products or components thereof to be sold under a Licensed Trademark, and providing Licensor with access to product packaging and distribution facilities for such products for reasonable inspection by Licensor.
     3.4 Cessation of Licensed Product Sales; Recall. Licensor shall have the right to request that Licensee immediately cease selling a Licensed Product, or revise or cease use of any or all Promotional Material, and Licensee shall promptly comply, upon written notice to Licensee if the condition of such Licensed Product or Promotional Material could reasonably be expected to materially and adversely affect Licensor’s business or reputation. For the avoidance of doubt, if there is a reasonable basis for believing that a product poses a danger to person or property, such product shall be considered a product that could be reasonably expected to materially and adversely affect Licensor’s business or reputation. Further, Licensor shall have the right to request a product recall if there is a reasonable basis for believing that the product or category of products poses a danger to person or property, and Licensee shall promptly comply upon written notice of such request. If Licensee wishes to resume sale of a product, Licensor shall have the right to approve such resumption.
     3.5 Samples. Licensee shall submit to Licensor upon reasonable request, specimens of uses of the Licensed Trademarks, including: (a) representative products that will bear any Licensed Trademark or be marketed, promoted, advertised, distributed or sold using any Licensed Trademark; and (b) samples of all Promotional Material. If, after review of such materials or samples, Licensor is concerned about compliance with any aspect of this Agreement, Licensee shall provide such additional materials and samples as Licensor may reasonably request. If Licensor discovers any improper use of the Licensed Trademarks in any such submission, Licensee shall remedy the improper use immediately upon written notice.
     3.6 Inspections. In addition to Section 3.3, Licensee shall cooperate with Licensor to ensure that quality standards applicable to Licensed Products are met by permitting Licensor to inspect only those manufacturing and other facilities directly related to the manufacture of Licensed Products, upon reasonable notice and no more than once a year, and only in a manner that will not unreasonably interfere with Licensee’s business activities, provided that Licensee shall arrange for and accompany Licensor on any inspections to third-party facilities.
     3.7 Standards Compliance. If Licensee publicly states that any Licensed Product is compliant with any applicable industry standard, Licensee shall ensure that such Licensed Product is fully compliant with all mandatory requirements of such standard, except for compliance with such applicable industry standards for which Licensor is responsible under the Supply Agreement. For the avoidance of doubt, any use of a logo or trademark associated with an industry standard (e.g., the logo “DVD” or “Blu-ray”) shall be deemed a public statement that the Licensed Product is compliant with the applicable industry standard.
ARTICLE IV
REVIEW PROCESS
     4.1 Informal review. When plans for an RRM Product are reasonably definite, Licensee may, in its discretion, provide Licensor with such information as is reasonably available regarding the product’s functional, performance and other technical specifications, the target market, and marketing and branding plans through the Strategic Relationship Committee or otherwise as the parties may agree. If Licensor has any concerns about such product (or the related plans) Licensor shall have the opportunity to meet with the appropriate product management personnel of Licensee. Licensee shall have no obligations to make any changes to the product plans to respond to Licensor’s comments. Licensor shall have no obligation to provide any comments until Licensee formally requests that Licensor approve the product as a Licensed Product as set forth in Section 4.2 below.
     4.2 Formal review. During the first ten (10) years after the Effective Date, Licensee may request that an RRM Product, commercialized by or to be commercialized by Licensee or its Affiliates prior to the end of such period, be included as a Licensed Product under this Agreement. For purposes of clarification, Licensee need not make such request for enhancements to existing Licensed Products that implement changes in speed and capacity. To request that an RRM Product be included as a Licensed Product, Licensee shall provide Licensor with (a) detailed functional, performance and other technical specifications of the product, (b) a sample of the product, (c) information on quality control (including target defect rates, performance data, etc.), environmental impact, health and human safety and intellectual property, (d) data comparing the new product to competing products in the market, if any, including with respect to quality and performance, and (e) sales and marketing plans describing, among other things, the target market, the proposed branding strategy, specifying how the brand will be used in a manner compatible (or not inconsistent) with Licensor’s written branding goals/policies (and if Licensee will sell the products under other brands as well, how Licensed Trademark-branded products will be positioned relative to these other brands in terms of product performance and other key features).
     4.3 Review process. Licensor shall have sixty (60) days to provide comments on, approve or disapprove the request, provided that such period shall not begin to run unless the materials are reasonably complete. Licensor shall have the right to request additional information within this period or to notify Licensee that it needs additional time (not to exceed thirty (30) days) to complete its review. Licensee shall provide additional information reasonably requested by Licensor and shall meet with Licensor representatives as reasonably requested. Licensor shall approve the product unless it has a Commercial Reason to disapprove the request.
ARTICLE V
GOVERNANCE
     5.1 Relationship Managers. Each of Licensee and Licensor shall appoint a relationship manager who shall serve as its primary point of contact for the other in all matters relating to this Agreement (a “Relationship Manager”). The Relationship Managers shall participate in regular meetings to review the parties’ performance hereunder, to review the product roadmaps of Licensee and other Licensed Entities for Licensed Products, to resolve any issues arising out of the rights granted to, and obligations undertaken by, the parties hereunder, including any issues relating to Quality Guidelines, and to otherwise manage the parties’ relationship under this Agreement.
     5.2 Strategic Relationship Committee. Each of Licensee and Licensor shall appoint at least two senior executives to a joint strategic relationship committee (a “Strategic Relationship Committee”). The Strategic Relationship Committee shall meet at least twice a year, either in person or remotely. Among other things, as mutually agreed by the parties, the Strategic Relationship Committee shall be responsible for resolving disputes on an informal basis as set forth in Section 5.3.
     5.3 Dispute Resolution. If a significant dispute under this Agreement, including as to a Material Breach, arises that the Relationship Managers cannot resolve (a “Dispute”), and provided that each of Licensee and Licensor have the unrestricted right and ability to participate in the process described in this Section 5.3 (and to effect a cure or take other action to which the parties might agree) without approval of any third party, including but not limited to a trustee in bankruptcy or a receiver, then the Dispute shall be resolved as follows, in order, before instituting legal proceedings.
          (a) Strategic Relationship Committee: Either Licensee or Licensor shall first refer the Dispute to the Strategic Relationship Committee for resolution. A Dispute shall be deemed referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to the Strategic Relationship Committee in accordance with Section 10.9.

          (b) Chief Executive Officers: If the Strategic Relationship Committee is unable to resolve the Dispute thirty (30) days after the Dispute is referred to the Strategic Relationship Committee, either Licensee or Licensor may refer the Dispute to the Chief Executive Officers of Licensee and Licensor for resolution. A Dispute shall be deemed referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to the Chief Executive Officers in accordance with Section 10.9 within fifteen (15) days after the expiration of such thirty (30)-day period. If no such notice is provided, the dispute resolution process hereunder as to the Dispute in question will be deemed complete.
          (c) Nonbinding Mediation: If Licensee or Licensor elects to refer a Dispute to the parties’ Chief Executive Officers pursuant to Section 5.3, and the Chief Executive Officers are unable to resolve the Dispute within thirty (30) days after such election, either Licensee or Licensor may elect to refer the Dispute to nonbinding mediation conducted in the English language in New York, New York, using a neutral mediator having experience with the data storage industry and trademark licenses, in accordance with the rules of the Center for Public Resources (with costs shared equally). A Dispute shall be deemed to be so referred upon either such party providing the other party with written notice that it wishes to refer the Dispute to mediation in accordance with Section 10.9. If no such notice is provided, the dispute resolution process hereunder as to the Dispute in question will be deemed complete. If such notice is provided, both parties shall request that the mediation be completed as promptly as practical and shall cooperate in moving the mediation process promptly forward, but the mediation shall, in any event, be deemed completed sixty (60) days after the request to refer the Dispute to mediation.
          (d) Efforts to Cure: Each of Licensor and Licensee agrees to make (and in the case of Licensee, to cause any Licensed Entity to make) commercially reasonable efforts, during the pendency of the foregoing dispute resolution procedure, to cure the breach or otherwise address the business concerns identified by the other party, to the extent possible on commercially reasonable terms.
          (e) Timing Issues: Either of Licensee and Licensor may commence the foregoing process as to a dispute at any time, and need not wait for the passage of any notice or cure period specified in Section 5.3 or for the occurrence of all facts otherwise required to give rise to any contractual right as to the matter in Dispute, including a right to terminate. In no event shall a party be required to engage in the dispute resolution process set forth in this Section 5.3, or be precluded from exercising its rights by reason thereof, for more than one hundred twenty (120) days (in total) from the party’s first submission of a Dispute to the Strategic Relationship Committee under Section 5.3, without its written consent to an extension. No dispute or disagreement relating to the same essential facts and circumstances may be referred to the dispute resolution process under this Section 5.3 more than once.
          (f) Judicial Remedies: Nothing in this Section 5.3 shall preclude either of Licensee or Licensor from seeking interim judicial relief to prevent immediate, irreparable harm to its interests. In the event that the procedures set forth in this Section 5.3 shall have been completed without agreement being reached between the parties, either Licensee or Licensor shall be free to pursue any available judicial remedies pursuant to Section 10.7.

     5.4 Right of First Refusal.
          (a) Unsolicited Offer from a Designated Entity: As soon as practicable, and in any event within five (5) days, after Licensee’s receipt from a Designated Entity of any unsolicited oral or written offer with respect to a transaction which could constitute a Change of Control transaction with respect to Licensee (a “Sale Transaction”), Licensee shall notify Licensor in writing of such offer, and if the offer is in writing, provide a copy thereof. For the avoidance of doubt, such notice must identify the Designated Entity and contain all material terms of the Sale Transaction other than customary standard provisions. Promptly upon Licensee’s agreement in principle on the terms of any such Sale Transaction, Licensee shall provide Licensor with written notice (the “Offer Notice”) setting forth (i) the price, material terms and conditions of the proposed Sale Transaction, including the identity of the Designated Entity making the offer; and (ii) a copy of any written proposal, term sheet, letter of intent or other agreement relating to the proposed Sale Transaction. Licensor will have thirty (30) Business Days from the date of the Offer Notice (the “Notice Period”) to agree to acquire Licensee (or, if less than a full acquisition is contemplated in the Offer Notice, elect to pursue the transaction described therein), for the price and upon the terms and conditions specified in the Offer Notice, by giving written notice (an “Acceptance Notice”) to Licensee. If Licensor fails to provide an Acceptance Notice within the Notice Period, Licensee will have sixty (60) days after the end of the Notice Period to execute a definitive agreement with the Designated Entity specified in the Offer Notice on terms and conditions no more favorable to the counter-party than the terms and conditions set forth in the relevant Other Notice. In the event Licensee does not so execute a definitive agreement within such period, Licensee may not thereafter enter into any binding agreement with respect to a Change in Control transaction with such Designated Entity without first offering such opportunity to Licensor in the manner provided in this Section 5.4(a). If Licensor provides an Acceptance Notice within the Notice Period but no definitive agreement is reached between Licensor and Licensee within ninety (90) days after the date of the Acceptance Notice, Licensee shall have the right to restart the negotiations with the Designated Entity on the terms originally set out in the Offer Notice, but in no event may Licensee execute a definitive agreement with such Designated Entity on terms and conditions more favorable to such entity than those set forth in the Offer Notice. In the event that, during the pendency of the negotiations pursuant to an Acceptance Notice, Licensee receives a further offer from the Designated Entity that it considers superior to the initial offer, Licensee may elect to pursue that offer, in which case the process provided in this Section 5.4(a) shall be restarted and Licensee shall delver a new Offer Notice to Licensor.
          (b) Unsolicited Offer from a Non-Designated Entity: For so long as Licensor’s rights under Section 1.5(b) of the Investor Rights Agreement remain in effect, if Licensee receives an unsolicited offer for a Sale Transaction from a Person other than a Designated Entity (a “Non-Designated Entity”), then Licensee shall notify Licensor in writing of such offer, and if the offer is in writing, provide a copy thereof. Other than the notice requirement, and without limiting any of Licensor’s rights under the Investor Rights Agreement, none of the requirements of Section 5.4(a) shall apply to such unsolicited offer.
          (c) Solicitation of Offers with Response from a Designated Entity: If Licensee initiates a process to solicit offers for a Sale Transaction, Licensee will include Licensor in such process (including by providing Licensor with access to all materials provided generally to potential bidders and at least the same opportunity to submit bids in response thereto). If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Designated Entity and Licensor has submitted a competing offer, then all of the provisions of Section 5.4(a) shall apply to the Designated Entity’s offer. If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Designated Entity and Licensor has not submitted a competing offer, then Licensee shall notify Licensor in writing of the Designated Entity’s offer in accordance with Section 5.4(a), and if the offer is in writing, provide a copy thereof, but none of the other requirements of Section 5.4(a) shall apply to such solicited offer.
          (d) Solicitation of Offers with Response from a Non-Designated Entity: For so long as Licensor’s rights under Section 1.5(b) of the Investor Rights Agreement remain in effect, if, as a result of the solicitation process initiated in Section 5.4(c), Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Non-Designated Entity and Licensor has submitted a competing offer, then Licensee shall notify Licensor in writing of the Non-Designated Entity’s offer in accordance with Section 5.4(a), and if the offer is in writing, provide a copy thereof, but Licensee shall not be bound by any of the other requirements of Section 5.4(a). If Licensee reaches an agreement in principle on the terms of a Sale Transaction with a Non-Designated Entity and Licensor has not submitted a competing offer, then, without limiting any of Licensor’s rights under the Investor Rights Agreement, none of the requirements of Section 5.4(a) shall apply to such solicited offer.
ARTICLE VI
EFFECTIVENESS; TERM, SUSPENSION AND TERMINATION
     6.1 Effectiveness; Term. This Agreement shall become effective immediately upon the closing of the transactions contemplated in the Acquisition Agreement, which shall be the date set forth above (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article VI, although, for the avoidance of doubt, the term of the licenses granted hereunder for specific Licensed Products shall be as set forth in Section 2.1.
     6.2 Suspension.
          (a) When Suspension Applies: Licensor shall have the right to suspend the license with respect to (i) a particular type of Licensed Product (e.g., DVD, CD, Blue-ray media) throughout the Territory in the event of any Significant Breach by Licensee that affects the particular type of Licensed Product in more than one country or (ii) a Licensed Product in a discrete geographic territory (but in no event in a territory smaller than a country) in the event of a Significant Breach by Licensee of this Agreement that affects such Licensed Product only in such territory if Licensee fails to cure such Significant Breach within sixty (60) days after written notice by Licensor to Licensee. During the term of any suspension, Licensee shall not be authorized to and agrees that it shall not (and shall cause any Licensed Entity not to) use, reproduce and display the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of the affected Licensed Products in the particular territory identified in Section 6.2(a).2
          (b) Initial Suspension Period: The initial suspension period shall begin at the end of the sixty (60)-day period and last for the shorter of (i) the date on which both parties agree in writing that the Significant Breach identified in Section 6.2(a) has been cured or (ii) one hundred twenty (120) days. If such initial suspension period ends because the parties agree that such Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall be reinstated immediately without the need for separate notice. If such initial suspension period expires and the parties agree in writing that the Significant Breach identified in Section 6.2(a) has not been cured or Licensee fails to commence the dispute resolution process as provided in Section 6.2(c), then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall continue to be suspended or, at Licensor’s election, be terminated immediately upon written notice.
          (c) Further Suspension Period: If, just prior to the end of the initial suspension period, the parties remain in dispute as to whether such Significant Breach has been cured, Licensee may commence a dispute resolution process pursuant to Section 5.3 and the previously suspended license shall remain suspended pending the outcome of such dispute resolution process. If, at the conclusion of such dispute resolution process, there is a written agreement by the parties that the Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall be reinstated immediately without the need for separate notice. If, at the conclusion of such dispute resolution process, there is a written agreement by the parties that the Significant Breach has not been cured or there is no agreement reached about whether the Significant Breach has been cured, then the license for the particular Licensed Product in the particular territory identified in Section 6.2(a) shall continue to be suspended or, at Licensor’s election, be terminated immediately upon written notice as to the Licensed Products and territories in question, subject to the any rights and remedies of Licensee pursuant to Section 5.3(f).
     6.3 Termination for Convenience. At any time after the twenty-fifth (25th) anniversary of the Effective Date, Licensor may terminate this Agreement in its sole discretion, and for any reason, upon one (1) year’s written notice to Licensee.
     6.4 Termination for Cause.3 Licensor, or in the case of Sections 6.4(d) or 6.6 either Licensor or Licensee, shall additionally have the right to terminate this Agreement as set forth below:
          (a) Material Breach of Investor Rights Agreement: upon written notice to Licensee, in the event of material breach by Licensee of the Investor Rights Agreement which is not cured within sixty (60) days after written notice by Licensor to Licensee;

[2]	If there is a suspension under this agreement that covers a territory outside the United States, there will be a corresponding suspension under Ireland Agreement and vice versa.

[3]	Ireland Agreement must contain appropriate parallel termination rights and clear cross default and termination provisions.

          (b) Withdrawal from Business: upon written notice to Licensee, in the event that Licensee withdraws from or discontinues its conduct of the Business;
          (c) Change of Control: in the event of a Change of Control of Licensee, provided that Licensor (i) shall have given written notice to Licensee of its election to terminate within sixty (60) days after the Change of Control shall have been publicly announced and, together which such notice, shall have either (i) (A) tendered to Licensee that number of shares of common stock of Licensee equal to fifty percent (50%) of the shares of common stock of Licensee received by Licensor and its Affiliates at Closing under the Acquisition Agreement and (B) paid to Licensee, in immediately available funds, an amount in U.S. Dollars equal to fifty percent (50%) of the cash received by Licensor and its Affiliates at Closing or pursuant to any notes issued to them at Closing, each such amount of cash and number of shares multiplied by a fraction, the numerator of which shall be the number of whole years remaining prior to the twenty-fifth (25th) anniversary of the Effective Date, and the denominator of which shall be twenty-five (25) (although in no event shall the fraction be less than zero); or (ii) paid to Licensee, in immediately available funds, an amount in U.S. Dollars equal to (A) the cash to be tendered to Licensee pursuant to clause (i) hereof plus (B) the aggregate value of the number of shares of common stock of Licensee determined pursuant to clause (i) hereof valued at a price per share equal to a simple average of the closing share price of the common stock of Licensee on the thirty (30) Trading Days, as defined in the Acquisition Agreement, ending five (5) Business Days prior to the date on which the Change of Control shall have been first publicly announced; provided, however, that the termination shall not be effective until the date one hundred eighty (180) days after the date on which such written notice shall have been given.
          (d) Divestiture: upon written notice to Licensee, upon any Divestiture of all or any material portion of Licensee’s business relating to the marketing, distribution or sale of Licensed Products, where “Divestiture” means any sale, assignment or other transfer to another Person all or any material portion of any relevant assets relating to or primarily used in such business, but not including a sale of all or substantially all of the assets of Licensee;
          (e) Material Breach of Agreement: upon written notice to the other party, in the event of a Material Breach by such other party, which is not cured within sixty (60) days after written notice by the party to the other party, provided, however, that if, during such sixty (60)-day period, the other party commences a dispute resolution process pursuant to Section 5.3 with respect to the party’s notice of breach (or the breach is otherwise subject to a dispute resolution process thereunder), such termination shall not become effective until the later of (i) one hundred twenty (120) days after the commencement of such dispute resolution process or (ii) the end of any extension period beyond such one hundred twenty (120)-day period to which the party has expressly agreed in a writing that refers to Section 5.3 and this Section 6.4(d). Notwithstanding the foregoing, the parties acknowledge that, from time to time, there may be de minimus breaches of quality control requirements of this Agreement by Licensee but that, for so long as Licensee is diligently curing such breaches, such breaches shall be disregarded in determining whether Licensee is in Material Breach (although Licensor may commence the dispute resolution processes of Section 5.3 if it views such breaches as significant in the aggregate). Notwithstanding the foregoing, the parties further acknowledge that a Material Breach will only give rise to Licensor’s right to terminate this Agreement if (a) the Material Breach affects more than one Licensed Product in more than one country; or (b) Licensor previously has exercised its right to suspend the license as to a particular Licensed Product due to a failure by Licensee to cure a Material Breach within the initial sixty (60) day cure period specified in Section 6.2.
     6.5 Other Termination Rights. Either of Licensor or Licensee may terminate this Agreement immediately upon written notice to the other party upon:
          (a) the filing by the other party of a petition in bankruptcy or insolvency;
          (b) any adjudication that the other party is bankrupt or insolvent;
          (c) the filing by the other party of any legal action or document seeking reorganization, readjustment or arrangement of such party’s business under any law relating to bankruptcy or insolvency;
          (d) the appointment of a receiver for all or substantially all of the property of the other party;
          (e) the making by the other party of any assignment for the benefit of creditors; or
          (f) sixty (60) days after the institution of any proceedings for the liquidation or winding up of the business of, or for the termination of the corporate charter of, the other party if such proceedings are not dismissed such sixty (60)-day period.
     6.6 Termination for Termination of Ireland Agreement. Licensor may terminate this Agreement immediately upon written notice to Licensee upon the effective date of termination of the Ireland Agreement for cause or default of Imation Ireland Limited (or any Licensed Entity) under such agreement. Licensee may terminate this Agreement immediately upon written notice to Licensor upon the effective date of termination of the Ireland Agreement for cause or default of Licensor under such agreement.
     6.7 Effect of Termination.
          (a) Termination of License: Upon termination of this Agreement for any reason, subject to Section 6.7(b), all rights and licenses granted hereunder (including any Sublicense Agreements executed pursuant hereto) shall immediately terminate (and Licensee and any Licensed Entities shall cease all use of the Licensed Trademarks), provided that Licensee may use the Licensed Trademarks (i) for historical reference, including to keep records and other historical or archived documents (including customer contracts and/or marketing materials) containing or referencing the Licensed Trademarks and to refer to the historical fact that Licensee and the Licensed Entities previously used the Licensed Trademarks, but not, for the avoidance of doubt, for marketing, promotion, advertisement, distribution, lease or sale of Licensed Products, and (ii) in any manner permitted under applicable law.
          (b) Use Up Rights: Without limiting any rights of Licensee pursuant to Section 6.7, upon any termination of this Agreement under Section 6.4(a), 6.5, or 6.6(b), Licensee shall have the right to continue to (i) sell and/or otherwise dispose of any Licensed

Products bearing a Licensed Trademark which are on hand or in process, and (ii) use the Licensed Trademarks on Internet and Intranet websites and on existing stocks of packaging, Promotional Material, and other documents and materials related to the Licensed Products in connection with sales permitted pursuant to the preceding clause (i), provided that such rights shall not exceed one hundred eighty (180) days following termination of this Agreement.
          (c) Survival: The following provisions shall survive the termination of this Agreement: Section 6.6, Articles I, VII, VIII, IX, and X and Exhibit B.
     6.8 Termination Remedies. Termination of this Agreement by a party shall be without prejudice to any other right or remedy of such party under this Agreement or applicable law.
ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by Licensee. Licensee shall, at its own expense, indemnify, defend, and hold harmless Licensor and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third party claim with respect to:
          (a) Licensed Products (except to the extent that Licensor is obligated to indemnify Licensee under the Supply Agreement),including any claim alleging product liability, injury to property or person, or infringement of intellectual property rights (except to the extent that Licensor is obligated to provide indemnification for such infringement claim under Section 7.2);
          (b) use of any Licensed Trademark by Licensee or any Licensed Entity (except to the extent that Licensor is obligated to provide indemnification for such claim under Section 7.2); and
          (c) any breach by Licensee, or any Licensed Entity of this Agreement (or any applicable Sublicense Agreement), including to the extent arising from any termination of this Agreement in accordance with Article VI.
     7.2 Indemnification by Licensor. Licensor shall, at its own expense, indemnify, defend, and hold harmless Licensee and its affiliates, and their respective officers, directors, employees and representatives, from and against any claim, demand, cause of action, liability, expense (including attorney’s fees and costs), or damages to the extent arising from a third party claim with respect to:
          (a) Licensee’s alleged infringement of third party copyrights and trademark rights (which include claims for unfair competition, dilution and other similar claims) arising from Licensee’s Display of the Licensed Trademark except to the extent that such infringement arises from Licensee’s non-compliance with Licensor’s requirements for Display of the Licensed Trademarks; and

          (b) any breach by Licensor of this Agreement, including to the extent arising from any termination of this Agreement in accordance with Article VI; provided, that Licensee’s sole and exclusive remedy for any breach of Licensor’s representation and warranty set forth at Section 8.1(c) hereof shall be indemnification by the Licensor pursuant to this Section 7.2.
     7.3 Miscellaneous. The party seeking to be indemnified pursuant to this Article VII (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only if it gives written notice to the party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any claims, suits or proceedings by third parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding); provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby. If the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party shall have sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses and to mitigate damages.
ARTICLE VIII
REPRESENTATIONS; LIMITATION OF WARRANTY AND LIABILITY
     8.1 Warranties as of Effective Date. Licensor represents and warrants to Licensee as follows as of the Effective Date:
          (a) Licensor has the right to grant the licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted and no licenses granted in this Agreement are inconsistent with or contrary to any licenses previously granted by Licensor.
          (b) Licensor owns all right, title and interest in the TDK Marks and Licensed Trademarks free and clear of any liens, security interests, obligations, or other encumbrances.
          (c) In the two (2) years prior to the Effective Date, no Person has asserted to Licensor in writing that any TDK Mark or Licensed Trademark is invalid or not enforceable and there are no such claims pending as of the Effective Date. The TDK Diamond Logo and Licensed Trademarks that are registered Trademarks or that are the subject of pending Trademark applications are in full force and effect, and all actions required to keep such registrations or applications pending or in effect or to provide full available protection, including payment of filing and maintenance fees and filing of renewals, statements of use or affidavits of incontestability, have been taken and no such applications or registrations are the subject of any opposition, cancellation, or other proceeding placing in question the validity or scope of such rights.
          (d) In the two (2) years prior to the Effective Date, Licensor has received no written notice by a third party that the Display of TDK Marks or Licensed Trademarks in connection with Licensed Products infringes such third party’s intellectual property rights and no such claims are pending as of the Effective Date.
          (e) Exhibits D and F contain complete and accurate listings of all Headphone Products and Speaker Products currently marketed by Licensor.
     8.2 Warranties as of Date of Update. Licensor represents and warrants to Licensee as follows as of the date of any Updates to Display Guidelines that result in a material change to a Licensed Trademark:
          (a) Licensor has the right to grant the licenses contemplated by this Agreement, without the need for any licenses, releases, consents, approvals or immunities not yet granted and no licenses granted in this Agreement are inconsistent with or contrary to any licenses previously granted by Licensor.
          (b) Licensor owns all right, title and interest in such Licensed Trademark free and clear of any liens, security interests, obligations, or other encumbrances.
          (c) There are no claims pending that such Licensed Trademark, as modified, is invalid or not enforceable, which claims would not apply to the Licensed Trademark before the modification.
          (d) There are no written notices or claims pending by a third party that the Display of such Licensed Trademark, as modified, in connection with Licensed Products infringes such third party’s intellectual property rights, which claims would not apply to the Licensed Trademark before the modification.
     8.3 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS SECTION, LICENSOR HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, ENFORCEABILITY, NONINFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE DUE TO COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, WHETHER RELATED TO THE LICENSED TRADEMARKS OR OTHERWISE.
ARTICLE IX
CONFIDENTIAL INFORMATION
     9.1 Definition. “Confidential Information” means (a) all RRM Product information provided by Licensee to Licensor under the review process described in ARTICLE IV, (b) all

Sublicense Agreements, and (c) all information disclosed by one party to any other party (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential. The party disclosing Confidential Information shall be a “Discloser” and the party receiving Confidential Information shall be a “Recipient.”
     9.2 Exclusions. Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient.
     9.3 Restrictions on Use. During the term of this Agreement and for a period of three (3) years thereafter, the Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. The Recipient shall take all reasonable measures to protect the confidentiality of the other party’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance. Notwithstanding the foregoing, the Recipient may disclose the other party’s Confidential Information (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein, and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that if permitted by applicable law and regulations the Recipient shall give advance notice of such compelled disclosure to the other party, and shall cooperate with the other party in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.
ARTICLE X
MISCELLANEOUS
     10.1 No Assignment or Transfer. No party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, each in its sole discretion; provided, that, subject to Licensee’s compliance with the terms hereof with respect to a Change of Control, the foregoing shall not apply to an assignment by Licensee of its rights and obligations hereunder in connection with a transfer of all or substantially all of Licensee’s assets. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any party shall be null and void.
     10.2 Injunctive Relief. Licensee acknowledges that a breach by it of its obligations under this Agreement, including its obligations set forth in Sections 2.5, 2.6 and Article III, may cause Licensor irreparable damage. Accordingly, Licensee agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensor shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Licensee’s violations of its obligations hereunder. Licensor acknowledges that a breach of its obligations under this Agreement, including its obligations set forth in Section 6.4 or Article IX may cause Licensee irreparable damage. Accordingly, Licensor agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensee shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Licensor’s violations of its obligations hereunder.
     10.3 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.
     10.4 Waivers. The waiver by a party of a breach of or a default under any provision of this Agreement, shall not be effective unless such waiver is in writing, expressly states that is waiver hereunder, and identifies the breach or default to be waived. No waiver hereunder shall, in any event, be construed as a waiver of any subsequent breach of, or default under, the same or any other provision of this Agreement, nor shall any delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as a waiver of any right or remedy.
     10.5 Amendments. This Agreement may be amended only by written document, expressly stating that it is an amendment to this Agreement, identifying the provisions of this Agreement to be amended, and duly executed on behalf of each of the parties hereto. No delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as an amendment with respect to any provision hereof.
     10.6 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.
     10.7 Consent to Jurisdiction.
          (a) Licensee hereby irrevocably submits and agrees to cause all other Qualified Entities sublicensed hereunder to irrevocably submit on or prior to the execution of the relevant Sublicense Agreement), and Licensor hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any Sublicense Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement or the Sublicense Agreements shall be brought by it or any of its affiliates except in such courts). Licensee irrevocably and unconditionally waives (and agrees not to plead or claim), and agrees to cause any Qualified Entities sublicensed hereunder to irrevocably and unconditionally waive (and not to plead or claim), and Licensor irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Sublicense Agreements in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) Licensee further agrees, and agrees to cause the other Licensed Entities to agree, and Licensor further agrees, that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, Licensee irrevocably and unconditionally waives, and agrees to cause the other Licensed Entities to irrevocably and unconditionally waive, and Licensor irrevocably and unconditionally waives, application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
          (c) Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or the Sublicense Agreements.
     10.8 Independent Contractors. Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.
     10.9 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if personally delivered by hand, (b) when received if sent by an internationally recognized overnight courier service, (c) ten (10) days after being mailed, if sent by first class mail, return receipt requested, or (d) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device and further provided that recipient shall not withhold or delay acknowledgement if actual receipt has occurred). Notices, demands and communications to Licensor and Licensee shall, unless another address is specified in writing, be sent to the address indicated below:

To Licensor:	To Licensee:
TDK Corporation	Imation Legal Affairs
13-1 Nihonbashi 1-chome, Chuo-ku	1 Imation Place
Tokyo 103-8272, Japan	Oakdale, MN 55128, USA
Attn:	Attn: General Counsel[4]
     10.10 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein.
     10.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     10.12 Right to Compete. Nothing in this Agreement is intended to restrict Licensee from the development, marketing, sales, and distribution of Licensed Products or similar products or services under Trademarks other than the Licensed Trademarks. Licensor expressly acknowledges and agrees that the activities described in the prior sentence shall be deemed not to violate any section of this Agreement including Section 3.2.
     10.13 Export/Import Compliance. Licensee shall ensure that the sale, distribution, export and import of Licensed Products by Licensee, and by its Affiliates, comply in all cases with all applicable export and/or import laws of the jurisdiction in which such sales, distribution, export or import occur, including, the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies and the Foreign Exchange and Foreign Trade Law of Japan.
[Remainder of page left intentionally blank.]

[4]	The contact may change depending on the identity of the licensee.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LICENSOR:

By:
Name:
Title:

LICENSEE:

By:
Name:
Title:

Signature page to the
Trademark License Agreement

EXHIBIT A
LICENSED TRADEMARKS
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

A-1

EXHIBIT B
DEFINITIONS
     “13D Group” means any partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934.
     “Acceptance Notice” has the meaning set forth in Section 5.4(a).
     “Accessory Products” means optical disc jewel cases, optical disc storage cases and storage racks, optical disc label kits, cleaning kits for optical discs, magnetic cleaning cartridges and similar products that are directly related and ancillary to the end user’s use of Core Products and have no independent utility except when used for or in conjunction with a Core Product. For the avoidance of doubt, Accessory Products do not include products which include a power source.
     “Affiliate” means, when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, has Control of the first Person, or of which the first Person has Control, or which is under common Control with the first Person.
     “Agreement” has the meaning set forth in the Preamble.
     “Acquisition Agreement” has the meaning set forth in the Recitals.
     “Business” means the sales, service and support functions for Licensed Products bearing a Licensed Trademark.
     “Business Day” means any day, other than weekends, on which commercial banks in New York City are open for business.
     “Change of Control” with respect to Licensee means any of the following transactions:
     (a) the acquisition by any Person, as a result of one transaction or a series of transactions over time, of voting securities representing, directly or indirectly, more than 50% of the aggregate voting rights of Licensee, as a result of which Licensee is under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group;
     (b) Licensee’s consolidation with or merger with or into another Person, whether or not Licensee is the surviving entity in such transaction, unless, immediately after such consolidation or merger, shareholders of Licensee prior to the transaction continue to own voting securities representing, directly or indirectly, more than 50% of the aggregate voting rights of such new or surviving entity, as a result of which Licensee is under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group; or
     (c) Licensee’s sale, assignment or other transfer to another Person of all or substantially all of Licensee’s assets, as a result of which such assets are under the direct or indirect control of any Designated Entity, whether singly or as a member of a 13D Group.
     “Commercial Reason” means a commercially reasonable reason and includes:

     (a) if Licensor is then supplying a component that is incorporated by a third party into a product that is reasonably comparable to the RRM Product that Licensee has proposed to include within the scope of Licensed Products (including any form of hard disk drive product) or a product that would directly compete with such product over a material range of applications;
     (b) if the RRM Product or product plan provided by Licensee therefor is not, in Licensor’s reasonable judgment, consistent with Licensor’s written branding strategy (including as to quality assurance, environmental impact, health and human safety, intellectual property) and positioning relative to Licensee’s other brands;
     (c) if Licensor has made a substantial investment (i.e., more than twenty-five million U.S. Dollars ($25,000,000)) in the technology to be incorporated into the RRM Product that Licensee has proposed to include within the scope of Licensed Products (for these purposes, and for the avoidance of doubt, Licensor shall be deemed to have made such an investment in magnetoresistive random access memory (“M-RAM”) technology);
     (d) if Licensee is in Significant Breach of this Agreement at any time when a request for Licensor’s approval to include an RRM Product within the scope of Licensed Product is made or is pending, although a Commercial Reason shall only be deemed to exist so long as such Significant Breach has not been cured; and
     (e) if Licensee has repeatedly, willfully and materially breached any quality control provisions of this Agreement within the two (2)-year period prior to Licensee’s request to include a product within the scope of licensed products.
     “Control” of any Person means either (i) direct or indirect ownership of at least fifty-one percent (51%) of the voting share capital of, or other analogous ownership interest in, such Person or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.
     “Core Products” means Current and Successor Optical Media Products, Current and Successor Magnetic Tape Products and Current and Successor Flash Memory Products.
     “Current Flash Memory Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date and that are in the form of (a) a USB flash device which directly connects to a computer through a USB interface or (b) a flash card (such as Compact Flash, SmartMedia, SD Memory Card), in either case in which the media is NAND or NOR circuit type, non-volatile computer memory where each memory cell is comprised of a MOSFET structure having a floating gate region.
     “Current Magnetic Tape Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date in which the storage medium consists of magnetic tape that is written to and read from using a magnetic head while the magnetic tape is being spooled. For the avoidance of doubt, Current Magnetic Tape Products include, but are not limited to, LTO tape, DLTtapeIV, SuperDLTtape, audio tape, DDS/DAT, 8 mm tape, DVC tape, VHS tape, VHS-C tape, microcassette tape and endless cassette tape, and commercialized metal-evaporated (ME) tape formats.

     “Current Optical Media Products” means RRM Products that Licensor or Licensee has commercialized as of the Effective Date in which the storage medium consists of physical discs that are written to and read from using optical and/or magneto-optical means while the disc is being spun. For the avoidance of doubt, Current Optical Media Products include, but are not limited to, CDs, DVD, MO, MiniDisc, HD-DVD, and Blu-ray media.
     “Designated Entity” means any of the entities listed on Exhibit C (the “Schedule of Designated Entities”), as revised from time to time by Licensor, and their Affiliates. Licensor may revise Exhibit C, in its sole discretion, after eighteen (18) calendar months have passed after the Effective Date and once every eighteen (18) calendar months thereafter; provided, that (1) Exhibit C may not be revised to include more than six (6) entities, (2) only entities which are engaged in the research, development, design, supply, manufacture, marketing, sales or support of RRM Products or otherwise compete with any business of Licensor or Licensee may be added to Exhibit C, and (3) Exhibit C may not be revised to include any entity with which Licensee is in discussions or negotiations regarding a Change of Control as of the time of Licensor’s revision of Exhibit C, so long as Licensee has provided notice to Licensor of such discussions or negotiations.
     “Discloser” has the meaning set forth in Section 9.1.
     “Display” has the meaning set forth in Section 3.1.
     “Dispute” has the meaning set forth in Section 5.3.
     “Divestiture” has the meaning set forth in Section 6.4.
     “Effective Date” has the meaning set forth in Section 6.1.
     “Headphone Products” means headphone products that have been commercialized by Licensor as of the Effective Date and are listed on Exhibit D and successor products that are based on the same fundamental structure and technology as such headphone products, including products that are on the migration path of such products.
     “Imation Ireland” has the meaning set forth in the Recitals.
     “Indemnified Party” has the meaning set forth in Section 7.3.
     “Investor Rights Agreement” has the meaning set forth in the Recitals.
     “Ireland Agreement” has the meaning set forth in the Recitals.
     “Licensed Entity” means a Qualified Entity which has executed a Sublicense Agreement pursuant to Section 2.4 hereof.
     “Licensed Products” means Current and Successor Optical Media Products, Current and Successor Magnetic Tape Products, Current and Successor Flash Memory Products, Accessory Products, Headphone Products, Speaker Products, and other RRM Products approved pursuant to

Article IV but does not include Medical Image Data Recording Media or Specific Broadcast Media .
     “Licensee” has the meaning set forth in the Preamble.
     “Licensed Trademarks” means those Trademarks listed on Exhibit A.
     “Licensee Site” has the meaning set forth in Section 2.2.
     “Licensor” has the meaning set forth in the Preamble.
     “Licensor Products” means products that Licensor manufactures, distributes, or sells under a Licensed Trademark that are not Licensed Products.
     “Licensor Site” has the meaning set forth in Section 2.2.
     “Link” has the meaning set forth in Section 2.2.
     “Logo Manual” has the meaning set forth in Section 3.1.
     “Material Breach” means a breach of this Agreement that is material in relation to the totality of the transactions and relationships contemplated by the Acquisition Agreement, including those provided for in this Agreement and in the other Ancillary Agreements, as the latter term is defined in the Acquisition Agreement. Without limiting the generality of the foregoing, the purported transfer or assignment of this Agreement in violation of Section 10.1 shall be considered a Material Breach.
     “Medical Image Data Recording Media” means media that are specifically intended for recording patient medical image data, are expressly and solely marketed for use in such medical applications and are labeled as such.
     “Non-Designated Entity” has the meaning set forth in Section 5.4(b).
     “Notice of Alleged Infringement” has the meaning set forth in Section 2.8.
     “Notice Period” has the meaning set forth in Section 5.4(a).
     “Offer Notice” has the meaning set forth in Section 5.4(a).
     “Person” means an individual, corporation, partnership, limited partnership, limited liability company, unincorporated association, trust, joint venture, union or other organization or entity, including a governmental entity.
     “Product Site” has the meaning set forth in Section 2.2(c).
     “Promotional Material” means any advertising, marketing or promotional materials with respect to any Licensed Product.

     “Qualified Entity” means Licensee and any entity in the Territory that is (a) wholly-owned by Licensee directly or indirectly, but only for so long as such entity is wholly-owned by Licensee, or (b) listed on Exhibit E, but only for so long as (i) Licensee (or a wholly-owned subsidiary of Licensee) maintains the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit E and (ii) any other shareholder in such entity continues to maintain at least the ownership interest that it has in such entity as of the Effective Date as set forth on Exhibit E or, if it transfers any shares, it transfers those shares to Licensee or a wholly-owned subsidiary of Licensee. In the event that Licensee wishes to add a proposed Qualified Entity to Exhibit E, Licensee shall notify Licensor in writing of the jurisdiction of the entity, purpose of the addition, and direct and indirect ownership interest of such entity and Licensor shall have the right to approve or disapprove such request, but shall not unreasonably withhold or delay its approval of such request. For purposes of determining whether an entity is wholly-owned for purposes of the foregoing, the parties will disregard a de minimis number of shares held by a nominee if and to the extent such a nominee is required to hold such shares in connection with the due formation of the entity, or to qualify as a director, in each case under the laws of its jurisdiction of incorporation, provided that the (i) the holder of such shares (i) holds no more shares than is required by such statute, (ii) does not have the power or authority to direct or cause the direction of the management and policies of such entity, whether through the ownership of securities, by contract or otherwise, except director nominees may have such rights to the extent they can exercise them solely in accordance with the directions of Licensee, and (iii) shall only be disregarded for so long as such legal requirement exists and for as long thereafter, up to a maximum of three (3) months as may reasonably be necessary for Licensee to acquire the shares held by such nominee.
     “Quality Guidelines” has the meaning set forth in Section 3.1.
     “Quality Manual” has the meaning set forth in Section 3.1.
     “Recipient” has the meaning set forth in Section 9.1.
     “Relationship Manager” has the meaning set forth in Section 5.1.
     “Removable Recording Media (“RRM”) Products” means finished products for use by end users consisting primarily of physical media designed for the storage of information, images, or other data in digital or analog form which are (a) designed and intended to be readily insertable into and removable from a storage device or system by such end user and (b) do not incorporate or provide any other material functions (such as writing, reading, recording, retrieving, computing, processing, transmitting, receiving, displaying, measuring, detecting, reproducing or other functionality with respect to data). For the avoidance of doubt, “RRM Products” does not include products that include components such as heads or power sources because such products provide functions other than storage of data. Notwithstanding the foregoing limitation on incorporating or providing any other material functions, (1) magnetic tape products in cartridge form (e.g., LTO tape) that include an RFID tag/chip shall still constitute RRM Products and Current or Successor Magnetic Tape Products if they otherwise meet the requirements for inclusion in the definitions of both RRM Products and Current or Successor Magnetic Tape Products, and (2) USB flash devices and flash cards that include an integrated circuit controller for controlling the transfer of data to and from such USB flash devices or flash cards and a crystal oscillator to generate a clock signal for use by such controllers shall still constitute Current or Successor Flash Memory Products if they otherwise meet the requirements for inclusion in the definitions of both RRM Products and Current or Successor Flash Memory Products.
     “Sale Transaction” has the meaning set forth in Section 5.4(a).
     “SEC” means the U.S. Securities and Exchange Commission.
     “Significant Breach” means any Licensee breach of this Agreement that has an adverse effect causing or, if continued, likely to cause significant harm to Licensor’s ownership of the Licensed Trademarks, the goodwill associated therewith or Licensor’s ability to enforce any of its rights therein. A Significant Breach may or may not be a Material Breach.
     “Speaker Products” means speaker products (a) that have been commercialized by Licensor as of the Effective Date and are listed on Exhibit F and (b) successor products that are (i) designed and intended to be used with personal computers, laptops, handheld computers, portable audio players and similar consumer products and (ii) have an integrated power supply that does not exceed 50 watts, including in each case products that are on the migration path of such products.
     “Specific Broadcast Media” means RRM Products that are sold to NHK broadcast network solely for the production of audio and video content for use in NHK’s broadcast programming. For the avoidance of doubt, Specific Broadcast Media does not cover any RRM Products that are sold to customers other than NHK broadcast network.
     “Strategic Relationship Committee” has the meaning set forth in Section 5.2.
     “Sublicense Agreement” has the meaning set forth in Section 2.4.
     “Successor Flash Memory Products” means RRM Products that are in the form of (i) a USB flash device which directly connects to a computer through a USB interface or (ii) a flash card (such as Compact Flash, SmartMedia, SD Memory Card), in either case in which the media is NAND or NOR circuit type, non-volatile computer memory where each memory cell is comprised of a MOSFET structure having a floating gate region but only if such products (a) incorporate read/write speed and recording capacity enhancements to Current Flash Memory Products, and (b) are based on the same fundamental structure and technology as Current Flash Memory Products, including products that are on the migration path of Current Flash Memory Products.
     “Successor Magnetic Tape Products” means RRM Products in which the storage medium consists of magnetic tape that is written to and read from using a magnetic head while the magnetic tape is being spooled, provided that such products are (a) product line extensions of or on the migration path from, and (b) based on the same fundamental technology as Current Magnetic Tape Products. For the avoidance of doubt, Successor Magnetic Tape Products include, but are not limited to, Licensee’s Multi-Terabyte Tape Storage (MTS) program as well as magnetic tape formats launched by IBM, Sun StorageTek, the LTO Consortium, or Quantum that are intended to be successor products to their existing tape products.

     “Successor Optical Media Products” means RRM Products in which the storage medium consists of physical discs that are written to and read from using optical and/or magneto-optical means while the disc is being spun, provided that such products are (a) product line extensions of or on the migration path from, and (b) based on the same fundamental technology as Current Optical Media Products. For the avoidance of doubt, Successor Optical Media Products include, but are not limited to, holographic media and Blu-Ray and HD-DVD recordable, rewritable, and RAM discs, including single layer, dual layer, and dual sided discs, all speed changes for such discs, and including small format versions of such discs.
     “Supply Agreement” has the meaning set forth in the Recitals.
     “TDK Marks” has the meaning set forth in Section 2.1.
     “Territory” means the United States and its territories and possessions.5
     “Trademark” means trademarks, trade names, service marks, service names, design marks, logos, trade dress, or other indicators of identification of origin, whether registered or unregistered.
     “Updates” has the meaning set forth in Section 3.1.
     “URLs” has the meaning set forth in Section 2.2.

[5]	In the Ireland Agreement “Territory” means worldwide except for the United States and its territories and possessions.

EXHIBIT C
SCHEDULE OF DESIGNATED ENTITIES
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

C-1

EXHIBIT D
HEADPHONE PRODUCTS

Market	Product Name	Product Number
Japan	Headphone	TEC-BP-100
TEC-CP-100
TEC-HP-100
TEC-MP-100
TEC-NP-100
Europe	Headphone	SHP-BP100
SHP-CP100
SHP-HP100
SHP-NP100
SHP-MP100
Americas	Headphone	BP100
CP100
HP100
MP100
NP100
IE100
NC100
Asia Pacific & Africa	Ear Phone	CP100
(including Oceania)		BP100
HP100
MP100
NP100
	Headphone	EB-100
EB-200
EB-300BK
EB-300WH
EB-400BL
EB-400PK
EB-400GR
EB-500
ST-100
ST-200BK
ST-200WH
ST-PR300
ST-PR400
NC-100
NC-200
BT-100

D-1

EXHIBIT E
LIST OF QUALIFIED ENTITIES
(SPECIFYING, FOR EACH ENTITY, THE NUMBER OF SHARES OR OTHER
EQUITY INTERESTS OUTSTANDING AS OF THE EFFECTIVE DATE, AND THE
HOLDER OF ALL SUCH SHARES OR OTHER EQUITY INTERESTS)
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

E-1

EXHIBIT F
SPEAKER PRODUCTS

Market	Product Name	Product No.
Japan	Speaker	SP-XA10WL
SP-XA10WR
SP-XA10WS
SP-XA40WB
SP-XA40WL
SP-XA40WR
SP-XA40WS
SP-XA40WW
SP-XA60
SP-XA60W
SP-XA80
SP-XA160
Europe	Speaker	MMS-XA40WCLG
MMS-XA40WCS
MMS-XA40WCO
MMS-XA40WCLG-UK
MMS-XA40WCO-UK
MMS-XA40WCS-UK
Asia Pacific & Africa	Speaker	TR-XA10L-AU
(including Oceania)		TR-XA10R-AU
TR-XA10S-AU
TR-XA40L-AU
TR-XA40R-AU
TR-XA40S-AU
TR-XA60W-AU
TR-XA60-AU
TR-XA80W-AU
	iPOD DOCK	ADS-01
ADS-02
Oceania	CD Sound System	NX-03CDMP3-SV

F-1

EXHIBIT G
FORM OF SUBLICENSE AGREEMENT
     This Trademark Sublicense Agreement (this “Agreement”) is made as of ____________, by and among [Imation Corp./Ireland Entity], [a Delaware corporation/an Irish corporation] (“Licensee”) and [name of Qualified Entity] (“Sublicensee”).
RECITALS
     WHEREAS, TDK Corporation (“Licensor”) and Licensee are parties to a Brand License Agreement dated ____________, 2007 (the “Brand License Agreement”);
     WHEREAS, Licensee wishes to grant a sublicense of its rights to Sublicensee, subject to the terms and conditions hereof;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:1
ARTICLE I
DEFINITIONS; RELATIONSHIP TO OTHER AGREEMENTS
     1.1 Certain Definitions. Capitalized terms not otherwise defined in this Sublicense Agreement shall have the meanings set forth in Exhibit G-1.
ARTICLE II
LICENSE
     2.1 Trademark License Grant. Subject to compliance with the terms and conditions of this Sublicense Agreement, Licensee hereby grants to Sublicensee a non-transferable, non-sublicensable, [in the Territory], [nonexclusive/exclusive], and restricted license, during the terms set forth below, to use, reproduce and display the Trademarks set forth on Exhibit G-2 (“Licensed Trademarks”) solely for the marketing, promotion, advertisement, distribution, lease or sale of Licensed Products. Sublicensee acknowledges that the Licensed Products do not include Medical Image Data Recording Media or Specific Broadcast Media and that Licensor reserves all worldwide rights to use, reproduce, and display any Trademark (including the TDK Marks) but not the Licensed Trademarks for the marketing, promotion, advertisement, distribution, lease or sale of Medical Image Data Recording Media and Specific Broadcast Media, and to grant rights to others to do the same. All rights of Licensee or Licensor in and to

[1]	Exhibit G contains only the minimum provisions that License must include. Licensee is free to include additional terms so long as they are consistent with these terms. One sublicense may contain the rights to operate a website under Section 2.2 of the Brand License Agreement.

the Licensed Trademarks not expressly granted under this Article II are reserved by Licensee or Licensor. The term of license grants are as set forth below:2
          (a) Core Products; Accessory Products: The term of the license for use of the Licensed Trademarks in connection with Core Products and Accessory Products shall be __________.
          (b) Speaker Products and Headphone Products: The term of the license for use of the Licensed Trademarks in connection with Speaker Products and Headphone Products shall be __________.
          (c) RRM Products: The term of the license for use of the Licensed Trademarks in connection with any other RRM Product shall be __________.
     2.2 Restrictions. As an express condition to, and in material consideration for, the licenses granted to Sublicensee hereunder, Sublicensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
          (a) Sublicensee shall not do anything inconsistent with Licensor’s ownership of the Licensed Trademarks. Without limiting the generality of the foregoing, Sublicensee shall not challenge the validity of any Licensed Trademark, Licensor’s ownership thereof, or the enforceability of Licensor’s rights therein.
          (b) Sublicensee shall not use, reproduce or display (or authorize the use, reproduction or display of) the Licensed Trademarks in any manner whatsoever other than as expressly authorized by this Sublicense Agreement.
          (c) During the term and after any termination of this Sublicense Agreement, Sublicensee shall not use any service mark, service name, trade name, trademark, design or logo that is confusingly similar to any Licensed Trademark or any element thereof, including any mark, word or design that incorporates TDK Marks, or any mark, word, logo or design confusingly similar thereto. Without limiting the generality of the foregoing, during the term and after any termination of this Sublicense Agreement, Sublicensee shall not use the word “TDK” or the TDK diamond logo in any corporate name or in any domain name [other than as permitted in Section 2.2 of the Brand License Agreement]3 For the avoidance of doubt, to the extent that an element of a Licensed Trademark (but in no event a TDK Mark) is expressly disclaimed in a trademark registration (such as “mobile” in TDK MOBILE), Sublicensee shall not be prohibited from using such element in its own Trademarks by the terms hereof.
          (d) Sublicensee shall not use any of the Licensed Trademarks together, or use any Licensed Trademark in combination with any other trademark, service mark, trade name, trading style, fictitious business name, name, character, symbol, design, likeness or literary or artistic material in a manner that create a unitary or combination Trademark without the prior written consent of Licensor. Notwithstanding the foregoing, Sublicensee may use (i) any Licensed Trademarks together if Licensor has a general practice of using such Licensed

[2]	Specified term must in all cases be no longer than the Brand License Agreement.

[3]	The bracketed language applies to the one Imation sublicensee for the website.

Trademarks together and (ii) any Trademarks listed on an exhibit to this Sublicense Agreement but not in a manner that might create a unitary or combination Trademark.
          (e) For a period that runs for one (1) year prior to the expiration of the separate licenses for the Speaker Products and Headphone Products and for each RRM Product licensed in this Sublicense Agreement, and for a period that runs for one (1) year prior to the termination of the Sublicense Agreement for the Core Products and Accessory Products, Sublicensee may Display one or more Imation Trademarks on or in connection with the Licensed Products as part of a transition plan that is provided by Licensee to Sublicensee.
          (f) Sublicensee shall not register any Licensed Trademark, and Licensor shall retain the exclusive right to apply for and obtain registrations for each Licensed Trademark throughout the world. Sublicensee shall not register any domain name containing the word [TDK].
          (g) Sublicensee shall not assert any adverse claim against Licensor based upon Licensor’s use of any Licensed Trademark.
     2.3 Patent License. Licensee hereby grants to Sublicensee a royalty-free, non-transferable, nonsublicensable, non-exclusive license (not including manufacturing or have made rights) in the Territory under any patents of Licensor or its Affiliates that, as of the Effective Date, Licensor has the right to grant licenses without payments to third parties, for the marketing, distribution, or sales of Current Magnetic Tape Products and Current Optical Media Products which, in both cases, Licensor or Licensee has commercialized as of the Effective Date, provided that if Sublicensee or any of its Affiliates asserts a patent against Licensor or any of its Affiliates, the sublicense granted in this Section 2.3 shall terminate and further provided that Sublicensee and its Affiliates shall not sue Licensor or any of its Affiliates for damages arising before termination of the license.
     2.4 Notice. In connection with the use of the Licensed Trademarks on packaging or Promotional Material for the Licensed Products, Sublicensee shall include a trademark notice in a form reading: “The [TDK [**] Logo] is a trademark of [Licensor],” except that Sublicensee may use the typed words “TDK Logo” instead of the actual logo where the notice would be too small to show the actual logo clearly or where the notice is embedded within other text. Further, with respect to any Licensed Product other than Core Products or Accessory Products, Sublicensee shall indicate when using a Licensed Trademark on packaging or Promotional Material for such product that “The [TDK [**] is used under a trademark license from [Licensor],” subject to the same exception as the previous sentence. If a Licensed Trademark is used multiple times on or in packaging or Promotional Material, the notice and statement regarding licensed use need only be used for the first prominent use of the Licensed Trademark on or in such packaging or Promotional Material.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     2.5 Filing, Maintenance, and Renewal. Sublicensee agrees to reasonably cooperate with Licensor’s preparation and filing of any applications, renewals or other documentation necessary or useful to protect Licensor’s intellectual property rights in the Licensed Trademarks.
2.6 Enforcement and Defense of Infringement Claims.
          (a) Notification: Sublicensee shall reasonably cooperate in providing notice to Licensee (a “Notice of Alleged Infringement”) if Sublicensee becomes aware of any use of a Licensed Trademark, or element thereof, or of any Trademark on a Licensed Product, which may be confusingly similar to any Licensed Trademark, or element thereof, by any Person.
          (b) Action to Enforce: Sublicensee shall have no right to institute and/or pursue any proceedings to enforce any rights in the Licensed Trademarks, unless otherwise authorized by Licensor.
          (c) Defense of Third Party Claims: Licensor shall have the sole right to defend the Licensed Trademarks against imitation, infringement or any claim of prior use. Sublicensee shall cooperate fully with Licensor, at Licensor’s reasonable request and expense, in connection with the defense of any such claim.
     2.7 Reservation of Rights. Sublicensee acknowledges that Licensor is the sole owner of all right, title and interest in and to the Licensed Trademarks, and that Sublicensee has not acquired, and shall not acquire, any right, title or interest in or to the Licensed Trademarks except the limited rights to use such Licensed Trademarks expressly granted to Sublicensee under this Sublicense Agreement. Licensor shall retain all goodwill associated with the Licensed Trademarks. Notwithstanding any other provision hereof, nothing in this Sublicense Agreement shall prohibit Licensor from marketing, distributing or selling any products on an OEM basis, provided such products do not bear any Licensed Trademark or any confusingly similar variation thereof.
     2.8 Removing Licensed Trademarks from License. At any time during the term of this Sublicense Agreement, Licensee may remove a Licensed Trademark from the scope of the license if Licensor removes such Licensed Trademark from the scope of the Brand License Agreement.
ARTICLE III
QUALITY CONTROL
     As an express condition to, and in material consideration for, the licenses granted to Sublicensee hereunder, Sublicensee expressly agrees to the following restrictions as to its use of the Licensed Trademarks:
     3.1 Trademark Guidelines. Sublicensee shall not use, reproduce or display any Licensed Trademark in any manner whatsoever other than as expressly authorized in the quality control guidelines for the Licensed Trademarks (“Quality Guidelines”), including guidelines regarding how each Licensed Trademark is used, presented and displayed (“Display”). The Quality Guidelines shall consist of two elements: guidelines related to Display (such guidelines shall be contained in a “Logo Manual”) and guidelines regarding the nature and quality of products and services associated with the Licensed Trademark (such guidelines shall be contained in a “Quality Manual”). The initial Quality Guidelines are attached as Exhibit G-3 to the Brand License Agreement. Sublicensee shall promptly cure any breach of the Quality Guidelines upon notice from Licensee or from Licensor, provided that Sublicensee shall have a reasonable time to comply with Updates (as defined below), including a reasonable amount of time to exhaust existing inventories of Promotional Material, packaging, and Licensed Product, except that Sublicensee shall not have rights to exhaust existing inventories if such inventories are in material noncompliance with the previous Quality Guidelines or if the existing Licensed Products (or use or distribution thereof) would violate any applicable law. Notwithstanding anything to the contrary in this Section 3.1, if Sublicensee purchases products covered by the Supply Agreement from third parties as permitted under the terms of the Supply Agreement, Sublicensee shall not be in breach of provisions of the Quality Manual to the extent that such Quality Manual refers to standards or specifications that are not performance or quality-related specifications (e.g., the use of Licensor dye #25 in describing a color or other requirements for the product not tied to the performance of the product), provided that Sublicensee shall comply with the Logo Manual. Sublicensee acknowledges that the Quality Guidelines may be updated pursuant to the Brand License Agreement (“Updates”) and Sublicensee shall comply with such Updates.
     3.2 Conduct of Business. Sublicense shall use the Licensed Trademarks in a manner that does not derogate Licensor’s rights in the Licensed Trademarks or the value of the Licensed Trademarks, and shall take no action that would interfere with, diminish or tarnish those rights or value.
     3.3 Cooperation. Sublicense shall cooperate fully with Licensee and Licensor in enabling Licensor to ascertain that the Licensed Products meet Licensor’s quality standards. Such cooperation shall include, upon request, providing Licensee or Licensor promptly with data regarding communications from third parties regarding the quality of specific Licensed Products, providing Licensee or Licensor with names and addresses of vendors and suppliers producing Licensed Products or components thereof to be sold under a Licensed Trademark, and providing Licensee or Licensor with access to product packaging and distribution facilities for such products for reasonable inspection by Licensor.
     3.4 Cessation of Licensed Product Sales; Recall. Licensee or Licensor shall have the right to request that Sublicensee immediately cease selling a Licensed Product, or revise or cease use of any or all Promotional Material, and Sublicensee shall promptly comply, upon written notice to Sublicensee if the condition of such Licensed Product or Promotional Material could reasonably be expected to materially and adversely affect Licensor’s business or reputation. For the avoidance of doubt, if there is a reasonable basis for believing that a product poses a danger to person or property, such product shall be considered a product that could be reasonably expected to materially and adversely affect Licensor’s business or reputation. Further, Licensee or Licensor shall have the right to request a product recall if there is a reasonable basis for believing that the product or category of products poses a danger to person or property, and Sublicensee shall promptly comply upon written notice of such request. If Sublicensee wishes to resume sale of a product, Licensor shall have the right to approve such resumption.

     3.5 Samples. Sublicensee shall submit to Licensee or Licensor upon reasonable request, specimens of uses of the Licensed Trademarks, including: (a) representative products that will bear any Licensed Trademark or be marketed, promoted, advertised, distributed or sold using any Licensed Trademark; and (b) samples of all Promotional Material. If, after review of such materials or samples, Licensee or Licensor is concerned about compliance with any aspect of this Sublicense Agreement, Sublicensee shall provide such additional materials and samples as Licensee or Licensor may reasonably request. If Licensee or Licensor discovers any improper use of the Licensed Trademarks in any such submission, Sublicensee shall remedy the improper use immediately upon written notice.
     3.6 Inspections. In addition to Section 3.3, Sublicensee shall cooperate with Licensee or Licensor to ensure that quality standards applicable to Licensed Products are met by permitting Licensee or Licensor to inspect only those manufacturing and other facilities directly related to the manufacture of Licensed Products, upon reasonable notice and no more than once a year, and only in a manner that will not unreasonably interfere with Sublicensee’s business activities, provided that Licensee shall arrange for and accompany Licensor on any inspections to third-party facilities.
     3.7 Standards Compliance. If Sublicensee publicly states that any Licensed Product is compliant with any applicable industry standard, Sublicensee shall ensure that such Licensed Product is fully compliant with all mandatory requirements of such standard, except for compliance with such applicable industry standards for which Licensor is responsible under the Supply Agreement. For the avoidance of doubt, any use of a logo or trademark associated with an industry standard (e.g., the logo “DVD” or “Blu-ray”) shall be deemed a public statement that the Licensed Product is compliant with the applicable industry standard.
ARTICLE IV
EFFECTIVENESS; TERM, SUSPENSION AND TERMINATION
     4.1 Effectiveness; Term. This Sublicense Agreement shall become effective on ____________ (the “Effective Date”), and shall continue in full force and effect unless and until terminated as provided in this Article IV, for the term of the licenses specified in Section 2.1.
     4.2 Suspension. The license granted in this Sublicense Agreement shall be suspended, as to any Licensed Product or any territory, immediately and automatically upon suspension of Licensee’s license to such Licensed Product or territory under the Brand License Sublicense Agreement without any notice or any other act by any party hereto or Licensor.
     4.3 Termination if Sublicense is no Longer Qualified Entity. This Sublicense Agreement shall be terminated immediately and automatically effective immediately if Sublicensee ceases to be a Qualified Entity without any notice or any other act by any party hereto or Licensor.

     4.4 Termination for Cause. Licensee shall have the right to terminate this Sublicense Agreement upon written notice in the event of Sublicensee’s material breach that remains uncured for a period of [___] days after Licensee provides written notice thereof.
     4.5 Other Terminations. This Sublicense Agreement shall be terminated immediately and automatically upon termination of the Brand License Agreement without any notice or any other act by any party hereto or Licensor.
     4.6 Effect of Termination.
          (a) Termination of License: Upon termination of this Sublicense Agreement for any reason, subject to Section 4.5(b), all rights and licenses granted hereunder shall immediately terminate (and Sublicense shall cease all use of the Licensed Trademarks), provided that Sublicensee may use the Licensed Trademarks (i) for historical reference, including to keep records and other historical or archived documents (including customer contracts and/or marketing materials) containing or referencing the Licensed Trademarks and to refer to the historical fact that Sublicensee previously used the Licensed Trademarks, but not, for the avoidance of doubt, for marketing, promotion, advertisement, distribution, lease or sale of Licensed Products, and (ii) in any manner permitted under applicable law.
          (b) Use Up Rights: Upon any termination of this Sublicense Agreement, to the extent permitted by Licensee under the Brand License Agreement and as applicable, Sublicensee shall have the right to continue to (i) sell and/or otherwise dispose of any Licensed Products bearing a Licensed Trademark which are on hand or in process, and (ii) use the Licensed Trademarks on existing stocks of packaging, Promotional Material, and other documents and materials related to the Licensed Products in connection with sales permitted pursuant to the preceding clause (i), provided that such rights shall not exceed one hundred eighty (180) days following termination of this Sublicense Agreement.
          (c) Survival: The following provisions shall survive the termination of this Sublicense Agreement: 5.1, 5.3, 5.4, and 5.5.
ARTICLE V
MISCELLANEOUS
     5.1 Third Party Beneficiary. Sublicensee agrees that Licensor is an intended third party beneficiary of this Sublicense Agreement and shall have the right to enforce any and all obligations of Sublicensee under this Sublicense Agreement to the same extent as if Licensor were a party to such agreement, provided that such right shall only apply to the extent that such obligations are contained in the version of this Sublicensee Agreement attached to Exhibit G of the Brand License Agreement or related to Licensee’s compliance with the Brand License Agreement and such right shall not extend to any additional obligations imposed on Sublicensee by Licensee.
     5.2 No Assignment or Transfer. Sublicensee shall not, and shall not have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Sublicense Agreement or any of its rights or obligations under this Sublicense Agreement. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any Sublicensee shall be null and void.
     5.3 Injunctive Relief. Sublicensee acknowledges that a breach of its obligations under this Sublicense Agreement, including the obligations set forth in Sections 2.2, 2.4 and Article III, may cause Licensor irreparable damage. Accordingly, Sublicensee agrees that in the event of such breach or threatened breach, in addition to remedies at law, Licensor shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Sublicensee’s violations of its obligations hereunder.
     5.4 Governing Law. This Sublicense Agreement is to be construed in accordance with and governed by the internal laws of the State of New York without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of New York to the rights and duties of the parties.
     5.5 Consent to Jurisdiction.
          (a) Sublicensee hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Sublicense Agreement (agrees that no such action, suit or proceeding relating to this Sublicense Agreements shall be brought by it or any of its affiliates except in such courts). Sublicensee irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Sublicense Agreements in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) Sublicensee further agrees that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, Sublicensee irrevocably and unconditionally waives application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
          (c) Sublicensee hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Sublicense Agreement.
     5.6 Export/Import Compliance. Sublicensee shall ensure that the sale, distribution, export and import of Licensed Products by Sublicensee comply in all cases with all applicable export and/or import laws of the jurisdiction in which such sales, distribution, export or import occur, including, the Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies and the Foreign Exchange and Foreign Trade Law of Japan.

     IN WITNESS WHEREOF, the parties hereto have caused this Sublicense Agreement to be executed as of the date first set forth above.

LICENSEE:

By:

Name: Title:

SUBLICENSEE:

By:

Name: Title:

EXHIBIT H
INITIAL QUALITY GUIDELINES
     Not included herein.

H-1

EXHIBIT K
IMATION CORP.
INVESTOR RIGHTS AGREEMENT
     This INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made as of ___, 2007, by and between Imation Corp., a Delaware corporation (the “Company”), and TDK Corporation, a Japanese corporation (the “Investor”).
RECITALS
     WHEREAS, the Investor and the Company are parties to an Acquisition Agreement, dated as of ___, 2007 (the “Acquisition Agreement”), providing for the issuance and sale of certain shares of common stock of the Company, par value $.01 per share (“Common Stock”), in consideration of the Investor’s transfer to the Company of certain assets relating to the sale, service and support of optical, magnetic tape and flash memory recordable media products, as more fully described in the Acquisition Agreement;
     WHEREAS, the obligations of the Company and the Investor under the Acquisition Agreement are conditioned, among other things, upon the execution and delivery of this Agreement by the Investor and the Company;
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree as follows:
ARTICLE I
BOARD REPRESENTATION
     1.1 Investor Nominee Appointment Right. Until such time as ninety (90) days have elapsed after the occurrence of a Nomination Forfeiture Event without cure by the Investor of such event (the “Forfeiture Date”), the Investor shall have the right to designate one employee or director of TDK or any Affiliate of TDK as a nominee to stand for election as a director of the Company (the “Investor Nominee”). Promptly after TDK has designated an Investor Nominee and the Investor Nominee has been approved by the Company’s board of directors (the “Board”) as provided below, the Company shall increase the size of the Board by one member and fill the resulting vacancy in accordance with the Company’s bylaws by designating the Investor Nominee as a director of the Class whose term will expire at the next annual meeting of stockholders. Thereafter, the Board shall recommend to the Company’s stockholders to vote to elect the Investor Nominee at the next stockholders’ meeting and at each subsequent stockholders’ meeting at which directors of that Class are elected. The foregoing nomination right will be subject to the Company’s generally applicable policies with respect to the qualification of Board nominees under the Company’s Corporate Governance Guidelines, as may be amended from time to time (the “Board Qualifications”); provided, that (i) in the event that a proposed Investor Nominee is rejected by the Board’s Nominating and Governance Committee, (A) the Board will not nominate any person not designated by the Investor to stand for election in place of the rejected Investor Nominee and (B) the Investor shall have the right to nominate a replacement candidate, until such time as an Investor Nominee that meets the Board Qualifications is put forward by the Investor, and (ii) the Company shall not revise or amend the

Board Qualifications or the qualifications and procedures set forth in the Company’s Corporate Governance Guidelines in a manner that has the intent or effect of materially adversely affecting the Investor’s ability to designate the Investor Nominee (by for instance, adding requirements that all directors meet citizenship or independence requirements that would disqualify the Investor’s most probable nominees). Any Investor Nominee included within the slate of director nominees presented to the stockholders for election shall remain subject to the required affirmative vote of the Company’s stockholders in accordance with the Company’s bylaws, as may be amended from time to time.
     1.2 Responsibilities of Investor Nominee. Any Investor Nominee duly elected to the Board shall be subject to the Company’s bylaws, charters, guidelines, codes of conduct, policies and procedures and the laws of the State of Delaware governing the fiduciary responsibilities of directors to the same degree as other members of the Board, and may be removed for cause under applicable law. Any Investor Nominee duly elected to the Board shall be treated the same as an “employee director” for purposes of director compensation.
     1.3 Vacancies. At any time prior to a Nomination Forfeiture Event, if an Investor Nominee who has been duly elected to the Board resigns from the Board, is removed for cause under applicable law, dies or otherwise cannot or is not willing to stand for reelection or to continue to serve as a member of the Board, the remaining members of the Board shall take all commercially reasonable actions to cause the vacancy to be filled, prior to or concurrent with any further meeting or action by the Board, by a new Investor Nominee.
     1.4 Nomination Forfeiture Event. A “Nomination Forfeiture Event” shall occur when:
          (a) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the Investor drops below seventy-five percent (75%) of the Initial Share Number;
          (b) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock;
          (c) that certain Trademark License Agreement, dated as of the date hereof between the Company and the Investor (the “Trademark License”), is terminated for any reason; or
          (d) as a result of a breach by Investor of Section 4.3 or 4.4 of this Agreement; provided, that a breach of Section 4.3 of this Agreement shall not constitute a Nomination Forfeiture Event unless either (i) the Investor shall have affirmatively voted its voting Securities in contravention of the provisions of that Section or (ii) the Investor, having been given express written notice by the Company in the form of attached Exhibit B (an “Express Notice”) and in accordance with the applicable terms of Section 6.19, shall have failed to vote its voting Securities with respect to a proposal as to which it is required to vote under Section 4.3 and, in the case of a proposal described in Section 4.3(a) but not otherwise, such failure to vote shall have adversely affected the outcome of the stockholder vote on such proposal from the Company’s perspective (i.e., caused a proposal as to which the Board recommended a vote “against” to succeed, or a proposal as to which the Board recommended a vote “for” to fail).
Notwithstanding anything to the contrary in Section 1.1, if a Nomination Forfeiture Event occurs as a result of clause (c) or (d) above, Investor’s right to nominate an Investor Nominee shall terminate immediately, and Investor shall cause any Investor Nominee who has been duly elected and is then serving as a director of the Company to submit his resignation as a director of the Company with immediate effect. For purposes of this Section 1.4, the number of Shares of Common Stock held by the Investor shall include all shares of Common Stock issued to the Investor and its Affiliates at Closing.
     1.5 Information Rights.
          (a) For so long as the Investor has a duly elected representative serving on the Board, the Company shall be required to provide such director with all information made available to other Board members, as and when it is made available to other Board members; provided, however, the Company shall not be obligated to provide such director with information that is only made available to members of a duly constituted committee of the Board of which such director is not a member.
          (b) Notwithstanding the occurrence of an uncured Nomination Forfeiture Event other than pursuant to Section 1.4(d), for so long as the Trademark License remains in effect, and subject to the provisions of Section 6.3 of this Agreement, the Company shall provide the Investor (i) reasonable notice of, and reasonably detailed information regarding, any discussions, negotiations, or correspondence regarding any proposed transaction that could be expected to result in a Change of Control of the Company (a “Proposed Transaction”), including any material changes to terms previously notified to Investor, and (ii) a reasonable opportunity to propose alternatives thereto to the Board for the Board’s consideration. In addition, in the event that the Company or its advisors conducts (i) any form of “market check” process in connection with exploration of or discussion, negotiations or correspondence regarding a Proposed Transaction, or (ii) any form of formal or informal auction process, then, in either case, the Company agrees that the Investor will be one of the parties contacted in the first instance. The rights of the Investor under this Section 1.5(b) shall terminate immediately in the event of a Nomination Forfeiture Event described in Section 1.4(d).
          (c) For the purposes of Section 1.5(b), a “Change of Control” with respect to the Company means any of the following transactions as a result of which the Company is under the direct or indirect control of any Person, whether singly or as a part of a 13D Group:
               (i) the acquisition by any Person, as a result of one transaction or a series of transactions over time, of voting Securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of the Company; or
               (ii) the Company’s consolidation with or merger with or into another Person, whether or not the Company is the surviving entity in such transaction, unless, immediately after such consolidation or merger, shareholders of the Company prior to the transaction continue to own voting securities representing, directly or indirectly, more than fifty percent (50%) of the aggregate voting rights of such new or surviving entity.
ARTICLE II
PREEMPTIVE RIGHTS
     2.1 Preemptive Rights.
          (a) If the Company proposes to sell any Common Stock or any other Securities, however described or whether voting or non-voting, other than Exempted Securities (“Additional Securities”), whether in a private placement, a public offering, or as part of an acquisition, share exchange or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify the Investor in writing of such proposed issuance specifying, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities and shall offer to sell such Additional Securities to the Investor in the amounts set forth in Section 2.1(c), upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Section 2.1(d) (the “Preemptive Rights”); provided, that, if the purchase price for, or any of the other material terms and conditions of, the proposed issuance are not known at the time of the initial written notice, the Company shall provide such notice without specifying the price or other such terms and conditions, and shall provide a supplemental notice, adding the missing terms, to the Investor as soon as they are known to the Company, and in no event later than ten (10) Business Days prior to such issuance. For purposes of calculating the number of Additional Securities issued pursuant to this Section 2.1(a), such calculation shall include the maximum number of shares of Common Stock and other Securities issuable upon the conversion or exercise of any convertible or exchangeable Securities.
          (b) If the Investor wishes to subscribe for a number of Additional Securities less than the number to which it is entitled under this Section 2.1, the Investor may do so and shall, in the notice of exercise of the offer, specify the number of Additional Securities that it wishes to purchase.
          (c) The Company shall offer the Investor all, or any portion specified by the Investor in accordance with Section 2.1(b), of an amount of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to the Investor pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive or similar rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of the Preemptive Rights by the Investor), the Investor’s Equity Interest after such issuance would equal the Investor’s Equity Interest immediately prior to such issuance, such number of Additional Securities to constitute the “Preemptive Share Amount”. If, at the time of the determination of any Preemptive Share Amount under this Section 2.1(c), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the amount of Additional Securities such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Additional Security.

          (d) The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise agreed by the Company and the Investor) and, except as otherwise set forth below, shall equal per Additional Security the per Security issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and the Investor shall in good faith seek to agree upon the value of the non-cash consideration; provided, that the value of any publicly traded securities shall be deemed to be the closing price of such securities on the applicable national securities exchange as of the trading date immediately prior to the consummation of such issuance. If the Company and the Investor fail to agree on such value during the period contemplated by the first sentence of Section 2.2, then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to the Investor and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) Business Days. If such a determination is required, the deadline for the Investor’s exercise of its Preemptive Rights with respect to such issuance pursuant to Section 2.1(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or the Investor whose last estimate differed the most from that finally determined by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and the Investor.
     2.2 Exercise Period. The Preemptive Rights set forth in Section 2.1 must be exercised by acceptance in writing of an offer referred to in Section 2.1(a), (i) if not in connection with a registered offering, within thirty (30) days of receiving notice from the Company of its intention to sell Additional Securities, or (ii) in connection with any registered offering, at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering. The closing of any purchase of Additional Securities pursuant to the exercise by the Investor of Preemptive Rights hereunder shall occur on the later of (i) the closing of the transaction triggering such Preemptive Rights, subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, and (ii) should either the Company or the Investor so elect, an agreed date within thirty (30) days after such closing.
     2.3 Survival of Rights. The Investor’s rights set forth in Section 2.1 shall terminate when:
          (a) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the Investor drops below seventy-five percent (75%) of the Initial Share Number;
          (b) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock; or
          (c) the Trademark License is terminated for any reason.

ARTICLE III
REGISTRATION RIGHTS
     3.1 Registration Rights.
          (a) Demand Rights.
               (i) At any time after the end of the Lock-Up Period, the Investor shall have the right to request the Company to file a registration statement under the Securities Act for a public offering of all or part of the Issued Shares and any additional shares of Common Stock issued or distributed by way of a dividend, stock split or other distribution, or acquired by way of any rights offering or similar offering made, in respect of the Issued Shares (the “Registrable Securities”), by delivering written notice thereof to the Company specifying (x) the number of Registrable Securities to be included in such registration, and (y) the intended method of distribution thereof (the “Demand Registration Request”). Thereupon the Company shall, as expeditiously as possible, use its commercially reasonable efforts to effect the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in the Demand Registration Request. The Investor may require the Company to file such registration statement with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect) (a “Shelf Registration”). The demand registration rights granted in this Section 3.1(a)(i) are subject to the following limitations:
                    (1) The aggregate offering price (net of known or estimated underwriting discounts and commissions) for the shares of Registrable Securities to be included in such registration shall be at least ten million Dollars ($10,000,000) based on the current market price of the Common Stock at the time of such initial filing;
                    (2) The Company shall not be obligated to effect any registrations pursuant to this Section 3.1(a)(i) within nine (9) months of the effective date of any other registration under the Securities Act, other than a registration on Form S-8 under the Securities Act;
                    (3) The Company shall not, under any circumstances, be obligated to effect more than two (2) registrations pursuant to this Section 3.1(a), no more than one of which may be exercised in any twelve (12)-month period; and
                    (4) The Company may postpone for up to ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration Request if the Company furnishes to the Investor a certificate signed by the Chief Financial Officer of the Company stating that the disclosures that would be required in such registration statement would reasonably be expected to have a material adverse effect on, or require the public disclosure of, any proposal or plan by the Company to engage in a significant financing or acquisition of assets (other than in the ordinary course of business), or any merger, consolidation, tender offer, or reorganization; provided, that, in such event, the Investor shall be entitled to withdraw such

Demand Registration Request and, if such request is withdrawn, such request shall not count as one of the permitted Demand Registration Requests hereunder.
               (ii) If the Investor intends to distribute the Registrable Securities covered by the Demand Registration Request by means of an underwriting, the Investor shall so advise the Company in the Demand Registration Request, and in such event, the Investor shall negotiate in good faith with an underwriter or underwriters selected by the Company to act as the managing underwriter in connection with such underwriting; provided, however, that if the Investor has not agreed with such underwriter or underwriters as to the terms and conditions of such underwriting within twenty (20) days following commencement of such negotiations, then the Company may select an underwriter or underwriters of its choice to be the managing underwriter, which choice shall be subject to the approval of the Investor (such approval not to be unreasonably withheld or delayed). The Company and the Investor shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting (it being understood that all indemnification obligations which are customarily those of the issuer of securities under such underwriting agreement shall be the obligations of the Company).
               (iii) If the Investor intends to distribute the Registrable Securities covered by the Demand Registration Request by means of an underwriting and the managing underwriters advise the Company in writing, with a copy to be delivered to the Investor, that, in their opinion, the number of Registrable Securities requested to be included in such offering exceeds the number of securities which can be sold therein without materially adversely affecting the marketability of the offering and within a price range acceptable to the Investor, the Company shall include in such registration the Registrable Securities requested to be included which in the opinion of such underwriters can be sold without materially adversely affecting the marketability of the offering; provided, that, in the event that the number of Registrable Securities included in such registration is so reduced, such registration shall not count as one of the permitted Demand Registration Requests hereunder.
          (b) Piggyback Rights.
               (i) If at any time and from time to time after the end of the Lock-Up Period the Company proposes to effect a registration of any of its securities under the Securities Act (other than any registration of Securities on Forms S-4 or S-8 or any successor forms), for its own account, or for the account of one or more shareholders (other than pursuant to a Demand Registration Request) (the “Proposed Registration”), the Company shall give prompt written notice to the Investor of the Company’s intention to do so. If the Investor’s Registrable Securities have not been included in the Proposed Registration, and within thirty (30) days of the receipt of any such notice, Investor delivers to the Company a written notice requesting to have any or all of the Registrable Securities included in the Proposed Registration (such notice to include the number of Registrable Securities that the Investor wishes to be included in the Proposed Registration), the Company will use its commercially reasonable efforts to cause such shares to be registered as requested in such notice. Notwithstanding any other provision of this Section 3.1(b), if the Proposed Registration is an underwritten registration and the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the Company may limit the number of shares of Registrable Securities to be included in the Proposed Registration without requiring any limitation in the number of shares to be registered on behalf of the Company; provided, however, that the number of Registrable Securities included in the Proposed Registration pursuant to this Section 3.1(b) may not be reduced to less than thirty percent (30%) of the total amount of shares subject to the offering; provided, further, that nothing herein shall prevent the Company from canceling or withdrawing any Proposed Registration prior to the filing or effectiveness thereof.
               (ii) If underwriters are appointed to conduct an offering of the Company’s securities, including Registrable Securities, with respect to the Proposed Registration, no Registrable Securities shall be registered unless the Investor accepts the terms of the underwriting as approved by the Company for the offering; provided, that the Investor may independently negotiate with the underwriters for the offering any representations and warranties that the Investor will give to such underwriters in connection with the offering. In the event that the Investor is unable to agree with such underwriters on such representations and warranties or does not accept the terms of such underwriting, then the Company may proceed with the Proposed Registration without the participation of the Investor or the inclusion of any Registrable Securities; provided, further, that such non-participation of the Investor shall not in any way affect its rights under this Section 3.1 with respect to subsequent demands for registration of any Registrable Securities.
     3.2 Holdback Agreements. Investor shall not effect any public sale or distribution (including sales pursuant to Rule 144) of Securities of the Company or engage in any hedging transactions relating to the same, during the thirty (30) days prior to and the 90-day period beginning on the effective date of any underwritten registration pursuant to a Demand Registration Request or any underwritten Proposed Registration, in each case pursuant to which Investor’s Registrable Securities are included, unless the underwriters managing the registered public offering agree otherwise.
     3.3 Effectiveness of Registration Statement. The Company shall notify Investor of the effectiveness of each registration statement filed hereunder and prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than one hundred twenty (120) days (or until the distribution described in the registration statement has been completed) (or, in the case of a Shelf Registration, a period ending on the earlier of (i) the date on which all Registrable Securities have been sold pursuant to the Shelf Registration or have otherwise ceased to be Registrable Securities, and (ii) the 24-month anniversary of the effective date of such Shelf Registration) and comply with the provisions of the Securities Act with respect to the disposition of securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement; provided, however, that at any time, upon written notice to Investor and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the Investor agrees not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have a material adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than two (2) such Suspension Periods shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive thirty (30) days with the written consent of the Investor. If so directed by the Company, Investor shall use its commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in Investor’s possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Investor agrees to comply with any prospectus delivery and/or notice requirements under the Securities Act then in effect, and agrees to not use any “free-writing” prospectus in connection with the sale of any Registrable Securities.
     3.4 Registration Expenses. The Company shall pay the expenses associated with registrations pursuant to this Article III (including all registration, filing, qualification fees, printing expenses, fees and expenses of the Company’s counsel and of one counsel to the Investor and auditing expenses) and all related offering expenses (including printing expenses, road show costs and other marketing expenses). The Investor shall bear the cost of any underwriting discounts or commissions for the offering and sale of the Investor’s Registrable Securities.
     3.5 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at times permit the sale of Registrable Securities to the public in the United States without registration after the Lock-Up Period, the Company agrees to use its commercially reasonable efforts to:
          (a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;
          (b) File, as and when applicable, with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
          (c) Furnish to the Investor forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 and the Exchange Act, a copy of the most recent annual or quarterly (or other periodic) report of the Company, and such other reports of the Company as the Investor may reasonably request in availing itself of any rule or regulation of the SEC allowing the Investor to sell any such securities without registration.
ARTICLE IV
OTHER AGREEMENTS
     4.1 Standstill.
          (a) From the date hereof through the date when (i) as a result of voluntary sales of Common Stock by the Investor, the number of shares of Common Stock held by the

Investor drops below seventy-five percent (75%) of the Initial Share Number or (ii) as a result of the Investor’s failure to exercise its Preemptive Rights and any voluntary sales by the Investor of Common Stock, the number of Issued Shares held by the Investor drops below ten percent (10%) of the total number of issued and outstanding shares of Common Stock (the “Standstill Period”), the Investor agrees that neither the Investor nor any of its Affiliates will, without the prior written consent of the Company, directly or indirectly, alone or in concert with any other Person, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, gift, business combination or otherwise, any Securities such that the Investor and its Affiliates would aggregately hold, after acquisition of such Securities or the conversion thereof, in excess of twenty-one percent (21%) (the “Standstill Threshold”) of the outstanding voting Securities without the prior written consent of the Company; provided, however, that the Company shall, as soon as reasonably practicable, inform the Investor of any change in the number of outstanding voting Securities since the last Public Disclosure of the total issued and outstanding Securities of the Company in excess of one quarter of one percent (0.25%).
          (b) For the avoidance of doubt, and notwithstanding Section 4.1(a), the Investor and its Affiliates may, solely as a result of repurchases by the Company of its outstanding Common Stock, own in the aggregate up to twenty-two percent (22%) of the outstanding Common Stock (the “Investor Threshold”) without being in breach of the Standstill Threshold.
          (c) If Investor acquires, directly or indirectly, Securities in violation of Section 4.1(a), Investor shall, as soon as it becomes aware of such violation, give prompt notice to the Company and immediately dispose of the Securities in excess of the Standstill Threshold.
          (d) Pursuant to the Acquisition Agreement and prior to, and as a condition to, the Closing thereunder, the Company amended the terms of its Share Rights Plan and the related Series A Junior Participating Preferred Stock to provide that neither (i) any acquisition by the Investor of shares of Common Stock in open market purchases in addition to the Issued Shares up to the Standstill Threshold pursuant to Section 4.1(a), nor (ii) any passive increase in the percentage of the issued and outstanding Common Stock held by Investor up to the Investor Threshold as contemplated by Section 4.1(b), will (x) cause the Investor to be deemed an “Acquired Person” or (y) constitute a “Stock Acquisition Date”, each as defined in the Share Rights Plan (the “Rights Plan Amendment”). The Company agrees that the Rights Plan Amendment will be maintained in effect, and the Share Rights Plan shall not be further amended or revised without the prior written consent of the Investor to change the Standstill Threshold or the Investor Threshold or affect the ability of the Investor to maintain its level of investment in the Company until the end of the Standstill Period.
          (e) The Investor shall be required, to the extent permitted by applicable law, in the event of any repurchases of Common Stock by the Company, to tender a pro rata proportion of its shares of Common Stock for repurchase by the Company to the extent necessary to avoid exceeding the Investor Threshold, and the Company shall be required to purchase such shares of Common Stock tendered by the Investor; provided, however, that any sales required hereunder will not be taken into account for a period of five (5) years thereafter in determining whether a Nomination Forfeiture Event shall have occurred.

     4.2 Lock-Up.
          (a) The Investor shall not sell, transfer, pledge, encumber or otherwise dispose of any Issued Shares for three (3) years following the Effective Date (the “Lock-Up Period”), excluding any sale or other transfer (i) to an Affiliate (by the Investor or another Affiliate of the Investor) that agrees in writing to be bound by the terms of this Agreement, including without limitation this Section 4.2, or (ii) for the purposes of complying with the terms of this Agreement, unless (x) such transaction is approved in advance by a majority of the Company’s independent directors and (y) such third Person agrees in writing to be bound by the terms of this Agreement, including without limitation this Section 4.2; provided, that, subject to the Investor’s compliance with the terms of Section 4.1, the foregoing shall not apply to any direct or indirect transfer of Issued Shares to the Investor by an Affiliate of the Investor. Any stock certificates representing the Issued Shares shall bear a legend substantially in the form below:
“The securities represented by this certificate may only be transferred pursuant to the provisions of an Investor Rights Agreement, dated as of                     , 2007, as amended from time to time, between the issuer and TDK, copies of which are on file at the principal office of the issuer.”
          (b) Prior to any sale by the Investor of any of Issued Shares during the Standstill Period, Investor shall give the Company at least ten (10) days’ advance notice in writing, and the Investor and the Company shall negotiate in good faith and agree on limitations on the volume of any such sales on the open market; provided, however, that such limitations shall be no greater than is necessary to maintain an orderly market for the Company’s Common Stock; provided, further, that any limitation shall not apply in the case of Investor’s exercise of any of the Investor’s registration rights set forth in Article III.
          (c) Any sale, transfer or other disposition made in violation of Section 4.2(a) shall be null and void, and the Company shall not register any such sale, transfer or other disposition in its books and records.
     4.3 Agreement to Vote.
          (a) At each annual or special stockholders’ meeting held or otherwise conducted at any time prior to the end of the Standstill Period, Investor shall vote (or cause to be voted), in person or by proxy, all voting Securities that Investor or any of its Affiliates owns or has the right to vote:
               (i) in favor of the election of each director nominee included on the slate of director nominees proposed, recommended or otherwise supported by the Board;
               (ii) against any slate of directors or nominees for director that shall be proposed in opposition or as an alternative to the slate of director nominees proposed, recommended or otherwise supported by the Board;

               (iii) in favor of any equity compensation plan or amendment thereof proposed or recommended by the Board;
               (iv) in favor of any recapitalization of the Company for the purpose of forming a holding company or to effect a change in the Company’s state of incorporation if proposed or recommended by the Board; and
               (v) in accordance with the recommendation of the Board as to proposals submitted to the vote of stockholders of the Company with respect to the compensation or benefits of directors, officers or employees of the Company, concerning federal or state statutes relating to business combinations, fair price or control share acquisitions, or concerning the adoption, amendment or termination of a share rights plan.
          (b) The Investor may vote (or cause to be voted), in person or by proxy, any voting Securities owned by it or any of its Affiliates (or that any of them have the right to vote) as it determines in its sole discretion with respect to any of the following matters which are presented at a meeting of stockholders of the Company for approval: (i) any transaction which could result in a Change of Control with respect to the Company; (ii) any disposition by the Company of all or substantially all of its assets; (iii) any matters relating to or concerning the continued publicly traded nature of the Company; (iv) any recapitalization of the Company (other than a recapitalization for the purpose of forming a holding company or to effect a change in the Company’s state of incorporation proposed or recommended by the Board); (v) any liquidation of, or consolidation involving, the Company; (vi) any increase in the Company’s authorized shares or other amendment to the Certificate of Incorporation or Bylaws of the Company; or (vii) any transaction not otherwise provided for in this paragraph (b) that could reasonably be expected to have a material effect on Investor’s investment in the Company. Notwithstanding the foregoing, the Investor shall vote (or cause to be voted), in person or by proxy, all such voting Securities owned by it or any of its Affiliates (or that any of them have the right to vote) against any matters submitted to the stockholders of the Company (A) which relate to the matters set forth in items (i) through (vii) above, and (B) with respect to which the Board has recommended against approval.
          (c) The Investor shall be present, in person or by proxy, and without further action hereby agrees that it shall be deemed to be present, at all meetings of stockholders of the Company so that all voting Securities beneficially owned by Investor shall be counted for purposes of determining the presence of a quorum at such meetings.
     4.4 No Instigation or Support of Proxy Contest or Stockholder Proposals. During the Standstill Period, and prior to receiving notice of a Proposed Transaction that the Board intends to recommend to the Company’s stockholders, Investor shall not, directly or indirectly, through one or more intermediaries acting on its behalf, singly or as part of a 13D Group, and shall cause each of its Affiliates not to, directly or indirectly:
          (a) instigate, support or in any way participate in any proxy contest or otherwise engage in the “solicitation” of “proxies” (as such terms are defined in Rule 14a-1 under the Exchange Act, whether or not such solicitation is exempt under Rule 14a-2 under the Exchange Act) with respect to any matter from holders of voting Securities (including by the execution of actions by written consent) in opposition to proposals or matters proposed, recommended or otherwise supported by the Board;
          (b) become a “participant” in any “election contest” (as such terms are defined or used in Rule 14-11 under the Exchange Act) with respect to the Company or solicit any consent or communicate with or seek to advise, encourage or influence any Person with respect to the voting of any voting Securities; provided, however, that Investor shall not be prevented hereunder from being a “participant” in support of the management of the Company by reason of the membership of Investor’s designee on the Company’s Board or the inclusion of Investor’s designee on the slate of nominees for election to the Board proposed by the Company;
          (c) initiate or participate in the solicitation of, or otherwise solicit, stockholders for the approval of one or more stockholder proposals with respect to the Company as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other Person to initiate any stockholder proposal relating to the Company;
          (d) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or in any way participate in a 13D Group of Persons acquiring, holding, voting or disposing of any voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act (or any successor statute or regulation);
          (e) form, join, encourage the formation of, negotiate with, intentionally provide any information to, or in any way participate in, any Person or group which owns or seeks or offers to acquire beneficial ownership of securities of the Company or rights to acquire such securities or for the purpose of circumventing any provision of this Agreement;
          (f) except as otherwise provided in Section 1.5(b), make any proposal, filing under the Exchange Act, or publicly announce its intention to make any proposal, to the Company or any stockholder of the Company with respect to a transaction which, in and of itself, and without regard to the Company’s response, would reasonably be expected to require that (i) the Company publicly announce its receipt of such proposal, or (ii) the Board consider alternative strategic transactions;
          (g) seek the removal of any of the directors other than the Investor Nominee;
          (h) call or seek to have called any meeting of the stockholders of the Company; or
          (i) assist, instigate or encourage any third party to take any of the actions enumerated in this Section 4.4.

ARTICLE V
TERM
     This Agreement shall become effective and enforceable immediately upon the closing of the transactions set forth in the Acquisition Agreement (the “Closing”), which shall be the date set forth above (the “Effective Date”). Except as otherwise provided with respect to specific sections of this Agreement, this Agreement shall terminate only upon the mutual agreement of the Company and Investor. If this Agreement is terminated pursuant to this Article V, all further obligations of each party hereto shall terminate without further liability or obligation of such party to the other, including liability for damages; provided, however, that no such termination shall relieve either party hereto from any liability for any breach of this Agreement arising prior to the termination date; provided, further, that the confidentiality provisions set forth in Section 6.3 shall survive any termination of this Agreement.
ARTICLE VI
MISCELLANEOUS
     6.1 Certain Definitions. Capitalized terms used in this Agreement have the respective meanings set forth in Exhibit A.
     6.2 Interpretation. Unless otherwise indicated to the contrary in this Agreement by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Section, Article or paragraph hereof; (b) references in this Agreement to Sections, Articles or paragraphs refer to sections, articles or paragraphs of this Agreement; (c) headings of Sections are provided for convenience only and shall not affect the construction or interpretation of this Agreement; (d) words importing the masculine gender shall also include the feminine and neutral genders, and vice versa; (e) words importing the singular shall also include the plural, and vice versa; (f) the words “include”, “includes” and “including” shall be deemed to be followed in each case by the phrase “without limitation”; (g) any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect from time to time; (h) any reference to an agreement, contract or other document as of a given date means the agreement, contract or other document as amended, supplemented and modified from time to time through such date; (i) “$” and “Dollars” mean the lawful currency of the United States of America and any threshold set in Dollars herein shall be deemed to refer to the equivalent amount in any other currency, as the context may require; and (j) “or” shall include the meanings “either” or “both.”
     6.3 Confidentiality. The Investor and the Company acknowledge that, in connection with the operation of the Company and the performance of obligations under this Agreement, each of the Investor and the Company (each, in such capacity, a “Receiving Party”) has and will receive Confidential Information from the other (each, in such capacity, a “Disclosing Party”). For purposes of this Agreement, “Confidential Information” means (a) proprietary information (whether owned by the Disclosing Party or a third party to whom the Disclosing Party owes a non-disclosure obligation) or material non-public information regarding the Disclosing Party’s business; and (b) information which is marked as confidential at the time of disclosure to the Receiving Party or, if in oral form, is identified as confidential at the time of oral disclosure and reduced in writing or other tangible (including electronic) form including a prominent confidentiality notice and delivered to the Receiving Party within thirty (30) days of disclosure. Notwithstanding the foregoing, Confidential Information shall not include information which: (i) was known to the Receiving Party, other than through prior receipt from the Disclosing Party, at the time of the disclosure by the Disclosing Party; (ii) has become publicly known through no wrongful act of the Receiving Party; (iii) has rightfully been received by the Receiving Party from a third party without a duty of nondisclosure; or (iv) has been independently developed by the Receiving Party. The Receiving Party agrees not to disclose any such Confidential Information, except (A) to its employees who are reasonably required to have the Confidential Information in connection with the business of the Company or this Agreement; (B) to its agents, representatives, lawyers and other advisers that have a need to know such Confidential Information; and (C) pursuant to, and to the extent of, a request or order by a Governmental Authority or as required by the rules of any applicable securities exchange (the Persons to whom such disclosure is permissible pursuant to clauses (A) and (B) being collectively referred to herein as the “Representatives”); provided, that the Receiving Party’s Representatives (i) are informed of the confidential and proprietary nature of the information and (ii) agree to be bound by and perform under the terms of this Section 6.3 or are otherwise so bound by applicable rules of professional conduct. Each Receiving Party agrees to take all reasonable measures to protect the secrecy and confidentiality of, and avoid disclosure or unauthorized use of, each Disclosing Party’s Confidential Information. The Receiving Party agrees to be responsible for any breach of this Section 6.3 by its Representatives. The Company acknowledges and agrees that the foregoing undertakings are sufficient to permit the Company to make the disclosures required to be made to the Investor pursuant to Section 1.5(b).
     6.4 Affiliates. During the Standstill Period, Investor shall cause its Affiliates to comply with the terms of Sections 4.1 and 4.4 of this Agreement. During the Standstill Period, at any time that an Affiliate of Investor becomes a stockholder of the Company, such Affiliate shall agree in writing to be bound by the terms of this Agreement and, thereafter, Investor shall cause such Affiliate to comply with all other terms set forth in this Agreement.
     6.5 No Inconsistent Agreements. During the Standstill Period, Investor agrees not to grant any proxies or enter into any voting agreement or arrangement with any Person that would be inconsistent with the provisions of this Agreement or that would result in any voting Securities attributable to Investor being voted in any manner inconsistent with the provisions of this Agreement. Nothing contained herein shall be deemed to limit or otherwise affect any obligations of the Company or Investor under the Acquisition Agreement.
     6.6 Representations and Warranties of Investor. Investor represents and warrants to the Company as follows:
          (a) Investor is a corporation duly organized and validly existing under the laws of Japan.
          (b) Investor has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby. The execution, delivery and performance by Investor of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Investor. No approval of Investor’s stockholders is required in connection with Investor’s execution, delivery and performance of this Agreement and the consummation by Investor of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the legal, valid and binding agreement of Investor enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) The execution and delivery of this Agreement by Investor do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.
     6.7 Representations and Warranties of the Company. The Company represents and warrants to Investor as follows:
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
          (b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated to be performed by it hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Investor, constitutes the legal, valid and binding agreement of the Company enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application which may affect the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
          (c) The execution and delivery of this Agreement by the Company do not conflict with any agreement, order or other instrument binding upon it, nor require any regulatory filing or approval.
     6.8 Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its obligations under this Agreement. Without limiting the generality of the foregoing, neither party hereto shall enter into any agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.

     6.9 No Assignment or Transfer. Neither party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other party; provided, that Investor may assign its registration rights under Article III hereof in connection with any permitted transfer of Issued Shares. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by either party shall be null and void.
     6.10 Injunctive Relief. Each party hereto acknowledges that its breach of its obligations under this Agreement would cause the other party irreparable damage. Accordingly, the parties agree that in the event of such breach or threatened breach, in addition to remedies at law, the non-breaching party shall have the right to injunctive or other equitable relief, including specific performance of the terms and provisions hereof, without the necessity of posting any bond or other security, to prevent the other party’s violations of its obligations hereunder.
     6.11 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect and, in such event, the parties shall negotiate in good faith in an attempt to agree to another provision (in lieu of the term or application held to be invalid or unenforceable) that will be valid and enforceable and will carry out the parties’ intentions hereunder.
     6.12 Waivers. The waiver by a party of a breach of or a default under any provision of this Agreement, shall not be effective unless such waiver is in writing, expressly states that is a waiver hereunder, and identifies the breach or default to be waived. No waiver hereunder shall, in any event, be construed as a waiver of any subsequent breach of, or default under, the same or any other provision of this Agreement, nor shall any delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as a waiver of any right or remedy.
     6.13 Amendments. This Agreement may be amended only by written document, expressly stating that it is an amendment to this Agreement, identifying the provisions of this Agreement to be amended, and duly executed on behalf of each of the parties hereto. No delay or omission on the part of a party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as an amendment with respect to any provision hereof.
     6.14 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties.

     6.15 Consent to Jurisdiction.
          (a) The Investor and the Company irrevocably submit, to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). The Investor and the Company irrevocably and unconditionally waive (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          (b) The Investor and the Company further agree that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of Delaware, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, the Investor and the Company irrevocably and unconditionally waive application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
          (c) EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
     6.16 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.
     6.17 Independent Contractors. Each party is an independent contractor and neither party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.
     6.18 No Third-Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.
     6.19 Notices. All notices and other communications under this Agreement (including notice of, and any stockholder communications relating to, any annual or special stockholders’ meeting held or otherwise conducted to which Section 4.3 applies, which notice and communications Imation shall deliver to the Investor at the address set forth below) shall be in writing and shall be deemed given (i) when delivered by hand or upon confirmed receipt of a facsimile transmission, (ii) when received if sent by an internationally recognized overnight courier service (receipt requested), or (iii) ten (10) Business Days after mailing, postage prepaid, by register or certified mail, return receipt requested, to the below address or such other addresses as a party shall specify in a written notice to the other provided as contemplated herein.

To the Company:	To the Investor:

Imation Corp.	TDK Corporation
1 Imation Place	13-1 Nihonbashi 1-chome
Oakdale, Minnesota 55128	Chuo-ku, Tokyo 103-8272
USA	Japan
Attn: General Counsel	Attn: Seiji Osaka
Fax: (651) 704-4412	Fax: (813) 5201-7114

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Dorsey & Whitney	Morrison Foerster
3008 One Pacific Place	AIG Building, 11/F
88 Queensway	1-3, Marunouchi 1-chome
Hong Kong SAR, China	Chiyoda-ku, Tokyo 100-0005
Japan
Attn: Steven C. Nelson, Esq.	Attn: Ken Siegel, Esq.
Fax: (852) 2524 3000	Fax: (81) 3 3214- 6512
Any Express Notice sent by the Company to the Investor shall be in the form of attached Exhibit B and shall be sent, separately from any other notice of, and any other stockholder communications relating to, any annual or special stockholders’ meeting as described above, to the Investor at the below address or such other addresses as the Investor may specify from time to time in a written notice to the Company provided as contemplated herein.

To the Investor:	With a copy (which shall not constitute notice) to:

TDK Corporation	Morrison Foerster
General Manager, Legal Department	AIG Building, 11/F
13-1 Nihonbashi 1-chome	1-3, Marunouchi 1-chome
Chuo-ku, Tokyo 103-8272	Chiyoda-ku, Tokyo 100-0005
Japan	Japan
Attn: Eiichi Shimomura	Attn: Ken Siegel, Esq.
Fax: (813) 5201-7110	Fax: (81) 3 3214- 6512
     6.20 Entire Agreement. This Agreement (including the Exhibits attached hereto, which are incorporated herein by reference) constitutes the entire agreement of the parties hereto with respect to its subject matter. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein.

     6.21 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of page left intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY: Imation Corp.
By:
Name:
Title:

INVESTOR: TDK Corporation
By:
Name:
Title:

Signature page to the
Investor Rights Agreement

EXHIBIT A
DEFINITIONS
     “13D Group” means any partnership, syndicate or other group, as those terms are used within the meaning of Section 13(d)(3) of the Exchange Act.
     “Additional Securities” has the meaning set forth in Section 2.1(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, including the ability to elect the majority of the members of the board of directors or other governing body of a Person, and the terms “controlled” and “controlling” have correlative meanings.
     “Agreement” has the meaning set forth in the Recitals.
     “Acquisition Agreement” has the meaning set forth in the Recitals.
     “Board” has the meaning set forth in Section 1.1.
     “Board Qualifications” has the meaning set forth in Section 1.1.
     “Business Day” means any day, other than weekends, on which commercial banks in both New York City and Tokyo, Japan are open for business.
     “Change of Control” has the meaning set forth in Section 1.5(c).
     “Closing” has the meaning set forth in Article V.
     “Common Stock” has the meaning set forth in the Recitals.
     “Company” has the meaning set forth in the Recitals.
     “Confidential Information” has the meaning set forth in Section 6.3.
     “Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.
     “Demand Registration Request” has the meaning set forth in Section 3.1(a)(i).
     “Disclosing Party” has the meaning set forth in Section 6.3.
     “Effective Date” has the meaning set forth in Article V.

A-1

     “Equity Interest” means, as to the Investor, a percentage represented by the fraction, (a) the numerator of which is the sum of (i) the number of shares of Common Stock then held by the Investor and (ii) the number of shares of Common Stock that the Investor would hold upon the conversion or exercise of all Securities held by the Investor, and (b) the denominator of which is the number of shares of Common Stock outstanding on a Fully Diluted Basis.
     “Exchange Act” shall mean the United States Securities Exchange Act of 1934.
     “Exempted Securities” means the (i) issuance of Securities pursuant to any equity compensation plan or employee stock purchase plan adopted by the Company from time to time, and as may be amended from time to time, and the issuance of shares of Common Stock underlying any such Securities; (ii) issuance of shares of Common Stock upon exercise of any option, rights, warrants or other convertible instruments which either existed as of the Closing or the issuance of which was previously subject to preemptive rights; (iii) issuance of shares of Common Stock in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, shares of Common Stock; and (iv) issuance of shares of Series A Junior Participating Preferred Stock in accordance with the terms of the Share Rights Plan.
     “Forfeiture Date” has the meaning set forth in Section 1.1.
     “Fully Diluted Basis” means the sum of (i) the number of issued and outstanding shares of Common Stock at the relevant time, plus (ii) the number of shares of Common Stock to be issued or acquired upon exercise or conversion of any Securities convertible into shares of Common Stock on the then-effective terms and conditions.
     “Governmental Approval” means any Consent of any Governmental Authority.
     “Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system.
     “Initial Share Number” means the aggregate number of Initial Shares.
     “Initial Shares” means (a) the Issued Shares and (b) any shares of Common Stock acquired by the Investor in open-market purchases during the 180-day period following the Closing.
     “Investor” has the meaning set forth in the Recitals.
     “Investor Nominee” has the meaning set forth in Section 1.1.
     “Investor Threshold” has the meaning set forth in Section 4.1(b).

A-2

     “Issued Shares” means the shares of Common Stock issued by Imation to TDK or an Affiliate of TDK at the Closing.
     “Lock-Up Period” has the meaning set forth in Section 4.2(a).
     “Nomination Forfeiture Event” has the meaning set forth in Section 1.4.
     “Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.
     “Preemptive Rights” has the meaning set forth in Section 2.1(a).
     “Preemptive Share Amount” has the meaning set forth in Section 2.1(c).
     “Proposed Registration” has the meaning set forth in Section 3.1(b)(i).
     “Proposed Transaction” has the meaning set forth in Section 1.5.
     “Public Disclosure” means disclosure in an annual report on Form 10-K, a quarterly report on Form 10-Q, or any securities registration statement, in each case publicly filed with the SEC and available on the SEC’s EDGAR database.
     “Purchase Price” has the meaning set forth in Section 2.1(d).
     “Receiving Party” has the meaning set forth in Section 6.1.
     “Registrable Securities” has the meaning set forth in Section 3.1(a)(i). As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (i) they have been distributed to the public pursuant to an offering registered under the Securities Act, (ii) they have been sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force) or (iii) at the time of any Demand Registration Request or Proposed Registration they, together with all other Registrable Securities held by the holder thereof, have satisfied the two-year holding period required by paragraph (k) of Rule 144 under the Securities Act and are legally permitted to be publicly sold without registration with the SEC pursuant to paragraph (k) of Rule 144.
     “Revised Proposal” has the meaning set forth in Section 1.5.
     “Rights Plan Amendment” has the meaning set forth in Section 4.1(d).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities” means, as to the Company, any shares of Common Stock or preferred stock and any securities which are convertible into, or any option or right to subscribe for or acquire, any shares of Common Stock or preferred stock of the Company.
     “Securities Act” means the United States Securities Act of 1933.

A-3

     “Share Rights Plan” means the Rights Agreement, dated as of June 21, 2006, between the Company and The Bank of New York, a New York banking association, including the exhibits thereto.
     “Standstill Period” has the meaning set forth in Section 4.1.
     “Standstill Threshold” has the meaning set forth in Section 4.1(a).
     “Trademark License” has the meaning set forth in Section 1.4(c).

A-4

EXHIBIT B
FORM OF EXPRESS NOTICE
[Imation Letterhead]
URGENT
TDK Corporation
Legal Department
13-1 Nihonbashi 1-chome
Chuo-ku, Tokyo 103-8272
Japan
Attn: Eiichi Shimomura

Re:	Notice of Required Vote of Securities of Imation Corp. in Accordance With the Investor Rights Agreement between Imation and TDK
Dear Sirs,
Pursuant to Sections 1.4(d) and 6.19 of the Investor Rights Agreement (the “IRA”), dated ___, 2007, by and between TDK Corporation (“TDK”) and Imation Corp. (“Imation”), this letter is to inform TDK that certain important matters will be voted on in Imation’s upcoming [special][annual] stockholders’ meeting scheduled to be conducted on ___, 2___.
A proxy statement, proxy card, and a description of the measures in question will be sent under separate cover for your review.
The specific proposals which Imation’s board of directors requests your vote in accordance with the board’s recommendations are as follows:

	Proposal:	Imation board of directors
recommendation

1.

2.

Note that you are contractually required by the IRA to vote in accordance with the Imation board recommendations above, and TDK may lose important rights if you fail to do so.
If you have any questions in regards to this matter, please contact the General Counsel of Imation at (___) ___-___.

B-1-

EXHIBIT L
SUPPLY AGREEMENT
     This SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the ___day of ___, 2007 (the “Effective Date”) by and between IMATION CORP., a corporation organized under the laws of Delaware, USA (“Imation”), and TDK CORPORATION, a corporation organized under the laws of Japan (“TDK”).
     WHEREAS, Imation and TDK have entered into a certain Acquisition Agreement dated as of ___, 2007 (the “Acquisition Agreement”), whereby Imation has agreed to purchase TDK’s sales, service and support functions for Removable Recording Media Products;
     WHEREAS, the Acquisition Agreement provides that Imation and TDK will enter into an agreement pursuant to which TDK will supply Imation and its Subsidiaries with their requirements of the Products (as defined herein); and
     WHEREAS, Imation and TDK agree to enter into such an agreement on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, Imation and TDK agree as follows:
1. Definitions
     1.1 Certain Defined Terms. The following terms, when used in capitalized form in this Agreement, will have the meanings set forth below:
     “Ireland License” means the Trademark License Agreement entered into by Imation Ireland Limited, an Irish corporation, and TDK concurrently with the execution of this Agreement.
     “Products” means the finished goods and other products listed on Exhibit I, as such exhibit may be amended from time to time in accordance with Sections 2.3 and 3.3 or otherwise by mutual agreement of Imation and TDK.
     “Product Specifications” means the specifications for the Products as may be amended, modified or supplemented in accordance with this Agreement. The initial Product Specifications are attached to this Agreement as Exhibit V.
     “TDK Brand License” means the Trademark License Agreement entered into by Imation and TDK concurrently with the execution of this Agreement.
     “TDK Product Category” means any category of Removable Recording Media Products and Accessory Products listed on Exhibit VII.
     “TDK Trademark” means any trademark of TDK that is a Licensed Trademark, as such term is defined in the TDK Brand License.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     1.2 Other Defined Terms; Interpretation and Usage. All other capitalized terms used but not defined in this Agreement, but defined in the Acquisition Agreement, will have the meanings assigned to them in the Acquisition Agreement. Interpretation and usage of terms will be as set forth in the Acquisition Agreement.
2. Supply and Purchase Commitments
     2.1 Supply Commitment. TDK will use commercially reasonable efforts to supply Products to Imation and its Subsidiaries as set forth in Section 4 during the term of this Agreement. For the avoidance of doubt, TDK’s supply commitment under this Section 2.1, Section 4 and otherwise under this Agreement will not require building or acquiring manufacturing capacity or holding inventory.
     2.2 Exclusivity. TDK will not, and will cause its Subsidiaries not to, sell any Product to third parties for resale under any trademarks of TDK or any of its Affiliates for so long as Imation is purchasing such Product from TDK; provided, however, that commencing on the fifth (5th) anniversary of the Effective Date TDK or any of its Subsidiaries may sell any Product to third parties for resale under any trademarks of TDK or any of its Affiliates that are not a TDK Trademark or confusingly similar to a TDK Trademark (collectively, “Other TDK Trademarks”). In the event that TDK sells a Product under such Other TDK Trademarks after such fifth (5th) anniversary, Imation’s purchase commitment under Section 2.3 shall no longer apply with respect to such Product. For the avoidance of doubt, TDK may supply any Products hereunder to third parties for resale under a third-party brand and this Section 2.2 shall not limit or otherwise modify any rights of Imation under the Acquisition Agreement or the Brand License Agreement.
     2.3 Purchase Commitment. Imation will, and will cause each of its Subsidiaries to, purchase from TDK all of its respective requirements for Removable Recording Media Products and Accessory Products that: (i) are in any of the TDK Product Categories, (ii) are to be sold under any TDK Trademark, and (iii) TDK is able to supply with prices, delivery performance and features that are competitive with the prices, delivery performance and features of comparable Removable Recording Media Products and Accessory Products that Imation and its Subsidiaries can purchase from a third party. Any Removable Recording Media Product and Accessory Products subject to the purchase commitment set forth in this Section 2.3, will automatically be deemed and become a Product, and, if necessary, the parties will promptly amend Exhibit I consistent herewith. For purposes of this Section 2.3, “delivery performance” means on-time shipment in accordance with this Agreement.
3. Product Changes
     3.1 Modifications. TDK may not change the form, fit or function of a Product Imation is purchasing from TDK without the prior written consent of Imation, which consent may not be unreasonably withheld or delayed. For the avoidance of doubt, Imation may not withhold or delay consent if TDK proposes a change for the purpose of addressing a Product’s actual or potential infringement of third party rights, to address safety issues or concerns, or to comply with applicable regulatory requirements; and TDK agrees to use commercially reasonable efforts to minimize any adverse effect of the proposed change. TDK will notify Imation in advance of, and discuss with Imation, any such change in process or materials that could materially and adversely affect the performance of a Product Imation is purchasing from TDK. The parties may agree, from time to time, upon reasonable additional standards and tests to be performed by TDK for any change in process or materials. TDK will use commercially reasonable efforts to discuss with Imation in advance the specifications for any new version of a Product Imation is purchasing from TDK or any new Removable Recording Media Product or Accessory Product in any of the TDK Product Categories and that TDK intends to make generally available for sale to its customers. Except as set forth in Section 2.2, nothing in this Agreement shall restrict TDK from commercializing a new version of a Product or a new product.
     3.2 Discontinued Products. TDK may discontinue a Product Imation is purchasing from TDK upon not less than one hundred twenty (120) days’ written notice to Imation; provided that Imation and its Subsidiaries will have the right to issue a final Purchase Order of the discontinued Product during such period and on such other terms and conditions as are mutually agreed upon between the parties. Such final Purchase Order will be firm, at a fixed price and non-cancelable, and will provide for shipment no later than one (1) year after the order date set forth therein. Products ordered will be non-returnable except as provided in Section 6.2 or 9.3.
     3.3 New Products. In the event that (i) Imation or any of its Subsidiaries intends to sell a Removable Recording Media Product under a TDK Trademark that is not in a TDK Product Category (the “New Product”), and (ii) it is commercially reasonable for TDK to supply the New Product (for the avoidance of doubt, as of the Effective Date, it would not be commercially reasonable for TDK to supply flash drives and cards, DVD discs, and HD DVD discs, although any of these may change over time depending on the future direction of TDK), then TDK will have the exclusive right of first negotiation and refusal to supply the New Product as follows: Imation will in good faith and promptly notify TDK in writing of its intention to sell the New Product, provide TDK with draft specifications for the New Product and consult with TDK with respect to the intended market and specifications (the “New Product Specifications”) for the New Product and with respect to other matters relating to its commercialization. Once Imation has completed the New Product Specifications, Imation will deliver them to TDK, and (i) TDK will have the exclusive right to elect whether to supply the New Product to Imation and will exercise such right as promptly as commercially reasonable but not later than thirty (30) days after TDK’s receipt of the New Product Specifications; (ii) starting upon TDK’s receipt of the New Product Specifications, the parties then will negotiate in good faith and exclusively a price for the New Product that is competitive; and (iii) TDK will provide a commercialization schedule that is competitive. If TDK elects not to supply the New Product, the parties in good faith are unable to agree on such price for the New Product within sixty (60) days after the date on which TDK received the New Product Specifications or TDK does not provide a commercialization schedule that is competitive within sixty (60) days after the date on which TDK received the New Product Specifications, then Imation may make other arrangements for supply of such New Products. Otherwise, the New Product will become subject to the supply and purchase commitments set forth in Article 2. Nothing in this Section 3.3 will prevent either party from entering into a written joint development agreement with a third party to develop a new product, and Imation shall not be required to buy a New Product from TDK if (i) joint development of the specific New Product under such agreement requires at least a twelve (12)-month period prior to commercial launch and (ii) either (x) Imation manufactures the New

Product itself and does not outsource the manufacture of such New Product to any third party or (y) Imation is required under the joint development agreement to have the New Product manufactured by the other party to the joint development agreement.
4. Purchase Orders and Forecasts
     4.1 Forecasts.
          (a) To allow TDK to schedule production and control costs, Imation will provide in good faith to TDK a rolling forecast of Products that Imation and its Subsidiaries expect to purchase from TDK for shipment over the next six (6) months, specifying the quantities of Product to be purchased on: (i) a weekly basis for the first month of such forecast and a monthly basis for the remaining five (5) months of such forecast; and (ii) a Product-by-Product and region-by-region basis with respect to each such month and week (the “Rolling Forecast”). Imation will endeavor to deliver each such Rolling Forecast to TDK by the seventh (7th) day of the month preceding the period covered by such Rolling Forecast. The Rolling Forecast will be non-binding except as provided in Sections 4.1(b) and 4.1(c).
          (b) Imation will be obligated to purchase from TDK in any month (the “Purchase Month”) a quantity of a particular Product for a particular region (the “Forecasted Product”) equal to the highest of the following:
               (i) ** percent (**%) of the quantity of Forecasted Products previously forecasted for the Purchase Month in the Rolling Forecast that was two-prior to the then-current and timely submitted Rolling Forecast (the “Current Rolling Forecast”) (i.e., when the Purchase Month was the third (3rd) month of a preceding Rolling Forecast);
               (ii) ** percent (**%) of the quantity of Forecasted Products previously forecasted for the Purchase Month in the Rolling Forecast prior to the Current Rolling Forecast (i.e., when the Purchase Month was the second (2nd) month of a preceding Rolling Forecast); and
               (iii) ** percent (**%) of the quantity of Forecasted Products forecasted for the Purchase Month in the Current Rolling Forecast (i.e., when the Purchase Month is the first (1st) month of the Current Rolling Forecast).
          (c) TDK will be obligated to supply to Imation in the Purchase Month a quantity of the Forecasted Products equal to the lowest of the following:
               (i) ** percent (**%) of the Forecasted Products previously forecasted for the Purchase Month in the Rolling Forecast that was two-prior to the Current Rolling Forecast (i.e., when the Purchase Month was the third (3rd) month of a preceding Rolling Forecast);

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

               (ii) ** percent (**%) of the quantity of Forecasted Products previously forecasted for the Purchase Month in the Rolling Forecast prior to the Current Rolling Forecast (i.e., when the Purchase Month was the second (2nd) month of a preceding Rolling Forecast); and
               (iii) ** percent (**%) of the quantity of Forecasted Products forecast for the Purchase Month in the Current Rolling Forecast (i.e., when the Purchase Month is the first (1st) month of the Current Rolling Forecast).
          (d) Imation also will provide in good faith to TDK a non-binding twelve (12)-month forecast for Products to be purchased by Imation and its Subsidiaries as part of Imation’s operational planning process in December of each year.
     4.2 Purchase Orders.
          (a) Imation will, and will cause each of its Subsidiaries to, order Products by submitting purchase orders for each forecasted week of the Purchase Month (each, a “Purchase Order”) to TDK no later than two (2) weeks in advance of such forecasted week. Each Purchase Order will specify the type and quantity of Products to be purchased and the requested shipment dates. After receiving a Purchase Order, TDK will issue a confirmation to such Purchase Order (each, a “Purchase Order Confirmation”) no later than five (5) days in advance of such forecasted week. Each Purchase Order Confirmation will: (i) confirm the shipment date requested by Imation or its Subsidiary, as the case may be, or an earlier shipment date or, to the extent TDK is unable to ship by the shipment date requested by Imation or its Subsidiary, as the case may be, and subject TDK’s obligations in Section 4.6, specify the earliest date on which TDK is able to ship; and (ii) confirm the quantities requested by Imation or its Subsidiary, as the case may be, or, if TDK is unable to supply the quantities requested by Imation or its Subsidiary, as the case may be, and subject TDK’s obligations in Section 4.6, specify the quantities which TDK is able to supply. TDK will use commercially reasonable efforts based on lead time and other factors to ship by the shipment date requested by Imation or its Subsidiary, as the case may be; provided, that if TDK fails to ship any Products in accordance with TDK’s minimum supply commitment as set forth in Section 4.1(c) and such failure is not due in whole or in part to Imation or its Subsidiaries, including as a consequence of a Supply Constraint Situation pursuant to Section 4.6, the price for such Products shall be the lower of (i) the price of such Products on the relevant Purchase Order date, and (ii) the price of such Products applicable on the date such Products are actually shipped. In addition, TDK will use commercially reasonable efforts to supply any quantities specified in a Purchase Order that are in excess of TDK’s minimum supply commitment for the relevant week as set forth in Section 4.1(c). Once issued, a Purchase Order Confirmation will be binding upon both parties except as provided in Section 4.4.
          (b) Except as otherwise agreed in writing by Imation and TDK, all sales of Products shall be governed by the terms of this Agreement and such terms shall not be varied or supplemented by any terms contained in any Purchase Order or Purchase Order Confirmation or by any course of dealings between TDK and Imation or any of its Subsidiaries with respect to supply and purchase of Products hereunder. Any Purchase Order from any of Imation’s

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Subsidiaries shall be deemed to be on behalf of Imation and such Purchase Order shall not create any obligation on, or duty of, TDK to such Subsidiary.
     4.3 Late Shipment. TDK will notify Imation or its Subsidiary in writing if TDK has any reason to believe that it will be unable to fully supply the quantities of Products which TDK is obligated to supply in any month. If a shipment is delayed, the parties will discuss in good faith whether expedited shipment is necessary based on Imation’s or its Subsidiaries’ commitments to customers, availability of inventory and other factors. If the parties agree that expedited shipment is necessary and applicable, TDK will be responsible for the incremental cost of such expedited shipment.
     4.4 Rescheduling Orders. Imation and its Subsidiaries will have the right to reschedule the shipment date of any Purchase Order not later than five (5) days prior to the scheduled shipment date; provided that (i) Imation may reschedule the shipment date of any Purchase Order no more than two (2) times, (ii) any re-scheduled shipment date, whether re-scheduled from the original or a re-scheduled shipment date, will occur no later than three (3) months in the aggregate after the original shipment date of such Purchase Order and (iii) the pricing and payment terms, as determined in accordance with Section 5, as of, and applicable to, the original scheduled shipment date of such Purchase Order will continue to apply notwithstanding any rescheduled shipment date. Any further rescheduling will be subject to the written agreement of the parties.
     4.5 Shipment. Delivery will be CIF (INCOTERMS 2000) to the port specified in the Purchase Order, provided that delivery to any port not listed on Exhibit IV will be subject to written agreement of the parties (and a Purchase Order specifying any such port will not be deemed binding until such agreement is reached). Title will pass from TDK to Imation or its Subsidiary, as the case may be, when risk of loss passes. Any change from the foregoing delivery terms will be subject to the written agreement of the parties.
     4.6 Supply Constraints. “Supply Constraint Situation” means a shortage of supply, components, materials or capacity affecting the supply of the Products or a particular Product that (a) is industry- or sector-wide, or (b) is caused by demand from TDK’s internal or external customers (including but not limited to Imation and its Subsidiaries). TDK will give Imation reasonable notice of any Supply Constraint Situation that may affect the supply of Products to Imation or any of its Subsidiaries which TDK has an obligation to supply under Section 4.1(c) (the “Supply Constraint Product”). TDK will use commercially reasonable efforts to give priority to orders for Supply Constraint Products other than those that are LTO Products from Imation and its Subsidiaries over orders from TDK’s other customers, subject to pre-existing commitments by TDK, during a Supply Constraint Situation; provided that Imation and its Subsidiaries, in the aggregate, are the largest customer of TDK by revenue and volume for the Supply Constraint Product in the six (6)-month period preceding TDK’s notice of a potential Supply Constraint Situation. Imation may, upon reasonable advance written notice to TDK, request that TDK allocate a Supply Constraint Product among Imation and its Subsidiaries; provided, that the total allocation for Imation and its Subsidiaries will not be increased or decreased thereby. In the event of a Supply Constraint Situation which is not caused in significant part by demand from Imation and its Subsidiaries, (i) the parties will negotiate in good faith a plan to alleviate the Supply Constraint Situation, including without limitation extending shipment dates, prioritizing certain Purchase Orders for the Supply Constraint Product and similar actions and (ii), if the parties are unable to agree upon such a plan with respect to such Supply Constraint Product, Imation will have a right to the extent TDK is unable to meet its commitments under Section 4.1(c) to purchase Supply Constraint Products from third parties for the duration of the Supply Constraint Situation and a reasonable transition period thereafter. Notwithstanding anything else in this Agreement or otherwise, the above priority and right to purchase Supply Constraint Products from a third party will be Imation’s sole remedy and TDK’s sole liability for shipment delays and failure to supply any Product during a Supply Constraint Situation and all of TDK’s obligations under this Agreement shall be expressly subject to the terms and conditions set forth in this Section 4.6.
5. Pricing
     5.1 Product Prices. From the Effective Date through [September 30, 2007], TDK will sell the Products to Imation and its Subsidiaries at the prices set forth on Exhibit II (the “Initial Product Prices”). Thereafter, the parties will determine the prices of the Products in accordance with the pricing methodology set forth on Exhibit II.
     5.2 Post-Effective Date Adjustment to Initial Product Prices
          (a) Imation will have the right to have its independent accountants inspect, upon reasonable advance notice and during normal business hours for a period of not more than twenty (20) Business Days after the Effective Date, TDK’s accounts and other records solely for the purpose of confirming that the Initial Product Prices were determined materially in accordance with the pricing methodology set forth on Exhibit II. Subject to Imation and its independent accountants’ agreement to abide by reasonable confidentiality covenants, TDK shall make its accounts and other records used in preparing the Initial Product Prices available to Imation’s independent accountants at reasonable times and upon reasonable notice in connection with the resolution by Imation and TDK of any objections to the Initial Product Prices.
          (b) If Imation has any objections to the Initial Product Prices based on the review of its independent accountants, Imation will deliver a written statement describing in reasonable detail such objections to TDK within thirty (30) days of the Effective Date. Imation and TDK shall attempt in good faith to resolve any such objections. If Imation and TDK do not reach a resolution of all objections within thirty (30) days after TDK has received a statement of objections from Imation, they shall submit the issues to the Strategic Relationship Committee for resolution.
          (c) If the Strategic Relationship Committee does not resolve all Imation’s objections to the Initial Product Prices within thirty (30) days of submission of the objections by either party to the Strategic Relationship Committee, then the parties shall submit the unresolved issues to Deloitte Touche Tohmatsu (the “Independent Accountants”) for resolution. The Independent Accountants shall be directed to determine whether Imation’s objections would require any change to the Initial Product Prices in accordance with the pricing methodology set forth on Exhibit II. The parties shall provide to the Independent Accountants, within twenty (20) Business Days after its retention, a definitive statement of the position of each party with respect to each unresolved objection and shall advise the Independent Accountants that the parties accept the accounting firm as the appropriate Person to interpret this Agreement for all purposes relevant to the resolution of the unresolved objections. Subject to reasonable confidentiality covenants, TDK shall provide the Independent Accountants access to the books, records, accounts and other records to the extent used in preparing the Initial Product Prices to the extent necessary to resolve any unresolved objections. The parties shall request the Independent Accountants to carry out a review of the unresolved objections and prepare a written statement of its determination regarding each unresolved objection together with its calculation of the Final Initial Product Prices (as defined below) based on its resolution of the parties’ objections (the “Independent Accountant’s Determination”) within thirty (30) days. The Independent Accountant’s Determination shall be set forth in writing and shall be conclusive and binding upon the parties. If Imation and TDK submit any unresolved objections to the Independent Accountants for resolution as provided in this section, (i) each of the parties shall bear its own costs and expenses and (ii) the fees and expenses of the Independent Accountants shall be borne equally by the parties.
          (d) After the date on which the final Initial Product Prices (the “Final Initial Product Prices”) shall have been finally determined pursuant to this Section 5.2:
               (i) Within seven (7) days the parties will revise Exhibit II to reflect the Final Initial Product Prices;
               (ii) If any of the Final Initial Product Prices exceeds the Initial Product Price for the corresponding Product and Imation or its Subsidiaries has paid TDK any amounts based on such Initial Product Price, within thirty (30) days Imation will pay to TDK an amount equal to the difference between (a) the aggregate amount Imation and its Subsidiaries would have paid based on the Final Product Prices and (b) the aggregate amount paid by Imation and its Subsidiaries based on the Initial Product Prices; and
               (iii) If any of the Final Initial Product Prices is less than Initial Product Price for the corresponding Product and Imation or its Subsidiaries has paid TDK any amounts based on such Initial Product Price, within thirty (30) days TDK shall pay to Imation an amount equal to the difference between (a) the aggregate amount paid by Imation and its Subsidiaries based on the Initial Product Prices and (b) the aggregate amount Imation and its Subsidiaries would have paid based on the Final Product Prices.
     5.3 Delivery Costs. All prices will be delivery CIF (INCOTERMS 2000) to the port named by Imation or its Subsidiary, as the case may be, in the applicable Purchase Order forwarded pursuant to Section 4.2. If Imation or any of its Subsidiaries requests delivery to a port other than those listed on Exhibit IV, then Imation or such Subsidiary will be responsible for any additional export, shipping, insurance and other costs that are in excess of the cost of delivery CIF (INCOTERMS 2000) to the nearest port listed on Exhibit IV; provided, that Imation may designate two (2) of the five (5) ports listed on Exhibit IV for Mexico, Central America and South America (collectively, “Latin America”) as Imation’s primary ports in Latin America (the “Primary Latin American Ports”), and only the Primary Latin American Ports will be considered to be ports listed in Exhibit IV for purposes of allocating the costs of delivery under this Section

5.3. The Primary Latin American Ports will be [                    ] and [                    ]1 on the Effective Date. From time to time, Irene may change the Primary Latin American Ports to different Latin American ports listed on Exhibit IV by written notice to Titan, which notice will be effective as the first day of the month following delivery of the notice. Imation shall, and shall cause its Subsidiaries to, use good faith commercial efforts to request in a Purchase Order that any single shipment to any particular port in Latin America or the United State be in container or greater quantities, to the extent consistent with business circumstances. If, at any given time, the monthly quantities of Products being delivered to Latin America merit consideration of increasing the number of Primary Latin American Ports, Imation and TDK shall consider in good faith a request from Imation to increase the number of Primary Latin American Ports to a maximum of five (5).
     5.4 Resale Prices. Imation and its Subsidiaries will be solely responsible for determining their resale prices for the Products.
     5.5 Payment. TDK will invoice Imation or its Subsidiaries for Products shipped under this Agreement at the time of shipment. Unless otherwise agreed, invoices shall be payable in U.S. Dollars within ninety (90) days after the date of shipment. In addition to and not in lieu or limitation of any other remedies TDK may have, if Imation fails to pay invoices when due under this Agreement TDK may request and the Strategic Relationship Committee will consider in good faith imposing on Imation additional terms, including but not limited to interest for late payments, reduced payment periods for future shipments, suspensions of shipment and other potential remedies.
     5.6 Taxes.
          (a) The Product prices, as determined by the parties in accordance with Exhibit III, are exclusive of, and Imation shall pay, any present or future national, state or local sales, use, excise or similar tax, levy, impost, fee, assessment, deduction, charge or foreign shipping charges, including without limitation forwarding, agent or brokerage fees, consular invoices, document fees and duties imposed on any payment by any taxing or other authority (any of the foregoing charges, a “Tax”), except to the extent of TDK’s obligation to pay any Taxes according to delivery CIF (INCOTERMS 2000) to the port named by Imation or its Subsidiary, as the case may be, in the applicable Purchase Order forwarded pursuant to Section 4.2.
          (b) Any amounts payable under any provision of this Agreement by Imation and its Subsidiaries shall be paid without deduction or withholding for or on account of any Taxes. If Imation or its Subsidiary is required by law to deduct or withhold any Tax from or in respect of any amount payable hereunder to TDK other than Taxes payable by TDK under this Agreement: (i) Imation or such Subsidiary shall pay the relevant taxing or other authority the minimum amount necessary to comply with the applicable law; (ii) Imation or such Subsidiary shall make such payment prior to the date on which interest or penalty is attached thereto; and (iii) the amount payable hereunder shall be increased as may be necessary so that after Imation or

[1]	Imation will designate the two Primary Latin American Ports prior to the execution of this Agreement.

such Subsidiary makes all required deductions or withholdings, TDK shall receive an amount equal to the amount it would have received had no such deductions or withholdings been made.
          (c) Neither TDK, on the one hand, nor Imation and its Subsidiaries, on the other hand, shall be responsible for taxes assessed on the other party’s net income.
6. Quality
     6.1 Inspection. TDK will use commercially reasonable efforts to inspect and sort all Products and ship to Imation Products conforming to all applicable warranties. Imation, however, reserves the right to inspect, upon reasonable advance notice and during normal business hours a reasonable number of times per year and subject to reasonable confidentiality and other restrictions, TDK’s facilities for manufacturing the Products.
     6.2 Acceptance. Imation, and any Imation Subsidiary ordering Products hereunder, will have the right, at its expense, to inspect and test units of the Products for a period of forty-five (45) days beginning on delivery by TDK at the CIF point (the “Acceptance Period”) and to accept or reject, on a per-unit basis, the Products based on whether the Products comply with the warranties set forth in Section 9. Imation will be deemed to have accepted the Products unless TDK receives written notice of rejection, specifying the units rejected and the basis therefore, within the Acceptance Period; provided that acceptance by Imation or its Subsidiaries under this Section 6.2 will not constitute a waiver of the warranties and remedies in Section 9. If Imation rejects non-conforming Products, the parties will determine by mutual agreement whether credit, repair or replacement is the appropriate remedy. Any return of non-conforming goods by Imation as provided in the foregoing will be via TDK’s return materials authorization (“RMA”) process. TDK will bear all costs of transportation and risk of loss for shipment of nonconforming Products to and from Imation or its Subsidiaries and Imation will bear all other costs of transportation and risk of loss for shipment of conforming Products to and from Imation or its Subsidiaries.
     6.3 Quality Management. TDK will participate on a non-binding basis only in Imation’s Total Quality Management programs upon request by Imation.1 The parties will mutually agree on an initial quality plan implementing such programs (the “Quality Plan”). The parties acknowledge and agree that any quality programs and the Quality Plan, and any criteria, targets and goals in connection with any of the foregoing, are not binding in any way and will not affect in any manner TDK’s obligations in connection with this Agreement or otherwise, including without limitation the warranties set forth in Section 9 and the Product Specifications.
7. Packaging and Labeling
     7.1 Packaging Specifications. All Products sold by TDK to Imation or its Subsidiaries will comply with the labeling, artwork and packaging specifications set forth on Exhibit VI (collectively, the “Packaging Specifications”), which may be amended, modified or supplemented only by mutual written agreement of TDK and Imation. TDK will purchase sufficient quantities of packaging supplies, artwork and/or labeling in order to supply Products in

[2]	Imation will provide its Quality Management Programs for review.

accordance with the Packaging Specifications and agreed lead times. TDK will own all packaging supplies until they are shipped with the Products.
     7.2 Use of Trademarks. TDK and Imation will work together to ensure that the Packaging Specifications will at all times be in compliance with the Quality Guidelines.
8. Product Technical and Customer Support
     TDK will provide third-level technical support, i.e., engineering rather than direct customer or day-to-day Product support.
9. Warranties
     9.1 Compliance with Laws, etc. TDK and Imation each agrees to comply with all laws, regulations, ordinances and rules that pertain to its business. In addition, TDK represents and warrants that Products sold to Imation under this Agreement will have been manufactured and sold in compliance with Restriction of the use of certain Hazardous Substances in electrical and electronic equipment in the European Union (“RoHS”) and certain other laws, regulations, ordinances and rules agreed upon by the parties in writing from time to time (collectively, “Rules”). Upon request, each party will reasonably cooperate with the other regarding compliance with the Rules. TDK will also ensure that the results of any changes or modifications to the Products as permitted under this Agreement will comply with the Rules and TDK will use commercially reasonable efforts to minimize any adverse effect of such change. Imation will not unreasonably withhold its consent to changes or modifications intended to ensure such compliance.
     9.2 Additional Warranties. TDK represents and warrants that for a period of eighteen (18) months from the date of delivery to the CIF point, the Products (i) are free from material defects in materials and workmanship; and (ii) conform to all Product Specifications and Packaging Specifications. The foregoing warranties shall not apply to any Products that are defective in whole or in part because of: (a) accident, abuse, misuse, negligence, modification, or improper maintenance (including static discharge, improper installation, repair, or accident) except when done by TDK; (b) a product, service or subcomponent (within a Product) that a vendor or supplier required or controlled by Imation or any of its Subsidiaries provides, qualifies, controls, or is otherwise responsible for; or (c) use or storage in an environment other than an environment specified in the Product Specifications.
     9.3 Remedies. If any Product fails to meet the warranties given in this Section 9, TDK will, as agreed with Imation or its Subsidiary, provide a credit for, repair or replace the nonconforming Product within a reasonable time after written notification of the nonconformity and return of the Product via TDK’s RMA process to TDK. TDK will bear all costs of transportation and risk of loss for shipment of nonconforming Products to and from Imation or its Subsidiaries and Imation will bear all other costs of transportation and risk of loss for shipment of conforming Products to and from Imation or its Subsidiaries. Acceptance by Imation or its Subsidiaries of delivery of any Product or payment therefor will not constitute a waiver of any warranty under this Agreement.

     9.4 Disclaimer of Other Warranties. EXCEPT FOR THE EXPRESS WARRANTIES STATED IN THIS SECTION 9 (WARRANTIES), TDK DOES NOT PROVIDE AND HEREBY DISCLAIMS TO THE MAXIMUM EXTENT ALLOWED UNDER APPLICABLE LAW ALL WARRANTIES (EXPRESS, IMPLIED OR OTHERWISE) RELATING TO THE PRODUCTS, PRODUCT SPECIFICATIONS, OR OTHER INFORMATION PROVIDED HEREUNDER, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE. IN ADDITION, THE REMEDIES SET FORTH IN THIS SECTION 9 CONSTITUTE THE SOLE AND COMPLETE RIGHTS AND REMEDIES OF IMATION AND ITS SUBSIDIARIES AND SOLE OBLIGATION AND LIABILITY OF TDK FOR BREACH OF THE WARRANTIES IN THIS SECTION 9.
10. Indemnification
     10.1 Product Liability. Each party will indemnify and hold harmless the other party, its Subsidiaries and their respective directors, officers, employees, contract workers and agents against any Loss arising from or relating to any Third-Party Action alleging any injury to or death of any person or damage to or destruction of property resulting from any defect in a Product caused by the indemnifying party’s defective materials or workmanship or negligent, reckless or willful act or omission, but specifically excluding defects caused by a negligent, reckless or willful act or omission of the other party, its Subsidiary or any of their respective employees, contract workers, agents or other representatives.
     10.2 Intellectual Property. TDK will indemnify and hold harmless Imation, its Subsidiaries and their respective directors, officers, employees, contract workers and agents (collectively, “Imation Indemnified Parties”) against any Loss arising from or relating to any Third-Party Action alleging that any Product as supplied by TDK and except with respect to the TDK Trademarks infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any third party; provided, however, that TDK will have no indemnification obligation under this Section 10.2: (a) if the alleged infringement or misappropriation is primarily attributable to the designs or specifications of Imation except to the extent that such designs or specifications (i) are TDK’s specifications or designs for the particular Product in question or (ii) are required for compliance with a then-current industry standard established by a recognized standards organization; (b) to the extent that the Third-Party Action arises from or is caused by any modification of a Product by Imation or a third party not authorized by TDK; or (c) to the extent that the Third-Party Action would have been avoided but for the combination, operation, or use of the Product with devices, parts, software or other materials not supplied or approved by TDK. Except to the extent TDK is obligated to indemnify any Imation Indemnified Parties pursuant to this Section 10.2, Imation will indemnify and hold harmless and defend TDK, its Subsidiaries or their respective directors, officers, employees, contract workers and agents against any Loss arising from or relating to any Third-Party Action alleging that any Product supplied by TDK and resold by Imation or its Subsidiaries infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any third party.

     10.3 Claims. The party entitled to be indemnified (the “Indemnified Party”) will give prompt written notice to the party liable for such indemnification (the “Indemnifying Party”) of any Third-Party Action which is reasonably anticipated to give rise to any claim for which indemnification may be required under this Agreement; provided, however, that the failure of the Indemnified Party to provide such notice will not affect the Indemnifying Party’s obligations under this Section 10 if such failure does not materially prejudice the Indemnifying Party. If the Indemnified Party notifies the Indemnifying Party of a Third-Party Action against the Indemnified Party that the Indemnifying Party acknowledges is a Third-Party Action for which it must indemnify the Indemnified Party under this Supply Agreement, the Indemnifying Party will be entitled to assume the defense and control of the Third-Party Action at its own cost and expense; provided, however, that the Indemnified Party (as applicable) will have the right to be represented by its own counsel at its own cost in such matters. Neither Imation nor TDK may concede, settle or compromise any Third-Party Action without the consent of the other party, such consents not to be unreasonably withheld or delayed. Each party will reasonably cooperate with the other party and its counsel in the course of the defense of any the Third-Party Action, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.
11. Confidentiality
     11.1 Definition. “Confidential Information” means all information disclosed by one party to the other party (the “Recipient”) (in writing, orally or in any other form) that is (i) designated, at or before the time of disclosure, as confidential and (ii) the Product Specifications; the specifications for any new version of a Product or any new Removable Recording Media Product or Accessory Product disclosed in connection with Section 3.1; the New Product Specifications; Imation’s Purchase Orders and forecasts for purchases of the Products; and the supply price, pricing trends and related information disclosed in connection with Exhibit III. The party disclosing Confidential Information shall be a “Discloser” and the party receiving Confidential Information shall be a “Recipient.”
     11.2 Exclusions. Confidential Information does not include information or material that (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient. For the avoidance of doubt, nothing in this Section 11.2 shall modify or limit in any way TDK’s obligations in the Acquisition Agreement with respect to Confidential Information (as such term is defined in the Acquisition Agreement).
     11.3 Restrictions on Use. During the term of this Agreement and for a period of three (3) years thereafter, the Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. The Recipient shall take all reasonable measures to protect the confidentiality of the Discloser’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance.

Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information: (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein; and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that if permitted by applicable law and regulations the Recipient shall give advance notice of such compelled disclosure to the Discloser, and shall cooperate with the Discloser in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.
12. Guaranty
     12.1 Guaranty. Imation hereby irrevocably and unconditionally guarantees to TDK the punctual performance and payment of all the obligations and liabilities of each of its Subsidiaries under any Purchase Orders submitted in connection with this Agreement (the “Guaranteed Obligations”), when and as due, and agrees that if for any reason whatsoever any of Imation’s Subsidiaries fails to or is unable to duly, punctually and fully perform or pay any of the Guaranteed Obligations when and as due, upon notice in writing from TDK to Imation, Imation shall promptly perform or pay each and every such Guaranteed Obligation.
     12.2 Absolute Nature. The guaranty provided by Imation under this Section 12 is an absolute, irrevocable, unconditional and continuing guarantee of the prompt and complete payment and performance of the Guaranteed Obligations, and Imation guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with their terms, in every case irrespective of (and Imation hereby unconditionally and irrevocably waives any defense arising out of or in respect of):
          (a) the amendment of or extension of time for the payment or performance of any Guaranteed Obligation; the waiver, compromise, settlement or release of any Guaranteed Obligation; or the extension, renewal, waiver of, or failure to exercise any right, remedy, power or privilege with respect to any Guaranteed Obligation;
          (b) the failure to give notice to any of Imation’s Subsidiaries or other Person (other than Imation) of a breach of any Guaranteed Obligation;
          (c) the bankruptcy, insolvency, dissolution or liquidation of any of Imation’s Subsidiaries, Imation, or other Person; any proceeding, voluntary or involuntary, with respect thereto; or the discharge, disaffirmance or rejection of any Guaranteed Obligation or agreement or instrument relating thereto;
          (d) any merger, consolidation or other reorganization to which any of Imation’s Subsidiaries, Imation or any other Person is a party, or any change, whether direct or indirect, in Imation’s relationship with any of its Subsidiaries, including any such change by reason of any merger or any sale, transfer, issuance, or other disposition of any stock of or other equity interest in such Subsidiary;
          (e) the existence, validity, enforceability, or extent of any security or collateral for or guarantee of the Guaranteed Obligations; the failure to create, preserve or perfect any such security, collateral or guarantee; any substitution, modification, exchange, release, settlement or compromise of any such security, collateral or guarantee; or the failure to apply any such security or collateral or to enforce such guarantee;
          (f) any inability to recover in full the Guaranteed Obligations by operation of law or for any other reason; or
          (g) any other circumstance, event or happening whatsoever, whether foreseen or unforeseen and whether similar or dissimilar to anything referred to above in this Section 12, that constitutes, or might be construed to constitute, a legal or equitable defense available to, or result in the discharge of, a surety or guarantor (other than payment and performance in full of the Guaranteed Obligations in accordance with their terms).
     12.3 Available Defenses. Nothing in this Section 12 shall constitute a waiver or limitation of any defense available to (a) any of Imation’s Subsidiaries to performance under any Purchase Order submitted in connection with this Agreement or (b) Imation in its capacity as primary obligor under (but not as guarantor of) any such Purchaser Order pursuant to Section 4.2 of this Agreement or otherwise.
     12.4 Reinstatement. The obligations of Imation under this Section 12 shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, to TDK by any of Imation’s Subsidiaries, Imation or any other Person is rescinded or must otherwise be returned by TDK upon the insolvency, bankruptcy, reorganization, dissolution, liquidation or other similar proceeding affecting any such Person or otherwise, all as though such payment had not been made.
     12.5 Not Guaranty of Collection Only. The guaranty provided by Imation under this Section 12 is a guaranty of due and punctual payment and performance, and not merely of collection, and the obligations of Imation under this Section 12 shall not be conditioned or contingent upon the pursuit by TDK at any time of any right or remedy against any of Imation’s Subsidiaries or any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations.
     12.6 Waivers. Imation hereby unconditionally and irrevocably waives: (a) any and all notice of the creation, renewal, modification, extension or accrual of the Guaranteed Obligations; (b) promptness, diligence, presentment, protest, demand for payment, notice of default, dishonor or nonpayment and all other notices to or upon any of Imation’s Subsidiaries, Imation or any other Person with respect to the Guaranteed Obligations; and (c) any requirement that any proceeding be brought against any of its Subsidiaries or any requirement to exhaust any right, power or remedy or to proceed against any of its Subsidiaries or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations, prior to any action against Imation under the terms of this Section 12.
     12.7 Subrogation. Until the final payment and performance in full of all of the Guaranteed Obligations owed by any of Imation’s Subsidiaries: (a) Imation shall not exercise any rights against such Subsidiary arising as a result of payment or performance by Imation under this Section 12 by way of subrogation, reimbursement, restitution, contribution or otherwise, and shall not prove any claim in competition with TDK in respect of any such payment or performance in any proceeding; (b) Imation shall not claim setoff, recoupment or counterclaim against such Subsidiary in respect of any liability of Imation to such Subsidiary; and (c) Imation waives any benefit of and any right to participate in any collateral security that may be held on account of the Guaranteed Obligations.
     12.8 No Obligation to File Claim. TDK shall not be obligated to file any claim relating to the Guaranteed Obligations owing to it by any of Imation’s Subsidiaries in the event that any such Subsidiary becomes subject to a bankruptcy, reorganization, or a similar proceeding, and the failure to so file shall not affect Imation’s obligations hereunder.
13. Term and Termination
     13.1 Term. The Supply Agreement will commence as of the Effective Date and remain in effect for the greater of five (5) years or for so long as TDK manufactures and continues to sell any Products.
     13.2 Termination. Notwithstanding anything to the contrary in Section 13.1,
          (a) TDK may terminate this Agreement by giving written notice in the event that Imation is in breach of its obligation to pay any amount due and not disputed in good faith by Imation or portion of any amount due and not disputed in good faith by Imation and has failed to cure such breach within thirty (30) days of receipt of a written notice from TDK specifying the nature of such breach; and
          (b) either Imation or TDK may terminate this Agreement by giving written notice to the other (i) in the event that the other party is in material breach of this Agreement other than the breaches covered in (a) and has failed to cure such breach within ninety (90) days of receipt of a written notice from the first party specifying the nature of such breach; or (ii) upon any of the following:
               (i) the filing by the other party of a petition in bankruptcy or insolvency;
               (ii) any adjudication that the other party is bankrupt or insolvent;
               (iii) the filing by the other party of any legal action or document seeking reorganization, readjustment or arrangement of such party’s business under any law relating to bankruptcy or insolvency;
               (iv) the appointment of a receiver for all or substantially all of the property of the other party;
               (v) the making by the other party of any assignment for the benefit of creditors; or

               (vi) sixty (60) days after the institution of any proceedings for the liquidation or winding up of the business of, or for the termination of the corporate charter of, the other party if such proceedings are not dismissed such sixty (60) day period; and
          (c) either Imation or TDK may terminate this Agreement by giving written notice to the other in the event that the TDK Brand License or the Ireland License, or both, is terminated for any reason.
     13.3 Effect of Termination. In the event of termination of this Agreement for any reason, the parties will have the following rights and obligations:
          (a) Expiration or termination of this Agreement will not release any party from the obligation to make payment that has accrued prior to such expiration or termination, including, without limitation, any obligation to pay any amount which is owing but unpaid or became due and payable under this Agreement prior to such expiration or termination.
          (b) The non-breaching party will have the right to cancel any or all accepted Purchase Orders which provide for shipment after the effective date of termination;
          (c) The parties’ obligations under Sections 9 through 14 will survive termination of this Agreement; and
          (d) Except as provided in Section 13.3 and without prejudice to any other remedies which either party may have for any breach of this Agreement, no party will be entitled to any compensation or payment from the other as a result of such termination.
14. General
     14.1 Products not in Inventory. Any Products supplied by TDK to Imation or its Subsidiaries after the Effective Date pursuant to binding purchase orders submitted by the Acquired Entities prior to the Effective Date that are not in Inventory shall be subject to the warranties given in Section 9 and the indemnification obligations in Section 10, except that, for purposes of such Products, Product Specifications and Packaging Specifications referenced in Section 9.2 shall be the actual published specifications and packaging specifications, respectively, for such Products as of the date of the applicable binding purchase order.
     14.2 Force Majeure. Except for the payment of monies due hereunder, neither party shall be responsible or have any liability for any delay or failure to perform to the extent due to unforeseen circumstances or causes beyond its reasonable control, including, without limitation, acts of God, earthquake, fire, flood, embargoes, labor disputes and strikes, riots, war, and acts of civil and military authorities (each, a “Force Majeure”); provided that such party gives the other party prompt written notice of the failure to perform and the reason therefor and uses its reasonable efforts to limit the resulting delay in its performance; provided, further, that, if such Force Majeure continues to prevent or delay performance of such party for more than one hundred twenty (120) days, either party may terminate this Agreement with respect to Products affected by such Force Majeure, effective immediately upon written notice thereof. To the extent that TDK is unable due to a Force Majeure affecting TDK to supply Imation or its Subsidiaries with a Product, Imation and its Subsidiaries may purchase a product comparable to such Product from one or more third parties for so long as such Force Majeure and for a reasonable transition period thereafter.
     14.3 No Third Party Beneficiaries. It is not the intention of this Agreement or of the parties hereto to confer a third party beneficiary right of action upon any third party or entity whatsoever, and nothing in this Agreement will be construed to confer upon any third party a right of action under this Agreement or otherwise.
     14.4 Amendment and Waiver. This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the parties to this Agreement are cumulative and not alternative.
     14.5 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand, upon confirmed receipt of a facsimile transmission, or two (2) days after being deposited with an overnight courier, to the below address or such other addresses as a party shall specify in a written notice to the other provided as contemplated herein.
     If to Imation:
Imation Corp.
1 Imation Place
Oakdale, MN 55128, USA
Attn: Vice President, Sourcing
Facsimile No.:+1 (651) 704-5951
     With a copy (which shall not constitute notice) to:
Imation Corp.
1 Imation Place
Oakdale, MN 55128, USA
Attn: General Counsel
Facsimile No.: +1 (651) 704-7121
     If to TDK:
TDK Corporation
13-1 Nihonbashi 1-chome
Chuo-ku

Tokyo 103-8272
Japan
Attn: Yoshiaki Hirota
Facsimile No.: (81) 3 5201-7135
     With a copy (which shall not constitute notice) to:
Morrison Foerster
AIG Building, 11/F
1-3, Marunouchi 1-chome
Chiyoda-ku
Tokyo 100-0005
Attn: Ken Siegel, Esq.
Facsimile No.: (81) 3 3214-612
     14.6 No Assignment or Transfer. No party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other parties to this Agreement, each in its sole discretion; provided, that, in the event of a valid assignment of the TDK Brand License and the Ireland License under Article 10.1 of the TDK Brand License and Article 10.1 of the Ireland License in connection with a transaction constituting a Change of Control (as such term is defined in the TDK Brand License), and subject to Imation’s compliance with the terms of the TDK Brand License with respect to such Change of Control, Imation shall have the right to assign this Agreement to the Person (as such term is defined in the TDK Brand License) to which Imation validly assigned the TDK Brand License in connection with the transaction constituting such Change of Control. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any party shall be null and void.
     14.7 Injunctive Relief. Imation acknowledges that a breach by it of its obligations under this Agreement may cause TDK irreparable damage. Accordingly, Imation agrees that in the event of such breach or threatened breach, in addition to remedies at law, TDK shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent Imation’s violations of its obligations hereunder. TDK acknowledges that a breach of its obligations under this Agreement may cause Imation irreparable damage. Accordingly, TDK agrees that in the event of such breach or threatened breach, in addition to remedies at law, Imation shall have the right to seek injunctive or other equitable relief, without the necessity of posting any bond or other security, to prevent TDK’s violations of its obligations hereunder.
     14.8 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

     14.9 Complete Agreement. This Agreement and the Acquisition Agreement contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral.
     14.10 Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument. A facsimile signature shall be considered an original signature.
     14.11 Governing Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable. The U.N. Convention on the International Sale of Goods shall not apply to, and is expressly excluded from, the purchase, sale and supply of Products under this Agreement.
     14.12 Dispute Resolution. To the extent that any dispute, controversy or claim between the parties arising out of, relating to, or in connection with this Agreement (including as to any breach, termination or validity hereof or thereof) cannot be solved amicably, either party may provide notice to the other that such dispute, controversy or claim is to be referred to the Strategic Relationship Committee and resolved as set forth in the TDK Brand License.
     14.13 Jurisdiction. Each of the parties submits to the exclusive jurisdiction of any state or federal court sitting at New York, New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.
     14.14 Interpretation. The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or of any article, section or provision of this Agreement. Except as otherwise expressly stated, any reference to an Article, Section or Exhibit shall mean the corresponding article or section of, or exhibit to, this Agreement.
     14.15 Limitation of Consequential Damages and Liability. Except to the extent of a party’s indemnification obligations pursuant to Section 10 (Indemnification) or with respect to any breach of Section 11 (Confidentiality), as the case may be, in no event shall a party, its affiliates or any of its or their directors, officers, employees or agents be responsible or liable for any indirect, incidental, consequential, special, exemplary or punitive damages, or for any loss of profits, loss of revenue, loss resulting from interruption of business or loss of use or data, even if such party, its affiliates or any of their directors, officers, employees or agents has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy of any kind, under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement or its implementation. Except to the extent of a party’s indemnification obligations pursuant to Section 10, as the case may be, in no event shall the total collective liability of such party, its affiliates and any of its or their directors, officers, employees and agents arising out of or relating in any way to this Agreement or its implementation exceed the price, to Imation or its Subsidiaries, as the case may be, of the Products that are the subject of the claim. Each party has a duty to mitigate the damages that would otherwise be recoverable from the other party pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of any such damages.
[The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, Imation and TDK have executed this Supply Agreement as of the Effective Date.

IMATION CORP.	TDK CORPORATION

By:	By:

Name:	Name:
Title:	Title:

Exhibit I	–	Products
Exhibit II	–	Initial Product Prices
Exhibit III	–	Product Pricing Formula
Exhibit IV	–	Delivery Ports
Exhibit V	–	Product Specifications
Exhibit VI	–	Packaging Specifications
Exhibit VII		TDK Product Categories

EXHIBIT I
Products3
[TDK to provide list of Products.]

[3]	TDK will provide a list of Products in this Exhibit I within a reasonable period of time after execution of the Acquisition Agreement. Thereafter and until execution of this Agreement, a Removable Recording Media Product or Accessory Product may be added to the list of Products upon mutual agreement of the parties.

I-1

EXHIBIT II
Initial Product Prices4
1. Methodology for Initial Product Prices
     **
2. List of Initial Product Prices
**

[4]	Prior to execution of this Agreement, TDK will set forth, in this Exhibit II, supply prices for each Product to be purchased hereunder by Imation and its Subsidiaries, such supply prices to be valid for the period set forth in Section 5.1 and Exhibit III.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

II-1

EXHIBIT III
Product Pricing Formula
Unless other prices are specifically agreed to by the parties on a case-by-case basis, TDK’s price for supplying the Product will be those prices set by the parties as follows:
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

III-1

EXHIBIT IV
Delivery Ports
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

IV-1

EXHIBIT V
Product Specifications5
**

[5]	Prior to the execution of this Agreement, TDK will use commercially reasonable efforts to set forth, in this Exhibit V, Product Specifications for each Product.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

V-1

EXHIBIT VI
Packaging Specifications6
**

[6]	Prior to execution of this Agreement, TDK will use commercially reasonable efforts to set forth, in this Exhibit VI, (i) Packaging Specifications for each Product or (ii) a relevant cross-reference to Packaging Specifications that may be set forth in Exhibit V.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act.

VI-1

EXHIBIT VII
TDK Product Categories
**

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

VII-1

EXHIBIT M
TRANSITION SERVICES AGREEMENT
     This TRANSITION SERVICES AGREEMENT (this “Agreement”) is made as of                     , 2007, by and between Imation Corp., a Delaware corporation (“Imation”), and TDK Corporation, a Japanese corporation (“TDK”). Imation, on the one hand, and TDK, on the other hand, are each referred to herein as a “Party” and, together, as the “Parties.”
     WHEREAS, Imation and TDK are parties to an Acquisition Agreement dated as of                     , 2007 (the “Acquisition Agreement”);
     WHEREAS, to facilitate Imation’s operation of the Business (as defined in the Acquisition Agreement) in an effective manner for a period of time after the closing of the transactions contemplated by the Acquisition Agreement, TDK has agreed to provide to Imation certain services for the periods and on the terms and conditions set forth herein; and
     WHEREAS, it is a condition to the closing of the transactions contemplated by the Acquisition Agreement that Imation and TDK enter into this Agreement.
     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
1. SERVICES
1.1 General. During the Term, TDK shall, either directly or through its subsidiaries (each a “TDK Subsidiary”), provide the services set forth in the statements (each a “Statement of Work”) set out in Attachment A hereto (the “Services”) to Imation or its subsidiaries (each an “Imation Subsidiary”) in accordance with the terms and conditions set forth in this Agreement and in the respective Statements of Work. Services will be provided hereunder in Japan, ** and the U.S. (the “Service Locations”). The Statements of Work set forth for each Service Location (i) the Services to be provided in such Service Location, (ii) the applicable Service Providers and Service Recipients, and (iii) other agreed terms with respect to Services in such Service Location. The Parties may, from time to time, agree to additional Statements of Work to replace or supplement those set out in Attachment A with respect to any Services. For the avoidance of doubt, no services other than those set forth in Attachment A will be provided pursuant to this Agreement.
1.2 Service Providers. TDK may provide any or all of the Services through any Service Provider. For purposes of this Agreement: “Service Provider” means, with respect to any of such Services, TDK or the TDK Subsidiary designated in the Statement of Work applicable to those Services. Where a TDK Subsidiary is the Service Provider, TDK shall: (i) supervise the performance of such Service Provider to ensure that the Service Provider complies with the obligations that apply to Service Providers under this Agreement; (ii) impose on such Service Provider the same confidentiality obligations that apply to TDK under this Agreement; and (iii)

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

remain fully responsible for the complete performance of such Services by such Service Provider in accordance with the terms of this Agreement and be liable in accordance with the terms of this Agreement for any Service Provider’s noncompliance with any terms of this Agreement.
1.3 Service Recipients. Each Service Provider shall provide the relevant Services to the Service Recipient. For purposes of this Agreement: “Service Recipient” means, with respect to any of such Services, Imation or the Imation Subsidiary designated in the Statement of Work applicable to those Services. Where an Imation Subsidiary is the Service Recipient, Imation shall: (i) supervise such Service Recipient to ensure that the Service Recipient complies with the obligations that apply to Service Recipients under this Agreement; (ii) impose on such Service Recipient the same confidentiality obligations that apply to Imation under this Agreement; and (iii) remain fully responsible for the complete performance of this Agreement, including for the payment of any fees invoiced to a Service Recipient pursuant to Section 2.1 below, and be liable in accordance with the terms of this Agreement for any Service Recipient’s noncompliance with any terms of this Agreement. In providing Services under this Agreement, each Service Provider shall be entitled to rely upon and shall comply with the instructions, communications and other acts of the respective Service Recipient to the extent the same are consistent with the provisions of this Agreement.
1.4 Scope and Level of Services. The scope, nature, volume, and quality of each of the Services (the “Service Profile”) shall be as specified in the applicable Statement of Work. To the extent that the relevant Statement of Work makes no specific provision as to the Service Profile of a Service, the Service Profile shall be substantially the same as the Service Profile of the same service provided or self-provided by the relevant Service Provider to the Business during the twelve (12)-month period immediately preceding the Closing Date. If Imation requests the provision of services that are not set forth in Attachment A, the Parties shall follow the procedure set out in Section 1.7.
1.5 Designated Representatives. Each Party shall name a global point of contact (the “Designated Representative”) who shall be responsible for the overall implementation of this Agreement, including attempted resolution of any issues that may arise during the performance of the Services. Imation’s initial Designated Representative shall be [Stephen Bradley], and TDK’s initial Designated Representative shall be [___], with such successors as may be notified by the relevant party to the other from time to time. Each Party shall also designate a project manager for the day-to-day coordination of the specific Services to be provided under each Statement of Work (the “Project Managers”) whose identities shall be set out in the respective Statements of Work.
1.6 Third-Party Services. Except as otherwise expressly stated in the applicable Statement of Work or as otherwise agreed in writing by the Parties during the Term, any services provided to the Business prior to the Closing Date by third-party service providers are outside of the scope of the Services. At Imation’s request, TDK shall provide commercially reasonable assistance to Imation with obtaining the same or similar services for the Business from such third-party service providers. This assistance may include, subject to agreement by the relevant third-party service provider, novation of the relevant service agreement, or relevant part thereof, by TDK to

Imation. Any such novation shall be documented in writing in a separate agreement and shall release TDK as a party and from all further obligations under the relevant agreements or portions thereof.
1.7 Additional Services. If requested by Imation, a Service Provider may provide services in addition to the Services set forth on Attachment A. The scope of any such services, as well as the prices and other terms applicable to such services, shall be as mutually agreed by the Parties prior to the start of such services.
1.8 Alternatives. If a Service Provider reasonably believes it is unable to provide any Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals, or the Service Provider reasonably believes that performance of the Service would infringe or misappropriate a third party’s intellectual property rights, and the Service Provider is unable to arrange for such Service to be performed by an acceptable independent contractor as provided in Section 1.4 above, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is determined, the Service Provider shall use commercially reasonable efforts to continue providing the Services; provided, that the Service Provider shall have no obligation to provide a Service if it reasonably believes that performance of the Service would infringe or misappropriate a third party’s intellectual property rights or would be in contravention of any applicable law.
1.9 Cooperation. Each Service Recipient will cooperate with the relevant Service Provider and provide it with such information and assistance as the Service Provider reasonably requires to enable it to provide the Services. Subject to Section 7.16, the Service Recipient shall allow the Service Provider and its employees, agents and sub-contractors reasonable access to its facilities as necessary for the performance of the Services.
1.10 Dependence on Service Recipients. The Service Recipient recognizes and agrees that the provision of the Services are dependent on the Service Recipient or other Imation Affiliates complying with their obligations as set forth below. The Service Provider shall not be responsible and shall have no liability for any failure to provide or delay in providing Services in accordance with the terms of this Agreement if such failure or delay results from:
(a)	the failure of the Service Recipient to perform any of the obligations or to make available any of the facilities set forth in any applicable Statement of Work in relation to each Service;

(b)	the failure of the Service Recipient to comply with its obligations under Section 1.9; or

(c)	the failure of the Service Recipient to comply with any other obligation under this Agreement.
1.11 Service Provider Employees. Notwithstanding anything contained in this Agreement (including any Statement of Work) to the contrary , Imation acknowledges and agrees that following the date hereof, the Service Providers may not be able to retain their employees who are needed to provide Services hereunder; the Service Providers do not intend (and shall have no obligation) to hire replacements for any employees whose employment terminates for any reason; and the Service Providers’ obligations to provide Services hereunder (including the quality, amount and other attributes of such Services) shall be subject to the Service Providers having sufficient employees to provide the Services. This Section 1.11 shall have no application with respect to any Services provided in or with respect to **.
2. FEES AND PAYMENTS
2.1 Fees.
(a)	Except as otherwise provided in any applicable Statement of Work, the fees charged by the Service Provider for Services hereunder (“Service Fees”) shall be equal to the Service Provider’s fully allocated cost for such Services, including without limitation (a) all compensation, benefit and other costs and expenses incurred by or with respect to employees directly engaged in providing such Services, including (i) in respect of compensation, all applicable bonus compensation, (ii) in respect of benefits, all benefits under Plans, and (iii) in respect of costs and expenses, all costs of materials and for such items as travel incurred in respect of the Services, as well as a reasonable allocation for space, maintenance, and facilities costs allocable to employees engaged in providing the Services, as well as the actual cost of any third party services used in providing the Services, and (b) similar costs with respect to those directly engaged in the supervision of such Services.

(b)	The Service Provider shall invoice the fees either to Imation or the Service Recipient, as directed by Imation. In the event that this Agreement (or any Service provided hereunder) is terminated in accordance with the terms hereof, the Service Recipient shall be invoiced for the Service Fees incurred for such Service through the effective date of termination, including any prepaid third-party costs and expenses reasonably incurred by the Service Provider in providing such Service to the Service Recipient that are not refundable.
2.2 Invoicing and Payment. Promptly after the end of each calendar month, each Service Provider shall deliver an invoice (“Invoice”) containing a brief description of the Services provided by such Service Provider to the Service Recipient during that month, and the Service Fees for such Services. Imation or the Service Recipient shall pay all amounts due under each Invoice (in the currency denominated by the Service Provider in such Invoice) within thirty (30) days following receipt of such Invoice without offset, withholding or deduction of any kind.
2.3 Taxes. The Service Fees shall be exclusive of, and Imation shall pay, any federal, state, municipal, or other U.S. or foreign government taxes, duties, excises, tariffs, fees, assessments or levies now or hereinafter imposed on the performance or delivery of the Services or direct costs. Any taxes, duties, excises, tariffs, fees, assessments or levies imposed on the performance or delivery of Services provided by the Service Provider to the Service Recipient or direct costs hereunder in connection therewith shall be the responsibility of Imation. Any amounts payable

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

under any provision of this Agreement shall be paid without deduction or withholding for or on account of any Taxes.
3. CONFIDENTIALITY
3.1 Information Exchanges. Subject to applicable law and good faith claims of attorney-client privilege, TDK, on the one hand, and Imation, on the other hand, shall provide the other with all information that the requesting Party reasonably believes is required to comply with all applicable laws, ordinances, regulations and codes in connection with the provision of Services hereunder.
3.2 Confidential Information
(a)	Definition. “Confidential Information” means all information disclosed by one party (the “Discloser”) to any other party (the “Recipient”) (in writing, orally or in any other form) that is designated, at or before the time of disclosure, as confidential.

(b)	Exclusions. Confidential Information does not include information or material that: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Recipient, generally known or available; (b) is or was known by the Recipient at or before the time such information or material was received from the Discloser; (c) is furnished to the Recipient by a third party that is not under an obligation of confidentiality to the Discloser with respect to such information or material; or (d) is independently developed by the Recipient.

(c)	Restrictions on Use. The Recipient shall hold Confidential Information in confidence and shall not disclose to third parties or use such information for any purpose whatsoever other than as necessary in order to fulfill its obligations or exercise its rights under this Agreement. The Recipient shall take all reasonable measures to protect the confidentiality of the Discloser’s Confidential Information in a manner that is at least protective as the measures it uses to maintain the confidentiality of its own Confidential Information of similar importance. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information: (a) to employees and consultants that have a need to know such information, provided that each such employee and consultant is under a duty of nondisclosure that is consistent with the confidentiality and nondisclosure provisions herein; and (b) to the extent the Recipient is legally compelled to disclose such Confidential Information, provided that if permitted by applicable law and regulations the Recipient shall give advance notice of such compelled disclosure to the Discloser, and shall cooperate with the Discloser in connection with any efforts to prevent or limit the scope of such disclosure and/or use of the Confidential Information.

4. WARRANTY; LIMITATION OF LIABILITY
4.1 Warranty. Subject to Section 1.11, each Service Provider shall perform the Services described herein in a timely and professional manner consistent with industry standards, in accordance with Section 1.4 above and all applicable law.
4.2 Disclaimer of Warranties. Except as expressly set forth in Section 4.1, neither TDK nor any Service Provider provides, and each of them hereby disclaims, to the maximum extent allowed under applicable law all warranties (express, implied or otherwise) in connection with the Services provided hereunder or otherwise arising under or in connection with this Agreement, including without limitation any implied warranties of non-infringement, merchantability or fitness for a particular purpose, and any warranties that may arise from course of dealing, course of performance or usage of trade.
4.3 Remedies. If any Service fails to meet the warranties given in Section 4.1, the Service Provider will, at its own cost and expense, re-perform the nonconforming Service within a reasonable time after written notification by Imation of the nonconformity to TDK. The remedy set forth in this Section 4.3 constitutes the sole and complete rights and remedies of Imation and the Service Recipients and sole obligation and liability of TDK and the Service Providers for breach of the warranties set forth in Section 4.1.
4.4 Limitation of Liability. In no event shall a Party, its Affiliates or any of its or their directors, officers, employees or agents be responsible or liable for any indirect, incidental, consequential, special, exemplary or punitive damages, or for any loss of profits, loss of revenue, loss resulting from interruption of business or loss of use or data, even if such Party, its Affiliates or any other party has been advised of the possibility of such damages, under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement. In no event shall the total liability of a Party, its Affiliates and any of its or their directors, officers, employees and agents arising out of or relating in any way to this Agreement exceed the fees paid by Imation or the relevant Service Recipient, as the case may be, hereunder. Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other party pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of any such damages.
5. TERM AND TERMINATION
5.1 Term. Unless earlier terminated in accordance with Section 5.2 below and subject to the minimum and maximum term for each Service specified in the Acquisition Agreement, this Agreement shall be in effect from the Closing Date until the completion of the last of the Services to be provided under all Statements of Work (the “Term”). This Agreement shall be construed as a separate and independent agreement with respect to each and every Service. Any termination or expiration with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided under this Agreement.

5.2 Termination.
(a)	Notwithstanding anything to the contrary in Section 5.1
(i)	in the event that any Service Recipient breaches its obligation to pay any amount due hereunder, and fails to cure such breach within thirty (30) days of written notice thereof from TDK, TDK may terminate this Agreement on written notice to Imation; and

(ii)	in the event that either Party materially breaches any other term of this Agreement, and fails to cure such breach within sixty (60) days of written notice thereof from the other Party (a “Default Notice”), the other Party may terminate this Agreement on written notice to the beaching Party; and

(iii)	either Party may terminate this Agreement by giving written notice to the other Party if such other Party is affected by any of the events listed in Section 13.2(b)(ii) of the Supply Agreement.
(b)	Termination of Services for Convenience. Except (i) as otherwise provided in Attachment A or any Statement of Work and (ii) for any Services provided in or with respect to **, as to which Imation shall have no termination rights under this Section 5.2(b), Imation shall have the right, in its sole discretion, to terminate any Service being provided to a Service Recipient on sixty (60) days prior written notice to the Service Provider and TDK.
5.3 Effects of Termination.
     (a) Effect of Termination. Upon termination of this Agreement for any reason, all rights and obligations of the Parties under this Agreement shall cease and be of no further force or effect, but rights and obligations accrued up to when termination (including any obligation to make payments accrued prior to termination) shall remain and be unaffected by such termination. The following provisions hereof shall survive any expiration or termination of this Agreement: Section 2 (“Fees and Payments”); Section 3 (“Confidentiality”); Section 3.2(a) (“Warranty; Limitation of Liability”); Section 5.3 (“Effects of Termination”); Section 6 (“Indemnification”); and Section 7 (“General”).
     (b) Termination Costs. In the event of termination of this Agreement or of a Service by the Service Provider pursuant to Section 5.2, the Service Provider shall be entitled to charge to Imation, and Imation shall pay the cost incurred by the Service Provider as a result of such early termination, including termination or cancellation charges payable to third parties, expenditure made in anticipation of the provision of the Services during the entire term as set out in Section 5.1 above, and costs associated with the redundancy of personnel involved in the provision of the Services, to the extent such termination costs are reasonably and properly incurred and cannot be reasonably mitigated by the Service Provider.

**	The appearance of a double asterisk denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

     (c) Termination Remedies. Termination of this Agreement by a Party shall be without prejudice to any other right or remedy of such Party under this Agreement or applicable law.
6. INDEMNIFICATION.
6.1 Intellectual Property. TDK will indemnify and hold harmless Imation, its Subsidiaries and their respective directors, officers, employees, contract workers and agents (collectively, “Imation Indemnified Parties”) against any Loss arising from or relating to any claim by a third party (such claim, a “Third-Party Action”) alleging that any Service as supplied by a Service Provider infringes or misappropriates any patent, copyright, trademark, trade secret or other intellectual property right of any third party; provided, however, that TDK will have no indemnification obligation under this Section 6.1 to the extent that (a) the alleged infringement or misappropriation is primarily attributable to any Service specifications made by Imation or a Service Recipient except to the extent that such specifications are from TDK or required for compliance with a then-current industry standard established by a recognized standards organization; (b) to the extent that the Third-Party Action arises from or is caused by any action by Imation or a Service Recipient that constitutes a breach of this agreement or the violation of any statute, law, ordinance or regulation in connection with the receipt of the Services hereunder.
6.2 Claims. The party entitled to be indemnified (the “Indemnified Party”) will give prompt written notice to the party liable for such indemnification (the “Indemnifying Party”) of any Third-Party Action which is reasonably anticipated to give rise to any claim for which indemnification may be required under this Agreement; provided, however, that the failure of the Indemnified Party to provide such notice will not affect the Indemnifying Party’s obligations under this Section 6 if such failure does not materially prejudice the Indemnifying Party. If the Indemnified Party notifies the Indemnifying Party of a Third-Party Action against the Indemnified Party that the Indemnifying Party acknowledges is a Third-Party Action for which it must indemnify the Indemnified Party under this Agreement, the Indemnifying Party will be entitled to assume the defense and control of the Third-Party Action at its own cost and expense; provided, however, that the Indemnified Party (as applicable) will have the right to be represented by its own counsel at its own cost in such matters. Neither Imation nor TDK may concede, settle or compromise any Third-Party Action without the consent of the other party, such consents not to be unreasonably withheld or delayed. Each party will reasonably cooperate with the other party and its counsel in the course of the defense of any the Third-Party Action, such cooperation to include without limitation using reasonable efforts to provide or make available documents, information and witnesses.
7. GENERAL
7.1 Assignment. No Party shall, or shall have the right to, assign, sell, transfer, delegate or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party to this Agreement, each in its sole discretion. Except as expressly provided herein, any purported assignment, sale, transfer, sublicense, delegation or other disposition by any party shall be null and void. This Agreement shall inure to the benefit of and be binding upon any successors or permitted assigns of the Parties. Notwithstanding the foregoing TDK may delegate performance of this Agreement in whole or in part to a third party, provided that TDK remains fully responsible for the performance of this Agreement.
7.2 Disputes. If any dispute arises under this Agreement, including as to a Default Notice under Section 5.2, that the Designated Representatives cannot resolve (a “Dispute”), and provided that each of Imation and TDK have the unrestricted right and ability to participate in the process described in Section 5.3 of the Trademark License Agreement (and to effect a cure or take other action to which the parties might agree) without approval of any third party, then the Dispute shall be resolved in accordance with Section 5.3 of the Trademark License Agreement, before instituting legal proceedings, and the obligations on each Party set forth in Section 5.3 of the Trademark License Agreement shall apply in relation to the Dispute under this Agreement.
7.3 Force Majeure. Except for the payment of monies due hereunder, no Party shall bear any responsibility or liability for any damages, costs, losses or expenses arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement due to any acts or omissions of any other Party hereto, or for events beyond its reasonable control including, without limitation, acts of God, acts of governmental authorities, acts of terror or the public enemy or due to war, riot, flood, civil commotion, insurrection, strike, severe or adverse weather conditions, lack of or shortage of electrical power, malfunctions of equipment or software programs, or any other cause beyond the reasonable control of such Party (each, a “Force Majeure”). If such Force Majeure continues to prevent or delay performance of such Party for more than one hundred twenty (120) days, either party may terminate this Agreement with respect to the specific Services affected by such Force Majeure, effective immediately upon written notice thereof.
7.4 Applicable Law. This Agreement shall be governed by the laws of the State of New York, USA, which shall be the proper law hereof notwithstanding any rule or principle of conflict of laws under which any other body of law would be made applicable.
7.5 Jurisdiction
     (a) Imation hereby irrevocably submits (and Imation agrees to cause all other Service Recipients hereunder to irrevocably submit), and TDK hereby irrevocably submits (and TDK agrees to cause all other Service Providers hereunder to irrevocably submit) to the exclusive jurisdiction of the state and federal courts located in the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement (and each agrees that no such action, suit or proceeding relating to this Agreement shall be brought by it or any of its affiliates except in such courts). Imation irrevocably and unconditionally waives (and agrees not to plead or claim), and Imation agrees to cause the other Service Recipients hereunder to irrevocably and unconditionally waive (and not to plead or claim), and TDK irrevocably and unconditionally waives (and agrees not to plead or claim) and TDK agrees to cause the other Service Providers hereunder to irrevocably and unconditionally waive (and not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this

Agreement in such courts or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) Imation further agrees, and Imation agrees to cause the other Service Recipients to agree, and TDK further agrees and TDK agrees to cause the other Service Providers hereunder to agree, that service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth in Section 7.11 below shall be effective service of process for any action, suit or proceeding in the state and federal courts located in the State of New York, New York County, with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding clause (a). In addition, Imation irrevocably and unconditionally waives, and Imation agrees to cause the other Service Recipients to irrevocably and unconditionally waive, and TDK irrevocably and unconditionally waives, and TDK agrees to cause the other Service Providers to irrevocably and unconditionally waive, application of the procedures for service of process pursuant to the Hague Convention for Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters.
     (c) Imation irrevocably and unconditionally waives, and Imation agrees to cause the other Service Recipients to irrevocably and unconditionally waive, and TDK irrevocably and unconditionally waives, and TDK agrees to cause the other Service Providers to irrevocably and unconditionally waive, any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement.
7.6 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with the negotiation, entering into and governance of this Agreement and the transactions contemplated hereby.
7.7 Relationship of the Parties. Each Party is an independent contractor and neither Party’s personnel are employees or agents of the other party for federal, state or other taxes or any other purposes whatsoever, and are not entitled to compensation or benefits of the other. Except for the specific obligations set forth in this Agreement, nothing hereunder shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership or business entity of any kind, nor shall anything in this Agreement be deemed to constitute either party the agent or representative of the other.
7.8 Registration. In the event that this Agreement is required to be registered with any Governmental Entity, TDK shall cause such registration to be made and shall bear any expense or tax payable in respect thereof.
7.9 Entire Agreement. This Agreement (including the Attachments attached hereto and any Statements of Work, which are incorporated herein by reference) constitutes the entire agreement of the Parties hereto with respect to its subject matter. This Agreement supersedes all previous, contemporaneous and inconsistent agreements, negotiations, representations and promises between the parties, written or oral, regarding the subject matter hereunder. There are no oral or written collateral representations, agreements or understandings except as provided herein.

7.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. In particular, no Subsidiaries of TDK or Imation being Service Providers or Service Recipients respectively shall have any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and all rights, obligations and remedies in relation to such Subsidiary Service Providers or Service Recipients shall arise as between TDK and Imation.
7.11 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered by hand, upon confirmed receipt of a facsimile transmission, or two (2) days after being deposited with an overnight courier, to the below address or such other addresses as a party shall specify in a written notice to the other provided as contemplated herein.

To TDK:	To Imation:

TDK Corporation	Imation Legal Affairs
13-1 Nihonbashi 1-chome, Chuo-ku	1 Imation Place
Tokyo 103-8272, Japan	Oakdale, MN 55128, USA
Attn: Yoshiaki Hirota	Attn: General Counsel
7.12 Action to be Taken by Affiliates. The Parties shall cause their respective Affiliates to comply with all of the obligations specified in this Agreement to be performed by such Affiliates.
7.13 Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.
7.14 Waivers. The waiver by a Party of a breach of or a default under any provision of this Agreement, shall not be effective unless such waiver is in writing, expressly states that is waiver hereunder, and identifies the breach or default to be waived. No waiver hereunder shall, in any event, be construed as a waiver of any subsequent breach of, or default under, the same or any other provision of this Agreement, nor shall any delay or omission on the part of a Party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as a waiver of any right or remedy.
7.15 Amendments. This Agreement may be amended only by written document, expressly stating that it is an amendment to this Agreement, identifying the provisions of this Agreement to be amended, and duly executed on behalf of each of the parties hereto. No delay or omission on the part of a Party in exercising or availing itself of any right or remedy, or any course of dealing hereunder, operate as an amendment with respect to any provision hereof.

7.16 Service Provider’s Personnel. If any personnel of a Service Provider are on a Service Recipient’s premises, Service Provider shall cause such persons to comply with all of Service Recipient’s rules, regulations and policies regarding the workplace as well as applicable security procedures and fitness for duty requirements, including, without limitation, its policy on drugs and alcohol (collectively “Workplace Rules”). Service Recipient may immediately remove any such personnel from its premises for security reasons or for noncompliance with the Workplace Rules. Upon the Service Provider’s request, the Service Recipient shall keep safe, to the same degree of care that the Service Recipient uses for its own equipment, any equipment brought onto the Service Recipient’s premises for the purpose of providing the Services. TDK agrees that any personal property brought onto Service Recipient’s premises shall be at Service Provider’s sole risk and Service Recipient shall not be responsible for any loss or damage resulting to such equipment or personal property. Service Recipient may request the replacement of any personnel that Service Recipient reasonably determines is not satisfactorily performing the Services and the Service Provider shall use commercially reasonable efforts to comply with such request.
7.17 Definitions. Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Acquisition Agreement. If a capitalized term is defined both in this Agreement and in the Acquisition Agreement, the definition given in this Agreement shall prevail.
7.18 Rules of Interpretation. The rules of interpretation set forth in Section 11.15 of the Acquisition Agreement shall apply to this Agreement.
7.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, TDK and Imation have duly executed this Agreement as of the day and year first above written.

TDK CORPORATION

By:

Name:

Title:

IMATION CORP.

By:

Name:

Title: